    As filed with the Securities and Exchange Commission on March 14, 2000
                                                    Registration No. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                ---------------

                                   FORM S-1
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933

                                ---------------

                            HOB Entertainment, Inc.
            (Exact name of registrant as specified in its charter)

                                ---------------

            Delaware                           7922                        75-2423081
 (State or other jurisdiction of   (Primary Standard Industrial         (I.R.S. Employer
 Incorporation or organization)     Classification Code Number)       Identification Number)

                       6255 Sunset Boulevard, 16th Floor
                          Hollywood, California 90028
                                (323) 769-4600
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ---------------

                               Gregory A. Trojan
                            Chief Executive Officer
                            HOB Entertainment, Inc.
                       6255 Sunset Boulevard, 16th Floor
                          Hollywood, California 90028
                                (323) 769-4600
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                                ---------------
                                  Copies to:

           James P. Beaubien, Esq.                         Gary I. Horowitz, Esq.
              Latham & Watkins                           Simpson Thacher & Bartlett
       633 W. Fifth Street, Suite 4000                      425 Lexington Avenue
            Los Angeles, CA 90071                         New York, New York 10017
               (213) 485-1234                                  (212) 455-2000

                                ---------------

       Approximate date of commencement of proposed sale to the public:
     As soon as practicable after this Registration Statement is declared effective.

                                ---------------

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------
                                                      Proposed maximum
             Title of each class of                  aggregate offering        Amount of
          Securities to be registered                    price(1)(2)        Registration Fee
--------------------------------------------------------------------------------------------
Common Stock, $.0001 par value.................         $100,000,000            $26,400
--------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------

(1) Includes shares that the Underwriters have the option to purchase solely to cover over-allotments, if any.
(2) Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(a) promulgated under the Securities Act of 1933.

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this
Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this preliminary prospectus is not complete and may be + +changed. These securities may not be sold until the registration statement +
+filed with the Securities and Exchange Commission is effective. This          +
+preliminary prospectus is not an offer to sell nor does it seek an offer to   +
+buy these securities in any jurisdiction where the offer or sale is not       +
+permitted.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                  Subject to Completion. Dated March 14, 2000.

                                       Shares

                            [LOGO OF HOUSE OF BLUES]

                            HOB Entertainment, Inc.

                                  Common Stock

                                  -----------

  This is an initial public offering of shares of common stock of HOB
Entertainment, Inc. All of the                shares of common stock are being
sold by HOB Entertainment, Inc.

  Prior to this offering, there has been no public market for the common stock.
We estimate that the initial public offering price will be between $       and
$      per share. We have applied for quotation of the common stock on the
Nasdaq National Market under the symbol "HOBE."

  See "Risk Factors" on page 7 to read about factors you should consider before buying shares of the common stock.

                                  -----------

  Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                  -----------

                                                                Per Share Total
                                                                --------- -----
   Initial public offering price...............................   $       $
   Underwriting discount.......................................   $       $
   Proceeds, before expenses, to HOB Entertainment, Inc. ......   $       $

  To the extent that the underwriters sell more than       shares of common
stock, the underwriters have the option to purchase up to an additional shares from HOB Entertainment, Inc. at the initial public offering price less the underwriting discount.

  The underwriters expect to deliver the shares against payment in New York,
New York on              , 2000

Goldman, Sachs & Co.                                         Merrill Lynch & Co.
                          Donaldson, Lufkin & Jenrette
                                                           Prudential Securities

                                  -----------

                        Prospectus dated        , 2000.

                               PROSPECTUS SUMMARY

  The following summary is intended to highlight information found in greater detail elsewhere in this prospectus. You should read this entire prospectus carefully, especially the risks of investing in our common stock discussed under "Risk Factors." As used in this prospectus, the terms "HOB
Entertainment," "we," "us," and "our" refer to HOB Entertainment, Inc.

                            HOB Entertainment, Inc.

                                  Our Business

    We are a leading live music entertainment company with a network of premier clubs and concert venues, a strong brand name and an integrated Internet and digital strategy. We own, operate or exclusively book 27 live music venues including:

  .  seven widely known House of Blues(R) clubs and

  .  20 premier amphitheatre, theatre and arena concert venues.

We believe that we are the second largest operator of amphitheatre, theatre and arena concert venues, and the second largest promoter of live concerts in the United States. We believe that we are also the largest promoter of live concerts in Canada through a joint venture we operate. The live concert performances that we promote and distribute reflect a diverse array of music genres, including pop, rock, hard rock, Latin, hip hop, rap, blues, R&B, jazz, soul, funk, swing, country & western, gospel and contemporary, and appeal to an equally diverse demographic base. We promote more than 3,500 live music performances annually and are able to attract high-quality talent by offering a state-of-the-art live performance environment, venues of varying types and sizes and unique multimedia promotional opportunities for artists.

    We are uniquely positioned to capitalize on the live performances we present at our venues by digitally capturing a wide array of audio and visual live music content and distributing it through a variety of media, including our web site, www.hob.com, other forms of digital media, television and radio. We began distributing live music entertainment over the Internet in 1995. We believe we were the first to offer both free and pay-per-view streaming of live music entertainment on the Internet. We believe that we are well-positioned to be a leader in the distribution of high-quality live music entertainment through the Internet and other digital media because of our fully integrated operations and the strength of our widely recognized House of Blues brand name. We believe that consumers and artists identify our House of Blues brand with a high-quality live music experience and we seek to continually reinforce our brand as "The Home of Live Music" SM and "The Home of Live Music on the Internet." SM

                           Our Unique Business Model

    We believe that there is a large, unmet demand for live music entertainment worldwide. We believe that the live music entertainment business has historically fulfilled only a limited portion of consumer demand because of inherent constraints of time, geography, availability and cost of live music performances. We believe there are numerous economically and demographically advantageous markets which are under-served by existing live music venues. Additionally, we believe that the high costs of producing, marketing and distributing a single live music event have limited the selection of live music content currently available to consumers. We believe that the continued development of new digital distribution media will result in significant opportunities to efficiently and effectively meet consumer demand for live music entertainment.

    Our business provides consumers with the opportunity to experience high-quality live music both at our premier clubs and concert venues and through the Internet and other forms of digital and traditional media. Key components of our unique business model include:

  .  our wide array of concert venue types and sizes;

  .  our widely recognized and powerful House of Blues brand name;

  . our talent buyers' and promoters' strong relationships with both emerging and established artists, their representatives and record labels;

  . our direct access to high-quality live music content created at our clubs and concert venues;

  . our technical expertise and unique ability to digitally capture, repurpose and distribute live music content at little incremental cost, thus creating new, innovative, revenue-generating products;

  . our "first-mover" advantage and experience in creating an online source for high-quality live music, which enables us to cultivate hob.com as "The Home of Live Music on the Internet;" and

  . our strategic relationships with leading music content, Internet, digital distribution and technology companies.

                                  Our Strategy

    Our objective is to be the leading source for high-quality, diverse live music entertainment through a powerful multimedia distribution platform. Our key strategies to fulfill this objective include:

  . Positioning our House of Blues brand as the source for the highest-quality live music entertainment across a variety of music genres. We believe that House of Blues is one of the most widely recognized consumer brands for live music in North America. We intend to continue to develop House of Blues as an internationally recognized brand synonymous with high-quality live music entertainment.

  . Expanding and capitalizing on long-term relationships with artists, their representatives and record labels to maximize our access to high-quality live music content. We intend to nurture our strong industry relationships and enhance artists' attraction to our state-of-the-art live concert facilities and multimedia promotional opportunities in order to expand our access to a wide array of high-quality live music content.

  . Growing our position as a leading live music venue operator and promoter. We intend to develop additional House of Blues clubs and larger capacity concert venues in targeted markets. We also intend to continue to expand our promotions businesses to further increase our access to artists and our penetration of important geographical markets.

  . Leveraging the opportunities created by our fully integrated operations to become the leading multimedia producer and distributor of live music entertainment products. We intend to capitalize on our position as a leading live music venue operator and promoter, as well as our multimedia capabilities, to continue booking and showcasing high-quality artists. We intend to continue to use our existing, cost-effective production infrastructure to digitally capture and distribute high-quality live music content which will generate new sources of revenue for ourselves, artists, their representatives and record labels.

  . Continuing to pursue strategic alliances and relationships to enhance our access to live music entertainment content and expand our distribution network. We intend to continue to enter into strategic relationships with leading content providers in order to gain greater access to live music content. Furthermore, we intend to continue to enter into strategic relationships with leading telecommunications companies, Internet service providers, online portals and other music-related web site operators in order to enhance our Internet and other digital distribution capabilities, generate new Internet traffic for our hob.com web site and broaden our interaction with web users.

                             Corporate Information

    We were incorporated in Texas in June 1992 under the name House of Blues, Inc. and reincorporated in Delaware in December 1992 under the same name. On June 18, 1993, House of Blues, Inc. changed its name to HOB Entertainment, Inc. Our executive offices are located at 6255 Sunset Boulevard, 16th Floor, Hollywood, California 90028, our telephone number is (323) 769-4600 and our fax number is (323) 769-4601. We maintain a web site at www.hob.com. Information contained on our web site does not constitute a part of this prospectus.

                                  The Offering

 Common stock offered..........................            shares

 Common stock outstanding after this offering..            shares

 Use of proceeds............................... We intend to use the net proceeds of this offering

                                                .  to redeem outstanding shares
                                                   of our 12% senior redeemable
                                                   preferred stock and our 10%
                                                   senior convertible preferred
                                                   stock;

                                                .  to repay a portion of our
                                                   outstanding indebtedness
                                                   under our senior credit
                                                   facility; and

                                                .  for working capital and
                                                   other general corporate
                                                   purposes.

 Proposed Nasdaq National Market symbol........ HOBE

                                ----------------

    The               shares of common stock outstanding after this offering is
based on the            shares of common stock outstanding at              ,
2000 and includes the conversion of outstanding shares of our convertible
preferred stock into               shares of common stock upon the closing of
this offering.

    The number of shares of common stock outstanding after this offering excludes the following:

  . shares of common stock issuable upon exercise of outstanding warrants to purchase common stock with a weighted average exercise price of $ per share;

  . shares of common stock issuable upon exercise of outstanding stock options under our 1993 Amended and Restated Stock Option Plan with a
     weighted average exercise price of $     per share, of which     are
     immediately exercisable     as of    , 2000; and

  . shares of common stock issuable upon exercise of stock options granted outside our employee plans with a weighted average exercise price of
     $     per share.

Please see "Management--Employee Benefit Plans" and "Description of Capital Stock" for more information.

                   Conventions Which Apply to this Prospectus

    Unless we indicate otherwise, all information in this prospectus reflects the following:

  .  the completion of a one-for-       reverse stock split that will occur
     upon the closing of this offering;

  .  the conversion of outstanding shares of our convertible preferred stock
     into           shares of common stock upon the closing of this offering;
     and

  .  no exercise of the underwriters' over-allotment option to purchase up to additional shares of common stock.

    References in this prospectus to the offering refer to the initial public offering of our common stock being made by this prospectus.

          Summary Historical and Pro Forma Consolidated Financial Data

   The following table sets forth summary historical and pro forma consolidated financial data about us. On September 10, 1999, we acquired Universal Concerts, Inc., which we renamed House of Blues Concerts, Inc., and its affiliates that comprised the Universal Concerts business from Universal Studios, Inc. and its Canadian affiliate, both subsidiaries of The Seagram Company Ltd. The pro forma consolidated statement of operations data gives effect to our acquisition of Universal Concerts, Inc. and its affiliates as if we completed the acquisition on December 29, 1997. You should read this information together with our historical and pro forma financial statements and the notes to those statements appearing elsewhere in this prospectus and the information under "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                      Years Ended                          Six Months Ended
                         --------------------------------------   -----------------------------------
                         December 29, December 28, December 27,   December 27, June 27,  December 26,
                             1996         1997         1998           1998       1999      1999(a)
                         ------------ ------------ ------------   ------------ --------  ------------
                                                                  (unaudited)            (unaudited)
                                           (in thousands, except per share data)
Consolidated Statement
 of Operations Data:
Historical
Revenues................   $ 36,108     $ 69,548     $ 87,783       $ 45,074   $ 52,003    $107,263
Operating loss..........    (27,085)     (18,184)      (7,394)        (3,904)    (4,910)     (4,888)
Net loss................    (26,814)     (18,890)      (8,526)(b)     (4,340)    (8,945)     (6,880)
Basic and diluted loss
 per share..............      (8.20)       (6.66)       (3.89)(c)      (2.12)     (3.57)      (4.55)

Pro Forma(d)
Revenues..........................................   $203,872       $125,793   $120,499    $163,426
Operating loss....................................    (10,131)          (515)   (11,129)     (1,851)
Net income (loss).................................    (13,272)           315    (18,790)     (2,219)
Basic and diluted loss per share..................      (9.63)         (2.08)     (8.99)      (3.99)

                                                      As of December 26, 1999
                                                      -------------------------
                                                                   Pro Forma
                                                      Actual(a)  As Adjusted(e)
                                                      ---------  --------------
                                                            (unaudited)
                                                           (in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents............................ $  35,993       $
Working capital......................................     4,412
Total assets.........................................   323,274
Total long-term debt, including current portion......    72,570
Total preferred stock................................   287,986
Total stockholders' equity (deficit).................  (102,029)

                                       Years Ended                        Six Months Ended
                          -------------------------------------- -----------------------------------
                          December 29, December 28, December 27, December 27, June 27,  December 26,
                              1996         1997         1998         1998       1999      1999(a)
                          ------------ ------------ ------------ ------------ --------  ------------
                                                                 (unaudited)            (unaudited)
                                                       (in thousands)
Other Operating Data:
EBITDA(f)...............   $ (24,649)   $ (10,789)    $ (1,989)    $ (1,083)  $ (1,345)  $   1,044
Operating cash flow.....     (13,813)     (18,009)     (10,452)      (4,410)       920      (3,215)
Investing cash flow.....     (35,336)     (14,422)      (4,340)      (2,318)    (5,713)   (162,132)
Financing cash flow.....      31,708       22,910       18,373        9,122      2,567     199,914
Pro Forma EBITDA(d)(f)..                                 9,128       11,764     (3,521)      8,988

-------
Notes:
(a) Includes results of Universal Concerts after the September 10, 1999 acquisition date.

(b) Net loss is from continuing operations before cumulative effect of change in accounting principle.

(c) Basic and diluted loss per share is before cumulative effect of change in accounting principle.

(d) This note provides supplemental pro forma segment data consistent with the historical segment data provided in Note 16 to our historical financial statements and the pro forma segment data provided in the notes to the pro forma consolidated statements of operations.

                               Year Ended           Six Months Ended
                              ------------ -----------------------------------
                              December 27, December 27, June 27,  December 26,
                                  1998         1998       1999        1999
                              ------------ ------------ --------  ------------
                                              (in thousands)
    Attributed revenues(g)
     Clubs..................    $ 83,679     $ 41,879   $ 51,712    $ 57,374
     Concerts...............     178,105      122,840     87,580     144,556
     Digital................         274          159        141         302
     Other..................       3,830        3,036        150          82
                                --------     --------   --------    --------
    Total attributed
     revenues ..............     265,888      167,914    139,583     202,314
     Less attributed
      revenues from managed
      unconsolidated joint
      ventures..............     (62,016)     (42,121)   (19,084)    (38,888)
                                --------     --------   --------    --------
    Total revenues as
     reported...............     203,872      125,793    120,499     163,426
    Operating income (loss)
     Clubs..................      (3,805)      (2,319)    (1,072)       (975)
     Concerts...............      (2,737)       3,389     (6,219)      5,327
     Digital................      (3,390)      (1,752)    (3,023)     (4,824)
     Other..................        (199)         167       (815)     (1,379)
                                --------     --------   --------    --------
    Total operating loss....     (10,131)        (515)   (11,129)     (1,851)
    EBITDA(f)
     Clubs..................       1,136          171      2,261       1,643
     Concerts...............      11,117       12,847     (2,176)     13,227
     Digital................      (3,218)      (1,644)    (2,863)     (4,599)
     Other..................          93          390       (743)     (1,283)
                                --------     --------   --------    --------
    Total EBITDA............       9,128       11,764     (3,521)      8,988

(e) Reflects the impacts of issuances of warrants and preferred stock consummated subsequent to December 26, 1999, the conversion of shares of
    our convertible preferred stock into      shares of our common stock and
    this offering.

(f) We define EBITDA as operating income plus depreciation and amortization, plus venue pre-opening costs, plus our attributed share of the EBITDA from joint ventures which we manage and account for under the equity method. You should not consider EBITDA in isolation or as a substitute for operating income, net income, net cash provided by operating activities or any other measure for determining our operating performance or liquidity that is calculated in accordance with GAAP. EBITDA, as we calculate it, may not be comparable to calculations of similarly titled measures presented by other companies.

(g) We define attributed revenue as total consolidated revenues plus our share of the revenues from joint ventures which we manage and account for under the equity method.

                                  RISK FACTORS

  You should carefully consider the risks and uncertainties described below and the other information in this prospectus before deciding whether to invest in shares of our common stock. If any of the following risks actually occur, our business, financial condition or operating results could be materially and adversely affected. In such case, the trading price of our common stock could decline and you may lose part or all of your investment.

Financial Risks

We have a history of losses and negative cash flows and anticipate continued losses because we intend to continue to invest in developing our business.

    To date, we have not been profitable on an annual basis. We incurred a net loss of $6.9 million for the six months ended December 26, 1999, approximately $8.9 million for the six months ended June 27, 1999, $10.4 million in fiscal 1998 and $18.9 million in fiscal 1997. As of December 26, 1999, we had an accumulated deficit of approximately $124.0 million. We expect our losses to continue for the foreseeable future and we expect to experience negative cash flows primarily as a result of our plans to incur substantial expenditures for marketing, advertising, content development, and infrastructure development to enhance our hob.com and other digital media businesses and to expand our clubs and concert venues. As a result of these increased expenses, we will need to generate significant additional revenues to achieve profitability. Furthermore, it is possible that we may never achieve profitability, and even if we do achieve profitability, we may not sustain or increase profitability on a quarterly or annual basis in the future. If we do not achieve or sustain profitability in the future, our operations could be materially and adversely affected.

We may be unable to meet our existing and future capital requirements.

    The amount of capital required to develop our business is substantial and includes amounts that will be required to develop new clubs and concert venues as well as our digital media business. As a result of these requirements, we expect that we will have negative cash flows for at least the next two years. We expect that the net proceeds of this offering, existing cash, available capital from our existing or a new or amended bank credit facility, and positive cash flow from operations from our existing clubs and concert venues will be sufficient to fund our operating activities, capital expenditures and development activities for at least the next 12 months. However, our ability to execute our current business plan, including development of additional venues and our digital media business, is dependent upon our ability to obtain additional debt and equity financing.

    The timing and amount of our future capital requirements cannot be accurately predicted and we cannot assure you that we will be able to raise additional financing on terms satisfactory to us, or at all. If we are unable to obtain additional financing as needed, we may be required to reduce the scope of our operations or proposed development of our clubs, concerts and digital businesses, which could materially and adversely affect our business, financial condition or results of operations. Please see the sections entitled "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" for additional information concerning our business and its financial requirements. Please see also "--Our senior credit facility restricts our operations" for limitations on our ability to raise capital.

Risks Related to our Club and Concert Venue Businesses

We may be unable to successfully manage the expansion of our club and concert venue businesses.

    As part of our business plan, we anticipate increasing our revenues, expanding potential sources of content and enhancing awareness of our brand name by expanding our network of clubs and concert venues. We cannot assure you that our club and concert venue development plan, as well as our overall site selection strategy, will be successful. Furthermore, adding clubs and concert venues will require additional experienced personnel who may not be available. In addition, if we abandon a project during development, or if a venue is not profitable, we may have incurred substantial costs which may not be recoverable.

We could encounter difficulties in the development and construction of new clubs and concert venues which could impede the growth of our club and concert venue businesses.

    Because the design of each of our clubs and concert venues is distinct, each location presents its own development and construction risks. The construction costs of many of our existing clubs and concert venues significantly exceeded our original estimates and, in some instances, resulted in disputes with contractors. Many factors may affect the time and costs associated with the development and construction of our future venues, including:

  .  availability and cost of capital;

  .  labor disputes and shortages of material and skilled labor;

  .  weather interference;

  .  unforeseen engineering problems;

  .  modifications in design after construction is commenced;

  .  environmental issues;

  .  resistance from local governments and neighboring property owners; and

  .  new or changing zoning or other regulations.

    Although our last two clubs were developed within their respective budgets, we cannot assure you that we will be able to develop additional clubs within budget estimates or anticipated time periods. Our failure to develop new clubs and concert venues within budget estimates and on anticipated time schedules could materially and adversely affect the growth of our venue business, which could, in turn, materially and adversely affect the availability of live music content for our hob.com and other digital and traditional media businesses.

If we do not have sufficient access to concert venues, our business would suffer.

    We require access to concert venues to generate revenues from live music events. A significant number of the venues we utilize in our business are operated by us under leasing or exclusive booking agreements. Our long-term success will depend in part on our ability to renew these agreements. If we are unable to renew these agreements on acceptable terms or at all, and are unable to obtain favorable agreements with new venues, our business would be materially and adversely affected. In addition, our exclusive booking arrangements with two concert venues, Chateau St. Michelle and The Joint, are not documented in a written agreement.

We may be subject to potential environmental liabilities and use restrictions relating to the venues we operate.

    We may be subject to significant environmental liabilities. We own or lease, or have other contractual interests in, numerous parcels of real property, many of which we acquired only recently with our acquisition of Universal Concerts. Our properties are subject to environmental laws and regulations relating to the use, storage, disposal, emission and release of hazardous and non-hazardous substances or materials. Our properties may also be subject to noise level restrictions, which may affect, among other things, the operation of our venues. Additionally, certain laws and regulations could hold us strictly, jointly and severally responsible for the remediation of hazardous substance contamination at our facilities or at third-party waste disposal sites, and could hold us responsible for any personal or property damage related to any contamination.

Risks Related to hob.com and our Other Digital Media Businesses

hob.com and our other digital media businesses are relatively new and may not gain the consumer acceptance or result in the profits we anticipate.

    The market for distributing music content over the Internet is evolving and subject to a high degree of uncertainty with respect to its revenue and income potential. We are attempting to capitalize on the increasing use of the Internet and other forms of digital media by individual consumers by offering live music entertainment and music-related products over the Internet and through other forms of digital media, such as satellite radio and television, wireless and digital video discs, or DVDs. However, we cannot assure you that consumer demand for listening to, viewing and buying live music and music-related products over the Internet will grow as anticipated. To date, we have generated minimal revenues from our digital business, and if consumer interest fails to meet our expectations, our digital media business will be materially and adversely affected.

If we are unable to offer a competitive content selection, hob.com and our other digital media businesses would suffer.

    hob.com and our other digital media businesses depend on our ability to provide an attractive content selection to consumers. We cannot assure you that our current relationships with artists and their representatives, record labels, production companies, publishers and performing rights societies will continue to result in sufficient access to high-quality live music content for digital capture and distribution in the form of various products. Content owners may be unwilling to provide their content to us for digital capture and distribution, or we may be unable to obtain, on favorable terms or at all, the licenses necessary to repurpose that content into the various digital products we offer. We cannot assure you that we will be able to obtain sufficient distribution licenses from third party content providers to implement our business plan. In that event, hob.com and our other digital media businesses will be materially and adversely affected.

We may be found to infringe the intellectual property rights of third parties, which may subject us to significant liability, and we may be vulnerable to changes in or unanticipated interpretations of intellectual property laws, which could restrict the way we operate hob.com and our other digital media businesses.

    Third parties may assert trademark, copyright, patent and other types of infringement or unfair competition claims against us. An adverse determination in any future litigation related to our intellectual property rights or our use of third parties' intellectual property could result in the loss or a reduction in value of our rights or could subject us to liability. Furthermore, if we are forced to defend against any of these claims, regardless of their outcome, we may incur significant costs and our management resources may be diverted. We may have to develop non-infringing intellectual property or enter into royalty or licensing agreements to obtain intellectual property. These royalty or licensing agreements, if required, may be unavailable on terms acceptable to us, or at all.

    We license the content utilized in our digital media business from third parties and we may become subject to infringement actions based upon this licensed content. We also may be liable for content we include on our web site and content uploaded or posted by our users on our web site, such as digitally distributed music files, postings on our message boards, chat room discussions and copyrightable works, if that content is deemed obscene or defamatory or violates third parties' copyrights. In addition, we could be liable to some of our content licensors for claims made against them in connection with content available on our web site. We also could be exposed to those types of claims for content that may be accessed from our web site, or from other web sites via links from hob.com to those sites, such as links maintained under our various affiliate marketing arrangements with Internet service providers. Any of these claims or disputes, regardless of their outcome, could result in the diversion of our financial, technical and management resources. Please see the section entitled "Business--hob.com and Other Digital and Traditional Media Businesses" for additional information.

    We enter into agreements with artists that allow us to cybercast their live performances over our hob.com web site. However, we currently do not first obtain a cybercast license from third party content providers because we believe that such a license is not required under existing law. This area of law is uncertain and may not be clarified for a number of years. If this issue is resolved contrary to our interpretation of the law, we may be required to obtain and pay for licenses from third party content providers to broadcast live music content, or to alter or remove substantial content from our web site.

If the Internet and digital media infrastructures are not continuously expanded and improved, or these improvements are not adopted by consumers, hob.com and our other digital media businesses would be materially harmed.

    The success of our digital media businesses will depend on the continued improvement and proliferation of the Internet and other forms of digital media as a reliable, safe and convenient means of consumer interaction and commerce, as well as an efficient medium for the delivery and distribution of live music products in high-quality audio and visual formats. In particular, our penetration of a broader consumer market for our digital media business will depend, to a significant degree, on the continued proliferation of high-speed Internet access to enable us to broadcast live music content in a desirable format and quality. By high-speed or broadband access, we mean access to cable modems, digital subscriber line, or DSL, and similar technologies that provide much higher bandwidth than the conventional dial-up telephone line access which presently is the predominant form of consumer Internet access.

    According to Jupiter Communications, there are only approximately two million households in the United States that currently subscribe to high-speed Internet access out of the 38 million homes with Internet access in January 1999. It is unclear how quickly high-speed access will proliferate and whether it will be affordable to consumers. If the infrastructure and complementary products or services necessary to make the Internet and other digital media viable commercial marketplaces for the long-term, especially the wide availability of high-speed Internet access, are not developed successfully, in a timely manner or at an acceptable cost to the consumer or businesses, our ability to generate revenues from our digital media businesses will be materially and adversely affected.

    The Internet has experienced, and is likely to continue to experience, significant growth in the number of users and amount of traffic. As the Internet continues to experience increased numbers of users, frequency of use and bandwidth requirements, the Internet infrastructure may be unable to support the demands placed on it. In addition, increased usage or bandwidth requirements may harm the performance of the Internet. The Internet has experienced a variety of outages and other delays and it could face outages and delays in the future. These outages and delays could reduce the level of Internet usage as well as the level of traffic, and could result in the Internet becoming an inconvenient or uneconomical source of live music entertainment and related products, which would materially and adversely affect revenues and profitability of our digital media business.

We might not be able to scale our hob.com technology infrastructure to meet demand for our products and services or upgrade our web site in a timely manner or without service disruptions, which may negatively impact our operating results.

    An essential element of our strategy to increase revenues and attain profitability is based on generating a high volume of traffic on our web site. Our present systems may not be adequate to expand our infrastructure on a timely basis to accommodate rapid growth in user demand. Despite redundancy in our systems, there is a possibility that a system error or failure, or a sudden increase in traffic, may result in the unavailability of our web site or a significant delay in our response times. Our success will depend on our ability to scale our technology infrastructure to meet the demand for products and services offered on hob.com. Our inability to do so successfully may cause decreased levels of customer service and satisfaction. Failure to integrate existing systems or implement new systems effectively or within a reasonable period of time could result in a loss of existing or potential users and strategic partners.

We may not be able to maintain and expand our digital media businesses if we are not able to hire, integrate and retain sufficient qualified personnel.

    The future success of hob.com and our other digital media businesses depends partly on the contribution of our key executive, technical, sales and marketing personnel. Recruiting and retaining skilled personnel, especially software and hardware engineers, is highly competitive and compensation packages for these employees often include a significant equity component. We may not be able to offer a compensation package that is sufficiently attractive to qualified candidates. If we fail to hire, integrate and retain qualified employees and independent contractors and maintain sufficient staffing levels, we will not be able to maintain or expand hob.com and our other digital media businesses.

If we fail to successfully adapt to technological changes, our digital media business could be materially and adversely affected.

    The market for Internet and other digital media products and services is characterized by rapid change, evolving industry standards and frequent introductions of new technologies. These new standards and technologies could make our existing or future products or services obsolete. Keeping pace with the introduction of new standards and technological developments could result in significant additional costs or prove difficult or impossible for us. The failure to keep pace with these changes and to continue to enhance and improve the responsiveness, functionality and features of hob.com could harm our ability to attract and retain consumers.

Increased government regulation and changes in current or future laws or regulations could restrict the way we operate hob.com and our other digital media businesses.

    There are currently few laws or regulations that specifically regulate communications or commerce on the Internet and through other digital media channels. The extent to which existing laws relating to issues such as property ownership, libel and privacy are applicable to the Internet and other digital media channels is currently uncertain. In the future, laws and regulations may be adopted to address issues such as user privacy, pricing, taxation, content, copyrights, distribution, security, and the quality of products and services. If government entities were to impose access fees on Internet companies, our cost of transmitting data over the Internet would increase significantly. In addition, the growth and development of the market for online commerce may lead to more stringent consumer protection laws, both in the United States and abroad, which may impose an additional burden on us. Restriction of Internet content and commerce could reduce Internet use and decrease consumer acceptance of the Internet as a communications and commercial medium. Furthermore, restrictions on distribution of content and commerce through other digital multimedia channels could similarly reduce consumer use and acceptance of these channels. Any of these outcomes could materially and adversely affect our business, results of operations and financial condition. Please see the section entitled "Business-- Regulations Related to Our Digital Media Businesses."

If our systems are disrupted, hob.com and our other digital media businesses and our reputation could be significantly harmed.

    Our operations depend on our ability to protect our computer systems against damage, disruption and delay due to:

  .  fire, floods, earthquakes and other natural disasters;

  .  power loss and telecommunications and computer systems failures; and

  .  computer viruses and electronic break-ins.

System disruptions could result in the unavailability or slower response times of our web site, which would reduce the quality of the user's experience. There have recently been a number of significant disruptions of prominent web sites previously thought to have been secure from these problems. Sustained service disruptions could seriously harm our business and reputation. Furthermore, our business interruption insurance may not adequately protect us against serious or prolonged system failures.

If we are unable to safeguard the confidentiality of our consumers' information and the proprietary nature of third party music content, our digital media businesses could be harmed.

    If the market perceives that there is a lack of security of confidential data, such as credit card numbers, Internet use for e-commerce purposes may slow or fail to grow as expected and our revenues could decline. We may also be liable to our consumers if third parties circumvent our security measures and misappropriate personal consumer information. We cannot assure you that adequate protection against security breaches will be available at a reasonable price, or at all.

    In addition, if our third party content providers are not satisfied that the digital delivery of their product over the Internet and other digital multimedia channels will not result in unauthorized copying and distribution, they will be reluctant to provide their content to us. As a result, we may not be able to offer a sufficiently attractive content selection to remain competitive which could cause our digital media businesses to suffer.

If we do not maintain and establish strategic alliances in order to increase our audience base and enhance our live music entertainment content, our digital media businesses could suffer.

    In order to enhance our live music entertainment content, build brand recognition and expand distribution and commerce opportunities, we have entered into strategic alliances with various media and Internet-related companies and are in active discussions regarding possible additional arrangements. Our failure to maintain or renew our existing strategic alliances, or to establish and capitalize on new strategic alliances, could materially and adversely affect our digital media businesses. Occasionally, we enter into agreements with strategic partners that may prohibit us from entering into similar arrangements with competitors of our strategic partners, which may limit our growth. We cannot assure you that we will achieve the strategic objectives of these alliances, that any party to a strategic alliance agreement with our company will perform its obligations as agreed upon or that these agreements will be enforceable by us. In addition, some of our strategic alliances are short-term in nature and may be terminated by either party on short notice.

Risks Related to our Operations

Our success depends on our retention of our senior management and other key personnel and our ability to hire additional key personnel.

    Our success depends to a significant extent on our ability to attract, retain and motivate key personnel. Qualified personnel in the entertainment and Internet industries is in high demand. We cannot assure you that we will continue to be able to offer compensation packages that are sufficiently competitive in our market to attract top-level candidates and to retain key executives.

    Our business operations, our development and other activities have depended, and will continue to depend, on the efforts of our senior management, particularly:

  . Gregory Trojan, President, Chief Executive Officer, who is in charge of our day-to-day operations;

  . Joseph Kaczorowski, Chief Financial Officer, who is in charge of our financial affairs;

  . Jay Marciano, President of House of Blues Concerts, Inc., who is in charge of our concert venue business; and

  . Lou Mann, President of Media Properties, who is in charge of our digital and traditional media businesses.

    The loss of the services of Mr. Trojan, Mr. Kaczorowski, Mr. Marciano or Mr. Mann could materially and adversely affect our business, financial condition and results of operations.

    Our growth strategy requires that we hire a significant number of additional candidates. If new personnel fail to properly integrate into our management team, our operations could be disrupted.

If we fail to successfully manage our various strategic growth initiatives, our operations may suffer.

    We are currently experiencing a period of rapid expansion in all of our businesses. We believe that, in order to achieve profitability and the successful implementation of our business plan, continued significant expansion will be required, which will place considerable demands on our management, operational and financial resources. Additionally, we will require continued growth of our work force through the recruitment, development and retention of qualified personnel. If we fail to manage our growth properly, our operations may be disrupted and we may not be able to generate the revenues we expect.

Future acquisitions or strategic partnerships may disrupt or otherwise have a negative impact on our business.

    A key element of our operating strategy is to acquire or invest in complementary businesses, technologies, services or products, and to enter into strategic partnerships with parties who can provide access to those assets. This strategy may involve a series of risks, including:

  . difficulty in finding suitable acquisitions or partnerships on acceptable terms;

  . the distraction of our management's attention from ongoing business matters;

  .  our entry into business areas where we have limited or no experience;

  .  significant costs associated with abandoned transactions;

  . difficulty in assimilating the acquired company's personnel, operations, technology, products or services;

  . the potential loss of key employees or customers of the acquired business; and

  . the need to incur additional indebtedness, or to issue equity securities, which would dilute the ownership interests of the holders of our common stock.

Our senior credit facility restricts our operations.

    Our senior credit facility contains customary covenants restricting our ability to, among other things:

  .  make acquisitions or certain investments;

  .  incur additional debt or liens;

  .  engage in certain transactions with subsidiaries and affiliates;

  .  engage in mergers or other business combinations;

  .  sell or transfer assets;

  .  repurchase or redeem capital stock; and

  .  pay dividends.

The terms of our senior credit facility also require us to maintain specified financial ratios and to make certain prepayments upon the occurrence of specified events, including the issuance of equity interests, the incurrence of certain indebtedness and the sale of assets, which may interfere with our ability to obtain additional financing or to engage in other business activities. Please see the discussion under "Management's Discussion and Analysis of Financial Condition--Liquidity and Capital Resources." In addition, our senior credit facility is secured by liens on substantially all of our assets. Although we intend to renegotiate this facility or enter into a new facility, we expect the amended or new facility to have restrictive covenants similar to the current facility.

    If we cannot comply with the requirements in our senior credit facility, our lenders may require us to repay immediately all of our outstanding debt under our senior credit facility. If our debt payments were accelerated, our assets might not be sufficient to fully repay our debt. These lenders may also require us to use all of our available cash to repay our debt, may prevent us from making payments to other creditors on certain portions of our outstanding debt or may seek to exercise remedies against and foreclose on the assets securing our debt. We may not be able to obtain a waiver of these provisions or refinance our debt, if needed. In such a case, our business, results of operations and financial condition would suffer.

Our concert venue business is subject to fluctuations in quarterly operating results.

    The operations and revenues of our concert venue business have been highly seasonal in nature, with generally higher revenue generated during the summer months. Our outdoor venues are primarily used in the summer months and do not generate substantial revenue in the late fall, winter and early spring. In the 12 months ended December 26, 1999, approximately 70% of the revenues from our concerts business were generated in the second and third calendar quarters. The seasonality of our concert venue business may cause a significant variation in our quarterly operating results. Please see the section entitled "Management's Discussion and Analysis--Concerts." We may also experience variation in our quarterly results as a result of the development of new clubs and concert venues, the availability of artists to perform at our clubs and concert venues and adverse weather conditions. As a result, you should not rely on quarter-to-quarter comparisons of our operating results as an indication of future performance.

Our insurance may not be adequate to cover liabilities resulting from accidents or injuries.

    Our presentation of live music events at our clubs and concert venues exposes our performers and our patrons to the risk of event-related accidents, the consequences of which may not be fully covered by insurance. Although we have general liability insurance and umbrella insurance policies, and although our performers are responsible for obtaining their own health, disability and life insurance, we cannot assure you that the consequences of any accident involving performers or patrons will be fully covered by insurance. Our liability for damages resulting from any accident or injury not covered by our insurance could have a material adverse effect on our business, results of operations and financial condition.

If we are unable to adequately protect our trademarks and other proprietary rights, our business would be seriously harmed.

    We believe that our success depends to a significant extent on the strength of our trademarks, trade dress, copyrights and other proprietary rights. We cannot assure you that our efforts to protect our intellectual property are adequate. In particular, although we have sought to secure our trademark rights through domestic and foreign registration, we cannot assure you that any trademark application will mature into a registration, or that any issued registration will not be subject to limitation, cancellation or invalidation. We have secured registrations for our principal House of Blues trademark in the United States and such commercially important countries as the United Kingdom, Germany, Japan and France. However, we cannot assure you that we will be successful in our endeavors to obtain registration of our trademarks in other countries or that our ability to use our trademarks, whether registered or not, will not be subject to the rights of prior users or registrants of the same or similar trademarks. In addition, the laws of certain foreign countries do not protect proprietary rights to the same extent as the laws of the United States. Our inability to protect our intellectual property adequately could materially and adversely affect our business, results of operations and financial condition.

If we are unable to maintain and expand favorable relationships with artists and third party content providers, the success of our business would be jeopardized.

    The success of our clubs, concert venues, promotions and touring businesses and our digital and traditional media businesses depends heavily on our favorable relationships with artists and third party content providers. We rely on our relationships with artists and their representatives, record labels, production companies, publishers and performing rights societies to gain access to, distribute and publicly present high-quality live music content. We frequently either do not have written contracts or have only short-term contracts with these third party content providers and, therefore, remain vulnerable to changes in our relationships with them. If they were to demand higher fees or to discontinue their relationships with us, our ability to offer a high-quality and diverse selection of music content could be materially limited and our business would suffer.

We may be unable to compete successfully against current and future competitors.

    The venue operations, live music promotions, Internet-based and other digital live music media markets are highly competitive. We face intense competition:

  . for discretionary consumer spending from other entertainment venue operators and concert tour promoters, record companies, providers of entertainment over the Internet and providers of other forms of entertainment such as film and video; and

  . for relationships with artists and access to content from other entertainment venue operators, live music promoters and tour producers and other providers of digital live music products.

    Some of our current and potential competitors have greater financial, marketing and other resources, longer operating histories, larger customer bases, greater brand awareness, a more established Internet presence and access to more content than we do. In addition, the position of some of our competitors may be further strengthened by consolidating activities. For example, SFX Entertainment, Inc., our largest competitor in the live music venue operations, promotions and tour production businesses, has acquired several regional promotion businesses. In addition, SFX Entertainment has recently announced its merger with Clear Channel Entertainment, Inc., which is expected to allow for added promotional opportunities between the two companies. Moreover, the large number of national tours recently acquired by our competitors may allow them to negotiate more favorable terms of engagement with local promoters or venue operators, such as ourselves. We cannot assure you that other companies will not be more successful in operating live music entertainment venues, promoting live music events and national tours and establishing digital live music businesses than we are.

Unexpected material changes in consumer tastes and demographic trends or a downturn in national, regional and local economic conditions may adversely affect our business.

    The live music entertainment industry is affected by changes in consumer tastes and by national, regional and local economic conditions and demographic trends. As an industry participant, our ability to generate revenues is highly sensitive to public tastes, which are unpredictable. We may not be able to offer a selection of live music events and Internet-based and other digital products that will attract consumers to our venues or our web site. In addition, a general economic downturn may result in a change of discretionary spending patterns and a decrease in our revenues.

Risks Related to Litigation

Pending or threatened litigation may strain our resources and negatively affect our results of operations.

    On January 26, 2000, Nederlander-Greek, Inc. filed a lawsuit against us alleging principally that we interfered with Nederlander's economic relationship with the City of Los Angeles to operate the City-owned Greek Theatre. Nederlander claims monetary damages of not less than $5 million.

    A limited partner in our joint venture engaged in the development of an urban entertainment center including a House of Blues hotel in Chicago's Marina City riverfront complex has alleged that we are in default under the partnership agreement for failing to use reasonable efforts to carry out the business of the partnership. The limited partner claims damages for the potential diminution in value of its partnership interest.

    The outcome of the litigation that Nederlander has brought against us and the outcome of any litigation that might be commenced against us by the limited partner are uncertain. If Nederlander or the limited partner were able to prevail in its claims against us, our business, financial condition and results of operations could be materially and adversely affected. Please see the section entitled "Business--Legal Proceedings."

Risks Related to this Offering

Our stock price may be volatile.

    An active trading market for our common stock may not develop or be sustained after this offering. We and the underwriters of this offering will determine the initial public offering price. The price at which our common stock will trade after this offering may be volatile and may fluctuate substantially due to factors such as:

  . our quarterly and annual operating results and variations between our actual results and analyst and investor expectations;

  .  the execution of our strategic growth initiatives;

  .  the seasonality of our concert venue business;

  .  new developments affecting our businesses;

  .  investor perceptions of our company and comparable public companies;
     and

  . general conditions and trends in the live music entertainment and Internet-related industries.

    In particular, the stock market has from time to time experienced significant price and volume fluctuations, and the market prices of Internet-related companies have been, and continue to be, subject to a very high level of price and volume volatility. In the past, following periods of volatility in the market price of a public company's securities, securities class action litigation has often been instituted against that company. Securities class action litigation, regardless of the outcome, could result in substantial costs and a diversion of our management's attention and resources.

Our management will have broad discretion in using the proceeds from this offering.

    We intend to use the net proceeds of this offering to redeem outstanding shares of our 12% senior redeemable preferred stock, to redeem outstanding shares of our 10% senior convertible preferred stock, to repay a portion of the outstanding indebtedness under our senior credit facility and for working capital and other general corporate purposes. The amounts and timing of these expenditures will vary significantly depending upon a number of factors, including the amount of cash generated by our operations, the progress of our development activities and the market response to the introduction of any new products. In addition, we may use a portion of the net proceeds from this offering to acquire or invest in businesses, products, services or technologies complementary to our current business through mergers, acquisitions, strategic alliances or otherwise. However, we have no specific agreements or commitments with respect to these transactions or activities. Accordingly, our management will retain broad discretion with respect to the expenditure of the proceeds of this offering, and investors will be relying on the judgment of our management in that regard. If we fail to utilize the proceeds of this offering beneficially, our business would be materially and adversely affected.

Investors in this offering will incur immediate and substantial dilution.

    We expect the initial public offering price of our common stock to be substantially higher than the net tangible book value per share of the common stock. Accordingly, investors purchasing our common stock in this offering will
experience immediate dilution in net tangible book value of $      per share,
assuming an initial public offering price of $      per share. Additionally, we
seek to attract and retain officers, directors, employees, and other key individuals, in part by offering them stock options and other rights to purchase shares of common stock. As of March 13, 2000, there were outstanding options to purchase 31,568,000 shares of common stock under our 1993 Stock Option Plan. We have reserved a total of 31,798,000 shares for grants under the 1993 Stock Option Plan. Additionally, as of March 13, 2000, options for 2,921,296 shares of our common stock had been granted and were outstanding outside our stock option plans and warrants to purchase 18,808,475 shares of our common stock were outstanding. Please see the section entitled "Description of Capital Stock--Warrants."

    In addition, we have adopted a 2000 Equity Participation Plan and a 2000
Employee Stock Purchase Plan under which     and     shares, respectively, are
reserved for issuance. As of March 13, 2000, no awards have been granted or shares been issued under these two plans. The exercise of stock options or awards granted under any of these plans will result in further dilution to investors in this offering. To the extent we fund future acquisitions with common stock or raise additional capital by issuing common stock or other dilutive securities, the investors in this offering may be further diluted. Please see the section entitled "Management--Employee Benefit Plans."

We do not anticipate paying any cash dividends in the foreseeable future.

    We do not anticipate paying any cash dividends on our shares of common stock in the foreseeable future and investors who desire cash dividends should not buy our stock. Furthermore, our senior credit facility prohibits the payment of dividends except in specified limited circumstances. For more information, please see the section entitled "Dividend Policy."

Our executive officers, directors and 5% stockholders will be able to exercise significant influence over our operations.

    Our executive officers, directors and 5% stockholders together will
beneficially own approximately     % of our common stock after completion of
this offering. These stockholders, if they vote together, will be able to exercise significant influence over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may also delay or prevent a change in control of our company. Please see the section entitled "Principal Stockholders" for information about the ownership of common stock by our executive officers, directors and 5% stockholders.

The large number of shares eligible for public sale after this offering could cause our stock price to decline.

    The market price of our common stock could decline as a result of sales of a large number of shares after this offering or the perception that sales could occur. The large number of shares eligible for sale might make it more difficult for us to sell our common stock in the future at a time and at a price that we deem appropriate. After this offering, we will have an aggregate
of      shares outstanding. Of the outstanding shares, the           shares
sold in this offering will be freely tradeable, other than shares purchased by our affiliates. The remaining shares may be sold only pursuant to a registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act. After the closing of this
offering, holders of           shares of common stock will be entitled to
demand and piggyback registration rights with respect to the registration of their shares under the Securities Act. For additional information regarding these registration rights, please see the sections entitled "Description of Capital Stock--Registration Rights" and "Shares Eligible for Future Sale." Each of our executive officers and directors and principal stockholders have agreed with the underwriters not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of our common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of Goldman, Sachs & Co. The lock-up agreements by persons other than us
cover an aggregate of approximately      shares. For additional information
regarding possible future sales of our securities, please see the sections entitled "Underwriting" and "Shares Eligible for Future Sale."

A third party's ability to acquire us might be more difficult because of anti-takeover provisions in our certificate of incorporation and bylaws.

    We are authorized to issue      shares of undesignated preferred stock. Our
board of directors has the authority to issue the preferred stock in one or more series and to fix the price, rights, preferences, privileges and restrictions of our preferred stock, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting a series or the designation of any series, without any further vote or action by our stockholders. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying, deferring or preventing a change in control of our company without further action by our stockholders and may adversely affect the market price of our common stock and the voting and other rights of our stockholders. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of our common stock, including the loss of voting control to others. We have no current plans to issue any additional shares of preferred stock.

    Provisions of our certificate of incorporation and bylaws eliminate the right of stockholders to act by written consent without a meeting, eliminate the right of stockholders to call a special meeting of stockholders and specify procedures for nominating directors and submitting proposals for consideration at stockholder meetings. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors and to discourage some transactions which may involve an actual or threatened change of control of our company. Please see the section entitled "Description of Capital Stock--Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws."

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    Various statements under the sections entitled "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," and elsewhere in this prospectus are "forward-looking statements." These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations, intentions and assumptions and other statements contained in the prospectus that are not historical facts. When used in this prospectus, the words "expect," "anticipate," "intend," "plan," "believe," "seek," "estimate" and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, including those described in the section entitled "Risk Factors," actual results may differ materially from those expressed or implied by these forward-looking statements. We do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                USE OF PROCEEDS

    The net proceeds to us from the sale of the shares offered by this prospectus, after deducting underwriting discounts and the estimated offering
expenses, are estimated to be approximately $       million ($        million
if the underwriters' over-allotment option is exercised in full), at the initial public offering price of $ per share. We currently intend to use the net proceeds of this offering as follows:

  .  approximately $     million to redeem outstanding shares of our 12%
     senior redeemable preferred stock and outstanding shares of our 10% senior convertible preferred stock;

  .  approximately $     million to repay a portion of our indebtedness
     outstanding under our senior credit facility used to finance the acquisition of Universal Concerts. Our senior credit facility currently bears a weighted average interest rate of 9.8% and has sub-facilities that will mature on September 10, 2003, June 30, 2005 and June 30, 2006; and

  . the balance of the proceeds of this offering for working capital and other general corporate purposes.

    In addition, we may use a portion of the net proceeds from this offering to acquire or invest in businesses, products, services or technologies complementary to our current business through mergers, acquisitions, joint ventures or otherwise. The outstanding indebtedness under our senior credit facility was incurred by us in connection with our acquisition of Universal Concerts. We intend to enter into a new or amended senior credit facility at the time of the closing of this offering.

    We have not yet finalized the amount of net proceeds to be used specifically for each of the foregoing purposes. Accordingly, our management will have significant flexibility in applying the net proceeds of this offering. Pending any use, as described above, we intend to invest the net proceeds in high quality, interest-bearing securities. Please see the section entitled "Risk Factors--Our management will have broad discretion in using the proceeds from this offering."

                                DIVIDEND POLICY

    We have not declared or paid any cash dividends on our capital stock since inception and do not expect to pay any cash dividends for the foreseeable future. We currently intend to retain future earnings, if any, to finance the expansion of our business. In addition, we expect that certain covenants in our financing arrangements will prohibit or limit our ability to declare or pay cash dividends. Please see the section entitled "Risk Factors--We do not anticipate paying any cash dividends in the foreseeable future." You should not purchase our common stock with the expectation of receiving cash dividends.

                                 CAPITALIZATION

    The following table sets forth our capitalization as of December 26, 1999. Our capitalization is presented:

  (A) on an actual basis;

  (B) on a pro forma basis to give effect to the issuance subsequent to December 26, 1999 of:

    .  8,694 shares of common stock;

    .  4,724,908 shares of Class D-2 preferred stock;

    .  2,910 shares of 12% senior redeemable preferred stock; and

    .  warrants to purchase 3,972,755 shares of common stock; and

  (C) on a pro forma as adjusted basis to reflect the following:

    .  our expected use of the estimated net proceeds from this offering;

    .  the conversion of outstanding shares of our convertible preferred
       stock into      shares of our common stock upon the closing of this
       offering; and

    .  the completion of a one-for-    reverse stock split that will occur
       upon the closing of this offering.

You should read this table in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus.

                                                  (A)         (B)         (C)
                                              ------------ ---------  -----------
                                              December 26,
                                                  1999                 Pro forma
                                                 Actual    Pro forma  as adjusted
                                              ------------ ---------  -----------
                                                       ($ in thousands)
Cash and cash equivalents...................    $ 35,993   $ 37,757
                                                ========   ========
Long-term debt:
  Bank credit facilities....................    $ 60,000   $ 60,000
  Other long-term debt, including current
   portion..................................      12,570     12,570
                                                --------   --------      ----
   Total debt...............................      72,570     72,570

Minority interest...........................       8,532      4,266

Redeemable preferred stock:
  12% senior redeemable preferred stock,
   $.01 par value, 81,125 shares authorized,
   and 49,375 shares issued and outstanding
   (A) actual; 52,285 shares issued and
   outstanding (B) pro forma;    shares
   issued and outstanding (C) as adjusted...      41,734     44,180

Convertible preferred stock:
  10% senior convertible preferred stock,
   $.01 par value, 22,000 shares authorized,
   and 20,000 shares issued and outstanding
   (A) actual and (B) pro forma; no shares
   issued and outstanding (C) as adjusted...      15,767     15,767
  Class D-3 preferred stock, $.01 par value,
   10,904,872 shares authorized, and
   7,577,712 shares issued and outstanding
   (A) actual and (B) pro forma; no shares
   issued and outstanding (C) as adjusted ..      12,203     12,203
  Class D-2 preferred stock, $.01 par value,
   73,397,630 shares authorized, and
   42,190,807 shares issued and outstanding
   (A) actual; 74,305,556 shares authorized
   and 46,915,715 shares issued and
   outstanding (B) pro forma; no shares
   issued and outstanding (C) as adjusted...      67,944     75,598
  Class D-1 preferred stock, $.01 par value,
   29,166,667 shares authorized, and
   16,892,148 shares issued and outstanding
   (A) actual and (B) pro forma; no shares
   issued and outstanding (C) as adjusted...      22,403     22,403
  Class C preferred stock, $.01 par value,
   15,069,588 shares authorized, and
   10,836,356 shares issued and outstanding;
   (A) actual and (B) pro forma; no shares
   issued and outstanding (C) as adjusted...      41,348     41,348
  Class B preferred stock, $.01 par value,
   21,700,404 shares authorized, and
   20,491,329 shares issued and outstanding
   (A) actual and (B) pro forma; no shares
   issued and outstanding (C) as adjusted...      60,901     60,901
  Class A preferred stock, $.01 par value,
   15,488,672 shares authorized, and
   13,683,596 shares issued and outstanding;
   (A) actual and (B) pro forma; no shares
   issued and outstanding (C) as adjusted...      25,686     25,686
                                                --------   --------      ----
   Total preferred stock....................     287,986    298,086
Stockholders' equity (deficit):
  Common stock, $.0001 par value,
   200,000,000 shares authorized, and
   3,383,500 shares issued and outstanding
   (A) actual; 3,394,194 shares issued and
   outstanding (B) pro forma;    shares
   authorized and    shares issued and
   outstanding (C) as adjusted..............           1          1
  Additional paid in capital................      21,956     22,420
  Accumulated deficit.......................    (123,986)  (123,986)
                                                --------   --------      ----
   Total stockholders' equity (deficit).....    (102,029)  (101,565)
                                                --------   --------      ----
   Total capitalization.....................    $267,059   $273,357
                                                ========   ========      ====

                                    DILUTION

    Our pro forma net tangible book value as of December 26, 1999 was
$   million, or $        per share of common stock. Pro forma net tangible book
value per share is equal to the amount of our total tangible assets (total assets less intangible assets) less total liabilities, divided by the pro forma number of shares of common stock outstanding as of December 26, 1999. Assuming the sale by us of the shares offered by this prospectus at an assumed initial
public offering price of $   per share and after deducting underwriting
discounts and the estimated offering expenses payable by us, our pro forma net
tangible book value as of December 26, 1999 would have been $   million, or $
per share of common stock. This represents an immediate increase in pro forma
net tangible book value of $        per share to existing stockholders and an
immediate dilution in pro forma net tangible book value of $            per
share to new investors. The following table illustrates this per share dilution:

Assumed initial public offering price per share .....................
  Pro forma net tangible book value per share as of December 26,
   1999..............................................................
                                                                      ----
  Pro forma increase per share attributable to new investors.........
Pro forma net tangible book value per share after this offering......
                                                                           ----
Pro forma dilution per share to new investors........................
                                                                           ====

    The following table summarizes, on a pro forma basis as of December 26, 1999, the difference between the existing stockholders and new investors with respect to the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid at an assumed initial
public offering price of $       per share (before deducting estimated
underwriting discounts and commissions and offering expenses payable by us):

                                      Shares
                                    Purchased    Total Consideration     Average
                                  -------------- ---------------------  Price Per
                                  Number Percent  Amount     Percent      Share
                                  ------ ------- ---------  ----------  ---------
Existing stockholders............            %    $                  %    $
New investors....................
                                   ---    ----    ---------  ---------
  Total..........................         100%                    100%

    The foregoing table assumes no exercise of stock options or other
derivative securities. As of          , 2000, there were options and warrants
outstanding to purchase            shares of our common stock at a weighted
average exercise price of $               per share. To the extent outstanding
options and warrants are exercised, there will be further dilution to new investors.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following selected financial data should be read in conjunction with our consolidated historical financial statements and the notes to our financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and pro forma consolidated financial statements included elsewhere in this prospectus. The statement of operations data for the fiscal years ended December 29, 1996, December 28, 1997, December 27, 1998 and the six months ended June 27, 1999 and the balance sheet data as of December 28, 1997, December 27, 1998 and June 27, 1999, are derived from our audited financial statements included elsewhere in this prospectus. The statement of operations data for the fiscal years ended January 1, 1995 and December 31, 1995 and the balance sheet data as of January 1, 1995, December 31, 1995 and December 29, 1996 are derived from audited financial statements not included in this prospectus. The statement of operations data for the six month periods ended June 28, 1998, December 27, 1998 and December 26, 1999, and the balance sheet data as of December 26, 1999 are derived from our unaudited interim financial statements included elsewhere in this prospectus. In management's opinion, the unaudited financial statements have been prepared on substantially the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial statements for these periods. Historical results are not indicative of the results to be expected in the future.

                      Selected Consolidated Financial Data

                                             Years Ended                                        Six Months Ended
                    -------------------------------------------------------------- ---------------------------------------------
                    January 1, December 31, December 29, December 28, December 27, June 28,  June 27,  December 27, December 26,
                       1995        1995         1996         1997         1998       1998      1999        1998       1999(a)
                    ---------- ------------ ------------ ------------ ------------ --------  --------  ------------ ------------
                                                    (in thousands, except for per share data)
Consolidated
 Statement of
 Operations Data:
Historical
Revenues.........    $ 25,807    $ 33,248     $ 36,108     $ 69,548    $  87,783   $ 42,709  $ 52,003    $ 45,074     $107,263
Expenses:
 Operating
  expenses.......      23,783      30,024       32,565       63,610       79,420     38,777    47,824      40,643       99,554
 General and
  administrative..      8,065       7,268       14,519       13,091        9,403      4,774     5,130       4,629        6,958
 Depreciation and
  amortization...       3,921       2,976        2,436        7,395        5,073      2,584     2,751       2,489        5,166
 Venue pre-
  opening costs..         --          --           --           --           332        --        814         332          --
 Other expenses,
  net............         --          --        13,673        3,636          949         64       394         885          473
                     --------    --------     --------     --------    ---------   --------  --------    --------     --------
Operating loss...      (9,962)     (7,020)     (27,085)     (18,184)      (7,394)    (3,490)   (4,910)     (3,904)      (4,888)
Other (loss)
 income..........         102         126          271         (706)      (1,132)      (696)   (4,035)       (436)      (1,992)
                     --------    --------     --------     --------    ---------   --------  --------    --------     --------
Loss before
 cumulative
 effect of change
 in accounting...      (9,860)     (6,894)     (26,814)     (18,890)      (8,526)    (4,186)   (8,945)     (4,340)      (6,880)
 Cumulative
  write-off of
  unamortized
  venue
  pre-opening
  costs..........         --          --           --           --        (1,839)    (1,839)      --          --           --
                     --------    --------     --------     --------    ---------   --------  --------    --------     --------
Net Loss.........    $ (9,860)   $ (6,894)    $(26,814)    $(18,890)   $ (10,365)  $ (6,025) $ (8,945)   $ (4,340)    $ (6,880)
                     ========    ========     ========     ========    =========   ========  ========    ========     ========
Net Loss
 applicable to
 common
 shareholders....    $(13,190)   $(11,544)    $(27,455)    $(22,322)   $ (14,982)  $ (7,797) $(12,064)   $ (7,185)    $(15,384)
                     ========    ========     ========     ========    =========   ========  ========    ========     ========
Basic and diluted
 loss per
 share(b)........    $  (4.17)   $  (3.62)    $  (8.20)    $  (6.66)   $   (3.89)  $  (1.76) $  (3.57)   $  (2.12)    $  (4.55)

Pro Forma(c)
Revenues.........                                                      $ 203,872             $120,499    $125,793     $163,426
Operating loss ..                                                        (10,131)             (11,129)       (515)      (1,851)
Net income
 (loss)..........                                                        (13,272)             (18,790)        315       (2,219)
Basic and diluted
 loss per share..                                                          (9.63)               (8.99)      (2.08)       (3.99)

                                                                 Actual as of
                     -----------------------------------------------------------------------------------------------------
                     January 1, December 31, December 29, December 28, December 27, June 27,   December 26,   Pro Forma
                        1995        1995         1996         1997         1998       1999       1999(a)    As Adjusted(d)
                     ---------- ------------ ------------ ------------ ------------ ---------  ------------ --------------
                                                                (in thousands)
Consolidated
 Balance Sheet
 Data:
Cash and cash
 equivalents.......   $     53    $ 27,033     $  9,592     $     71     $  3,652   $   1,426   $  35,993
Working capital....     (8,775)     23,231       (5,406)      (9,503)      (2,588)    (11,464)      4,412
Total assets.......     28,887      60,449       83,333       83,956       89,529      85,537     323,274
Total long-term
 debt, including
 current portion...      1,826       1,771        1,916       11,456       10,878      13,845      72,570
Total preferred
 stock.............        183      83,246       84,823      120,566      144,134     147,253     287,986
Total stockholder's
 equity (deficit)..    (14,615)    (31,008)     (54,968)     (73,689)     (88,599)   (100,663)   (102,029)

                                          Years Ended                                        Six Months Ended
                 -------------------------------------------------------------- ---------------------------------------------
                 January 1, December 31, December 29, December 28, December 27, June 28,  June 27,  December 27, December 26,
                    1995        1995         1996         1997         1998       1998      1999      1998(a)        1999
                 ---------- ------------ ------------ ------------ ------------ --------  --------  ------------ ------------
                                                               (in thousands)
Other Operating
 Data:
EBITDA(e).......  $ (6,041)   $(4,044)     $(24,649)    $(10,789)    $ (1,989)  $  (906)  $(1,345)    $(1,083)    $   1,044
Operating cash
 flow...........    (6,226)    (4,298)      (13,813)     (18,009)     (10,452)   (6,042)      920      (4,410)       (3,215)
Investing cash
 flow...........   (11,991)    (6,915)      (35,336)     (14,422)      (4,340)   (2,022)   (5,713)     (2,318)     (162,132)
Financing cash
 flow...........    11,868     38,193        31,708       22,910       18,373     9,251     2,567       9,122       199,914
Pro Forma EBITDA (c)(e)...........................................      9,128              (3,521)     11,764         8,988

Notes:

(a) Includes results of Universal Concerts after the September 10, 1999 acquisition date.

(b) Basic and diluted loss per share is before cumulative effect of change in accounting principle.

(c) This note provides supplemental pro forma segment data consistent with the historical segment data provided in Note 16 to our historical financial statements and the pro forma segment data provided in the notes to the pro forma consolidated statements of operations.

                               Year Ended           Six Months Ended
                              ------------ -----------------------------------
                              December 27, December 27, June 27,  December 26,
                                  1998         1998       1999        1999
                              ------------ ------------ --------  ------------
                                              (in thousands)
    Attributed revenues(f)
     Clubs..................    $ 83,679     $ 41,879   $ 51,712    $ 57,374
     Concerts...............     178,105      122,840     87,580     144,556
     Digital................         274          159        141         302
     Other..................       3,830        3,036        150          82
                                --------     --------   --------    --------
    Total attributed
     revenues ..............     265,888      167,914    139,583     202,314
     Less attributed
      revenues from managed
      unconsolidated joint
      ventures..............     (62,016)     (42,121)   (19,084)    (38,888)
                                --------     --------   --------    --------
    Total revenues as
     reported...............     203,872      125,793    120,499     163,426

    Operating income (loss)
     Clubs..................      (3,805)      (2,319)    (1,072)       (975)
     Concerts...............      (2,737)       3,389     (6,219)      5,327
     Digital................      (3,390)      (1,752)    (3,023)     (4,824)
     Other..................        (199)         167       (815)     (1,379)
                                --------     --------   --------    --------
    Total operating loss....     (10,131)        (515)   (11,129)     (1,851)

    EBITDA(e)
     Clubs..................       1,136          171      2,261       1,643
     Concerts...............      11,117       12,847     (2,176)     13,227
     Digital................      (3,218)      (1,644)    (2,863)     (4,599)
     Other..................          93          390       (743)     (1,283)
                                --------     --------   --------    --------
    Total EBITDA............       9,128       11,764     (3,521)      8,988

(d) Reflects the impacts of issuances of warrants and preferred stock consummated subsequent to December 26, 1999, the conversion of shares of
    our convertible preferred stock into     share of our common stock and this
    offering.

(e) We define EBITDA as operating income plus depreciation and amortization, plus venue pre-opening costs, plus our attributed share of the EBITDA from joint ventures which we manage and account for under the equity method. You should not consider EBITDA in isolation or as a substitute for operating income, net income, net cash provided by operating activities or any other measure for determining our operating performance or liquidity that is calculated in accordance with GAAP. EBITDA, as we calculate it, may not be comparable to calculations of similarly titled measures presented by other companies.

(f) We define attributed revenue as total consolidated revenues plus our share of the revenues from joint ventures which we manage and account for under the equity method.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

    Our unaudited pro forma statements of operations illustrate the estimated effects of the acquisition of Universal Concerts, Inc. on September 10, 1999. Our unaudited pro forma statements of operations for the six month periods ended December 26, 1999, June 27, 1998 and December 27, 1998 and the year ended December 27, 1998 give effect to the acquisition of Universal Concerts by applying the purchase method of accounting and certain adjustments that are directly attributable to the acquisition as if the transaction was consummated as of December 29, 1997.

    Our unaudited consolidated pro forma balance sheet illustrates the estimated effects of equity transactions consummated after December 26, 1999 and on a pro forma, as adjusted basis, to give effect to these equity transactions as if they had occurred as of December 26, 1999.

    Our unaudited pro forma consolidated financial statements are based upon the historical statements of operations of HOB Entertainment and Universal Concerts included elsewhere in this prospectus, and should be read in connection with those statements and related notes. Certain reclassifications have been made to the historical expenses of Universal Concerts to conform to the HOB Entertainment financial presentation. There is no pro forma adjustment to reflect any expense savings which we expect to achieve after the acquisition as the estimated benefits are based on projections and assumptions, not actual experiences.

    Our pro forma consolidated financial statements do not purport to represent what our results of operations would have been if the Universal Concerts acquisition had in fact been consummated as of December 29, 1997 or to project the results of operations for any future date or period. The pro forma adjustments are based upon available information and upon certain assumptions that our management believes are reasonable. In the opinion of our management all adjustments necessary to present fairly the unaudited pro forma consolidated financial statements have been made.

    For the purposes of preparing our consolidated financial statements, our management will finalize a study to establish and finalize the fair value of the acquired assets and liabilities of Universal Concerts. The allocation of the purchase price to the assets and liabilities acquired and the resultant depreciation and amortization is preliminary. Accordingly, our actual results of operations may differ from these pro forma consolidated financial statements.

                            HOB ENTERTAINMENT, INC.

                      PRO FORMA CONSOLIDATED BALANCE SHEET

                            As of December 26, 1999

                                           Equity
                                        Transactions
                                        Consummated
                                           After
                                        December 26,    HOB         IPO        HOB as
                         HOB Historical   1999(a)    pro forma  adjustments   adjusted
                         -------------- ------------ ---------  -----------   --------
                                               (in thousands)
Assets:
  Cash and cash
   equivalents..........   $  35,993      $ 1,764    $  37,757      $  (b)     $
  Other current assets..      15,639        1,500       17,139
  Property and
   equipment, net.......     106,701        3,034      109,735
  Goodwill, net.........     112,348          --       112,348
  Other assets..........      52,593          --        52,593
                           ---------      -------    ---------      ---        ------
    Total Assets........   $ 323,274      $ 6,298    $ 329,572      $          $
                           =========      =======    =========      ===        ======
Liabilities and
 Stockholders' Deficit:
  Current liabilities...   $  47,220      $   --     $  47,220      $          $
  Long-term debt, net...      71,976          --        71,976         (b)
  Other long-term
   liabilities..........       9,589          --         9,589
  Minority interest.....       8,532       (4,266)       4,266
  Preferred stock.......     287,986       10,100      298,086         (c)
  Common stock..........           1          --             1         (b)(c)
  Additional paid in
   capital..............      21,956          464       22,420         (b)
  Accumulated deficit...    (123,986)         --      (123,986)
                           ---------      -------    ---------      ---        ------
    Total Liabilities
     and Stockholders'
     deficit............   $ 323,274      $ 6,298    $ 329,572      $          $
                           =========      =======    =========      ===        ======

Notes:

(a) Pro forma adjustment to reflect the issuances subsequent to December 26, 1999 of (i) 8,694 shares of common stock (ii) 4,724,908 shares of Class D-2 preferred stock, (iii) 2,910 shares of 12% senior redeemable preferred stock and (iv) warrants to purchase 3,972,747 shares of common stock.

(b) Pro forma adjustment to reflect the additions to common stock and additional paid in capital of the net proceeds from the initial public
    offering of $      and the use of such proceeds of $     to redeem
    outstanding shares of 12% senior redeemable preferred stock and outstanding
    shares of 10% Senior Convertible preferred stock, $       to repay long-
    term debt and $        to add to cash and equivalents as noted elsewhere
    herein. Please see the section entitled "Use of Proceeds" for more information.

(c) Pro forma adjustment to reflect the conversion of outstanding shares of our
    convertible preferred stock into      shares of our common stock upon the
    closing of this offering.

                            HOB ENTERTAINMENT, INC.

               PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS(a)

                    Six month period ended December 26, 1999

                                            UCI
                                        Historical
                                       July 1, 1999
                                          through      UCI Pro
                               HOB     September 10,    Forma         HOB
                            Historical     1999      Adjustments   Pro Forma
                            ---------- ------------- -----------   ---------
                                (in thousands, except per share data)
Revenues..................   $107,263    $ 56,163      $   --      $ 163,426
Operating expenses........    (99,554)    (50,461)         --       (150,015)
General and
 administrative...........     (6,958)       (986)         --         (7,944)
Depreciation and
 amortization.............     (5,166)       (552)      (1,127)(b)    (6,845)
Other expenses, net.......       (473)        --                        (473)
                             --------    --------      -------     ---------
 Operating (loss) income..     (4,888)      4,164       (1,127)       (1,851)
Interest expense..........     (3,111)       (135)      (1,141)(c)    (4,387)
Equity in income (loss) of
 unconsolidated
 partnerships.............        633       3,131         (231)(b)     3,533
Other income..............        486         --           --            486
                             --------    --------      -------     ---------
(Loss) income before
 provision for income
 tax......................     (6,880)      7,160       (2,499)       (2,219)
Provision for income tax..        --       (2,784)       2,784 (d)       --
                             --------    --------      -------     ---------
Net (loss) income.........   $ (6,880)   $  4,376      $   285     $  (2,219)
                             ========    ========      =======     =========
Basic and diluted loss per
 share....................    $ (4.55)                             $   (3.99)(e)
                             ========                              =========
Basic and diluted weighted
 average number of shares
 outstanding..............      3,384                                  3,384
                             ========                              =========

Notes:

(a) This note provides supplemental pro forma segment data consistent with the historical segment data provided in Note 16 to our historical financial statements. The Concerts segment data is calculated from our historical financial data, plus historical financial data of Universal Concerts from July 1, 1999 through September 10, 1999 column and the pro forma adjustments noted under (b) below which relate entirely to the Concerts segment. No other pro forma adjustments impact segment data.

                                  Clubs   Concerts  Digital   Other    Total
                                 -------  --------  -------  -------  --------
                                          (amounts in thousands)
   Total attributed revenues...  $57,374  $144,556  $   302  $    82  $202,314
     Less attributed revenues
      from managed
      unconsolidated joint
      ventures.................      --    (38,888)     --       --    (38,888)
                                 -------  --------  -------  -------  --------
   Total revenues as reported..   57,374   105,668      302       82   163,426
                                 -------  --------  -------  -------  --------
   EBITDA......................    1,643    13,227   (4,599)  (1,283)    8,988
     Less: Depreciation and
      amortization.............   (2,618)   (3,906)    (225)     (96)   (6,845)
     Venue pre-opening costs...      --        --       --       --        --
     Attributed EBITDA from
          managed
          unconsolidated joint
          ventures.............      --     (3,994)     --       --     (3,994)
                                 -------  --------  -------  -------  --------
   Operating (loss) income.....     (975)    5,327   (4,824)  (1,379)   (1,851)
                                 -------  --------  -------  -------  --------

(b) Pro forma adjustment to reflect the increase in depreciation and amortization resulting from the preliminary purchase price allocation from the beginning of the period presented to the acquisition date of September 10, 1999. Goodwill and step up of equity in unconsolidated partnerships are amortized over 20 years. Fixed assets revalued to fair value are depreciated over 7 to 15 years.

(c) Pro forma adjustment to reflect the incremental interest expense associated with additional variable rate borrowings of $60 million which is related to the acquisition from the beginning of the period presented to the acquisition date of September 10, 1999. Interest expense would change by $75,000 per year and $37,500 per six month period for every 1/8th percent variance in interest rates.

(d) Pro forma adjustment to reflect the tax effect of pro forma adjustments to depreciation and amortization expense and interest expense and the use of our tax losses and net operating loss carryforwards.

(e) Pro forma basic and diluted loss per share is computed by dividing pro forma net loss available to common stockholders (pro forma net loss less historical accretion and accretion related to preferred stock issued to acquire Universal Concerts assuming the preferred stock was issued on the first day of the period) by the weighted average number of common shares outstanding for the period.

                            HOB ENTERTAINMENT, INC.

               PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS(a)

                      Six month period ended June 27, 1999

                                                       UCI Pro
                                  HOB        UCI        Forma         HOB
                               Historical Historical Adjustments   Pro Forma
                               ---------- ---------- -----------   ---------
                                 (amounts in thousands, except per share
                                                  data)
Revenues.....................   $ 52,003   $ 68,496    $   --      $ 120,499
Operating expenses...........    (47,824)   (65,220)        83(b)   (112,961)
General and administrative...     (5,130)    (5,613)       --        (10,743)
Depreciation and
 amortization................     (2,751)    (1,275)    (2,690)(c)    (6,716)
Venue pre-opening costs......       (814)       --         --           (814)
Other expenses, net..........       (394)       --         --           (394)
                                --------   --------    -------     ---------
 Operating loss..............     (4,910)    (3,612)    (2,607)      (11,129)
Interest expense.............       (666)      (202)    (2,937)(d)    (3,805)
Equity in loss of
 unconsolidated
 partnerships................     (3,614)      (110)      (557)(c)    (4,281)
Other income.................        245        --         --            245
                                --------   --------    -------     ---------
Loss before provision for
 income tax..................     (8,945)    (3,924)    (6,101)      (18,790)
Provision for income tax.....        --       1,491     (1,491)(e)       --
                                --------   --------    -------     ---------
Net loss.....................   $ (8,945)  $ (2,433)   $(7,592)    $ (18,790)
                                ========   ========    =======     =========
Basic and diluted loss per
 share.......................    $ (3.57)                          $   (8.99)(f)
                                ========                           =========
Basic and diluted weighted
 average number of shares
 outstanding.................      3,384                               3,384
                                ========                           =========

Notes:

(a) This note provides supplemental pro forma segment data consistent with the historical segment data provided in Note 16 to our historical financial statements. The Concert segment data is calculated from the UCI Historical column and the pro forma adjustments noted under (b) and (c) below which relate entirely to the Concerts segment. No other pro forma adjustments impact segment data.

                                    Clubs   Concerts  Digital  Other   Total
                                   -------  --------  -------  -----  --------
                                           (amounts in thousands)
   Total attributed revenues....   $51,712  $87,580   $   141  $ 150  $139,583
    Less attributed revenues
     from managed unconsolidated
     joint ventures.............       --   (19,084)      --     --    (19,084)
                                   -------  -------   -------  -----  --------
   Total revenues as reported...    51,712   68,496       141    150   120,499
                                   -------  -------   -------  -----  --------

   EBITDA.......................     2,261   (2,176)   (2,863)  (743)   (3,521)
    Less: Depreciation and
     amortization...............    (2,519)  (3,965)     (160)   (72)   (6,716)
    Venue pre-opening costs.....      (814)     --        --     --       (814)
    Attributed EBITDA from
         managed unconsolidated
         joint ventures.........       --       (78)      --     --        (78)
                                   -------  -------   -------  -----  --------
   Operating loss...............    (1,072)  (6,219)   (3,023)  (815)  (11,129)
                                   -------  -------   -------  -----  --------

(b) The only significant adjustment required to the historical financial data of Universal Concerts to conform to our accounting policies is to adjust accounting for pre-opening costs to expense them as incurred pursuant to SOP 98-5 which we adopted on December 29, 1997 and Universal Concerts adopted on July 1, 1999. This adjustment is the net impact of no pre-opening costs incurred in the period offset by $83,000 of the pre-opening cost amortization.

(c) Pro forma adjustment to reflect the increase in depreciation and amortization resulting from the preliminary purchase price allocation. Goodwill and step up of equity in unconsolidated partnerships are amortized over 20 years. Fixed assets revalued to fair value are depreciated over 7 to 15 years.

(d) Pro forma adjustment to reflect the incremental interest expense associated with additional variable rate borrowings of $60 million related to the acquisition. Interest expense would change by $75,000 per year and $37,500 per six month period for every 1/8th percent variance in interest rates.

(e) Pro forma adjustment to reflect the tax effect of pro forma adjustments to depreciation and amortization expense and interest expense and the use of our tax losses and net operating loss carryforwards.

(f) Pro forma loss per share is computed by dividing pro forma net loss available to common stockholders (pro forma net loss less historical accretion and accretion related to preferred stock we issued to acquire Universal Concerts assuming the preferred stock was issued on the first day of the period) by the weighted average number of common shares outstanding for the period.

                            HOB ENTERTAINMENT, INC.

               PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS(a)

                    Six month period ended December 27, 1998

                                                       UCI Pro
                                  HOB        UCI        Forma         HOB
                               Historical Historical Adjustments   Pro Forma
                               ---------- ---------- -----------   ---------
                                  (in thousands, except per share data)
Revenues.....................   $ 45,074   $ 80,719    $   --      $ 125,793
Operating expenses...........    (40,643)   (69,645)       339 (b)  (109,949)
General and administrative...     (4,629)    (3,448)       --         (8,077)
Depreciation and
 amortization................     (2,489)    (1,034)    (2,994)(c)    (6,517)
Venue pre-opening costs......       (332)       --        (548)(b)      (880)
Other expenses, net..........       (885)       --         --           (885)
                                --------   --------    -------     ---------
 Operating (loss) income.....     (3,904)     6,592     (3,203)         (515)
Interest expense.............       (821)      (208)    (2,937)(d)    (3,966)
Equity in (loss) income of
 unconsolidated
 partnerships................        (72)     4,954       (557)(c)     4,325
Other income.................        457         14        --            471
                                --------   --------    -------     ---------
(Loss) income before
 provision for income tax....     (4,340)    11,352     (6,697)          315
Provision for income tax.....        --      (4,314)     4,314 (e)       --
                                --------   --------    -------     ---------
Net (loss) income from
 continuing operations.......   $ (4,340)  $  7,038    $(2,383)    $     315
                                ========   ========    =======     =========
Basic and diluted loss per
 share.......................   $  (2.12)                          $   (2.08)(f)
                                ========                           =========
Basic and diluted weighted
 average number of shares
 outstanding.................      3,384                               3,384
                                ========                           =========

Notes:

(a) This note provides supplemental pro forma segment data consistent with the historical segment data provided in Note 16 to our historical financial statements. The Concert segment data is calculated from the UCI Historical column and the pro forma adjustments noted under (b) and (c) below which relate entirely to the Concerts segment. No other pro forma adjustments impact segment data.

                                  Clubs   Concerts  Digital  Other    Total
                                 -------  --------  -------  ------  --------
                                          (amounts in thousands)
   Total attributed revenues...  $41,879  $122,840  $   159  $3,036  $167,914
    Less attributed revenues
     from managed
     unconsolidated joint
     ventures..................      --    (42,121)     --      --    (42,121)
                                 -------  --------  -------  ------  --------
   Total revenues as reported..   41,879    80,719      159   3,036   125,793
                                 -------  --------  -------  ------  --------
   EBITDA......................      171    12,847   (1,644)    390    11,764
    Less: Depreciation and
     amortization..............   (2,158)   (4,028)    (108)   (223)   (6,517)
    Venue pre-opening costs....     (332)    (548)      --      --       (880)
    Attributed EBITDA from
     managed unconsolidated
     joint ventures............      --     (4,882)     --      --     (4,882)
                                 -------  --------  -------  ------  --------
   Operating (loss) income.....   (2,319)    3,389   (1,752)    167      (515)
                                 -------  --------  -------  ------  --------

(b) The only significant adjustment required to the historical financial data of Universal Concerts to conform to our accounting policies is to adjust accounting for pre-opening costs to expense them as incurred pursuant to SOP 98-5 which we adopted on December 29, 1997 and Universal Concerts adopted on July 1, 1999. The pro forma adjustment reflects $548,000 of pre-opening costs incurred in the period offset by $339,000 of pre-opening cost amortization.

(c) Pro forma adjustment to reflect the increase in depreciation and amortization resulting from the preliminary purchase price allocation. Goodwill and step up of equity in unconsolidated partnerships are amortized over 20 years. Fixed assets revalued to fair value are depreciated over 7 to 15 years.

(d) Pro forma adjustment to reflect the incremental interest expense associated with additional variable rate borrowings of $60 million which is related to the acquisition. Interest expense would change by $75,000 per year and $37,500 per six month period for every 1/8th percent variance in interest rates.

(e) Pro forma adjustment to reflect the tax effect of pro forma adjustments to depreciation and amortization expense and interest expense and the use of our tax losses and net operating loss carryforwards.

(f) Pro forma basic and diluted loss per share is computed by dividing pro forma net loss available to common stockholders (pro forma net loss less historical accretion and accretion related to preferred stock issued to acquire Universal Concerts assuming the preferred stock was issued on the first day of the period) by the weighted average number of common shares outstanding for the period.

                            HOB ENTERTAINMENT, INC.

               PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS(a)

                          Year ended December 27, 1998

                                                        UCI Pro
                                  HOB        UCI         Forma          HOB
                               Historical Historical  Adjustments    Pro Forma
                               ---------- ----------  -----------    ---------
                                  (in thousands, except per share data)
Revenues.....................   $ 87,783  $ 116,089    $    --       $ 203,872
Operating expenses...........    (79,420)  (103,923)        339 (b)   (183,004)
General and administrative...     (9,403)    (6,742)        --         (16,145)
Depreciation and
 amortization................     (5,073)    (1,588)     (6,093)(c)    (12,754)
Venue pre-opening costs......       (332)       --         (819)(b)     (1,151)
Other expenses, net..........       (949)       --          --            (949)
                                --------  ---------    --------      ---------
 Operating (loss) income ....     (7,394)     3,836      (6,573)       (10,131)
Interest expense.............     (1,922)      (216)     (5,874)(d)     (8,012)
Equity in (loss) income of
 unconsolidated
 partnerships................       (120)     5,195      (1,114)(c)      3,961
Other income.................        910        --          --             910
                                --------  ---------    --------      ---------
(Loss) income before
 cumulative effect of change
 in accounting principle and
 provision for income tax....     (8,526)     8,815     (13,561)       (13,272)
Provision for income tax.....        --      (3,350)      3,350 (e)        --
                                --------  ---------    --------      ---------
Net (loss) income from
 continuing operations.......   $ (8,526) $   5,465    $(10,211)     $ (13,272)
                                ========  =========    ========      =========
Basic and diluted loss per
 share.......................   $  (3.89)                            $   (9.63)(f)
                                ========                             =========
Basic and diluted weighted
 average number of shares
 outstanding.................      3,384                                 3,384
                                ========                             =========

Notes:

(a) This note provides supplemental pro forma segment data consistent with the historical segment data provided in Note 16 to our historical financial statements. The Concert segment data is calculated from the UCI Historical column and the pro forma adjustments noted under (b) and (c) below which relate entirely to the Concerts segment. No other pro forma adjustments impact segment data.

                                  Clubs   Concerts  Digital  Other    Total
                                 -------  --------  -------  ------  --------
                                          (amounts in thousands)
   Total attributed revenues...  $83,679  $178,105  $  274   $3,830  $265,888
    Less attributed revenues
     from managed
     unconsolidated joint
     ventures..................      --    (62,016)    --       --    (62,016)
                                 -------  --------  ------   ------  --------
   Total revenues as reported..   83,679   116,089     274    3,830   203,872
                                 -------  --------  ------   ------  --------
   EBITDA......................    1,136    11,117  (3,218)      93     9,128
    Less: Depreciation and
     amortization..............   (4,609)   (7,681)   (172)    (292)  (12,754)
    Venue pre-opening costs....     (332)     (819)    --       --     (1,151)
    Attributed EBITDA from
     managed unconsolidated
     joint ventures............      --     (5,354)    --       --     (5,354)
                                 -------  --------  ------   ------  --------
   Operating loss..............   (3,805)   (2,737) (3,390)    (199)  (10,131)
                                 -------  --------  ------   ------  --------

(b) The only significant adjustment required to the historical financial data of Universal Concerts to conform to our accounting policies is to adjust accounting for pre-opening costs to expense them as incurred pursuant to SOP 98-5 which we adopted on December 29, 1997 and Universal Concerts adopted on July 1, 1999. The pro forma adjustment reflects $819,000 of pre-opening costs incurred in the period offset by $339,000 of pre-opening cost amortization.

(c) Pro forma adjustment to reflect the increase in depreciation and amortization resulting from the preliminary purchase price allocation. Goodwill and step up of equity in unconsolidated partnerships are amortized over 20 years. Fixed assets revalued to fair value are depreciated over 7 to 15 years.

(d) Pro forma adjustment to reflect the incremental interest expense associated with additional variable rate borrowings of $60 million related to the acquisition. Interest expense would change by $75,000 per year and $37,500 per six month period for every 1/8th percent variance in interest rates.

(e) Pro forma adjustment to reflect the tax effect of pro forma adjustments to depreciation and amortization expense and interest expense and the use of our tax losses and net operating loss carryforwards.

(f) Pro forma loss per share is computed by dividing pro forma net loss available to common stockholders (pro forma net loss less historical accretion and accretion related to preferred stock issued to acquire Universal Concerts assuming the preferred stock was issued on the first day of the period) by the weighted average number of common shares outstanding for the period.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion of our financial condition and results of operations should be read in conjunction with the consolidated financial statements and the notes to those statements included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Please see "Risk Factors."

Overview

    We are a leading live music entertainment company. We opened our first House of Blues club in November 1992 in Harvard Square in Cambridge, Massachusetts. Since then, we have opened six additional clubs in key geographic areas - in New Orleans and Los Angeles in 1994, in Chicago in 1996, in Myrtle Beach and Orlando in 1997 and in Las Vegas in 1999. On September 10, 1999, we acquired Universal Concerts, Inc., which we re-named House of Blues Concerts, Inc., and its affiliates that comprised the Universal Concerts business from Universal Studios, Inc. and its Canadian affiliate, both subsidiaries of The Seagram Company Ltd.

    We began distributing live music entertainment over the Internet in 1995. We believe we were the first to offer both free and pay-per-view streaming of live music entertainment on the Internet. We digitally capture live performances at our clubs, and have captured and intend to continue capturing live music events at our concert venues, for distribution over the Internet and through other digital and traditional media. Our current Internet product offerings include broadcasts and digital downloads of live music, Internet radio, concert archives, artist interviews, artist text-based chats, CD sales and an online retail store.

    Following our acquisition of Universal Concerts, we changed our fiscal year end to the Sunday closest to June 30 of each year to coincide with Universal Concerts' fiscal year end. Previously, we used a fiscal year ending on the Sunday closest to December 31 of each year. As a result of the change in our fiscal year end, we had a short, six month 1999 fiscal year, which ended on June 27, 1999.

    Prior to September 1999, we managed our business as a single operating segment. Since September 1999, we have operated our business as four separate operating segments:

  . the Clubs division, which operates our House of Blues clubs each including a live music hall, restaurant and bars and branded retail operations;

  . the Concerts division, which operates, books and promotes live music events in amphitheatre, theatre and arena concert venues;

  . the Digital division, which includes hob.com and our other digital media businesses; and

  . other, which includes record compilations, radio and television programming, real estate operations associated with our Chicago club and club-level national tour promotion in 1998.

    On a pro forma basis assuming that the Universal Concerts acquisition occurred on December 28, 1998, in the 12 months ended December 26, 1999:

  .  the Clubs division comprised approximately 38.4% of our revenues;

  .  the Concerts division comprised approximately 61.4% of our revenues;
     and

  . the Digital division and other divisions comprised approximately 0.2% of our revenues.

Clubs

    Our House of Blues clubs are facilities with an integrated live music hall, restaurant and bars, and a branded retail store area. Three clubs also feature a special Foundation Room--an exclusive, separate area of the club offering a fine dining and luxurious lounge experience to members and their guests.

    Revenues in our Clubs division are primarily derived from food and beverage sales and the sale of tickets to the public for live music performances in our clubs. In addition, we generate a portion of revenues in the Clubs division from the sale of branded retail merchandise and the sale of Foundation Room memberships. Cash from ticket sales received prior to the date of the applicable performance is deferred on the balance sheet until the day of the event, when the cash is recognized as revenue. Revenues from food and beverage operations are affected by the number of customers patronizing the restaurant, which is impacted by the number of people attending events in the music hall, by the average amount spent on food and beverages per person, and the number of seatings per table. Revenues from ticket sales are affected by the number of events we host, the average ticket price and the number of tickets sold. The average ticket price charged and the number of tickets sold depends on the popularity of the artist whom we are promoting, the size and type of venue and the general economic conditions and consumer tastes in the market where the performance is being held. We also generate significant revenues through special events, for which companies or individuals reserve all or part of our restaurant, music hall and Foundation Room spaces.

    The major operating expenses for our food and beverage operations in our Clubs division are food and beverage costs and compensation expense for our employees. The major operating cost for the music halls is artist compensation, which typically is the greater of a guaranteed amount and a percentage of ticket revenues less certain event expenses.

Concerts

    Our Concerts division operates amphitheatre, theatre and arena concert venues and promotes concerts in the United States and Canada, directly or through joint venture arrangements. We promote concerts in our controlled venues and in venues operated by third parties. In addition, we occasionally host events that are being promoted by third-party promoters in our facilities.

    Our primary source of revenue from concert promotion activities is ticket sales. Cash from ticket sales received prior to the date of the applicable performance is deferred on the balance sheet until the day of the event, when the cash is recognized as revenue. Revenues from ticket sales are affected primarily by the number of events we promote, the average ticket price and the number of tickets sold. The average ticket price and the number of tickets sold depends on the popularity of the artist whom we are promoting, the size and type of venue and the general economic conditions and consumer tastes in the market where the performance is being held. In venues we operate, we outsource food and beverage operations, merchandising and other ancillary services to third parties, and we receive a percentage of their revenues. If a concessionaire pays us an advance as part of a multi-year contract, we initially defer the advance on our balance sheet and then recognize it as revenue as it is earned over the term of our contract.

    The most significant operating expense for our Concerts division is artist compensation. As a concert promoter, we generally agree to pay the artist the greater of a minimum guarantee and a profit sharing payment based on ticket revenues, less certain event expenses. Artist compensation depends primarily on the popularity of the artist, the ticket price that is set by the artist and the expected level of ticket sales. When we promote a concert, other significant expenses include production costs, facility fees and advertising. As a venue operator, the primary costs are rent, depreciation and amortization, and compensation expense for our employees.

    The operations and revenues of our Concerts division have been largely seasonal in nature. Our outdoor venues are primarily used in the summer months and do not generate substantial revenue in the late fall, winter and early spring. In the 12 months ended December 26, 1999, on a pro forma basis assuming that the acquisition of Universal Concerts occurred on December 28, 1998, approximately 70% of revenues for our Concerts division were generated in the second and third calendar quarters. The seasonality of our Concerts business may cause a significant variation in our quarterly operating results.

    Recently, competitors of our Concerts division have acquired the national touring rights for many recognized artists. Frequently, we will act as a local promoter for national tours promoted by these competitors, or our venues will host concerts for which these competitors elect to act as the local promoter. The large number of national tours recently acquired by these competitors may allow them to negotiate more favorable terms of engagement with local promoters or venue operators such as us.

Digital

    Revenues recognized in our Digital business through December 1999 have primarily been derived from the sale of sponsorships whereby we receive a fee from another company in return for publicity in connection with our programming or hosting of live music events. We also have recognized revenues from the sale of advertising space on hob.com, from e-commerce sales of House of Blues branded merchandise from our web site, and from Internet pay-per-view transactions, where consumers have paid for the ability to view a captured live music performance. We expect increased growth in revenues derived from the sale of digital downloads whereby a consumer pays us a license fee to download audio or visual live music content, and from subscriptions whereby a broadband carrier or consumer will pay us a periodic fee for access to a library of archived live music audio or visual digital content.

    The primary operating expenses for our Digital division are artist compensation, royalty payments to artists and their record labels, personnel costs, technical costs including digital capture and digital distribution services, advertising and marketing costs, the cost of merchandise inventory sold through e-commerce, and capital spending and the related depreciation of digital capture and editing equipment. We expect royalty payments to artists, their record labels and performance rights societies, to become a significant component of our Digital division's operating costs.

Allocation of Costs

    Except as discussed below, there are no significant costs that are allocated between our divisions. For performances that we digitally capture in our clubs for concurrent or future distribution through digital media, we allocate 50% of the artist compensation and any incremental event costs to our Digital division. In the future, if we digitally capture a concert in one of our concert venues for concurrent or future distribution through digital media, we intend to allocate a portion of the artist compensation and any incremental event costs to the Digital division. Corporate overhead is allocated to the segments based upon the relative time spent and associated costs incurred with respect to each segment. A portion of corporate overhead, representing general corporate activities, is not allocated to operating segments.

Results of Operations

    We measure the operating performance of our Clubs and Concerts divisions primarily by their ability to generate revenues, attributed revenues, and EBITDA. Although attributed revenues are not a measure calculated in accordance with GAAP, we believe that it is an accepted measure of performance of entertainment companies and is used by their managements and analysts who report publicly on the performance by entertainment companies. We calculate attributed revenues as total reported revenues plus revenues attributed from managed unconsolidated joint ventures which we account for under the equity method. These managed unconsolidated joint ventures consist of our Concerts division's investments in our partnership with PACE Amphitheatres, Inc. and House of Blues Concerts Canada. We measure the operating performance of our Digital division primarily by its ability to generate revenue. We also use EBITDA as a measure of liquidity. We define EBITDA as operating income plus depreciation and amortization, plus venue pre-opening costs, plus our attributed share of the EBITDA from joint ventures which we manage and account for under the equity method. The calculation of EBITDA for the periods for which our results of operations are presented is provided in Note 16 to our historical financial statements. Although EBITDA is not a measure of performance calculated in accordance with GAAP, we believe that the entertainment industry accepts EBITDA as a generally recognized measure of performance and analysts who report publicly on the performance of entertainment companies use EBITDA. Nevertheless, you should not consider this measure in isolation or as a substitute for operating income, net income, net cash provided by operating activities or any other measure for determining our operating performance or liquidity that is calculated in accordance with GAAP. EBITDA, as we calculate it, may not be comparable to calculations of similarly titled measures presented by other companies.

Six months ended December 26, 1999 compared to the six months ended December 27, 1998

    Revenues. Our revenues increased by $62.2 million, or by 138%, from $45.1 million in the six months ended December 27, 1998 to $107.3 million in the six months ended December 26, 1999. Revenues from our Clubs division increased by $15.5 million, or by 37%, from $41.9 million in the six months ended December 27, 1998 to $57.4 million in the six months ended December 26, 1999. Of that increase, $13.1 million was due to the addition of our club in Las Vegas, which opened in March 1999. Revenues for our remaining clubs increased by $2.4 million primarily due to higher music hall admission revenues and special events revenues. Our Concerts division had revenues of $49.5 million from September 11 through December 26, 1999, as a result of our acquisition of Universal Concerts on September 10, 1999. Prior to September 10, 1999, we did not have a Concerts division. Our Digital division had $0.3 million of revenues for the six months ended December 26, 1999, as compared to $0.2 million for the six months ended December 27, 1998 primarily due to increased sponsorship revenue. Revenues from other operations decreased by $2.9 million, from $3.0 million in the six months ended December 27, 1998 to $0.1 million in the six months ended December 26, 1999, primarily due to the absence of tour revenues in the six months ended December 26, 1999, compared with $2.3 million of tour revenues for the six months ended December 27, 1998.

    Attributed Revenues. Our attributed revenues increased by $74.2 million, or by 165%, from $45.1 million in the six months ended December 27, 1998 to $119.3 million in the six months ended December 26, 1999. The increase was primarily due to the acquisition of Universal Concerts which generated attributed revenues of $61.5 million from its acquisition date of September 10, 1999.
    Operating expenses. Our operating expenses increased by $59.0 million, or by 145%, from $40.6 million in the six months ended December 27, 1998 to $99.6 million in the six months ended December 26, 1999. Operating expenses from our Clubs division increased by $14.8 million, or by 39%, from $37.9 million in the six months ended December 27, 1998 to $52.7 million in the six months ended December 26, 1999. Our new Las Vegas club accounted for $12.3 million of the increase. Operating expenses for our remaining clubs which were open throughout both of these periods increased by $2.5 million primarily as the result of higher artist compensation expenses and special event costs. Our Concerts division had operating expenses of $44.0 million for the period from September 10, 1999 to December 26, 1999. Prior to September 10, 1999, we did not have a Concerts division. Digital division operating expenses increased by $1.6 million as the division added personnel, increased the number of digital captures and increased its audiovisual streaming capabilities. The operating expenses for our other operations decreased by $1.5 million from $1.7 million in the six months ended December 27, 1998 to $0.2 million in the six months ended December 26, 1999, primarily due to the absence of costs relating to national tours.

    General and administrative expenses. General and administrative expenses increased by $2.4 million, or by 52%, from $4.6 million in the six months ended December 27, 1998 to $7.0 million in the six months ended December 26, 1999. The acquisition of Universal Concerts accounted for $0.9 million of the increase. For our existing operations, the increases were primarily due to higher compensation expense as we expanded our management to accommodate the Universal Concerts acquisition and the expansion of our digital media businesses, and higher professional fees.

    Depreciation and amortization. Depreciation and amortization increased by $2.7 million, or by 108%, from $2.5 million in the six months ended December 27, 1998 to $5.2 million in the six months ended December 26, 1999. Of the increase, $1.7 million was the result of our acquisition of Universal Concerts and $0.3 million was the result of opening our new Las Vegas club.

    Venue pre-opening costs. Venue pre-opening costs decreased from $0.3 million in the six months ending December 27, 1998 when we were preparing to open our Las Vegas club, to zero in the six months ending December 26, 1999, when there were no new clubs preparing to open.

    Other expenses, net. Other expenses, net decreased by $0.4 million from $0.9 million in the six months ended December 27, 1998 to $0.5 million in the six months ended December 26, 1999. The six months ended December 26, 1999 includes $0.3 million of costs we incurred in conjunction with efforts to become the exclusive booking agent for the Greek Theatre in Los Angeles. No comparable costs were incurred in the six months ended December 27, 1998. In the six months ended December 27, 1998 we recognized a $0.7 million loss on abandoned development costs from the write-off costs capitalized for a proposed Tokyo club which was abandoned during the six months ended December 27, 1998. There was no comparable write-off in the six months ended December 26, 1999. The absence of that loss in the six months ended December 26, 1999 was partially offset by a $0.1 million increase in expenses related to litigation and settlements from the six months ended December 27, 1998 to the six months ended December 26, 1999.

    Interest income. Interest income increased by $0.1 million, or by 50%, from $0.2 million in the six months ended December 27, 1998 to $0.3 million in the six months ended December 26, 1999 as the result of higher cash balances as proceeds from debt and preferred stock issuances exceeded the cost of acquiring Universal Concerts.

    Interest expense. Interest expense increased by $2.3 million, or by 288%, from $0.8 million in the six months ended December 27, 1998 to $3.1 million in the six months ended December 26, 1999 as a result of the bank debt we incurred to fund the Universal Concerts acquisition.

    Equity in (loss) income of unconsolidated partnerships. Our equity in the income/loss of unconsolidated partnerships improved by $0.7 million from a loss of $0.1 million in the six months ended December 27, 1998 to income of $0.6 million in the six months ended December 26, 1999. Of the increase, $0.7 million was due to the acquisition of Universal Concerts and $0.3 million was from an increase in income from our Chicago Marina City Hotel Enterprises LLC partnership. The small preferred return we earn from that partnership is no longer offset by our share of the operating losses of the partnership, as the partnership losses to date exceed our investment and we are not legally committed to provide additional financial support to the partnership.

    Minority interest in loss of consolidated partnership. Minority interest in loss of consolidated partnership was relatively unchanged at $0.2 million for the each of the six months ended December 27, 1998 and the sixth months ended December 26, 1999 reflecting the consistent performance of HOB Marina City Partners, L.P. in both periods.

    Net loss. Due to the factors discussed above, our net loss increased by $2.6 million, or by 60%, from $4.3 million for the six months ended December 27, 1998 to $6.9 million for the six months ended December 26, 1999.

    EBITDA. EBITDA improved by $2.1 million, from a negative $1.1 million in the six months ended December 27, 1998 to $1.0 million in the six months ended December 26, 1999, primarily as a result of our acquisition of Universal Concerts.

Pro forma six months ended December 26, 1999 compared to the pro forma six months ended December 27, 1998

    The following supplemental pro forma results include the results of Universal Concerts for the periods presented, assuming it had been acquired on December 27, 1997 rather than on September 10, 1999 as reflected in the historical financial statements. The following discussion of the pro forma results of our operations should be read in conjunction with the pro forma financial statements and the notes to those statements included elsewhere in this prospectus.

    Revenues. Our pro forma revenues increased by $37.6 million, or by 30%, from $125.8 million in the six months ended December 27, 1998 to $163.4 million in the six months ended December 26, 1999. Pro forma revenues from our Clubs division increased by $15.5 million, or by 37%, from $41.9 million in the six months ended December 27, 1998 to $57.4 million in the six months ended December 26, 1999. Of that increase, $13.1 million was due to the addition of our club in Las Vegas, which opened in March 1999. Pro forma revenues for our remaining clubs increased by $2.4 million primarily due to higher music hall admissions revenues and special events revenues. Pro forma revenues from our Concerts division increased by $25.0 million, or by 31%, from $80.7 million in the six months ended December 27, 1998 to $105.7 million in the six months ended December 26, 1999. Of that increase, $20.0 million was due to our acquisition of the Hewitt/Silva concert promotions business in December 1998 and $5.0 million was primarily due to an increased number of events and increased revenues at the Universal Amphitheatre. Our Digital division had $0.3 million of pro forma revenues for the six months ended December 26, 1999, as compared to $0.2 million for the six months ended December 27, 1998 primarily due to increased sponsorships. Pro forma revenues from other operations decreased by $2.9 million, from $3.0 million in the six months ended December 27, 1998 to $0.1 million in the six months ended December 26, 1999, primarily due to the absence of tour revenues in the six months ended December 26, 1999, compared with $2.3 million of tour revenues for the six months ended December 27, 1998.

    Attributed Revenues. Our pro forma attributed revenues increased by $34.4 million, or by 20%, from $167.9 million in the six months ended December 27, 1998 to $202.3 million in the six months ended December 26, 1999. The revenue increases noted above were partially offset by a reduction in attributed revenues from our two managed unconsolidated joint ventures, House of Blues Concerts Canada and our partnership with PACE Amphitheatres, Inc., which declined by $3.2 million, or by 8%, from $42.1 million to $38.9 million. This decrease was due to fewer events promoted by House of Blues Concerts Canada which caused an attributed revenue decline of $4.5 million which was partially offset by an increase in attributed revenue from our partnership with PACE Amphitheatres, Inc. of $1.3 million as a result of more events promoted by that partnership.

    Operating expenses. Our pro forma operating expenses increased by $40.1 million, or by 36%, from $109.9 million in the six months ended December 27, 1998 to $150.0 million in the six months ended December 26, 1999. Pro forma operating expenses from our Clubs division increased by $14.8 million, or by 39%, from $37.9 million in the six months ended December 27, 1998 to $52.7 million in the six months ended December 26, 1999. Our Las Vegas club, which opened in March 1999, accounted for $12.3 million of the increase. Pro forma operating expenses for our remaining clubs which were open throughout both of these periods increased by $2.5 million primarily as a result of higher artist compensation expenses and special event costs. Pro forma operating expenses from our Concerts division increased by $24.9 million, or by 36%, from $69.6 million in the six months ended December 27, 1998 to $94.5 million in the six months ended December 26, 1999, primarily due to $18.5 million of operating expenses due to our acquisition of the Hewitt/Silva Concerts promotion business. Pro forma operating expenses in the existing Concerts businesses increased by $6.4 million primarily due to higher artist compensation expenses at the Universal Amphitheatre. Our Digital division pro forma operating expenses increased by $1.6 million due to higher staffing levels, more digital captures and distribution of live music content, and generally higher activity levels. The operating expenses for corporate and other operations decreased by $1.5 million from $1.7 million in the six months ended December 27, 1998 to $0.2 million in the six months ended December 26, 1999 primarily due to the absence of costs relating to national tours.

    General and administrative expenses. Pro forma general and administrative expenses decreased by $0.2 million, or by 2%, from $8.1 million in the six months ended December 27, 1998 to $7.9 million in the six months ended December 26, 1999. The elimination of $0.9 million of corporate allocations from the former owner of our Concerts business was offset by higher compensation costs.

    Depreciation and amortization. Pro forma depreciation and amortization expense increased by $0.3 million, or by 5%, from $6.5 million in the six months ended December 27, 1998 to $6.8 million in the six months ended December 26, 1999. The increase was primarily the result of opening our Las Vegas club in March 1999.

    Venue pre-opening costs. Pro forma venue pre-opening costs decreased from $0.9 million in the six months ending December 27, 1998 during which we were preparing to open our Las Vegas club, to zero in the six months ending December 26, 1999, during which we had no pre-opening activity.

    Other expenses, net. Pro forma other expenses, net decreased by $0.4 million, or by 44%, from $0.9 million in the six months ended December 27, 1998, to $0.5 million in the six months ended December 26, 1999. The six months ended December 26, 1999 includes $0.3 million of costs we incurred in connection with efforts to become the exclusive booking agent for the Greek Theatre in Los Angeles. No comparable costs were incurred in the six months ended December 27, 1998. In the six months ended December 27, 1998, we recognized a $0.7 million loss on abandoned development costs from the write-off of costs capitalized for a proposed Tokyo Club which was abandoned during the six months ended December 27, 1998, for which there was no comparable write-off in the six months ended December 26, 1999. The absence of that loss in the six months ended December 26, 1999 was partially offset by a $0.1 million increase in expenses related to litigation and settlements from the six months ended December 27, 1998 to the six months ended December 26, 1999.

    Interest expense. Pro forma interest expense increased by $0.4 million, or by 10%, from $4.0 million in the six months ended December 27, 1998 to $4.4 million in the six months ended December 26, 1999 as a result of higher average amounts of pro forma debt outstanding.

    Equity in (loss) income of unconsolidated partnerships. Our pro forma equity in the income/loss of unconsolidated partnerships decreased by $0.8 million, or by 19%, from $4.3 million in the six months ended December 27, 1998 to $3.5 million in the six months ended December 26, 1999. The primary cause of the decrease was lower earnings from our Canadian joint venture. This decrease was partially offset by a $0.3 million increase in income from our Chicago Marina City Hotel Enterprises LLC partnership. The small preferred return we earn from that partnership is no longer offset by our share of the operating losses of the partnership, as the partnership losses to date exceed our investment and we are not legally committed to provide additional financial support to the partnership.

    Other income (expense). Other pro forma income (expense) was relatively unchanged at $0.5 million for each of the six months ended December 27, 1998 and December 26, 1999.

    Net income (loss). Due to the factors discussed above, our net income
(loss) declined by $2.5 million from an income of $0.3 million for the six months ended December 27, 1998 to a loss of $2.2 million for the six months ended December 26, 1999.

    EBITDA. Pro forma EBITDA decreased by $2.8 million, or by 24%, from $11.8 million in the six months ended December 27, 1998 to $9.0 million in the six months ended December 26, 1999 primarily as a result of costs associated with our investment in our Digital division. Pro forma EBITDA for our Clubs division increased by $1.5 million from $0.1 million in the six months ended
December 27, 1998 to $1.6 million in the six months ended December 26, 1999. Pro forma EBITDA for our Concerts division increased by $0.4 million, or by 3%, from $12.8 million in the six months ended December 27, 1998 to $13.2 million in the six months ended December 26, 1999. Pro forma EBITDA for our Digital division decreased by $3.0 million, or by 188%, from a negative $1.6 million in the six months ended December 27, 1998 to a negative $4.6 million in the six months ended December 26, 1999. Pro forma EBITDA for corporate and other operations decreased by $1.7 million from $0.4 million in the six months ended December 27, 1998 to a negative $1.3 million in the six months ended December 26, 1999.

Six months ended June 27, 1999 compared to the six months ended June 28, 1998

    Revenues. Revenues increased by $9.3 million, or by 22%, from $42.7 million in the six months ended June 28, 1998 to $52.0 million in the six months ended June 27, 1999, primarily from the opening of our club in Las Vegas in March 1999.

    Operating expenses. Operating expenses increased by $9.0 million, or by 23%, from $38.8 million in the six months ended June 28, 1998 to $47.8 million in the six months ended June 27, 1999, primarily as a result of the opening of our Las Vegas club in March 1999.

    General and administrative expenses. General and administrative expenses increased by $0.3 million, or by 6%, from $4.8 million in the six months ended June 28, 1998 to $5.1 million in the six months ended June 27, 1999, primarily as a result of higher compensation expense and a provision for doubtful event receivables.

    Depreciation and amortization. Depreciation and amortization expense increased by $0.2 million, or by 8%, from $2.6 million in the six months ended June 28, 1998 to $2.8 million in the six months ended June 27, 1999. Substantially all of the increase was attributable to our new club in Las Vegas which we opened in March 1999.

    Venue pre-opening costs. We incurred no venue preopening costs in the six months ending June 28, 1998, compared to $0.8 million of pre-opening costs in the six months ending June 27, 1999 which consisted of pre-opening costs incurred prior to the March 1999 opening of our Las Vegas club.

    Other expenses, net. Other expenses, net increased by $0.3 million from $0.1 million in the six months ended June 28, 1998 to $0.4 in the six months ended June 27, 1999 primarily due to an increase in litigation and settlement expenses.

    Interest income. Interest income decreased by $0.1 million from $0.1 million in the six months ended June 28, 1998 to approximately zero in the six months ended June 27, 1999 as the result of lower cash balances available for investment.

    Interest expense. Interest expense decreased by $0.4 million, or by 36%, from $1.1 million in the six months ended June 28, 1998 to $0.7 million in the six months ended June 27, 1999 primarily due to a lower average debt balance outstanding.

    Equity in income/loss of unconsolidated partnership. Our equity in the loss of unconsolidated partnerships increased by $3.6 million from a loss of slightly more than zero in the six months ended June 28, 1998 to a loss of $3.6 million in the six months ended June 27, 1999 due to depreciation and interest expense at the partnership level which commenced following the opening of the House of Blues hotel in Chicago. We recognized this loss and have no further obligation, nor any further plans, to contribute additional funds to the partnership. Therefore, we have written our remaining investment in the partnership down to zero and are no longer recognizing our partnership share of additional losses. In the event that we do not provide further funding to the partnership, our ownership share may be diluted.

    Minority interest in loss of consolidated partnership. Minority interest in loss of consolidated partnership decreased by $0.1 million, or by 33%, from $0.3 million in the six months ended June 28, 1998 to $0.2 million in the sixth months ended June 27, 1999 as a result of lower losses for HOB Marina City Partners, L.P.

    Net loss. Due to the factors discussed above, our net loss increased by $2.9 million, or by 48%, from $6.0 million for the six months ended June 28, 1998 to $8.9 million for the six months ended June 27, 1999.

    EBITDA. EBITDA declined by $0.4 million, or by 44%, from a negative $0.9 million in the six months ended June 28, 1998 to a negative $1.3 million in the six months ended June 27, 1999 primarily as a result of increased costs associated with our investment in our Digital division, partially offset by improved performance in our Clubs division as a result of opening our Las Vegas club in March 1999.

Year ended December 27, 1998 compared to the year ended December 28, 1997

    Revenues. Revenues increased by $18.3 million, or by 26%, from $69.5 million in the fiscal year ended December 28, 1997 to $87.8 million in the fiscal year ended December 27, 1998. Of the increase, $15.4 million was due to the opening of our Myrtle Beach and Orlando clubs in May 1997 and September 1997, respectively, and $2.3 million resulted from our promotion of national tours in 1998. We did not promote any national tours in 1997.

    Operating expenses. Operating expenses increased by $15.8 million, or 25%, from $63.6 million in the 1997 fiscal year to $79.4 million in the 1998 fiscal year. Of the increase, $13.6 million was due to the opening of our clubs in Myrtle Beach and Orlando in 1997, and $1.5 million resulted from our promotion of national tours in 1998. We did not promote any national tours in 1997.

    General and administrative expenses. General and administrative expenses decreased by $3.7 million, or by 28%, from $13.1 million in fiscal 1997 to $9.4 million in fiscal 1998 as a result of our initiatives to reduce overhead costs by decreasing compensation expense, travel and entertainment expense and corporate advertising and promotions.

    Depreciation and amortization. Depreciation and amortization decreased by $2.3 million, or by 31%, from $7.4 million in fiscal 1997 to $5.1 million in fiscal 1998. Of this decrease, $2.8 million was due to the amortization of capitalized club pre-opening expenses in fiscal 1997 compared to no related amortization in fiscal 1998, due to the adoption of Statement of Position 98-5, "Reporting on the Costs of Start-up Activities", as of the beginning of fiscal 1998. This decrease was partially offset by $0.6 million of additional depreciation and amortization due to a full year of operations for our Myrtle Beach and Orlando clubs in fiscal 1998.

    Venue pre-opening costs. Venue pre-opening costs increased by $0.3 million from zero in fiscal 1997 to $0.3 million in fiscal 1998. As a result of adopting Statement of Position 98-5, "Reporting on the Costs of Start-up Activities" as of the beginning of fiscal 1998, the costs for our Las Vegas venue incurred in fiscal 1998 were expensed, while analogous costs for other new venues in the previous year had been capitalized and amortized as part of depreciation and amortization.

    Other expenses, net. Other expenses, net decreased by $2.7 million from $3.6 million in fiscal 1997 to $0.9 million in fiscal 1998. Litigation and settlement costs decreased by $4.2 million from $4.5 million in fiscal 1997 to $0.3 million in fiscal 1998 due to the settlement of several lawsuits. This decrease was partially offset by a $0.7 million loss we recognized in fiscal 1998, writing off capitalized costs incurred in connection with the abandoned development of a Tokyo House of Blues club. The decrease further reflects a $0.8 million gain from the 1997 sale of real estate in New York which had previously been acquired as a potential venue site.

    Interest income. Interest income remained relatively unchanged at $0.3 million for each of fiscal 1997 and fiscal 1998.

    Interest expense. Interest expense increased by $0.6 million, or by 46%, from $1.3 million in fiscal 1997 to $1.9 million in fiscal 1998 primarily due to higher average debt balances outstanding.

    Equity in loss of unconsolidated partnership. Equity in loss of unconsolidated partnership decreased by $0.1, or by 50%, from $0.2 million in fiscal 1997 to $0.1 million in fiscal 1998 due to lower expenses in the partnership developing the House of Blues hotel and adjoining real estate in Chicago.

    Minority interest in loss of consolidated partnership. Minority interest in loss of consolidated partnership was relatively unchanged at $0.5 million in fiscal 1997 and $0.6 million in fiscal 1998.

    Cumulative write-off of unamortized venue pre-opening costs. In fiscal 1998, we recorded a $1.8 million cumulative non-cash write-off of unamortized venue pre-opening expenses which was recorded due to a change in accounting principles as a result of the adoption of Statement of Position 98-5, "Reporting on the Costs of Start-up Activities."

    Net loss. Due to the factors discussed above, our net loss decreased by $8.5 million, or by 45%, from $18.9 million for fiscal 1997 to $10.4 million for fiscal 1998.

    EBITDA. EBITDA improved by $8.8 million, or by 81%, from a negative $10.8 million in the fiscal year ended December 28, 1997 to a negative $2.0 million in the fiscal year ended December 27, 1998 primarily as a result of full year results of our Myrtle Beach and Orlando clubs which were opened during 1997, and reductions in general and administrative expense and litigation and settlement costs in 1998.

Year ended December 28, 1997 compared to the year ended December 29, 1996

    Revenues. Revenues increased by $33.4 million, or 93%, from $36.1 million in the fiscal year ended December 29, 1996 to $69.5 million for the fiscal year ended December 28, 1997. Substantially all of the $33.4 million increase was due to the opening of our club in Chicago in November 1996, our club in Myrtle Beach in May 1997, and our club in Orlando in September 1997.

    Operating expenses. Operating expenses increased by $31.0 million, or 95%, from $32.6 million in fiscal 1996 to $63.6 million in fiscal 1997. Substantially all of the $31.0 million increase was from our three new clubs in Chicago, Myrtle Beach and Orlando.

    General and administrative expenses. General and administrative expenses decreased by $1.4 million, or by 10%, from $14.5 million in fiscal 1996 to $13.1 million in fiscal 1997 due to a $2.2 million decrease in legal and professional fees, which was partially offset by higher compensation expenses.

    Depreciation and amortization. Depreciation and amortization increased by $5.0 million, or by 208%, from $2.4 million in fiscal 1996 to $7.4 million in fiscal 1997. Of the increase, $2.7 million was due to amortization of capitalized pre-opening costs related to the opening of our three new clubs in Chicago, Myrtle Beach and Orlando, $0.9 million was due to fixed assets depreciation and amortization at these three new clubs, and $0.8 million was due to depreciation of the consolidated HOB Marina City Partners, L.P. joint venture which owns and had developed the facility that houses our Chicago club.

    Other expenses, net. Other expenses, net decreased by $10.1 million from $13.7 million in fiscal 1996 to $3.6 million in fiscal 1997. In fiscal 1997, we recorded a $0.8 million gain from the sale of real estate in New York which had been acquired as a potential venue site. In fiscal 1996, we recorded a $13.7 million loss in connection with a temporary club we opened and operated in Atlanta during the 1996 Summer Olympics. The net effect of these items was partially offset by a $4.5 million increase in litigation and settlement costs from zero in fiscal 1996 to $4.5 million in fiscal 1997 due to accruals for several legal claims.

    Interest income. Interest income decreased by $0.3 million, or by 50%, from $0.6 million in fiscal 1996 to $0.3 million in fiscal 1997 due to lower average amounts of cash and cash equivalents available for investment.

    Interest expense. Interest expense increased by $1.0 million from $0.3 million in fiscal 1996 to $1.3 million in fiscal 1997 primarily due to higher average amounts of debt outstanding.

    Equity in loss of unconsolidated partnership. Equity in loss of unconsolidated partnership increased from zero in fiscal 1996 to $0.2 million in fiscal 1997. The increase is attributable to the Marina City Hotel Enterprises LLC partnership, which commenced operations in January 1997.

    Minority interest in loss of consolidated partnership. Minority interest in loss of consolidated partnership increased from zero in fiscal 1996 to $0.5 million in fiscal 1997 as a result of losses from the operations of HOB Marina City Partners, L.P.

    Net loss. Due to the factors discussed above, our net loss decreased by $7.9 million, or by 29%, from $26.8 million for fiscal 1996 to $18.9 million for fiscal 1997.

    EBITDA. EBITDA improved by $13.9 million, or by 56%, from a negative $24.7 million in the year ended December 29, 1996 to a negative $10.8 million in the year ended December 28, 1997 primarily as a result of a full year of operations of our Chicago club which was opened in 1996. In addition, EBITDA for fiscal 1996 was negatively impacted by a loss in connection with a temporary club we opened and operated in Atlanta during the 1996 Summer Olympics.

Liquidity and Capital Resources

    We have historically financed our operations through internally generated cash flow from operations, the proceeds from private sales of preferred equity securities and, to a lesser extent, capital leases and other debt financing. In September 1999, we acquired Universal Concerts for approximately $174 million in cash and assumed liabilities. We financed the acquisition through the net proceeds from a private sale of $146.2 million of preferred stock and $57.6 million in term loans under a new credit facility. The new credit facility also includes a four-year $25 million revolving line of credit, which we have not yet utilized.

    In September 1999, our cash balances increased substantially as funds raised from the sale of preferred stock and our new credit facility exceeded the amount required to purchase Universal Concerts. As of December 26, 1999, we had cash and cash equivalents of approximately $36 million. In addition, we have approximately $25 million in available borrowings under our revolving line of credit. We expect that, upon the closing of this offering, we will have entered into a new or amended credit agreement.

    In January and February 2000, we concluded several private sales of preferred stock to independent third parties and a preemptive rights offering to our preferred stockholders who had not made additional investments in connection with the acquisition of Universal Concerts. As a result of these sales, we issued shares of Class D-2 preferred stock and shares of 12% senior redeemable preferred stock and received net proceeds of approximately $7.6 million. We used the proceeds for working capital and other general corporate purposes.

    Net cash used in operating activities was $13.8 million in fiscal 1996, $18.0 million in fiscal 1997, $10.5 million in fiscal 1998, $0.9 million provided by operating activities in the six months ended June 27, 1999, and $3.2 million used in operating activities in the six months ended December 26, 1999. Our net use of cash in operating activities is primarily due to our net losses in these periods.

    Net cash used in investing activities was $35.3 million in fiscal 1996, $14.4 million in fiscal 1997, $4.3 million in fiscal 1998, $5.7 million in the six months ended June 27, 1999, and $162.1 million in the six months ended December 26, 1999. Our net use of cash in investing activities is primarily due to the $158.7 million from the purchase of Universal Concerts, Inc., net of cash acquired and assumed liabilities, on September 10, 1999, and due to the construction of our House of Blues clubs in Chicago, Myrtle Beach, Orlando and Las Vegas.

    Net cash provided by financing activities was $31.7 million in fiscal 1996, $22.9 million in fiscal 1997, $18.4 million in fiscal 1998, $2.6 million in the six months ended June 27, 1999, and $199.9 million in the six months ended December 26, 1999. The net cash provided to us by financing activities has been primarily from the issuance of various classes of preferred stock and from the issuance of debt to finance our expansion activities.

    Capital expenditures for the six months ended June 27, 1999 totaled $5.3 million. For the six months ended December 26, 1999, our capital expenditures totaled $3.3 million. We currently estimate that capital expenditures for the fiscal year ended July 2, 2000 will total approximately $15.0 million. Historically, our largest capital expenditures have been to construct, furnish and equip our club venues. During calendar 2000, however, we plan to acquire a significant amount of digital content capture and editing equipment. We also anticipate spending significant amounts of capital on new theatre and amphitheatre venue developments over the next two years.

    We currently anticipate that the net proceeds from this offering, funds available under our credit agreement, our existing cash and cash generated from currently existing club and concert venue operations will be sufficient to fund our operating activities, capital expenditures and development activities for at least the next 12 months. If we are not successful in generating sufficient cash flow from currently existing club and concert venue operations, we may need to raise additional capital through public or private debt and equity financings, strategic relationships or other arrangements. In addition, our ability to execute our current business plan, including development of additional venues and our digital and traditional media businesses, is dependent upon our ability to obtain additional debt and equity financing. The timing and amount of our future capital requirements cannot be accurately predicted and we cannot assure you that we will be able to raise additional financing on terms satisfactory to us, or at all. If we are unable to obtain additional financing as needed, we may be required to reduce the scope of our operations or proposed development of our clubs, concerts and digital businesses. Accordingly, our failure to raise sufficient capital when needed could have a material adverse effect on our business, results of operations and financial condition. If additional funds were raised through the issuance of equity securities, the percentage of stock owned by our then-current stockholders would be reduced.

    In the ordinary course of business, we continually have discussions and enter into negotiations regarding possible acquisitions of music promoters and music venue operators, both in the United States and internationally. Our business plan calls for such acquisitions as a way of improving our geographical reach and our scale of operations faster than could be achieved through internal growth and construction. We can provide no assurance, however, that we will in fact close any such acquisitions. In addition, we would have to finance these acquisitions through the issuance of equity capital to the owners, the use of cash on hand, or by accessing external sources of debt or equity capital, and we cannot be sure that we will be able to find sources of capital on terms acceptable to us, or at all for these purposes.

    We have had negative cash flow from operations since our inception. In addition, we incurred net losses in each year. Although we have experienced net revenue growth in each of the last five fiscal years, this growth should not be considered indicative of future revenue growth, if any. We expect to incur additional operating losses and negative cash flow from operations as we expand our venue, promotions and digital businesses. There can be no assurance that our revenues will grow or be sustained in future periods or that we will be able to achieve or sustain profitability or positive cash flow from operations in any future period. If we cannot achieve and sustain operating profitability or positive cash flow from operations, we may not be able to meet our debt service or working capital requirements.

    Management believes that it has an adequate plan to deal with the business risks associated with the Company's current operations and development plan and intends to raise additional capital to finance continued expected net losses as well as expansion of the Company.

Year 2000 Compliance

    As of March 10, 2000, we had not experienced any disruptions in the operation of our business as a result of computer failures to recognize the year 2000 or the date February 29, 2000. We can not be sure, however, that all potential Year 2000 problems have become apparent. We continue to monitor our technological operations, and the third party technological operations which are most significant to our business, to evaluate whether there are any indications that Year 2000 problems may still impact our business. We spent less than $0.5 million in Year 2000 related remediation costs. These costs did not have a material effect on our operations and financial condition and we do not anticipate that we will incur these types of costs in the future.

                          LIVE MUSIC INDUSTRY OVERVIEW

The Live Music Entertainment Industry

    The live music entertainment business is a large and growing industry. Artists have traditionally embraced live performances as a critical promotional tool for their recordings, as a platform to maintain direct interaction with fans and as a way to achieve a sense of authenticity and spontaneity in their work. Similarly, consumers have typically sought out live performances to experience a personal connection with their favorite artists and fellow music enthusiasts and a unique presentation of their favorite songs.

    Several new trends have impacted the demand for and delivery of live music entertainment including:

  . increasing supply of and demand for live music performances by both "classic" and emerging artists;

  . consolidation of the concert promotions and venue operations businesses; and

  .  increasing corporate sponsorship of live music venues and events.

    Supply and Demand. Recently, several new and emerging artists performed tours that were among the most lucrative and well-attended in the world. The successes of these newer acts have complemented the ongoing, consistent success of live performances by "classic" and other more established artists who continue to benefit from the music enthusiasm of older generations, including the "baby boomers." The top ten performing artists of the 1999 concert season included "classic" performers like The Rolling Stones, Bruce Springsteen and Neil Diamond, well-known entertainers like Cher, George Straight Country Music Fair, Dave Matthews Band and Celine Dion, as well as new breakout acts like 'N Sync, Shania Twain and the Backstreet Boys. This wide-ranging success reflects an increasingly diverse supply of artists in the live music performance market. Considering the diverse fan base for these artists and the significant increase in industry-wide revenues, we believe that the audience base for live music entertainment has both diversified and expanded. According to Amusement Business Magazine, in 1999, more than 34.5 million people attended live concerts in North America.

    The live music entertainment industry has experienced substantial and relatively consistent growth on a worldwide basis over the past 14 years. As shown in the graph below, the live concert industry has grown at a compound annual growth rate of 10.5% from 1985 through 1999.

        Worldwide Live Music Concert Ticket Revenues
        --------------------------------------------
                     ($ in millions)
                   [PERFORMANCE GRAPH]

1985       $  322
1986       $  311
1987       $  481
1988       $  495
1989       $  528
1990       $  683
1991       $  622
1992       $  809
1993       $  792
1994       $1,145(1)
1995       $  897
1996       $  922
1997       $1,113
1998       $1,100
1999       $1,309

--------
Source: Amusement Business Magazine

(1) The year 1994 was marked by higher than normal ticket sales due to the simultaneous touring of The Rolling Stones, The Eagles and Pink Floyd during the same season, each following a long absence from live performance.

    Consolidation. Historically, the concert promotions business has consisted of regional promoters focused generally on one or two major metropolitan markets. Similarly, the concert venue business has consisted of local operators controlling one or two venues. During the past several years, however, the live music industry has been characterized by consolidation within both the promotions and concert venue businesses, which has been driven by a desire to capitalize on economies of scale, leveraging opportunities and business synergies.

    Sponsorships. Advertisers recognize the increasing strength, broad appeal, highly targeted demographics and unique advertising opportunities offered by the live music entertainment industry. Beverage makers, telecommunications companies, retailers, credit card companies and leisure companies, including, among others, Coors, Sprint, Molson, Pepsi, Discover, Levi's and Blockbuster, have already made significant investments in reaching the live music entertainment audience through the advertising at and the sponsorship of events, tours and concert venues.

Participants in the Live Music Entertainment Industry

    The process of bringing a live concert to an audience requires the involvement of four key parties:

  .  artists;

  .  booking agents and other artists' representatives;

  .  promoters; and

  .  venue owners and operators.

    An artist's representative, such as a booking agent, works with an artist to arrange a venue and date, or series of venues and dates, for performances and typically enters into contracts with promoters operating in the various regions of the planned tour. A promoter is responsible for securing individual venues for the event on given dates, marketing the event, selling tickets and arranging for local production services, such as stage, set, sound and lighting. The promoter may also provide limited production services. The promoter offers the artist a guaranteed dollar amount per show based on the expected attendance and the ticket price that is negotiated with the artist. The promoter and artist's representative also negotiate how the revenue in excess of the promoter's operating expenses and the artist's guaranteed amount will be split.

    A venue operator provides the venue which will host the event, and is responsible for supplying, either through internal means or by subcontracting, all of the necessary supplementary services required for the event. The venue operator is paid a fee for the use of the venue and receives a rental payment based on a percentage of ticket revenues. The operator also generates revenues from the services it supplies, including concessions sales, merchandise sales, parking and other ancillary services, as well as sponsorships. Additionally, the operator generates ancillary revenues from other high margin services such as VIP parking, corporate box seating, and related amenities which generally command premium pricing. Industry participants, like House of Blues, often perform more than one of the booking, promotion and venue operation functions.

    Venues typically fall into one of the following categories:

  .  stadiums, generally accommodating more than 32,000 patrons;

  .  arenas, generally accommodating 15,000 to 25,000 patrons;

  . amphitheatres, open air performance spaces generally accommodating 4,000 to 32,000 patrons;

  . theatres, enclosed venues generally accommodating up to 6,000 patrons in fixed seating; and

  . concert clubs, generally accommodating 2,000 or fewer patrons in more casual settings than theatres.

The Online Music Industry

    The Internet. The Internet is a growing platform that allows millions of people worldwide to deliver and receive information rapidly, to create virtual communities around shared interests and to engage in electronic commerce. The International Data Corporation, an industry research company, has estimated that more than 142 million people worldwide used the Internet in 1998 and projects that by 2003, that number will more than triple to exceed 500 million users. Teens, college students and other young adults are at the heart of this Internet revolution as indicated by International Data Corporation, which reported that 58% of all Internet users are between the ages of 12 and 34. This demographic age group has historically been the largest group of music entertainment consumers and we believe they will also be significant consumers of entertainment content on the Internet. Additionally, among all consumers, the Internet has already become a widely accepted global medium for communications, entertainment and commerce, and Forrester Research, an industry research firm, forecasts that the Internet will continue to win greater proportions of customer spending. We believe that these trends will support continued growth in consumer spending for entertainment products online.

    Entertainment on the Internet. One indication of the Internet's growing popularity is its increasing use by consumers as a source for entertainment. According to Forrester Research, movie- and entertainment-related content represent the fourth most sought after information on the web. Audience & Development reports that 30% of people watching less television are browsing the Internet instead. Examples of the proliferation of Internet-based entertainment companies include MTVi, which is devoted to recorded music video broadcast on the Internet, and "bricks and mortar" entertainment companies like World Wrestling Federation Entertainment, Inc., which currently broadcasts a limited number of its events on the Internet. Furthermore, through web sites like bloomberg.com and cnn.com, Internet consumers also now have the opportunity to watch news broadcasts and sports events online. As the Internet continues to evolve as a mass communications medium and as technology becomes more advanced, we believe that entertainment content will increasingly be delivered and purchased through the Internet.

    Online Music. Total music industry revenues in the United States will grow from $13.7 billion in 1998 to $18.1 billion in 2003, as projected by Jupiter Communications. Jupiter Communications also forecasts the contribution of online music sales of compact discs, tapes, records, and digital downloads as a percent of total music sales to increase from 1.1%, or $152 million, in 1998 to nearly 14.4%, or $2.6 billion, by 2003. Additionally, Jupiter Communications forecasts a tripling of the online music consumer base from 10 million in 1999 to 33 million by 2003. For the month of January 2000 alone, Forrester Research reports that online music sales totaled $142 million, ranking seventh among all items purchased on the Internet. More than 12 million Internet users accessed music and music-related content in that month, according to Media Metrix, an Internet tracking firm.

    The market data presented above and elsewhere in this prospectus shows the referenced research firm's estimates derived from a combination of provider, user and other market sources and therefore may differ from data cited by companies using different market definitions or calculating methods. There can be no assurance that any of these estimates will be achieved.

    Increasing consumer demand for music and music-related content online is evidenced by the proliferation of music-related web sites. As an important new medium for music enthusiasts, the Internet allows consumers to conveniently listen to and download music, watch music videos and live performances, purchase digitally and traditionally recorded music, learn about artists and their music and chat with artists and fellow music enthusiasts. Additionally, we believe the Internet provides a revolutionary new opportunity for artists and record labels to promote their music and earn additional revenues from their music products. Through the Internet, artists can share background on themselves and their music, communicate directly with their fans, and promote and distribute their music products. We believe that the Internet's appeal to artists, their representatives and record labels will grow even further with the increasing sophistication of security technology and the industry standards for online music distribution, since the Internet offers the unique opportunity to:

  .  reach a worldwide audience for music entertainment;

  .  provide users with a broad and diverse offering of music content;

  .  tailor products based on market dynamics and consumer interests;

  .  digitally distribute music content efficiently and cost-effectively;
     and

  . collect data regarding consumer preferences and demographics for targeted marketing, advertising, and promotions.

   Online Live Music. We believe that the Internet has the potential to fulfill unmet consumer demand for live music entertainment by providing easy, customized and cost-effective access to live music content which is currently lacking in traditional media. We believe that the distribution of live music content over the Internet will not cannibalize consumer demand for studio-recorded music or consumer attendance of live music performances. We believe music enthusiasts regard live performance recordings as a supplement to, rather than as a substitute for, studio recordings due to the unique sound and character of each live performance. Similarly, we believe that consumers of online live music will continue to attend live music performances in person to participate in the spontaneous social experience of interacting with the artist and fellow music enthusiasts. We believe that, rather than reducing their live event attendance, consumers who enjoy listening to and viewing live music performances online, particularly that of new or unfamiliar artists, may be inspired to attend more live performances. The popularity of live music and the relatively low cost of capturing and distributing live music content make the Internet a valuable platform for new promotional and revenue opportunities for artists, their representatives, record labels, and our company.

    Most consumers presently connect to the Internet through dial-up telephone connections with access speeds of 56 Kbps or less. We believe that new broadband platforms, such as cable and digital subscriber line modems and satellite data broadcast, will allow for significantly faster delivery of Internet-based products to consumers than the currently predominant narrowband technologies. These broadband technologies facilitate connection speeds from 168 Kbps for entry-level services to over 1Mbps. The proliferation of consumer broadband access will make the Internet an even more attractive medium for consumers to enjoy a live music experience. As an example, as of January 2000 Forrester Research reports that while approximately 11% of inexperienced narrowband users watch streaming video, 39% of broadband users regularly engage in this online activity. For these reasons, we believe that the continued growth of broadband technology usage by consumers will correspondingly increase demand for our live music products and services. We believe that broadband consumer adaptation rates will continue to be strong as illustrated in a March 2000 Forrester Research study that forecasted an increase in the number of broadband Internet subscribers from an estimated 2.0 million subscribers in 1999 to 27.0 million subscribers by the end of 2003.

    Similar to growth in broadband user adaptation rates, we believe that significant increases in digital compression technologies, personal computer processor speeds, high-speed CD- and DVD-ROM drives and other interactive devices will accelerate the proliferation of successful online music content distribution. To date, digital music downloads have generated limited revenues, as most downloads that are available on the Internet have been promotional in nature. However, according to Forrester Research, recorded music sales delivered through digital transmission are expected to represent 7% of all United States recorded music sales by 2003.

                                    BUSINESS

Introduction

    We are a leading live music entertainment company with a premier venue portfolio, a widely recognized brand name and an integrated Internet and digital strategy. We own, operate or exclusively book 27 venues including:

  .  seven widely known House of Blues clubs; and

  .  20 premier amphitheatre, theatre and arena concert venues

We act as a promoter of live music events at both our own and third party clubs and concert venues. We believe that we are the second largest operator of amphitheatre, theatre and arena venues and the second largest promoter of live concerts in the United States. We believe that we are also the largest promoter of live concerts in Canada through a joint venture we operate. We are able to capitalize on the live performances we promote by digitally capturing audio and visual live music content and distributing it through a variety of media, including our web site, www.hob.com, television and radio. The live concert performances that we promote and distribute reflect a diverse array of music genres, including pop, rock, hard rock, Latin, hip hop, rap, blues, R&B, jazz, soul, funk, swing, country & western, gospel and contemporary, and appeal to an equally diverse demographic base.

    We believe that there is a large demand for live music entertainment worldwide that is not met by existing live music venues and traditional media such as television, radio and recordings. Historically, the live music entertainment business has reached only a limited portion of consumers because of inherent constraints of time, geography, availability and cost. We believe that numerous economically and demographically advantageous markets are currently under-served by existing live music venues. Additionally, we believe that the high costs associated with producing and distributing one-time recordings of live performances limit the distribution of live music events through traditional media. We believe that the development of new forms of digital distribution will result in significant opportunities to efficiently and effectively meet consumer demand for live music entertainment.

    We believe that we are well-positioned to be a leading distributor of live music entertainment through the Internet and other digital media because of our fully integrated venue operations and live music promotions businesses and the wide recognition of our House of Blues brand. We promote more than 3,500 live music performances annually and are able to attract high-quality talent by offering a state-of-the-art live performance environment, venues of varying types and sizes, and unique multimedia promotional opportunities for artists. Our venues and promotional businesses provide us with excellent access to live music content and our significant production infrastructure allows us to digitally capture that content cost-effectively. Our multi-dimensional relationships with artists give us the ability to offer original programming at our venues and through digital and traditional media. We began distributing live music entertainment over the Internet in 1995 and believe we were the first to offer both free and pay-per-view streaming live music entertainment on the Internet. We believe that consumers and artists identify our House of Blues brand with a high-quality live music experience and we seek to continuously reinforce our brand as "The Home of Live Music" and "The Home of Live Music on the Internet."

Our Strategy

    We are focused on becoming the leading source for high-quality, diverse live music entertainment content across all forms of media. Our primary strategic objectives are to:

  . reinforce our House of Blues brand as being synonymous with high-quality live music entertainment across a variety of music genres;

  . be the premier provider and promoter of a diverse array of live music entertainment; and

  . be the leading distributor of branded live music entertainment content through a variety of media.

    We intend to implement our strategies in the following ways:

    Position our House of Blues brand as the source for the highest-quality live music entertainment across a variety of music genres. We believe our existing clubs and concert venues, our promotions and touring businesses, our Internet presence and our other digital and traditional media businesses provide broad exposure of our brand to live music enthusiasts. In 1999, our concert venues attracted approximately seven million in attendance, the music halls at our clubs attracted approximately 1.4 million in attendance and the restaurants at our clubs attracted approximately 1.4 million patrons. Our web site, hob.com, currently attracts approximately 500,000 unique monthly visitors and our terrestrial radio productions currently generate 4.7 million weekly gross impressions in 186 radio markets. In addition, we advertise in major newspapers in all of the markets where we operate our clubs, concert venues and promotions business. Through all of these customer contact opportunities, we intend to continue to develop our widely known House of Blues brand as an internationally recognized trademark synonymous with high-quality live music entertainment.

    Expand and capitalize on long-term relationships with artists, their representatives and record labels to maximize our access to high-quality live music content. We employ senior executives in our club and concert venue businesses who have an average of 19 years' experience in the talent-buying and promoting business and have built enduring relationships with artists, thus enabling our presentation of recurring performances by musicians like Elton John, Jimmy Buffett, Bob Dylan, 'N Sync, Whitney Houston, Ricky Martin, Aerosmith and Willie Nelson. We have also cultivated and continue to strengthen our relationships with artist representatives, who not only represent established artists but also provide us with access to emerging talent. Our artist-friendly facilities feature high-quality production equipment and provide an enjoyable performance experience for artists. Moreover, because we own, operate or have booking arrangements with both small and large capacity venues, we are able to nurture and showcase new, cutting-edge artists at our clubs and to capitalize on our relationships by booking these artists at our larger capacity amphitheatre, theatre and arena venues as their careers advance. Additionally, our digital and traditional media businesses provide attractive new promotional opportunities for artists. Our ability to showcase artists throughout their careers and in a variety of media greatly increases the depth and breadth of our access to high-quality live music content.

    Grow our position as a leading live music venue operator and promoter. We intend to execute our strategic plan to develop additional House of Blues clubs and new amphitheatre and theatre venues in targeted domestic and international markets. In addition, we continue to pursue attractive acquisitions and joint venture opportunities in order to expand our regional and national promotions businesses and penetrate important geographical markets. Finally, we intend to enhance our existing operations through ongoing operational initiatives.

    Leverage the opportunities created by our fully-integrated operations to become the leading multimedia distributor of live music entertainment. Our position as an owner and operator of a wide range of venue types and as a concert promoter and producer, as well as our multimedia capabilities, provides us with a unique advantage in booking and showcasing talent. We are able to offer multiple performance platforms in geographically important markets and thus capitalize on our economies of scale. Our existing infrastructure allows us to digitally capture high-quality live music content at our venues for distribution through a variety of new digital media, creating new product opportunities at little incremental cost. Contrary to most traditional music industry business models in which artists and their record labels pay for production, promotion and distribution costs, we are able to capitalize on content that the artist has already created without additional cost to the artist and the record label. Through the audio and visual content distribution of live performances on the Internet and other new forms of digital media, we intend to provide additional revenue streams for artists, their representatives, record labels and our company. Our multiple live performance and distribution platforms also provide attractive sponsorship and advertising opportunities across all of our business segments.

    Continue to pursue strategic alliances and relationships to enhance our access to live music entertainment content and expand our distribution network. We plan to continue to enter into strategic relationships with leading content providers such as record labels and other music entertainment companies in order to further expand our access to live music content. In addition, we intend to continue to enter into strategic agreements and alliances with leading telecommunications companies, Internet service providers, online portals and other music-related web site operators in order to enhance our Internet and other digital distribution capabilities, generate new Internet traffic for our hob.com web site and broaden our exposure to web users.

Our Business

    We are "The Home of Live Music" and "The Home of Live Music on the Internet," featuring and promoting all genres of music and appealing to a broad and diverse demographic base. We aspire to develop our clubs and concert venues, our hob.com web site and our other branded properties into the premier sources and destinations for a broad array of live music content. We are fully integrated with four business units:

  .  House of Blues Clubs;

  .  House of Blues Concerts;

  . House of Blues Digital, including hob.com and our other digital media businesses; and

  .  Traditional Media and Other Businesses.

House of Blues Clubs

    Overview. The primary objectives of our club business are to:

  . attract loyal consumers to our clubs with a high-quality comprehensive entertainment experience featuring live music and dining;

  . attract high-quality artists with a professionally rewarding and promotionally valuable performance experience; and

  . capture live music content for distribution through hob.com and our other digital and traditional media businesses.

    We fulfill these objectives by:

  . booking a variety of high-quality talent across a broad array of music genres;

  . offering an intimate, socially interactive live music experience for artists and their fans;

  .  providing a high-quality dining experience;

  .  providing state-of-the-art sound and lighting systems;

  . actively marketing our clubs as locations for high margin corporate and other special events;

  . using experienced production teams to digitally capture live performances; and

  . fostering strong relationships with artists by providing them with first-class, personalized hospitality.

    Existing Clubs. We opened our first House of Blues club in November 1992 in Harvard Square in Cambridge, Massachusetts. Since then, we have opened six additional clubs in key geographic areas. An overview of our clubs is presented below:

                                                    Number of   Number of    Total
                                                   Nights with   Content   Attendance
                                                      Shows     Captures       in
                                        Music Hall in Calendar in Calendar  Calendar
Location                  Opening Date   Capacity     1999        1999      1999(1)
--------                  ------------  ---------- ----------- ----------- ----------
Cambridge, MA........... November 1992      165         359         16       122,225
New Orleans, LA......... January 1994     1,000         304         26       397,613
Los Angeles, CA......... May 1994         1,000         314         70       319,928
Chicago, IL............. November 1996    1,500         297         44       417,180
Myrtle Beach, SC(2) .... May 1997         1,600         141          3       348,616
Orlando, FL............. September 1997   2,000         272         11       685,963
Las Vegas, NV........... March 1999       2,000         145         60       468,516
                                                      -----        ---     ---------
Totals..................                              1,832        230     2,760,041

--------
(1) Includes visitors to our restaurants only, our music halls only or both. Of the total number, approximately 1.4 million in attendance visited at least the music halls.

(2) The Myrtle Beach club has limited operations during the winter season.

    Operations. Each of our existing House of Blues clubs offers customers an integrated live music and dining experience. Our clubs display one of the largest collections of Southern and rural folk art in the world and share an authentic, colorful Southern-inspired environment which celebrates the blues music tradition. Each club showcases a variety of original live music performances designed to appeal to a broad range of music preferences. Each club has three primary components-- a live music hall, a restaurant and bar and a branded specialty retail store. The Chicago location also includes a hotel that we developed with a joint venture partner.

    Live Music Hall. Each House of Blues club has a music hall, specially designed to provide optimum acoustics for live performances. Each music hall is outfitted with state-of-the-art sound and lighting equipment and operated by professional production teams. We generally offer nightly live entertainment performances and each club offers a Gospel Brunch buffet every Sunday, featuring live gospel choirs in the music hall. The clubs regularly host special programs for targeted groups, including service industry nights in Los Angeles, New Orleans, Myrtle Beach, Orlando and Las Vegas and late night dance club events in New Orleans, Chicago and Myrtle Beach following the featured live music performance.

    The music halls in our existing clubs generally accommodate between 1,000 and 2,000 guests. Our music halls are recognized by artists and other members of the music industry as premier venues for club-level live music performances. Each club showcases a combination of internationally recognized, nationally known and popular regional and local artists who appeal to a broad range of musical tastes, such as pop, rock, hard rock, Latin, blues, R&B, hip hop, rap, jazz, soul, funk, swing, country & western, gospel and contemporary.

    The following table reflects the breadth and depth of artists who have performed at our clubs:

Pop                    Classic/Rock Latin                   Hip Hop/Rap  R&B/Blues
---                    ------------ -----                   -----------  ---------
311                    Aerosmith    Buena Vista Social Club Eminem       James Brown
Sheryl Crow            Eric Clapton  artists                The Fugees   D'Angelo
Duran Duran            Bob Dylan    Celia Cruz              Ice Cube     Aretha Franklin
Hootie & the Blowfish  Paul Simon   Jaguares                Wyclef Jean  Macy Gray
Joan Osbourne          Van Halen    Mana                    Public Enemy Al Green
                                    Tito Puente

    Our clubs have thrived in large part because of the expertise and industry relationships of our talent buyers. Our club business senior management team includes talent buyers with an average of 15 years' experience in the field and outstanding access to key talent, their representatives and record companies. As a result, we are generally able to attract and maintain enduring, long-standing relationships with high-quality nationally known artists, which differentiates our live music offerings from other local and regional club operators. Our club talent buyers coordinate closely and leverage our brand and network of venues to book nationally recognized acts and work individually to attract regional artists.

    Our clubs and our talent buyers have been consistently recognized for outstanding performance throughout the years by Pollstar Magazine, the leading live music industry trade journal. Some of the Pollstar distinctions we have received include:

  . Best Venue for the Los Angeles club from 1994-1996 and the Chicago club in 1999; and

  .  Best Talent Buyer in five of the last six years.

    Tickets for our club shows can be purchased by telephone, at the box office, through retail ticket outlets or on the Internet. Tickets generally range in price from approximately $10 to $20 for local talent, $35 for nationally recognized acts and over $50 for "legendary," internationally known performers.

    Restaurant and Bars. Adjacent to the music hall, each club has a full-service restaurant and bars, serving lunch, dinner and late night snacks seven days a week. The restaurant menu features Delta-inspired Southern cuisine, including a broad selection of appetizers, entrees and desserts with an eclectic mix of tastes from around the world. We believe that the high quality of the food, service and atmosphere in our restaurants attracts customers to our clubs independently from an entertainment event, and generates a significant amount of repeat business from local customers. Consequently, we conduct our restaurant and bar operations as an important stand-alone business.

    Foundation Room. Our Los Angeles, Chicago and Las Vegas clubs each have a special Foundation Room. We are also developing a fourth Foundation Room adjacent to our New Orleans club which we expect to open in March 2000. The Foundation Room is an exclusive, separate area of the club offering a fine dining and luxurious lounge experience to members and their guests. It also serves as a venue for various festivals and cultural and charitable events. Members of our Foundation Rooms must pay an annual fee, of which a portion is paid directly to the International House of Blues Foundation, a not-for-profit organization dedicated to promoting music and arts education.

    Special Events. Each House of Blues club is designed so that all or part of the restaurant, music hall and Foundation Room spaces can host corporate and private parties and other special events. We actively and successfully market our clubs as locations for high-margin corporate events, private parties, award shows and other special events. Most recently in February 2000, the Las Vegas club hosted the annual music industry Pollstar Awards and the Los Angeles club hosted MTV's "Rock the Vote" party.

    Specialty Retailing. Each House of Blues club also includes a small retail store offering an exclusive line of House of Blues branded merchandise and a line of selected compact discs, videotapes and books. Each store offers a mix of merchandise designed to encourage purchases from patrons of the restaurant and music hall, as well as to attract shoppers in general.

    Expansion Plans. Our club expansion strategy focuses on the following criteria for new site selection:

  .  a concentrated population;

  . a strong regional music tradition which is actively supported by the local audience base; or

  .  a vibrant tourist and convention trade.

    Our club expansion strategy is to develop newly designed clubs that we expect to provide attractive returns based on targeted levels of operating cash flow coupled with a highly disciplined capital investment plan. The majority of these new clubs are expected to average approximately 20,000 square feet, smaller than our current average club size, with restaurant capacity at approximately 200 persons and music hall capacity at approximately 1,000 persons. We currently expect to open the first of these clubs in Anaheim, California, during calendar year 2001. Thereafter, we intend to open four or more of these clubs annually for the next three years. To promote international recognition of the House of Blues brand, we expect to develop larger "showcase" venues similar to our Chicago and Las Vegas venues in two or three high profile internationally renowned markets such as New York, London, Paris, Tokyo and Berlin.

House of Blues Concerts

    Overview. We believe that we are the second largest owner and operator of amphitheatre and theatre concert venues in the United States, the second largest concert promoter in the United States and the largest concert promoter in Canada through a joint venture we operate. We own, operate or have exclusive booking arrangements for 20 premier amphitheatre, theatre and arena concert venues in the United States and Canada, either solely or with a partner. Of the 20 venues we control, we wholly own or exclusively operate seven venues; we operate four venues in partnership with other companies; and we have exclusive booking arrangements in the remaining nine venues, three of which are arenas.

    We acquired our concerts business in September 1999 from Universal Studios, Inc. and its Canadian affiliate, both of which were subsidiaries of The Seagram Company Ltd. Our newly acquired concert venue business has substantially enhanced our position as a premier live music entertainment company. In addition to greatly increasing the depth and breadth of our access to content, our concert venue and promotions businesses allow us to participate in several different revenue streams and to further capitalize on the synergies of our fully integrated operations and increase recognition of our House of Blues brand. One example of the synergy between our club and concert businesses was our recent promotion of the D'Angelo tour with five sold-out Los Angeles club performances leading us to book the artist subsequently at the Universal Amphitheatre.

    The majority of our owned and operated concert venues are amphitheatres. All of our amphitheatres are located in top 50 designated market areas in North America. Our amphitheatres are typically the regional venue of choice for larger-scale live concerts, as they have been designed and built specifically to showcase music talent. The amphitheatres generally possess sight lines and acoustics that are superior to those offered by larger stadium and arena venues. Additionally, amphitheatres typically cost less to develop, maintain and operate than larger stadium and arena venues which generally allows music artists to earn more attractive returns from performing in amphitheatres.

    The majority of our venues are located in the western United States and Canada. Our network of venues allows us to recognize significant economies of scale by booking artists into multiple venues in each region which helps artists route their tours more efficiently. We believe that our resulting strong market position, coupled with our robust regional presence, creates a significant advantage for our concerts business relative to other smaller concert venue owners and operators.

    We operate our promotions business in most of the regions where we control venues, including the Pacific Northwest, Southern California, Nevada, Texas, Atlanta, Denver and throughout Canada. Our promotions business presents events in both company-controlled and third party venues. In fiscal year 1999, our venues hosted 378 live music events and we promoted 1,089 additional events at third party venues, featuring many of the most popular artists in the music industry today.

    Our primary objectives in our concerts business are to:

  . attract the greatest number of patrons to our events with a high-quality live music entertainment experience;

  . attract a wide range of high-quality artists with professionally rewarding and promotionally valuable performance opportunities;

  . identify and access audiences in traditionally under-served markets by developing or acquiring additional venues;

  .  enhance and promote the appeal of the House of Blues brand; and

  . capture live music content for distribution through hob.com and our other digital and traditional media businesses.

  We believe that we fulfill these objectives by:

  . consistently booking a wide array of high-quality talent at all of our concert venues;

  . offering high-quality theatre, amphitheatre and arena venues with excellent sight lines, acoustics and production equipment; and

  . providing high-quality food, beverage and merchandise concessions that contribute to a positive guest experience.

    We believe that we are well-positioned to enhance our operations by generating higher per unit profitability, developing or acquiring additional venues and expanding our promotions business. We believe that these activities will allow us to achieve economies of scale and increase profitability by:

  .  negotiating contracts with vendors for our network of venues;

  . attracting talent to new areas by offering multiple venues in our network and regional or national tour opportunities for artists;

  .  securing sponsorships for our network of venues;

  .  marketing multiple local events simultaneously; and

  . acting as venue operator or manager for multiple local venues which requires little incremental overhead.

    Existing Concert Venues. Our concert venues are nationally recognized as premier destinations and have received a number of prestigious awards and distinctions. The Universal Amphitheatre has been Pollstar's Theater of the Year in nine of the past ten years and has been the country's second highest grossing theatre, after Radio City Music Hall, since 1997. The Lakewood Amphitheatre and The Gorge were both ranked among the country's most successful amphitheatres in 1998 and 1999, appearing on Amusement Business's list of highest grossing venues. The Gorge was named Pollstar's Best Large Outdoor Concert Venue for five consecutive years, from 1995 through 1999. Pollstar also recognized our development capabilities by granting its Best Major New Concert Venue award to Molson Amphitheatre in 1995, and to Coors Amphitheatre in 1998.

    Summary tables of our amphitheatre, theatre and arena concert venues are presented below:

       Owned or Operated Amphitheatre, Theatre and Arena Concert Venues

                                                                             Number of
                                               Estimated Estimated Estimated Events in   Fiscal
                                                 Fixed     Lawn      Total    Fiscal      1999
          Venue                  Location      Capacity  Capacity  Capacity    1999    Attendance
          -----             ------------------ --------- --------- --------- --------- ----------
Pacific Northwest
The Gorge.................  Central Washington   6,300     13,700    20,000      21      250,026

Southern California
Universal Amphitheatre....  Los Angeles          6,300          0     6,300     146      614,776
Coors Amphitheatre........  San Diego            9,400     10,000    19,400      28      250,016
                                                ------    -------   -------     ---    ---------
Sub Total.................                      15,700     10,000    25,700     174      864,792

Colorado
Fiddler's Green
 Amphitheatre.............  Denver               7,000     10,000    17,000      35      351,531
Paramount Theatre.........  Denver               1,900          0     1,900      22       29,699
                                                ------    -------   -------     ---    ---------
Sub Total.................                       8,900     10,000    18,900      57      381,230

Texas
Starplex Amphitheatre(1)..  Dallas               7,400     12,500    19,900      36      304,684
South Park Meadows........  Austin                   0     25,000    25,000       7       67,154
                                                ------    -------   -------     ---    ---------
Sub Total.................                       7,400     37,500    44,900      43      371,838

Other
Blossom Music Center......  Cleveland            5,000     13,500    18,500      27      225,150
Lakewood Amphitheatre(1)..  Atlanta              7,000     12,000    19,000      23      293,123
                                                ------    -------   -------     ---    ---------
Sub Total.................                      12,000     25,500    37,500      50      518,273
                                                ------    -------   -------     ---    ---------
Sub Total U.S.............                      50,300     96,700   146,972     345    2,386,159
                                                ------    -------   -------     ---    ---------
Canada(2)
Molson Amphitheatre.......  Toronto              9,000      7,200    16,200      33      354,977
The Commodore.............  Vancouver            1,100          0     1,100     N/A          N/A
                                                ------    -------   -------     ---    ---------
Sub Total Canada..........                      10,100      7,200    17,300      33      354,977
                                                ------    -------   -------     ---    ---------
Total.....................                      60,400    103,900   164,300     378    2,741,136
                                                ======    =======   =======     ===    =========

--------
(1) Operated in partnership with PACE Entertainment Corporation, which in 1998 was acquired by SFX Entertainment, Inc. We currently act as managing partner and receive 67.5% of the profits generated by the partnership.

(2) These Canadian venues are operated by a partnership in which we are an equal partner with Molson Breweries.

                 Amphitheatre, Theatre and Arena Concert Venues for which We Maintain Exclusive Booking Rights

                                                                    Number
                                     Estimated Estimated Estimated of Events   Fiscal
                                       Fixed     Lawn      Total   in Fiscal    1999
         Venue            Location   Capacity  Capacity  Capacity    1999    Attendance
         -----           ----------- --------- --------- --------- --------- ----------
Pacific Northwest
Chateau St. Michelle.... Seattle       1,300     3,700     5,000       15      57,756
                                      ------    ------    ------      ---     -------
  Sub Total.............               1,300     3,700     5,000       15      57,756

Southern
 California/Nevada
Hollywood Bowl(1)....... Los Angeles  17,400         0    17,400        5      80,291
L.A. Sports Arena(1).... Los Angeles  13,000         0    13,000      N/A         N/A
Open Air Amphitheatre... San Diego     4,800         0     4,800        7      23,609
Cox Arena............... San Diego    13,400         0    13,400        8      59,732
The Joint(1)............ Las Vegas     2,000         0     2,000       51      69,777
                                      ------    ------    ------      ---     -------
  Sub Total.............              50,600         0    50,600       71     233,409

Colorado
Magnus Arena............ Denver        6,000         0     6,000      N/A         N/A
Hamilton Gymnasium...... Denver        2,700         0     2,700      N/A         N/A
                                      ------    ------    ------      ---     -------
  Sub Total.............               8,700         0     8,700      --          --
                                      ------    ------    ------      ---     -------
Sub Total U.S...........              59,300         0    64,300       86     291,165
                                      ------    ------    ------      ---     -------
Canada
Molson Park(2).......... Toronto           0    35,000    35,000        4     117,657
                                      ------    ------    ------      ---     -------
Sub Total Canada........                   0    35,000    35,000        4     117,657
                                      ------    ------    ------      ---     -------
Total ..................              59,300    38,700    99,300       90     408,822
                                      ======    ======    ======      ===     =======

--------
(1) These venues are exclusively booked through a joint venture, House of Blues Concerts/ Hewitt/Silva LLC.

(2) The Canadian venue is exclusively booked through a partnership in which we are an equal partner with Molson Breweries.

    Concert Venue and Promotions Operations. We book and market events in our network of venues--amphitheatres, theatres and arenas that we either own or otherwise control through a leasehold interest, management contract or exclusive booking arrangement. In venues that we own or control through leasehold interests, we generally maintain and manage the venues and are responsible for supplying all of the necessary supplementary services required to host live concert events. These supplementary services include ticket sales, concession sales, merchandise sales, premium seating arrangements and other services. Depending on the venue, we either provide these services directly or subcontract with third parties.

    As a promoter, we purchase specific tour dates from an artist's tour producer or a national promoter and assume the responsibility for securing venues for performances in a particular region or regions and for marketing and producing the shows locally. When we act as promoter for events that are not booked into our controlled venues, we are generally not responsible for providing supplemental services and generally do not share in the revenues generated from these services.

    Ticket Sales. We have a branded presence for each of our owned or operated venues in the market where it is located. Tickets to performances at our venues can be purchased by telephone, at the venue's box office, through retail distribution outlets or on the Internet, including at our hob.com web site. We contract with Ticketmaster to sell tickets for all of our venues.

    Concessions and Merchandise Sales. We have contracts with concession operators for concession services at all of our concert venues. These contracts generally provide for certain cash advances by the concessions operator for concession equipment and a specific revenue-sharing formula for the sales of concession products. We also have contracts with various vendors to provide merchandise services at our venues. Under these generally long-term contracts, the vendor receives a percentage of gross merchandise revenues. Additionally, for specific performances, each of our venues also separately negotiates a merchandise revenue split with the artist who is performing.

    Premium Seating and Amenities. In most of our venues, we offer a limited number of premium seats for our events in box suites and through personal seat licensing programs, often along with other amenities ranging from VIP dining and parking to in-box waiter service. In select cities, we are also able to offer patrons more comprehensive packages of premium seating and amenities options for a collection of local venues which we own or operate, with which we have exclusive booking relationships or with which we develop specific operating agreements.

    Sponsorships. We actively pursue the sale of title sponsorships for the venues that we own or operate. To date, we have secured naming rights for Molson Amphitheatre and Coors Amphitheatre, and we believe that we will be able to secure additional sponsorship contracts with major corporations for many of our other venues. We also pursue the sale of corporate advertising at our venues, including on billboards, in programs and on other available advertising space. Additionally, we actively pursue local and regional event corporate sponsorships and the designation of "official" event regional sponsors, merchandisers and suppliers.

    Special Events. Our amphitheatre and theatre venues are popular locations for a variety of theatrical and non-music live entertainment events. Our concert venues host theatrical performances, such as the Radio City Christmas Spectacular, Lord of the Dance, and Rugrats, film premieres and festivals, television specials, fundraising events for charitable organizations, and nationally televised awards programs such as the MTV Awards and the VH1 Honors Awards. We also host corporate and private parties of all sizes for various special occasions.

    Content. The following table demonstrates the breadth and depth of high-quality artists who have performed at our concert venues:

Pop           Classic/Rock      Latin               R&B             Country
---           ------------      -----               ---             -------
Blink 182     Jimmy Buffett     Elvis Crespo        D'Angelo        Clint Black
Dave
 Matthews     Eric Clapton      Alejandro Fernandez Lauryn Hill     The Judds
 Band         Bob Dylan         Mana                Whitney Houston Reba McEntire
Celine Dion   Bruce Springsteen Ricky Martin        Maxwell         LeAnn Rimes
Janet
 Jackson      Sting             Luis Miguel         Usher           Shania Twain
Sarah
 McLachlan/
 Lilith Fair

    We believe that our concert venue business provides us with a tremendous opportunity to capture and repurpose live music entertainment content and other non-performance content that differs from and complements the performances we capture in our clubs. Artists who are touring in amphitheatres, theatres and arenas frequently do not give performances in smaller, club settings. Our access to amphitheatre, theatre, and arena performances increases the breadth of content we can capture and offer through our hob.com web site and other digital and traditional media businesses. Additionally, the various venue settings give the performances a significantly different look, tone and feel-- elements which add to our product diversity. We believe that the opportunity to collect a series of different performances by a favorite artist is a particularly attractive prospect for music enthusiasts. To date, we have only selectively captured content at our concert venues with our mobile content capture equipment. We are in the process of developing a more comprehensive content capture process as we continue to integrate the recently acquired concerts business with the rest of our operations.

    Talent Buying Expertise. We have a staff of highly experienced talent buyers who are recognized throughout the industry. Talent buyers have primary responsibility for negotiating the agreements with artists and their representatives whereby we promote artists in our venues and third party venues. Individual talent buyers cultivate key personal relationships with artists and maintain primary responsibility for understanding and overseeing the various regional markets in which we operate. Our concerts business senior talent buyers have an average of 20 years of talent-buying and promoting experience and have developed strong and enduring team relationships with high-quality artists, their representatives and record companies. Since 1988, our concerts business talent buyers have won 11 Pollstar Best Talent Buyer Awards. Our staff has developed a proprietary management system that is an invaluable resource in determining show profitability and coordinating venue event schedules.

    Enhancing the House of Blues Brand. We believe that our extensive network of controlled concert venues and promotional businesses provides a significant platform to extend the strong presence of our House of Blues brand in the live music industry. All of the events that we promote will be billed "House of Blues Concerts presents. . ." and our brand will be featured prominently in all related advertising and promotional materials and on-site in our venues and in the third party venues where we promote events.

    Concerts and Promotions Business Expansion Plans. We are pursuing an expansion strategy for our concert and promotions businesses as follows:

  . Venues. We seek to increase the breadth of our network of concert venues by penetrating areas that are complementary to the geographically clustered venues we currently control. Our site selection strategy focuses on developing new venues in markets that possess attractive demographics and a demonstrably live music-enthusiastic population but do not contain a premier amphitheatre or theatre venue. Additionally, we intend to acquire existing venues in attractive, complementary markets. By adding these new venues, we can anchor our presence in new areas and strategically grow our venue network, which will attract additional performers to the region and bolster our relationships with artists.

  . Promotions. We seek to expand our promotional presence in regions where we control venues. Additionally, we will seek to establish a presence in new regions by acquiring local promotions businesses to facilitate the booking of our venues and third party venues. We believe the ability to promote events in more regions and in more venues within a particular region will strengthen our relationships with artists and tour producers.

We intend to pursue each of these two strategies either independently or collectively. We believe that these combined strategies allow for extremely attractive growth opportunities. For example, in 1998, we recognized that San Diego, California, represented a significantly under-served market and, therefore, constructed Coors Amphitheatre and acquired a local promotions business. As a result, we increased the live music entertainment cash flow generated in the San Diego area from approximately $0.5 million EBITDA to over $3 million projected for fiscal 2000.

    Touring Business. We also operate a touring business focused on acquiring artists' tour rights and, subsequently, booking the national and international dates for acquired tours in our owned or operated venues and in third party venues.

    When we acquire the rights to an artist's tour, we assume the responsibilities of a national promoter by working with the artist to route the tour path regionally, nationally or internationally. In regions in which we operate venues or maintain our own promotions business, we generally assume the local promotional responsibilities in addition to acting as the tour's national promoter. In those regions in which we do not maintain our own promotion operations, we sell certain dates and markets to local promoters.

    Our touring business:

  . represents a valuable asset in the portfolio of properties that we can offer to artists, record companies and sponsors; and

  . allows for increased penetration of the House of Blues brand across new geographic areas and market segments.

    Our tours showcase a particular music genre and feature both established artists and new "breaking" acts. Some of the artists who have been featured in our tours include B.B. King, Buddy Guy, Lauryn Hill and the Neville Brothers. Both our club and concert venue businesses have produced a number of concert tours. House of Blues Clubs produced the critically acclaimed Performing Arts Center Highway 61 Tour and the groundbreaking Smokin' Grooves tour, which previously earned a rating by Rolling Stone magazine as the #1 urban hip-hop tour of 1998. House of Blues Concerts is producing the North American tour of the innovative dance show Burn the Floor and has acquired the rights to produce the North American portion of the Blink 182 tour scheduled for the spring and summer 2000.

    Given the trend towards consolidation of the venue operation and tour production businesses, we intend to strategically expand our touring business by promoting national concert tours for artists with whom we can cultivate enduring business relationships. In addition, we will continue to actively pursue large-scale national sponsorships, including the designation of "official" tour sponsors, merchandisers, and suppliers.

    Concerts Partnerships. We operate several facilities and promotions businesses in partnerships or through joint ventures. The terms of these arrangements are summarized below.

      House of Blues Concerts Canada. House of Blues Concerts Canada, formerly Universal Concerts Canada, a joint venture between one of our wholly-owned subsidiaries and Molson Breweries, operates Molson Amphitheatre and The Commodore and maintains exclusive booking rights to the Molson Park festival site. House of Blues Concerts Canada is Canada's largest event promotion and production company and was named Promoter of the Year by Canadian Music Week for 1999. The joint venture was established in 1990 and is owned equally by HOB Concerts Canada Ltd. and Molson Breweries, one of the largest breweries in Canada. HOB Concerts Canada Ltd. acts as the managing partner of the partnership and is responsible for all operations. Until 2010, both parties have agreed to engage in the concert promotions business in Canada only through the partnership.

      Universal/PACE Partnership. In 1988, House of Blues Concerts established a limited partnership with PACE Amphitheatres, Inc., which in 1998 was acquired by SFX Entertainment, Inc., to develop and operate Lakewood and Starplex Amphitheatres. We are currently the managing partner and receive 67.5% of the profits generated by the partnership.

      House of Blues Concerts/Hewitt/Silva LLC. House of Blues Concerts/Hewitt/Silva LLC, a limited liability company which we manage, conducts the non-San Diego promotions business we acquired from Bill Silva and Andy Hewitt in December 1998. As part of the consideration for the acquisition, Hewitt and Silva, as revenue members of the limited liability company, are entitled to earn-out payments aggregating 50% of the limited liability company's earnings over the next four to six years. The limited liability company maintains exclusive booking rights to non-symphony events at the Hollywood Bowl, to The Joint at the Hard Rock Hotel in Las Vegas and to the Los Angeles Sports Arena. It also operates promotions businesses in Arizona, Nevada, Alaska, Hawaii, Montana, Idaho and throughout California.

hob.com and Other Digital and Traditional Media Businesses

    Our Internet and other media businesses produce, capture, promote and distribute, through digital and traditional media, the live music content being created at our clubs and concert venues and at selected third party facilities. We have developed these capabilities since 1995, when we began to distribute live music content on television. We believe that we broadcast the first live concert over the Internet in 1996. Since then, we have built a production infrastructure centered around our digital studios, which we are able to leverage through a series of strategic relationships with leaders in content distribution that support the distribution of our products across all forms of media. The focal point of our media businesses is our Internet web site, hob.com, where we offer consumers on-demand access to our high-quality content through a wide array of exciting new live music information services and products including:

  .  daily broadcasts of live performances;

  .  digital downloads of live music;

  .  broadband pay-per-view;

  .  Internet radio;

  .  live concert archives;

  .  artist interviews;

  .  artist text-based chats;

  .  compact disc previews and reviews; and

  .  other live music event information services.

We also have the ability to distribute our content through various other forms of digital media, including broadband cable, HDTV, satellite, wireless and DVD, as well as through traditional media outlets, including television, radio and recorded music products.

    These products are targeted to address what we perceive is a large unmet demand for live music entertainment that exists worldwide. In the past, consumers have lacked access to live music due to a variety of factors including the timing, geography, availability, and cost of live music events. Our control of live music entertainment venues and our multi-dimensional working relationships with artists, their representatives and record labels give us access to an original and accumulating supply of high-quality live music content. We have developed technologically advanced methods and the expertise necessary for capturing this content, repurposing the content into a variety of products and distributing the content through our array of digital and traditional media outlets. We believe that these attributes, combined with our powerful consumer brand name, give us the unique ability to deliver this content to consumers worldwide through the Internet and other digital media on a consistent, high-quality, cost-effective basis.

 hob.com

    For artists and other music industry participants, the Internet represents a new medium which facilitates the promotion and distribution of music and music-related products and direct interaction with fans. For consumers, the Internet represents a source of music information and products and access to a community of fellow music enthusiasts. The popularity of the Internet as a tool for music information and consumption is evidenced by the thousands of official and unofficial web sites devoted, wholly or in part, to music consumption and appreciation currently on the Internet and the high volumes of traffic that these sites generate. There are, however, very few sites currently devoted to providing and distributing live music content. We believe that the scarcity of high-quality live music experiences on the Internet exists for the following reasons:

  .  a lack of consistent and convenient access to live music content;

  . a lack of infrastructure, experience and technological expertise necessary to cost-effectively digitally capture, repurpose and distribute a wide range of high-quality live music content; and

  . the costs of developing a brand that consumers associate with a high-quality live music entertainment experience.

    The hob.com Advantage. We believe that we have positioned hob.com to be "The Home of Live Music on the Internet," the premier online destination for high-quality, innovative live music products on the Internet, by focusing on and developing the following four important areas of our business:

  . daily access with low incremental cost to a depth and breadth of live music content;

  .  strategic partnerships and affiliations;

  .  technologically advanced infrastructure; and

  .  a strong brand.

    Our pursuits have enabled us to develop a web site that we believe affords consumers convenient access to a wide array of high-quality live music products and information that are not available elsewhere. Furthermore, hob.com is unique in its range of content from popular national artists to niche market artists who have strong and loyal, though smaller and generally more disparate, fan bases. For these niche artists, who may not have the resources necessary to utilize and benefit from mass media outlets, hob.com has become a particularly successful mechanism through which they can connect with their fan bases and gain broader exposure to music enthusiastic audiences. To date, we believe that no other company has consistently offered the breadth and quality of live music content on the Internet that we do.

    Access to Content. We have unique and substantial access to live music content because of:

  . our leading position as the owner and operator of a wide range of clubs and concert venues;

  . our strong, multi-dimensional relationships with artists, their representatives and record labels;

  . our unique position as a fully integrated live music digital capturing and distribution company; and

  .  our highly advanced production infrastructure.

    We currently capture audio and visual recordings of up to 15 concerts each week at our clubs and selectively at our newly acquired concert venues. We expect to capture more than 800 live music performances at our venues during calendar 2000.

The following is a sampling of the wide array of artists whose performance we have broadcast over our web sites.

Pop          Classic/Rock       Latin/World  Hip Hop/Rap  R&B/Blues
---          ------------       -----------  -----------  ---------
Duran Duran  Aerosmith          Celia Cruz   Beastie Boys The Blues Brothers
'N Sync      Black Sabbath      Jaguares     Cypress Hill BB King
No Doubt     The Rolling Stones Ziggy Marley Kid Rock     Johnny Lang
Pearl Jam    Santana            Ricky Martin Public Enemy The Neville Brothers
Phish        U2                 Tito Puente  Run DMC      Tina Turner

    Innovative New Products. We seek to leverage our access to the live music content created at our venues in order to present a wide array of high-quality entertainment products on hob.com. These products reflect the sophistication of our web site development and technology as well as the diversity of our platforms for promotion and distribution of our live music products. Our current Internet product offerings include:

  . Digital Downloads. We have been a leader in the development of secure, digital-rights-managed distribution of live music digital downloads. We were among the first to offer this product using Microsoft's digital rights management, or DRM, technology. hob.com's Digital Downloads at hob.com/dd features exclusive live tracks taken directly from the live concerts captured at our venues and regularly offers more than 200 audio digital downloads from recent and celebrated performances. We intend to continuously expand our selection of live performance tracks available for digital download.

  . Broadband Pay-Per-View. hob.com has consulted extensively with Microsoft in the process of developing its pay-per-view technology. As a result, hob.com offers broadband users the ability to view our regularly scheduled broadcasts in various bit rates of streaming technology up to the highest rate currently supported by today's conventional desktop computers. Users who opt for the broadband version of the broadcast generally pay one-time fees to gain access to the event and can view the programming in unlimited "near-demand" fashion for a 24-hour time period.

  . Internet Radio. House of Blues Internet Radio is a 24 hours a day, seven days a week audio streaming platform available through our hob.com web site and syndicated through other premier music web sites including MTV.com, VH1.com and SonicNet.com. Our Internet radio station offers extensive, mostly exclusive live music content through a series of programs featuring a variety of music genres including "Noise Reduction" for alternative and modern rock music; "Detour" for techno and drum & bass music; "Live From House of Blues" featuring live music presented at our clubs; "On Tour" featuring music from performers currently touring; and "House of Blues Radio Hour" featuring Dan Aykroyd as Elwood Blues. We also regularly create special Internet radio channels featuring programs produced by selected artists, such as the "DJ Tricky" series. Our Internet radio product is also available throughout the DMX Digital Cable Network, which currently reaches more than two million homes.

  . Concert Archives. After an event has been cybercast, it is often stored for on-demand availability on hob.com. We regularly edit and update our archives, seeking to maintain a high-quality, dynamic and diverse selection of performances.

  . Artist Interviews. hob.com regularly produces audio and video interviews with artists who perform at our clubs and concert venues. Artist interviews are streamed live and then added to our Interview Archives of more than 200 stored interviews available for viewing on-demand by all hob.com visitors. Through our relationship with Los Angeles-based public radio station KCRW, we also offer an additional archive of more than 500 artist sessions recorded at the station.

  . Artist Text-Based Chats. hob.com, along with premier music chat partner Yahoo!, produces weekly text-based chat events with artists currently appearing in our clubs and concert venues. Chats are available live through a House of Blues branded "auditorium" on the Yahoo! web site and are then archived on hob.com. Links from the Yahoo! chat web site to our hob.com chat archive generate a substantial amount of traffic to hob.com.

  . CD Station. The hob.com CD Station offers consumers two tools for facilitating the purchase of compact discs. The first, CD Review, offers between five and ten new compact disc reviews of popular artists' new releases each week. The second, CD Preview, allows consumers the ability to listen to an audio stream of tracks from new or soon-to-be-released compact discs, either in full-track format or in 30-second track portions. In conjunction with reading reviews and previewing artists' music, consumers are also able to purchase compact discs online through Universal Music Group's e-commerce site. This product has considerably strengthened our relationships with record labels that have embraced our CD Station as a valuable promotional tool.

  . Informational Services. hob.com provides a number of informational services relating to our clubs and concert venues including event schedules and information regarding promotions such as ticket giveaways, virtual club tours, menus, membership to our Foundation Rooms and our traditional media properties.

  . Online Retail Store. hob.com also serves as an online retail outlet for the purchase of House of Blues merchandise. To expand our online retail business, we recently brought the back-end transaction and fulfillment portion of our online store in-house which now allows us to increase the number of products offered online from 300 to almost 3000. Through hob.com, we have the ability to market worldwide our exclusive branded products.

    We believe that consumers are willing to pay for many of the products and services we currently offer and plan to offer in the future. In addition to pay-per-view broadcasts of live concert performances, we intend to offer users pay-per-view access to selected archived concerts and selected individual tracks from performances. We also plan to create a subscription-based membership to hob.com through which subscribers will have unlimited access to the fee-based portions of our web site. We anticipate that this product will be attractive both to individual users as well as to broadband providers seeking to offer packaged content to attract consumers to their services.

    We are committed to sharing our commercial potential with the artists and record labels from whom we license the content that we broadcast. We believe that our business model provides a new, attractive opportunity for artists, their representatives and record labels to earn new revenues from preexisting content without incurring incremental cost and without diminishing sales of existing recorded music products or attendance of live music performances.

    We further believe that the high quality of the products and services we provide will position hob.com as an attractive channel for marketers and advertisers of products targeting our audience base. We intend to sell advertising on our web site and on our Internet radio product. We also have plans to offer opportunities to sponsor both individual pay-per-view broadcasts, as well as broader, more integrated areas of products and services.

    Further Digital Distribution Opportunities. In anticipation of ongoing advances in digital distribution technology, we capture content at a significantly higher level of quality than can be utilized through current forms of digital distribution. As a result, we believe we are prepared to distribute content through the following emerging digital distribution channels:

  .  wireless;

  .  satellite radio;

  .  digital direct broadcast satellite;

  .  digital cable;

  .  personal desktop assistant technologies; and

  .  digital video discs, or DVDs.

    Strategic Partnerships. In addition to the relationships that we develop with artists, we also seek to enter into strategic content, distribution and affiliate relationships with content providers to gain greater access to and to secure distribution rights for live music content.

    Content Relationships. Our current content relationships include the following:

  . Universal Music Group. We recently entered into a three-year strategic alliance with Universal Music Group, Inc. which provides for the promotion of Universal Music Group's recording artists and our utilization of Universal Music Group's digital rights management for specified periods.

  . KCRW. We also recently entered into a relationship with Los Angeles based radio station KCRW, according to which KCRW will provide a 24 hours a day, seven days a week Internet radio feed to hob.com. Additionally, we plan to increase our artist interview archives with content produced at KCRW, and are in discussions to co-create four additional radio programs.

  . Record Labels. We have already developed close relationships with record labels and collaborate closely with them to maximize promotional opportunities for recording artists through our portfolio of digital products.

    Distribution Relationships. We also seek to enter into strategic agreements and alliances with Internet services providers, online leading portals and other music-related web site operators in order to enhance our Internet distribution capabilities, generate new Internet traffic for our hob.com web site and broaden our interface with web users.

    A description of two of our key distribution relationships follows below.

  . MTVi. We recently entered into a two-year strategic promotional and distribution relationship with MTVN Online, L.P., or MTVi, which operates MTV.com, VH1.com, SonicNet.com, and SonicNet Radio. Among its collective sites, MTVi operates the most visited music destinations on the Internet today, and is an excellent media partner for our wide array of live music content. Under the agreement, we will:

    -- become the featured live music partner for MTV Interactive;

    -- co-present narrowband and broadband pay-per-view cybercasts that will be promoted throughout the MTV Interactive network and will be broadcast from our hob.com web site;

    -- receive on-air promotion for co-presented events on MTV television;

    -- adopt the SonicNet Radio platform to create a House of Blues branded radio platform called "HOB Radio." HOB Radio will feature up to 15 proprietary channels of programming that we produce which MTVi plans to syndicate throughout the MTV Interactive Network. HOB Radio will also have access to radio channels that are produced by MTV;

    -- feature SonicNet and MTV news on our hob.com web site; and

    -- create a House of Blues branded mini-portal on MTV.com and VH1.com to display hob.com events and content with links to hob.com.

      We believe that our strategic promotional relationship with MTVi will be a key component for driving traffic to our cybercasts and to our hob.com products and services. Furthermore, we will work closely with the MTVi sales team to maximize sponsorship opportunities for advertisers.

      As part of this relationship, MTVi is expected to become one of our shareholders.

  . RioPort.com. We have a strategic technology and distribution agreement with RioPort.com that provides for:

    -- distributing hob.com previously recorded music digital downloads of live performances throughout the RioPort Internet network of web sites, which includes the MTV Interactive Network of web sites; and

    -- licensing to hob.com a House of Blues branded Audio Manager Platform that hob.com consumers can use to organize all of their digital downloads, regardless of format.

    Affiliate Program. We began offering an affiliate program to Internet service providers, content portals, and other web aggregators in February 2000. In the first six weeks of the program, more than 20 leading Internet companies have signed up to become affiliates. These affiliates include Listen.com, StreamSearch, College Broadcast Network, Music.com, Latinoise.com, InternetCash.com and MusicToday.com. Under the terms of the program, we license to program members the ability to sub-brand hob.com editorial content and links from their respective web sites to hob.com in order to increase their own content offerings. We expect that this program will drive significant traffic to hob.com's revenue generating Internet products. As part of this program, affiliates will receive a percentage of gross pay-per-view revenues generated through direct visitor referrals.

    Leading Digital Technology and Expertise. We expect that the rapid progression of a global broadband network, including cable, satellite and DSL, and wireless will increase broadcast quality and enable us to more fully capitalize on the content we capture. We plan on capitalizing on the convergence of technologies and the growing awareness of the House of Blues brand by becoming a leading online portal of high-quality live music content on the Internet. Together with our partners, we are leaders in developing the technology that enables the distribution of live music content through the Internet in a desirable format. Our web site offers television-like quality digital cybercasts of live music performances captured at our venues that are available for 100Kbps, 300Kbps and 650Kbps broadband streams in addition to several narrowband streams, and digital downloads of live recordings of tracks from popular artists in addition to many other high quality products.

    We believe that the Internet's infrastructure continues to present significant challenges to the widespread distribution of high-bitrate streaming audio and visual content. The Internet was originally designed to accommodate the exchange of textual, non-real-time data and is an open architecture that presents a myriad of potential points of failure or congestion. Consequently, the ability to broadcast high-bitrate, broadband audio and visual data requires technical and infrastructure sophistication to adequately prepare digital content for Internet distribution and to distribute the content through the Internet's web of routers in its journey to the end user. We believe that we possess the technical abilities and have created the necessary relationships to meet the challenges of Internet distribution for the following reasons:

  . Since 1996 when we broadcast what we believe to be the first live music concert over the Internet, we have worked to refine and optimize our practices and infrastructure;

  . We have collaborated with many of the top technology development companies to create and refine hardware and systems tailored to support our business model; a number of these products have become standard in the industry due to their sophistication; and

  . Our distribution partners are among the industry's most effective at routing large quantities of information efficiently throughout the world.

    We believe that our capabilities are evidenced not only by our ability to deliver tremendous quantities of audio and visual data to Internet users worldwide, but also, notably, by our ability to stream content at bitrates in excess of 600Kbps, a particularly difficult process in the Internet's current stage of development.

    We have entered into and are actively pursuing strategic relationships with leading technology companies in order to enhance our existing digital distribution capability, gain access to new technology, provide us with technical support and increase our access to servers worldwide. Some of these relationships include:

  .Akamai/INTERVU. Akamai/INTERVU is a streaming media broadcasting company that maintains a network of more than 27 strategically positioned media delivery centers. The placement of these centers facilitates the efficient delivery of content to users worldwide by circumventing the Internet's points of greatest congestion. Users accessing House of Blues content receive streaming content from the closest, most efficient InterVU media delivery center. We have worked extensively with Akamai/INTERVU on the development and enhancement of our streaming capabilities, and our relationship with Akamai/INTERVU allows us to cost-effectively and efficiently broadcast our audio and visual content worldwide.


  .EMedia. EMedia controls a set of large media distribution centers located at selected key Internet traffic points, and is a developer of Internet streaming solutions for audio and visual materials. Through our relationship with EMedia, we have built a state-of-the-art pay-per-view solution for delivering authenticated, broadband media. This premier system has gained widespread industry recognition and has been licensed by Microsoft as a core Windows Media technology.

  .iBeam. iBeam is a streaming media company that maintains a satellite-based Internet distribution system. Our relationship with iBeam facilitates the simultaneous delivery of hundreds of thousands of streams of our content to Internet users worldwide, allowing us to transmit content of a higher quality and functionality more quickly and cost effectively.

  .Microsoft. We have a long-standing relationship with Microsoft which has afforded us first mover access to innovative technologies that may originate. Together we have developed a number of new, technologically advanced Internet broadcast products such as broadcast servers, codecs, and other technology, which are designed, in part, to serve the particular needs that our business demands. Our agreements with Microsoft include the following:

  .  streaming technology adoption;

  .  premier Microsoft Network portal placement;

  . Microsoft-subsidized streaming infrastructure related to servers, software licenses, technical support and third party streaming services; and

  .  broadband initiatives.

    As a result of our fully integrated business, our web site, our development of other digital businesses, our important content and distribution alliances and our emphasis on digital technology, we act as the source, enabler and filter of high-quality live music content on the Internet, and we have become the live music solution for a host of leading Internet companies including Internet service providers, web portals, search directories and content providers, as well as for more than 100,000 Internet users.

    Our Responsibility to Artists. In developing our digital business and offering our wide range of digital products, we have been careful to respect and protect artists' digital and intellectual property rights. With respect to our digital business, we have been careful not to adopt new technologies until they have fully-developed legal protocols. For example, although widespread use of the mp3 digital download format began in late 1998, we did not launch our digital download products until mid-1999 when a strong digital rights management format had been finally established. Furthermore, we monitor legal developments for digital rights as they apply to our business, including the Secure Digital Music Initiative and statutory license for Internet radio, to allow consumers easy access to digital music while concurrently providing performers and songwriters with copyright protection.

 Traditional Media and Other Businesses

    In addition to our digital business, we are engaged in a number of traditional media businesses such as television, radio and record production. Other businesses include real estate operations associated with our Chicago hotel and, in 1998, a club-level national tour promotion. Although they constitute a source of additional revenue for us, our traditional media and other businesses were established, and continue to serve, primarily to enhance our House of Blues brand, and to augment the variety of promotional tools we can offer to artists and record labels. A description of our traditional media businesses follows.

  Television

    The television show Live from the House of Blues aired on Turner Broadcasting System in 1994 and 1995, with 26 original episodes produced in cooperation with Time Warner. The show targeted an audience base of 18- to 24-year olds and provided a platform which helped launch the careers of Sheryl Crow, Hootie & the Blowfish, Blues Traveler and Dave Matthews Band. We have also presented television specials, including a Gospel Brunch series on VH1. We intend to continue to pursue a license for at least one House of Blues branded television series for broadcast during calendar year 2000. Our long-term strategy with this business is to continue to seek opportunities to feature or integrate our brand into television programming.

  Radio

    We currently produce a one-hour series of radio shows syndicated by United Stations Radio Network in association with Ben Manilla Productions, hosted by Dan Aykroyd and broadcast in 186 North American markets and several overseas markets. The show features in-depth musician interviews, blues from yesterday and today and is presented in an entertaining yet informative format.

    Artists previously featured on our radio show include:

  .  James Brown;

  .  Bo Diddley;

  .  Melissa Etheridge;

  .  Aretha Franklin;

  .  B.B. King;

  .  Phish;

  .  Taj Mahal;

  .  George Thorogood; and

  .  Stevie Ray Vaughn.


    In the same markets where we broadcast our radio show, we also produce the House of Blues Break--a five minute radio segment featured daily that includes brief interviews and a single song. We continue to seek opportunities to feature or integrate our brand into radio programming.

    Our Internet radio station currently presents five hours of original programming and is featured on, and was launched in conjunction with, Microsoft's Internet Explorer 5.0. For the month of December 1999, 193,000 visitors listened to HOB Radio. We also anticipate that we will add several additional genre-specific Internet radio stations within the next year. We intend to continue to develop our radio production business and produce nationally syndicated radio programs as well as emerging Internet radio programs.

  Record Ventures

    Since its inception in 1996, The House of Blues Music Company, our 50/50 joint venture with Platinum Entertainment, Inc., has released over 30 compilation albums, including the "Classic Essential Blues," "Essential Chicago Blues," "Essential Gospel," "Essential Women in Blues" and "Songs of the Rolling Stones." The House of Blues Music Company also produced Cissy Houston's 1997 Grammy winning release "Face to Face." We intend to utilize the content generated from our different types and sizes of venues to strengthen our House of Blues brand through record ventures.

Competitive Strengths

    We believe that the following factors give us a competitive advantage in the live music entertainment industry:

  . We have a leading position in the live music entertainment business with unique access to both emerging and established artists. We own, operate or have exclusive booking arrangements at 27 premier venues in the United States and Canada, either solely or with a partner. We believe that our unique ability to showcase talent in a variety of venues and to effectively capture live music performances for multimedia distribution offers significant promotional value to artists, record labels and other participants in the music industry. We believe that the integrated organization of our business, which combines a broad and unique network of award-winning live music clubs and concert venues and a highly developed digital content business, provides us with unique access to talent and a significant competitive advantage.

  . We have a widely recognized and powerful brand name in the live music entertainment business. We believe that, for artists and music enthusiasts alike, our House of Blues brand evokes the concept of high-quality live music entertainment as a result of:

     .  the popularity of our clubs and concert venues;

     . the production of House of Blues branded radio, television and record ventures;

     .  the attractive live music content at our hob.com web site; and

     .  the brand imaging created through our retail operations.

    We believe that consumers are attracted to our content, whether or not they know of the particular performer, because they have come to equate the House of Blues brand with a high-quality live music performance experience.

  . Our talent buyers and promoters are among the best in the industry and have developed strong and enduring relationships with artists, their representatives and record companies. In our club and concert venue businesses, we employ 14 senior talent buyers with an average of 19 years of talent-buying and promoting experience who have developed strong and enduring relationships with high-quality artists, their representatives and record companies. We believe that these relationships are a crucial component to the success of our live music venue operations, promotions and touring businesses and provide a significant advantage as we grow our digital business.

  . We have a "first-mover" advantage in creating an online source for high-quality live music. In 1995, we launched what we believe to be the first live music web site. Our accumulated experience in creating a successful live music entertainment Internet destination has given us significant credibility with artists, their representatives and record labels and unique access to a broad array of high-quality content attractive to music enthusiasts. The resulting strong brand awareness we have cultivated has allowed us to enter into crucial strategic relationships with leading music, technology and Internet companies. These relationships in turn generate further exposure for our brand and increased access to high-quality content.

  . Our club and concert venue businesses provide direct access to live music content for distribution through hob.com and our other digital and traditional businesses. We produce, promote and host live music events which allows us to capture content in a cost-effective manner. We believe that no other company possesses our unique combination of a network of venues and highly-developed Internet and digital content businesses, giving us a significant competitive advantage.

  . Our ability to cost-effectively capture and digitally distribute content allows us to access and capitalize on diverse and smaller live music markets. hob.com is unique in its access to content ranging from the live performances of popular national artists to artists of niche market appeal and eclectic music genres, who have strong and loyal, though smaller and generally more disparate, fan bases. For these niche artists, who may not have the resources and market penetration necessary to utilize and benefit from mass media outlets, hob.com has become a successful platform through which they can reach their fan bases. For these artists' fans, hob.com provides an opportunity to obtain historically inaccessible information and content and a forum through which they can interact with the artists and fellow music enthusiasts.

  . Our management team has extensive experience and key industry relationships. We are managed by executives with outstanding credentials in the entertainment and hospitality businesses. These executives include Gregory Trojan, our Chief Executive Officer, who formerly was President and Chief Executive Officer of California Pizza Kitchen; Joseph Kaczorowski, our Chief Financial Officer, formerly Chief Financial Officer of The Cannell Studios, an international television production and distribution studio; Jay Marciano, who has been at House of Blues Concerts, formerly Universal Concerts, for 15 years, most recently as President; and Lou Mann, who heads our digital and traditional media businesses, formerly Senior Vice President and General Manager of Capitol Records.

Competition

    We compete for music consumers, for relationships with artists, their representatives and record companies, as well as for advertisers and sponsors, in two major live music entertainment markets:

  .  venue operations and live music promotions; and

  .  online and other digital live music media.

    Venue Operations and Live Music Promotions. Competition in the venue operation and live music promotion industries is intense. We compete with venue operators, live music promoters and tour producers including SFX Entertainment, JAM Productions, Belkin Productions, Beaver Productions and the Nederlander Organization. Some of these competitors have greater operating and financial flexibility and resources than we do, and their position may be further strengthened by consolidating activities.

    We believe that the principal competitive factors impacting the venue operation and live music promotion industries are a market participant's access to and expertise in operating venues, relationships with artists and promotional expertise. We believe that we compete more successfully than many of our current competitors in these areas due to the network of premier clubs, amphitheatres, theatres and arenas we control, and the strong and enduring relationships we have established with high-quality artists, their representatives and record companies, and our significant experience in promoting and producing live music events.

    Online and Other Digital Music Media. The market for the distribution of music and music-related content online and through other digital media is highly competitive and, due to rapid changes taking place in the music industry as well as the Internet's low barriers of entry, we expect the number of music-related web sites will continue to proliferate. Currently, companies supplying music content and music-related news and information over the Internet and other digital media include:

  . providers of online music products and content such as ARTISTdirect, Digital Club Network, EMusic, Launch Media, Listen.com, MP3.com, MTVi, and other web sites allowing consumers to download recorded music;

  . online music broadcasters such as ARTISTdirect, Yahoo! Broadcast, Launch Media, NetRadio.com and Pixelon;

  . online portals and other web site aggregators such as AOL, Yahoo!, Excite@Home, snap.com, Go.com, and other destinations offering music-related news and information;

  . online music technology companies such as eMedia, InterVU, Real Networks, RioPort.com, and SonicNet, offering the tools necessary for downloading and listening to music on the Internet;

  . major online music retailers such as Amazon.com, CDNow and Getmusic.com; and

  . the Internet affiliates of traditional record companies including BMG Entertainment, EMI Music, Sony Music Entertainment, Universal Music Group and Warner Music Group, who increasingly promote their artists and distribute music products online.

    While we generally compete with these companies for consumers and, to a lesser extent, artist relationships, we believe that we currently have only a limited number of competitors who offer live music online and through other digital media, including Digital Club Network, Live Music Channel and LA Live.

    We believe that the principal competitive factors which impact the offering of live music over the Internet and through other digital media are:

  .  brand recognition;

  .  access to content;

  .  the ability to cost-effectively capture content; and

  . the technology and expertise necessary to repurpose that content into high-quality digital products.

    While some of our competitors may have larger customer bases, greater brand awareness, a more established Internet presence, better access to music content, or greater financial, marketing and technical resources than we do, we believe that we possess significant strengths to compete effectively, including the following:

  . Our powerful House of Blues brand is widely identified with high-quality live music entertainment;

  . We have established strong relationships with both emerging and established music artists, their representatives and record labels;

  . We are able to consistently capture a broad variety of content at a relatively small incremental cost because it is generated at our own network of clubs, amphitheatres, theatres and arenas; and

  . We have the state-of-the-art infrastructure and extensive experience and expertise to repurpose digitally captured content into a variety of high-quality products for distribution online and through other digital and traditional media.

Employees

    As of March 10, 2000, we employed 2,029 employees. We believe that our relationship with our employees is good. At various times, certain labor unions have made unsuccessful attempts to organize employees in our clubs. In connection with our acquisition of Universal Concerts, certain of our subsidiaries assumed several collective bargaining agreements, including a collective bargaining agreement with a union that had previously made an unsuccessful attempt to organize a category of employees at one of our clubs. We cannot be sure that unions will not make further attempts to organize employees at our clubs and concert venues which, if successful, could result in increased operating expenses.

Intellectual Property

    We believe that our success depends to a significant extent on the strength of our trademarks, servicemarks, trade dress, copyrights and other proprietary rights, including our rights to the principal House of Blues mark. We have registered the House of Blues name and associated designs and logos as trademarks and servicemarks with the United States Patent and Trademark Office and in such commercially important countries as the United Kingdom, Germany, Japan and France. In addition, we are typically involved in trademark and service mark registration proceedings in the United States and in other foreign countries where we have an expectation of opening clubs or concert venues, or otherwise establishing a substantial business presence, in future years. We regard our trademarks, servicemarks, trade dress, copyrights and other proprietary rights as having significant value and as material to our business.

Legal Proceedings

    Coors Amphitheatre. In November 1997, Universal Concerts, Inc., now House of Blues Concerts, Inc., entered into a design/build contract with Nielsen Dillingham Builders, Inc. in which Nielsen agreed to design and build an open air amphitheater in Chula Vista, California, now known as Coors Amphitheatre, for an agreed price. Nielsen issued numerous change order requests which we contend were not warranted or approved. We further contend these change orders were for items within the scope of the design/build contract. As a result of a dispute over these items, Nielsen filed a lawsuit in California Superior Court of San Diego County on April 22, 1999 against us, Bitterlin Development Corp., Los Alisos Company, Los Alisos Development Company, and Ladco Resorts, Inc. alleging that the defendants owe Nielsen approximately $5.4 million for goods, work, labor and services rendered in connection with the construction of Coors Amphitheatre, along with interest, attorney's fees, and penalties. Proceedings in the lawsuit have been stayed pending arbitration of the dispute. On March 13, 2000, the parties executed a settlement agreement providing for payment of a specified sum by House of Blues Concerts, Inc. in three installments with the final installment due on July 1, 2000. The lawsuit will be dismissed upon payment of the final installment.

    Greek Theatre. On January 26, 2000, Nederlander-Greek, Inc. filed a lawsuit in the California Superior Court for Los Angeles County against the City of Los Angeles, House of Blues Concerts and two of our employees alleging principally that (i) the City had no authority to rescind its December 8, 1999 contract extension for Nederlander to operate the City-owned Greek Theatre, (ii) we and our employees circulated a referendum petition seeking the City's rescission of that contract and made false and unlawful statements to induce voters to sign the petition, and (iii) these actions constituted an intentional, negligent or fraudulent interference with Nederlander's economic relationship with the City. On March 6, 2000, Nederlander dismissed its claims against the City, while maintaining its claims against us for monetary damages of not less than $5 million. We believe Nederlander is not entitled to any damages and plan to defend this case vigorously. We cannot, however, be certain of the outcome of this litigation. If Nederlander prevails in its claims it could have a material adverse effect on our business and financial condition.

    Marina City Partnerships. In January 1997, we formed a limited partnership, HOB Hotel Chicago Partners, L.P., for the purposes of developing, through a joint venture between the partnership and a financial partner, an urban entertainment center including a House of Blues hotel in Chicago's landmark Marina City riverfront complex. While the hotel is operating, the overall retail development is not yet complete and has encountered construction delays and cost overruns. We have received correspondence from our limited partner in the partnership alleging that we are in default under the partnership agreement for failing to use reasonable efforts to carry out the business of the partnership. The limited partner claims damages for the potential diminution in value of its partnership interest based upon the alleged violation. We believe we have meritorious defenses to these allegations and, should the partner commence litigation against us, we will vigorously pursue these defenses.

    A limited partner in our subsidiary, HOB Marina City Partners, L.P., the limited partnership which owns our Chicago club property, has requested that we repurchase its limited partnership interest for the same consideration paid by us in January 2000 when we repurchased the other limited partner's interest pursuant to that partner's contractual right to require us to repurchase its interest. The partner making the request previously held but relinquished the same contractual right pursuant to an amendment to the partnership agreement in December 1996. The requesting partner alleges that at the time it entered into the amendment we made misrepresentations to the limited partner inducing it to give up its right. We believe we have meritorious defenses to these allegations and, should the partner commence litigation against us, we will vigorously pursue these defenses.

    General. In addition to the specific disputes described above, we are involved in various other routine legal proceedings incidental to the conduct of our business. As of the date of this prospectus, management of our company does not believe that any of these other legal proceedings will have a material adverse effect on our business, financial condition or results of operation.

Governmental Regulation

Regulations Related to Our Club and Concert Venue Businesses

    Alcohol Beverage Regulation. Our club business is subject to licensing and regulation by a number of governmental authorities. We are required to operate our businesses in strict compliance with federal licensing requirements imposed by the Bureau of Alcohol, Tobacco and Firearms of the United States Department of Treasury, as well as the licensing requirements of the states and municipalities where our clubs are located. Alcohol beverage control regulations require each of our clubs to apply to a state authority and, in certain locations, county and municipal authorities for a license and permit to sell alcohol beverages on the premises. Typically, licenses must be renewed annually and may be revoked or suspended for cause at any time. Alcohol beverage control regulations relate to numerous aspects of the daily operations of the units, including minimum age of patrons and employees, hours of operation, advertising, wholesale purchasing, inventory control, handling, storage and dispensing of alcohol beverages and collection and remittance of taxes. We have obtained all regulatory permits and licenses necessary to operate our clubs that currently are open, and intend to do the same for all future clubs. Our failure to comply with federal, state or local regulations could cause our licenses to be revoked and force us to terminate the sale of alcohol beverages at our clubs. To reduce this risk, each club is operated in accordance with procedures intended to ensure compliance with applicable laws and regulations. Any delay in obtaining, or failure in retaining, an alcohol beverage license in a particular location could materially and adversely affect our ability to obtain such a license elsewhere.

    We are subject to "dram-shop" laws in several of the states in which we have clubs. These laws generally provide a person injured by an intoxicated person the right to recover damages from an establishment that wrongfully served alcohol beverages to such person. While we carry liquor liability coverage as part of our existing comprehensive general liability insurance, there can be no assurance that we will not be subject to a judgment in excess of such insurance coverage or that we will be able to obtain or continue to maintain such insurance coverage at reasonable costs, or at all. The imposition of a judgment substantially in excess of our insurance coverage, or our failure or inability to obtain and maintain insurance coverage, could materially and adversely affect our business.

    Other Regulations. Our clubs and concert venues are subject to licensing and regulation by foreign, federal, state and local health, sanitation, building, zoning, safety, fire and other departments relating to the development and operation of restaurants and retail establishments. These regulations include matters relating to environmental building construction, zoning and use requirements and the preparation and sale of food and tobacco products. Various foreign, federal, state and local labor laws govern our relationship with our employees, including minimum wage requirements, overtime, working conditions and citizenship requirements. Significant additional government-imposed increases in minimum wages, paid leaves of absence and requirements for employees who receive gratuities could materially and adversely affect our business. Delays or failures in obtaining the required construction and operating licenses, permits or approvals could delay or prevent the opening of new clubs and concert venues.

    The federal Americans with Disabilities Act, state laws and local ordinances prohibit discrimination on the basis of disability in public accommodations and employment. Our clubs and concert venues are currently designed to be accessible to the disabled. We intend to continue to comply with the Americans with Disabilities Act, state laws, local ordinances and future regulations relating to accommodating the needs of the disabled, and we do not anticipate that this compliance will have a material effect on our operations.

Regulations Related to Our Digital Media Businesses

    Overview. The law relating to our digital businesses is evolving and no clear precedents have been established. In addition, a number of legislative and regulatory proposals under consideration by federal, state, local and foreign governmental organizations may lead to laws or regulations concerning, for example, online content, user privacy, taxation, parental consent for access by their minor children, access charges, liability for third-party activities, advertising, bulk e-mail or "spam", encryption standards, online sales of goods and services, online games, sweepstakes, lotteries and contests, domain name registration and use, trademark, copyright infringement, and other intellectual property issues.

    Regulation of Content and Access. A variety of restrictions on content and access, primarily as they relate to children, have been enacted or proposed. For example, in 1998 Congress enacted the Children's Online Privacy Protection Act which establishes new requirements for the collection, use and disclosure of personal information of children under the age of 13. In addition, the Federal Trade Commission and various other government regulators of financial institutions are currently drafting new rules designed to protect the privacy of financial records. The United States and the European Union are currently negotiating an international privacy directive which could have a major impact on the ability of companies to transmit online content between the United States and the European Union. Congress has twice enacted legislation, the Communication Decency Act of 1996, and the Communications Decency Act of 1997, and has considered other proposals to restrain and punish the transmission of various kinds of contents that are considered objectionable such as so-called indecent or obscene material knowingly transmitted to children. Although such content restrictions have consistently faced legal challenges and have not fared well in the courts, the prospect for new content restrictions to be enacted is significant. In fact, numerous states have adopted or are currently considering similar types of legislation relating to privacy and access to various types of objectionable material. In addition, laws have been proposed which would require Internet service providers to supply, at cost, filtering technologies to limit or block the ability of minors to access unsuitable materials on the Internet. Because of these content restrictions and potential liability to us for materials carried on or disseminated through our systems, we may be required to implement measures to reduce our exposure to liability.

    User Privacy Issues. Internet user privacy has become an issue both in the United States and abroad. Some commentators, privacy advocates and government bodies have recommended or taken actions to limit the use of personal profiles or other personal information by those collecting such information, particularly as it relates to children. For example, the Children's Online Privacy Protection Act of 1998, or COPPA, requires, among other things, that online operators obtain verifiable parental consent for the collection, use, or disclosure of personal information from children. In October 1999, the Federal Trade Commission published regulations implementing COPPA that govern the data collection, use and dissemination practices of all web site operators who interact with children under 13. These regulations go into effect in April 2000. Further, in light of recent publicity regarding the data accumulation and use practices of third party Internet advertising companies, the Federal Trade Commission and other government entities have commenced inquiries which may result in new legal requirements. We are required to comply with applicable privacy laws and regulations as they develop and apply to our business.

    Internet Taxation. The tax treatment of activities on or relating to the Internet is currently unsettled. A number of proposals have been made at the federal, state and local levels and by foreign governments that could impose taxes on the online sale of goods and services and other Internet activities. Recently, the Internet Tax Information Act was signed into law, placing a three-year moratorium on new state and local taxes on Internet commerce. Although legislation has been introduced to make the moratorium permanent, there is significant political support to collect taxes from commercial activities online. There can be no assurance that future laws imposing taxes or other regulations on commerce over the Internet would not substantially impair the growth of Internet commerce and as a result could make it cost-prohibitive to operate our business.

    Domain Names. Domain names are addresses on the Internet, namely the World Wide Web. The current system for registering, allocating and managing domain names has been the subject of litigation and proposed regulatory reform. Although we assert trademark rights in our domain names, third parties may bring claims for infringement against us for the use of these trademarks. We cannot assure you that these domain names will not lose their value, or that we will not have to obtain entirely new domain names in addition to or in lieu of our current domain names if reform efforts result in a restructuring of the current system. In addition, third parties may seek to obtain domain names that incorporate or are based on our affiliates' or partners' trademarks.

                                   MANAGEMENT

    The following table sets forth, as of March 10, 2000, the name, age and position of each of our directors and executive officers.

             Name              Age                   Position
             ----              ---                   --------
 Gregory A. Trojan............  40 President, Chief Executive Officer and
                                   Director

 Joseph C. Kaczorowski........  44 Executive Vice President, Chief Financial
                                    Officer, Treasurer and Secretary

 Daniel L. Fishkin............  46 Senior Vice President and General Counsel

 Lou Mann.....................  49 President, Media Properties

 Jay Marciano.................  45 President, House of Blues Concerts, Inc.

 Dolf Berle...................  37 Chief Operating Officer of HOB Clubs

 Peter J. Cyffka..............  41 Senior Vice President, Finance & Accounting

 David L. Ferguson............  44 Chairman of the Board

 Daniel E. Aykroyd............  47 Director

 James Cook...................  40 Director

 Andrew J. Filipowski.........  49 Director

 Christopher Goldsbury, Jr. ..  56 Director

 Wm. Christopher Gorog........  47 Director

 Ken Halliday.................  37 Director

 William Laverack, Jr.........  42 Director

 Jeffrey C. Walker............  44 Director

    Gregory A. Trojan has been with our company since August 1996, most recently as President and Chief Executive Officer. From April 1994 through August 1996, Mr. Trojan was a senior executive at the 77-unit California Pizza Kitchen chain, most recently as Chief Executive Officer. From January 1992 through April 1994, Mr Trojan was a key executive at PepsiCo--Pizza Hut, Inc., most recently as General Manager, LA Market. From 1986 to 1990, Mr. Trojan was a management consultant at Bain & Company. Mr. Trojan holds a B.S. from the University of Virginia and an M.B.A. from the Wharton Graduate School of Business.

    Joseph C. Kaczorowski has been with our company since August 1996 as Executive Vice President and Chief Financial Officer. From July 1981 through July 1995, Mr. Kaczorowski was a senior executive at The Cannell Studios, an international television production and distribution studio, most recently as Senior Vice President and Chief Financial Officer. In July 1995, The Cannell Studios was sold to New World Entertainment and Mr. Kaczorowski served in an executive capacity for New World Entertainment until June 1996. Before joining Cannell, Mr. Kaczorowski was associated with the national accounting firm of Kenneth Leventhal & Co. Mr. Kaczorowski is a Certified Public Accountant and a graduate of St. John's University.

    Daniel L. Fishkin has been with our company since January 1997, most recently as Senior Vice President and General Counsel. From April 1994 through August 1996, Mr. Fishkin was Senior Counsel at New World Entertainment, Inc., a television production and distribution company. From September 1988 through April 1994, Mr. Fishkin practiced corporate law at Gibson, Dunn & Crutcher. Mr. Fishkin worked as a theatrical booking agent with Columbia Artists Management, Inc. for ten years and also holds a Master of Fine Arts Degree in Theatre.

    Lou Mann has been with our company since July 1999 as President of Media Properties. From September 1988 to June 1999, Mr. Mann was a senior executive at Capitol Records, most recently Senior Vice President and General Manager. Before that, Mr. Mann was Vice President, Marketing at MCA Records. Mr. Mann holds an Executive M.B.A. from the Anderson School of Business.

    Jay Marciano has been with House of Blues Concerts, Inc., formerly Universal Concerts, Inc., since 1985, most recently as President.

    Dolf Berle has been with our company since February 2000 as Chief Operating Officer of HOB Clubs. From June 1998 to February 2000, Mr. Berle was at Diedrich Coffee, most recently as Chief Operating Officer. From June 1997 through June 1998, Mr Berle was Senior Director of Operations at Tricon International. From April 1996 through June 1997, Mr. Berle was Director of Operations at Taco Bell International. From 1994 to 1996, Mr. Berle was Market Manager at Taco Bell Domestic. Mr. Berle holds a B.A. from Harvard College, an M.A. from the University of Zimbabwe and an M.B.A. from Harvard Business School.

    Peter J. Cyffka has been with our company since January 2000 as Senior Vice President, Finance & Accounting. From April 1987 to October 1999, Mr. Cyffka was at Twentieth Century Fox Film Corporation, most recently as Senior Vice President, Finance. Mr. Cyffka is a Certified Public Accountant and holds a B.S. and an M.B.A. from the University of Southern California.

    David L. Ferguson has served as Chairman of the Board of our company since September 1998 and as a director since August 1995. Mr. Ferguson joined Chase Capital Partners in 1989 and became a general partner in 1990. Mr. Ferguson is also a director of Wild Oats Markets, Inc., Guitar Center, Inc., and several private companies.

    Daniel E. Aykroyd has served as a director of and consultant to our company since 1992. Mr. Aykroyd is a well-known producer, actor, screenwriter and music artist.

    James Cook has served as a director of our company since September 1999. Since 1994, Mr. Cook has been a partner at First Union Capital Partners, the private equity investment subsidiary of First Union Corp. Before that, Mr. Cook was employed by Kidder, Peabody & Co. and The Bank of New York. Mr. Cook is also a director of several private companies. Mr. Cook holds a B.S. from the University of Virginia and an M.B.A. from Harvard Business School.

    Andrew J. Filipowski has served as a director of our company since June 1996. Since June 1999, Mr. Filipowski has been Chief Executive Officer and Chairman of the Board of Divine interVentures, Inc. From 1987 to June 1999, Mr. Filipowski was Chief Executive Officer, President and Chairman of the Board of Platinum Technology, Inc. Mr. Filipowski is also a director of Platinum Entertainment, Inc., Bluestone Software, Inc., eShare Technologies Inc. and Blue Rhino Corporation.

    Christopher Goldsbury, Jr. served as a director of our company from June 1995 to March 1998, and rejoined the board of directors in September 1998. Mr. Goldsbury has been the President and Chief Executive Officer of Silver Ventures, a San Antonio-based private investment company since January 1995. Before that, Mr. Goldsbury was Chairman and Chief Executive Officer of Pace Foods, Inc.

    Wm. Christopher Gorog has served as a director of our company since March 2000. From 1994 to 1999, Mr. Gorog was President--New Business Development, Recreation Group at Universal Studios, Inc.

    Ken Halliday has served as a director of our company since October 1999. He is a partner with Silver Brands, L.P., a private equity firm affiliated with S.A. Blues Partners, L.P. He is also a director of various portfolio companies, including Desert Glory, Ltd. and MarketFare Foods, Inc. Mr. Halliday holds a B.B.A. in Accounting from the University of Texas at Austin and a J.D. from the University of Texas School of Law.

    William Laverack, Jr., has served as a director of our company since September 1999. Since 1993, Mr. Laverack has been a General Partner of J. H. Whitney & Co. Before that, he was with Gleacher & Co., Morgan Stanley & Co. Incorporated, and J. P. Morgan & Co. Mr. Laverack is also a director of Steel Dynamics, Inc. and several private companies. Mr. Laverack holds a B.A. from Harvard College, and an M.B.A. from Harvard Business School.

    Jeffrey C. Walker has served as a director of our company since July 1998. Mr. Walker is the managing general partner of Chase Capital Partners, which he co-founded in 1984, and member of the Executive Committee and Management Committee of The Chase Manhattan Corporation. Mr. Walker is also a director of Guitar Center, Inc., iXL, 1800Flowers.com, Doane Pet Care Enterprises, Inc. and several private companies. Mr. Walker holds a B.S. from the University of Virginia and an M.B.A. from Harvard Business School.

Board of Directors

    We currently have ten authorized directors. Each of our directors is elected at each annual meeting of stockholders to hold office until the next annual meeting. Each director, including a director elected to fill a vacancy, holds office until the expiration of the term for which he or she was elected and until a successor has been elected and qualified.

Committees of the Board of Directors

    Prior to the consummation of this offering, we will establish an audit committee of the board of directors which will comply with Nasdaq's requirements regarding audit committee composition. In addition, we will adopt an audit committee charter. The audit committee will review, act on and report to the board of directors with respect to various auditing and accounting matters, including the selection of our auditors, the scope of the annual audits, fees to be paid to the auditors, the performance of our independent auditors and our accounting practices.

    Prior to the consummation of this offering, we will establish a compensation committee of the board of directors which will consist of at least two independent directors. The compensation committee will determine the salaries and incentive compensation of our officers, provide recommendations for the salaries and incentive compensation of our other employees and consultants and administer our stock-based compensation plans.

Director Compensation

    Directors of our company are not currently compensated for their services as directors. Directors are reimbursed for their out-of-pocket expenses incurred in connection with their services as directors and committee members. Directors are also entitled to participate in our stock option plan as described in the section below entitled "--Employee Benefit Plans--2000 Equity Participation Plan." We intend to compensate non-employee directors for their services as directors, but have not yet determined the amount of compensation.

Compensation Committee Interlocks and Insider Participation

    None of our executive officers served as a director or member of the compensation committee or other board committee performing equivalent functions of another corporation, one of whose executive officers served on our board of directors or compensation committee.

Executive Compensation

    The following table sets forth information concerning compensation of our Chief Executive Officer and the top four other highly compensated executive officers whose salary and incentive compensation exceeded $100,000 for the twelve months ended December 26, 1999, or the Named Executive Officers, for services rendered in all capacities to us during that 12 month period.

                           Summary Compensation Table

                                                                   Long-Term
                                                                  Compensation
                                                                  ------------
                                             Annual
                                        Compensation(1)              Shares
                                        -------------------        Underlying
      Name and Principal Position        Salary      Bonus          Options
      ---------------------------       --------    -------       ------------
Gregory A. Trojan...................... $240,000    $81,944(2)     2,850,000
 President and Chief Executive Officer
Joseph C. Kaczorowski.................. $247,831    $88,116(2)(3)  1,337,500
 Executive Vice President, Chief
  Financial Officer, Treasurer and
  Secretary
Lou Mann............................... $225,000(4) $   --         2,675,000
 President, Media Properties
Daniel L. Fishkin...................... $190,000    $47,500(2)       350,000
 Senior Vice President and General
  Counsel
Kevin Morrow........................... $164,293    $19,979(2)       350,000
 Senior Vice President of Entertainment

--------
(1) In accordance with the rules of the Securities and Exchange Commission, other compensation in the form of perquisites and other personal benefits has been omitted for the Named Executive Officers because the aggregate amount of such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total of annual salary and bonuses for each of such Named Executive Officers in the twelve months ended December 26, 1999.
(2) The bonus shown is for the six month fiscal period ending June 27, 1999. The amount, if any, to be paid for the fiscal year ending July 2, 2000 has not yet been determined.
(3) Mr. Kaczorowski's bonus also includes a weekly payment for the six months ended December 26, 1999 which is a guaranteed advance of his bonus for the fiscal year ending July 2, 2002.
(4) Mr. Mann commenced employment with us in July 1999.

Option Grants In Last Fiscal Year

    The following table sets forth information regarding stock options granted to each of the executive officers listed above during the twelve months ended December 26, 1999. We have not granted any stock appreciation rights. In the column marked "Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term," potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent assured rates of appreciation only, based on Securities and Exchange Commission rules. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock, overall market conditions and the option-holders' continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved.

                                       % of Total                        Potential Realizable
                                    Options Granted                        Value at Assumed
                                           to                              Annual Rates of
                         Number of  Employees during                         Stock Price
                         Securities  the 12 months                         Appreciation for
                         Underlying      ended                               Option Term
                          Options     December 26,   Exercise Expiration --------------------
          Name            Granted         1999        Price      Date       5%        10%
          ----           ---------- ---------------- -------- ---------- --------- ----------
Gregory A. Trojan....... 1,500,000         7.6        $1.20     1/18/09  $ 643,342 $2,090,614
                         1,350,000         6.8         1.62     9/30/09     12,008  1,314,552

Joseph C. Kaczorowski...   662,500         3.4         1.20     1/18/09    284,143    923,354
                           675,000         3.4         1.20     9/30/09    289,504    940,776

Lou Mann................ 2,675,000        13.6         1.20     6/30/09  1,147,293  3,728,261

Daniel L. Fishkin.......   250,000         1.3         1.20     1/18/09    107,224    348,436
                           100,000         0.5         1.62     9/30/09        889     97,374

Kevin Morrow............   150,000         0.8         1.20    12/31/08     64,334    209,061
                           200,000         1.0         1.62     9/30/09      1,779    194,748

Option Exercises and Fiscal Year-End Option Values

    The following table sets forth information concerning stock option exercises in the twelve months ended December 26, 1999 and the number and value of unexercised options held by each of the Named Executive Officers at December 26, 1999.

                                                Number of Securities
                                               Underlying Unexercised    Value of Unexercised In
                                                     Options At           the-Money Options At
                           Shares                 December 26, 1999       December 26, 1999(1)
                          Acquired    Value   ------------------------- -------------------------
          Name           on Exercise Realized Exercisable Unexercisable Exercisable Unexercisable
          ----           ----------- -------- ----------- ------------- ----------- -------------
Gregory A. Trojan.......       0         0     2,875,000    2,475,000
Joseph C. Kaczorowski...       0         0     1,503,125    1,171,875
Lou Mann................       0         0       668,750    2,006,250
Daniel L. Fishkin.......       0         0       212,500      287,500
Kevin Morrow............       0         0       150,000      150,000

--------
(1) There was no public trading market for the common stock as of December 26, 1999. Accordingly, these values have been calculated on the basis of the
    assumed initial public offering price of $       per share, less the
    applicable exercise price per share, multiplied by the number of underlying shares.

Employee Benefit Plans

Amended and Restated 1993 Stock Option Plan

    The HOB Entertainment, Inc. Amended and Restated 1993 Stock Option Plan, which we also refer to as the 1993 Plan, was initially adopted by our board of directors and approved by our stockholders in 1993. A total of 11,500,166 shares of common stock was initially reserved for issuance under the 1993 Plan. The 1993 Plan was subsequently amended and restated to increase the number of shares reserved under the plan to 30,500,166 and to make certain other changes to the plan, and stockholder approval of the amended and restated plan was obtained. On March 13, 2000, the board of directors increased the number of shares reserved under the plan to 31,798,000. As of the date of this
prospectus, options to purchase          shares of common stock have been
exercised, and options to purchase          shares of common stock are
outstanding. The maximum number of shares which may be subject to options granted under the 1993 Plan to any individual in any calendar year cannot exceed 4,000,000. We do not expect to make any additional grants of options under the 1993 Plan following the initial public offering of our common stock and any available reserved shares in this plan will be added to the shares available for grant under our 2000 Equity Participation Plan.

    The principal purpose of the 1993 Plan is to attract, retain and motivate selected officers, employees, consultants and directors through the granting of options to acquire common stock. The 1993 Plan provides for the grant of non-qualified stock options and incentive stock options, within the meaning of
Section 422 of the Internal Revenue Code. Prior to the initial public offering of our common stock, the 1993 Plan is administered by the full board of directors. Following the initial public offering, a committee of independent directors, each of whom is a "non-employee director" for purposes of Rule 16b-3 under the Exchange Act, will administer grants under the 1993 Plan.

    The 1993 Plan provides that the committee has the authority to select the employees, consultants and members of our board of directors to whom options are to be granted, to determine the number of shares to be subject thereto and the terms and conditions thereof, and to make all other determinations and to take all other actions necessary or advisable for the administration of the 1993 Plan.

    The committee and our board of directors are authorized to adopt, amend and rescind rules relating to the administration of the 1993 Plan, and to amend, suspend and terminate the 1993 Plan.

2000 Equity Participation Plan

    Our board of directors has adopted and our stockholders have approved The 2000 Equity Participation Plan of HOB Entertainment, Inc., which we also refer to as the 2000 Plan. The principal purpose of the 2000 Plan is to attract, retain and motivate selected officers, employees, consultants and directors through the granting of stock-based compensation awards. The 2000 Plan provides for a variety of such awards, including non-qualified stock options and incentive stock options within the meaning of Section 422 of the Internal Revenue Code, as well as stock appreciation rights, restricted stock, deferred stock, dividend equivalents, performance awards, stock payments, and other
stock-related benefits. A total of         shares of common stock are reserved
for issuance under the 2000 Plan. As of the date of this prospectus, no awards have been granted under the 2000 Plan. The maximum number of shares which may be subject to awards granted under the 2000 Plan to any individual in any
calendar year cannot exceed         . In addition, any reserved shares under
the 1993 Plan will become available under this plan from and after the completion of this offering.

    Following the initial public offering of our common stock, a committee of independent directors, each of whom is a "non-employee director" for purposes of Rule 16b-3 under the Exchange Act and an "outside director" under Section 162(m) of the Internal Revenue Code, will administer grants to employees and consultants. The full board will administer the 2000 Plan with respect to options granted to independent directors.

    The 2000 Plan provides that the committee has the authority to select the employees and consultants to whom awards are to be made, to determine the number of shares to be subject thereto and the terms and conditions thereof, and to make all other determinations and to take all other actions necessary or advisable for the administration of the 2000 Plan with respect to employees or consultants.

    The committee and our board of directors are authorized to adopt, amend and rescind rules relating to the administration of the 2000 Plan, and to amend, suspend and terminate the 2000 Plan. We have attempted to structure the 2000 Plan in a manner such that remuneration attributable to stock options and other awards will not be subject to the deduction limitation contained in
Section 162(m) of the Internal Revenue Code.

2000 Employee Stock Purchase Plan

    Our board of directors has adopted and our stockholders have approved The HOB Entertainment, Inc. Employee Stock Purchase Plan, which we also refer to as
the Purchase Plan. A total of             shares of common stock has been
reserved for issuance under the Purchase Plan. As of the date of this prospectus, no shares have been issued under the Purchase Plan.

    The Purchase Plan, which is intended to qualify under Section 423 of the Code, contains consecutive six-month offering periods. The offering periods
generally start on              and               of each year, except for the
first offering period, which will commence on the immediately prior to the
effective date of this offering and will end on              .

    Employees are eligible to participate in the Purchase Plan if they are customarily employed by us or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year. However, no employee may be granted a right to purchase stock under the Purchase Plan to the extent that, immediately after the grant of the right to purchase stock, the employee would own, or be treated as owning, stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock or to the extent that his or her rights to purchase stock under all of our employee stock purchase plans accrues at a rate which exceeds $25,000 worth of stock for each calendar year.

    The Purchase Plan permits participants to purchase common stock through
payroll deductions of up to   % of the participant's base compensation. Base
compensation is defined as the participant's gross base compensation, excluding overtime payments, sales commissions, incentive compensation, bonuses, expense reimbursements, fringe benefits and other special payments. Amounts deducted and accumulated by the participant are used to purchase shares of common stock at the end of each offering period.

    The price of stock purchased under the Purchase Plan is 85% of the lesser of the fair market value of the common stock at the beginning of the offering period or at the end of the offering period. Participants may end their participation at any time other than the final 10 days of an offering period, and they will be paid their payroll deductions to date without interest. Participation ends automatically upon termination of employment with us. Rights to purchase stock granted under the Purchase Plan are not transferable by a participant other than by will, the laws of descent and distribution, or as otherwise provided under the Purchase Plan.

Registration under the Securities Act

    We intend promptly after the completion of this offering to register on Form S-8 all shares of common stock issuable under our compensatory stock plans other than shares which may be resold under Rule 701 without registration.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth information with respect to the beneficial ownership of our common stock as of March 13, 2000, and as adjusted to reflect
(i) the conversion of our outstanding convertible preferred stock into common stock immediately prior to the completion of this offering except for 5,000 shares of 10% senior convertible preferred stock which will be redeemed and
(ii) the sale of the shares of common stock offered by this prospectus, by:

  . each person, or group of affiliated persons, who is known by us to beneficially own 5% or more of our common stock;

  .  each of our directors and Named Executive Officers; and

  .  all of our directors and executive officers as a group.

    Share ownership in each case includes shares issuable upon exercise of outstanding options and warrants that are exercisable within 60 days of March 13, 2000, as described in the footnotes below. Percentage of ownership is calculated according to SEC Rule 13d-3(d)(1). Percentage ownership calculations before and after this offering are based on 129,731,814 shares and shares, respectively, of common stock outstanding. The address for all executive officers and directors is c/o HOB Entertainment, Inc., 6255 Sunset Boulevard, 16th Floor, Hollywood, California 90028.

                                                                Percentage of
                                                                Common Stock
                                                                Beneficially
                                                                    Owned
                                                  Number of   -----------------
                                                    Shares     Before   After
                                                 Beneficially   the      the
Name and Address of Beneficial Owner                Owned     Offering Offering
------------------------------------             ------------ -------- --------
Chase Capital Partners(1).......................  43,760,202    32.7%
S.A. Blues Partners, L.P.(2)....................  21,585,250    16.4%
J. H. Whitney & Co.(3)..........................  22,544,032    16.9%
First Union Capital Partners(4).................  15,681,818    11.8%
Gregory A. Trojan(5)............................   2,875,000     2.1%
Joseph C. Kaczorowski(6)........................   1,503,125     1.2%
Lou Mann(7).....................................     668,750      *
Daniel L. Fishkin(8)............................     212,500      *
Kevin Morrow(9).................................     150,000      *
Daniel E. Aykroyd(10)...........................   2,532,887     2.0%
James Cook(4)...................................  15,681,818    11.8%
David L. Ferguson(1)............................  43,760,202    32.7%
Andrew J. Filipowski(11)........................   3,006,169     2.3%
Christopher Goldsbury, Jr.(2)...................  21,585,250    16.4%
Wm. Christopher Gorog...........................           0      *
Ken Halliday(2).................................  21,585,250    16.4%
William Laverack, Jr.(3)........................  22,544,032    16.9%
Jeffrey C. Walker(1)............................  43,760,202    32.7%
All directors and executive officers as a group
 (16 persons)(12)............................... 114,494,733    77.4%

--------
 * Less than 1% of total.
(1) Consists of 39,808,461 shares of common stock and 3,951,741 shares of common stock subject to warrants that are exercisable within 60 days of March 13, 2000 held by an affiliate of Chase Capital Partners.
    Messrs. Ferguson and Walker, General Partner and Managing General Partner, respectively, of Chase Capital Partners, may be deemed to have voting and investment power over the shares and warrants held by Chase Capital Partners and its affiliate. Messrs. Ferguson and Walker disclaim beneficial interest in these shares and warrants, except to the extent of their pecuniary interest in Chase Capital Partners and its affiliate which owns shares.

 (2) Consists of 19,373,388 shares of common stock and 2,211,862 shares of common stock subject to warrants that are exercisable within 60 days of March 13, 2000 held by S.A. Blues Partners, L.P. Mr. Goldsbury, President and Chief Executive Officer of Silver Ventures, an affiliate of S.A. Blues Partners, L.P. and Mr. Halliday, a director of Silver Brands, an affiliate of S.A. Blues Partners, L.P. may be deemed to have voting and investment power over the shares held by S.A. Blues Partners, L.P. Messrs. Goldsbury and Halliday disclaim beneficial interest in these shares, except to the extent of their respective pecuniary interests in S.A. Blues Partners, L.P.

 (3) Consists of an aggregate of 18,785,866 shares of common stock and 3,758,166 shares of common stock subject to warrants that are exercisable within 60 days of March 13, 2000 held by three investment partnerships which are affiliated with J. H. Whitney & Co. Mr. Laverack, a member of the general partners of these partnerships, may be deemed to have voting and investment power over the shares held by these partnerships. Mr. Laverack disclaims beneficial interest in these shares, except to the extent of his pecuniary interest in the general partners of these partnerships.

 (4) Consists of 12,899,212 shares of common stock and 2,782,606 shares of common stock subject to warrants that are exercisable within 60 days of March 13, 2000 held by an affiliate of First Union Capital Partners. Mr. Cook, a partner at First Union Capital Partners, may be deemed to have voting and investment power over the shares held by First Union Capital Partners and its affiliates. Mr. Cook disclaims beneficial interest in these shares, except to the extent of his pecuniary interest in First Union Capital Partners and its affiliate which owns shares.

 (5) Consists of 2,875,000 shares of common stock subject to options that are exercisable within 60 days of March 13, 2000.

 (6) Consists of 1,503,125 shares of common stock subject to options that are exercisable within 60 days of March 13, 2000.

 (7) Consists of 668,750 shares of common stock subject to options that are exercisable within 60 days of March 13, 2000.

 (8) Consists of 212,500 shares of common stock subject to options that are exercisable within 60 days of March 13, 2000.

 (9) Consists of 150,000 shares of common stock subject to options that are exercisable within 60 days of March 13, 2000.

(10) Consists of 709,500 shares of Class A preferred stock, 1,337,233 shares of Class B preferred stock, 385,802 shares of Class D-2 preferred stock, warrants to purchase 61,352 shares of common stock that are exercisable within 60 days of March 13, 2000 and 39,000 shares of common stock subject to options that are exercisable within 60 days of March 13, 2000.

(11) Consists of 1,058,561 shares of common stock held by Platinum Venture Partners, L.P., 1,114,839 shares of common stock held by Platinum Venture Partners II, L.P., 658,937 shares of common stock and 104,707 shares of common stock subject to warrants that are exercisable within 60 days of March 13, 2000 held by The AJF-1999 Trust u/t/d 5/20/99 and 69,125 shares of common stock held by Andrew J. Filipowski. Mr. Filipowski is a limited partner of Platinum Venture Partners, L.P. and Platinum Venture Partners II, L.P. and the sole beneficiary of The AJF-1999 Trust u/t/d 5/20/99. Mr. Filipowski disclaims beneficial interest in the shares held by Platinum Venture Partners, L.P. and the shares held by Platinum Venture Partners II, L.P., except to the extent of his pecuniary interest in Platinum Venture Partners, L.P. and Platinum Venture Partners II, L.P., respectively.


(12) Consists of the shares described in footnotes (1) through (8), (10) and
     (11) and 125,000 shares of common stock subject to options that are exercisable within 60 days of March 13, 2000.

                              CERTAIN TRANSACTIONS

    On September 10, 1999, we issued (i) 15,432,099 shares of our class D-2 preferred stock, 15,000 shares of our 12% senior redeemable preferred stock, 5,050 shares of our senior convertible preferred stock and warrants to purchase 2,867,173 shares of our common stock to an affiliate of Chase Capital Partners, and (ii) 9,259,259 shares of our class D-2 preferred stock, 5,000 shares of our senior convertible preferred stock and warrants to purchase 409,012 shares of our common stock to S.A. Blues Partners, L.P. Aggregate consideration received from the Chase affiliate for the securities it purchased was $45,050,000 and from S.A. Blues Partners, L.P. for the securities it purchased was $20,000,000. Chase Capital Partners, through its affiliate, is our largest stockholder and is represented on our board of directors by David L. Ferguson and Jeffrey C. Walker. S.A. Blues Partners, L.P. is our second largest stockholder and is represented on our board of directors by Christopher Goldsbury, Jr. and Ken Halliday.

    On January 24, 2000, we issued warrants to purchase 843,065, 834,718, 843,064 and 818,024 shares of our common stock to an affiliate of Chase Capital Partners, S.A. Blues Partners, L.P., two investment partnerships that are affiliated with of J.H. Whitney & Co., and an affiliate of First Union Capital Partners, respectively. These warrants were required to be issued pursuant to the terms of the purchase agreement under which our senior convertible preferred stock was sold on September 10, 1999. No additional consideration was received for these warrants. J.H. Whitney & Co., through three investment partnerships with which it is affiliated, is our third largest stockholder and is represented on our board of directors by William Laverack, Jr. First Union Capital Partners, through its affiliate, is our fourth largest stockholder and is represented on our board of directors by James Cook.

    On February 25, 2000, we issued warrants to purchase 47,929, 47,929 and 29,956 shares of our common stock to an affiliate of Chase Capital Partners, affiliates of J.H. Whitney & Co. and an affiliate of First Union Capital Partners, respectively. These warrants were required to be issued pursuant to the terms of warrants issued on September 10, 1999 with our 12% senior redeemable preferred stock. No additional consideration was received for these warrants.

    On January 31, 2000, we entered into an agreement with Christopher Gorog, one of the members of our board of directors, concerning the advisory services Mr. Gorog performed in connection with our acquisition of Universal Concerts, Inc. and its affiliates. Pursuant to this agreement we issued options to Mr. Gorog to purchase 2,675,000 shares of our common stock and paid $288,600 cash to Mr. Gorog. Affiliates of Chase Capital Partners, J.H. Whitney & Co. and First Union Capital Partners have agreed to sell to us shares of our common stock equal to an aggregate of 73.8% of these options when they are exercised by Mr. Gorog at a purchase price per share equal to the exercise price of these options.

    On September 10, 1999, we entered into a Credit Agreement with a syndicate of lenders led by Bank of America, as administrative agent, whereby we obtained term loan financing of $60 million and a revolving credit line of $25 million. The Chase Manhattan Bank, an affiliate of Chase Capital Partners, acted as syndication agent under the credit agreement and received a fee for its service.

    We are a party to a licensing agreement with Daniel E. Aykroyd and other parties pursuant to which we licensed the rights to use the Blues Brothers trademarks. Mr. Aykroyd is a member of our board of directors and one of our stockholders. We paid Mr. Aykroyd $108,939 and $150,000 during the six months ended June 27, 1999 and December 26, 1999, respectively, under this agreement.

    On May 18, 1995 we entered into a lease agreement for our Orlando club with Lake Buena Vista Communities, Inc., which is an affiliate of The Walt Disney Company, one of our stockholders. Pursuant to this lease we paid Lake Buena Vista Communities, Inc. $831,227 and $1,036,758 during the six months ended June 27, 1999 and December 26, 1999, respectively.

                          DESCRIPTION OF CAPITAL STOCK

    The following summary describes the material terms of our capital stock. However, you should refer to the actual terms of the capital stock contained in our amended and restated certificate of incorporation and other agreements referenced below. The following summary gives effect to the conversion of all of our outstanding shares of convertible preferred stock into common stock upon the completion of this offering except for 5,000 shares of our 10% senior convertible preferred stock which will be redeemed.

    Upon the filing of our amended and restated certificate of incorporation immediately prior to the completion of this offering, the authorized capital
stock of our company will consist of           shares of common stock
shares of non-voting common stock and           shares of preferred stock. As
of March 13, 2000, there were 221 holders of record of common stock. The common stock and non-voting common stock each have a par value of $.0001 per share and the preferred stock has a par value of $.01 per share. As of March 13, 2000, there were 129.7 million shares of common stock outstanding and, after the
offering, there will be           shares outstanding. As of March 13, 2000
there were no shares of non-voting common stock outstanding and, after the
offering, there will be        shares outstanding. Upon the completion of this
offering, no shares of preferred stock will be outstanding. As of March 13,
2000, options to purchase       shares of common stock were outstanding. We
also have warrants outstanding as described below.

Common Stock

    Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and they do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to ratably receive dividends, if any, as may be declared by the board of directors out of funds legally available for payments of dividends, subject to any preferential dividend rights of any outstanding preferred stock. Upon the liquidation, dissolution or winding up of our company the holders of common stock are entitled to ratably receive our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future. Upon the closing of this offering, there will be no shares of preferred stock outstanding.

Non-Voting Common Stock

    Our non-voting common stock is identical to our common stock except in two respects. First, our non-voting common stock is not entitled to any voting rights, except as required by law. Second, holders of our non-voting common stock may, at the option of the holder (unless the holder is subject to certain restrictions under the Bank Holding Company Act of 1956, as amended, and the regulations thereunder), convert shares of non-voting common stock into fully paid and non-assessable shares of common stock on a share-for-share basis.

Preferred Stock

    As of the closing of the offering, all of our outstanding shares of convertible preferred stock will be automatically converted into shares of our common stock and non-voting common stock. For a description of our convertible preferred stock, please see note 12 of the notes to our financial statements included elsewhere in this prospectus. Upon the closing of this offering, our board of directors will be authorized, without further stockholder approval, to
issue from time to time up to an aggregate of     shares of preferred stock in
one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of any series thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption including sinking fund provisions, redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of any series. We have no present plans to issue any shares of preferred stock. Please see the section entitled "Description of Capital Stock--Anti-Takeover Effects of Delaware Law and our Certificate of Incorporation and Bylaws."

Warrants

    As of March 10, 2000, there were outstanding warrants to purchase 17,172,428 shares of common stock and warrants to purchase 1,636,047 shares of non-voting common stock. These warrants have a weighted average exercise price of $.52. See note 12 to the financial statements included in this prospectus.

Registration Rights

    Pursuant to the terms of our Amended and Restated Registration Rights
Agreement, after the closing of this offering the holders of             shares
of common stock and warrants to purchase common stock will be entitled to demand and piggyback registration rights with respect to the registration of their shares under the Securities Act. Please see "Shares Eligible for Future Sale."

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

    We are subject to the provisions of Section 203 of the Delaware General Corporation Law, as amended, or DGCL. Subject to a number of exceptions,
Section 203 of the DGCL prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained status as an interested stockholder with the approval of the board of directors or unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to the exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of a corporation's voting stock. This statute could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to our company and, accordingly, may discourage attempts to acquire us.

    In addition, a number of provisions of our certificate of incorporation and bylaws, which provisions will be in effect upon the closing of this offer and are summarized in the following paragraphs, may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by our stockholders.

    Board of Directors Vacancies. Our certificate of incorporation authorizes our board of directors to fill vacant directorships or increase the size of the board of directors. This may deter a stockholder from removing incumbent directors and simultaneously gaining control of the board of directors by filling the vacancies created by such removal with its own nominees.

    Stockholder Action; Special Meeting of Stockholders. Our certificate of incorporation provides that stockholders may not take action by written consent, but only at a duly called annual or special meeting of stockholders. Our certificate of incorporation further provides that special meetings of stockholders of our company may be called only by the Chairman of the board of directors or a majority of the board of directors and may not be called by stockholders.

    Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice must be delivered to or mailed and received at our principal executive offices not less than 120 days prior to the first anniversary of the date of our notice of annual meeting provided with respect to the previous year's annual meeting of stockholders; provided that, if no annual meeting of stockholders was held in the previous year or the date of the annual meeting of stockholders has been changed to be more than 30 calendar days from the date contemplated at the time of our notice of annual meeting provided with respect to the previous year's annual meeting of stockholders, notice by the stockholder, to be timely, must be so received not later than the tenth day following the date on which notice of the date of the meeting is given to stockholders or made public, whichever first occurs. Our bylaws also specify requirements as to the form and consent of a stockholder's notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

    Authorized But Unissued Shares. The authorized but unissued shares of common stock, non-voting common stock and preferred stock are available for future issuance without stockholder approval, subject to limitations imposed by the Nasdaq National Market. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock, non-voting common stock and preferred stock could render more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger or otherwise.

    The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless a corporation's certificate of incorporation or bylaws, as the case may be, requires a greater percentage. We have provisions in our certificate and bylaws that require a super-majority vote of the stockholders to amend, revise or repeal provisions that may have an anti-takeover effect.

Limitation of Liability and Indemnification Matters

    Our certificate of incorporation and bylaws include provisions to (1) eliminate the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by the DGCL and (2) indemnify our directors and officers to the fullest extent permitted by the DGCL, including circumstances in which indemnification is otherwise discretionary.

    We have entered into agreements to indemnify our directors and officers, in addition to the indemnification provided for in our bylaws. We believe that these provisions and agreements are necessary to attract and retain qualified directors and officers. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions, regardless of whether the DGCL would permit indemnification.

Transfer Agent and Registrar

    Upon the closing of this offering, the transfer agent and registrar for the
common stock will be                                  .

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering, there has not been any public market for our common stock, and no prediction can be made as to the effect, if any, that market sales of shares of common stock or the availability of shares of common stock for sale will have on the market price of the common stock prevailing from time to time. Nevertheless, sales of substantial amounts of common stock in the public market, or the perception that sales could occur, could adversely affect the market price of the common stock and could impair our company's future ability to raise capital through the sale of its equity securities. See "Risk Factors--The large number of shares eligible for public sale after this offering could cause our stock price to decline."

    Upon the closing of this offering, we will have an aggregate of shares of common stock outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options or warrants. Of the outstanding shares, the shares sold in this offering will be freely tradable, except that any shares held by our "affiliates," as defined in Rule 144 under the Securities Act, may only be sold in compliance with the
limitations described below. The remaining           shares of common stock
will be deemed "restricted securities" as defined under Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, which rules are summarized below.

    In accordance with the lock-up agreements described below and subject to the provisions of Rules 144, 144(k) and 701 and, in the case of shares acquired upon the exercise of options which are not yet fully vested, vesting, outstanding "restricted securities" will be available for sale in the public market as follows:

    Number
   of Shares                                Date
   ---------                                ----
             After the date of this prospectus
             At various times after 90 days from the date of this prospectus
             (Rule 144)
             After 180 days from the date of this prospectus (subject, in some cases, to volume limitations)

    In general, under Rule 144, as currently in effect, a person (or persons whose shares are required to be aggregated), including an affiliate, who has beneficially owned shares for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of this prospectus, a number of shares that do not exceed the greater of 1% of the then outstanding
shares of common stock (approximately             shares immediately after this
offering) or the average weekly trading volume in the common stock during the four calendar weeks preceding the date on which notice of the sale is filed, subject to restrictions. In addition, a person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years would be entitled to sell these shares under Rule 144(k) without regard to the requirements described above. To the extent that shares were acquired from any of our affiliates, the holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate.

    Our executive officers and directors and principal stockholders have agreed with the underwriters not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of our common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of the representatives and except that holders of warrants outstanding on the date of this prospectus may exercise those warrants.

    Any of our employees or consultants who purchased his or her shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701, which permits nonaffiliates to sell their Rule 701 shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144 and permits affiliates to sell their Rule 701 shares without having to comply with the Rule 144 holding period restrictions, in each case commencing 90 days after the date of this prospectus. We intend to file one or more registration statements on Form S-8 under the Securities Act to register all shares of common stock subject to outstanding stock options and common stock issued or issuable under our stock-based compensation plans. We expect to file this registration statement within 180 days after the date of this prospectus, thus permitting the resale of shares by nonaffiliates in the public market without restriction under the Securities Act.

    We have agreed not to dispose of or hedge any shares of common stock or securities convertible into shares of our common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of Goldman, Sachs & Co. and except that holders of options and warrants outstanding on the date of this prospectus may exercise those options and warrants. In addition, we may issue shares of common stock in connection with any acquisition or strategic investment if the terms of the issuance provide that those shares of common stock shall not be resold prior to the expiration of the 180-day period referenced in the preceding sentence. Please see the section entitled "Risk Factors--The large number of shares eligible for public sale after this offering could cause our stock price to decline."

    Following this offering, holders of          shares of outstanding common
stock will have demand registration rights with respect to their shares of common stock (subject to the 180-day lock-up arrangement described above) to require us to register their shares of common stock under the Securities Act, and they will have specified rights to participate in any future registration of our securities. These holders are subject to lock-up periods of not more than 180 days following the date of this prospectus. Please see the section entitled "Description of Capital Stock--Registration Rights."

                                  UNDERWRITING

    HOB Entertainment, Inc. and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., Donaldson, Lufkin & Jenrette Securities Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Prudential Securities Incorporated are the representatives of the underwriters.

                           Underwriters                         Number of Shares
                           ------------                         ----------------
   Goldman, Sachs & Co. .......................................
   Merrill Lynch, Pierce, Fenner & Smith Incorporated..........
   Donaldson, Lufkin & Jenrette Securities Corporation.........
   Prudential Securities Incorporated..........................
                                                                    -------
     Total.....................................................
                                                                    =======

                               ----------------

    If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional shares from HOB Entertainment, Inc. to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

    The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by HOB Entertainment, Inc. Such amounts are shown assuming both no exercise and full exercise of the
underwriters' option to purchase               additional shares.

                        Paid by HOB Entertainment, Inc.

                                                       No Exercise Full Exercise
                                                       ----------- -------------
Per Share.............................................    $            $
Total.................................................    $            $

    Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a
discount of up to $     per share from the initial public offering price. Any
such securities dealers may resell any shares purchased from the underwriters
to certain other brokers or dealers at a discount of up to $     per share from
the initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

    HOB Entertainment, Inc., our executive officers and directors and principal stockholders have agreed with the underwriters not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of our common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of Goldman Sachs & Co. This agreement does not apply to the exercise of outstanding warrants and options. In addition, we may issue shares of common stock in connection with any acquisition or strategic investment if the terms of the issuance provide that these shares of common stock shall not be resold prior to the expiration of the 180-day period referenced above. Please see the section entitled "Shares Eligible for Future Sale" for a discussion of transfer restrictions.

    Prior to this offering, there has been no public market for the shares. The initial public offering price will be negotiated among HOB Entertainment, Inc. and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be HOB Entertainment, Inc.'s historical performance, estimates of the business potential and earnings prospects of HOB Entertainment, Inc., an assessment of HOB Entertainment, Inc.'s management and the consideration of the above factors in relation to market valuation of companies in related businesses.

    We expect that the common stock will be quoted on the Nasdaq National Market under the symbol "HOBE."

    In connection with this offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Stabilizing transactions consist of certain bids on purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

    The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

    These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

    At the request of HOB Entertainment, Inc., the underwriters have reserved
up to     shares of common stock for sale at the initial public offering price to directors, officers, employees and their friends and to persons with preexisting strategic or other relationships with HOB Entertainment, Inc. through a directed share program. The number of shares of common stock available for sale to the general public in the public offering will be reduced to the extent these persons purchase these reserved shares. Any shares not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered hereby.

    The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

    HOB Entertainment, Inc. estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be
approximately $             .

    HOB Entertainment, Inc. has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

    Certain of the underwriters or their affiliates have performed in the past and may from time to time in the future perform investment banking services for HOB Entertainment, Inc. for which they have received and will receive customary fees.

                                 LEGAL MATTERS

    The validity of the shares of common stock offered hereby will be passed upon for HOB Entertainment, Inc. by Latham & Watkins, Los Angeles, California. Certain legal matters relating to the offering of common stock will be passed upon for the underwriters by Simpson Thacher & Bartlett, New York, New York.

                                    EXPERTS

    The consolidated financial statements of HOB Entertainment, Inc. as of December 28, 1997, December 27, 1998 and June 27, 1999, for each of the three years in the period ended December 27, 1998 and for the six months ended June 27, 1999, the financial statements of Universal/PACE Amphitheatres Group, L.P. as of June 20, 1998 and June 26, 1999 and for each of the three years in the period ended June 26, 1999 and the financial statements of Fey Concerts Company as of and for the year ended June 21, 1997 included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports. Reference is made to the HOB Entertainment, Inc. report, which includes an explanatory paragraph with respect to the change in the method of accounting for pre-opening costs to conform with Statement of Position 98-5 as discussed in Note 2 to the consolidated financial statements.

    The financial statements of Universal Concerts, Inc. and subsidiaries as of June 20, 1998 and June 26, 1999 and for each of the three years in the period ended June 26, 1999 included in this prospectus and elsewhere in this registration statement have been so included, in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The financial statements of Universal Concerts Canada as of June 20, 1998 and June 26, 1999, and for the year ended December 31, 1996, the six month period ended June 21, 1997 and the years ended June 20, 1998 and June 26, 1999 included in this prospectus and elsewhere in the registration statement have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent chartered accountants, given on the authority of that firm as experts in accounting and auditing.

    The financial statements of Ticketmaster Southeast as of and for the periods ended January 31, 1997 and December 19, 1997 have been included herein and in the registration statement in reliance on the reports of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of that firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

    We filed with the Securities and Exchange Commission a Registration Statement on Form S-1, including the exhibits, schedules and amendments thereto, under the Securities Act with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all the information set forth in the registration statement. For further information regarding our company and the shares of common stock to be sold in this offering, please refer to the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and in each instance reference is made to the copy of the contract, agreement or other document filed as an exhibit to the registration statement. These statements are qualified in all respects by these references.

    You may read and copy all or any portion of the registration statement or any other information that we file at the Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the Securities and Exchange Commission. Please call the Securities and Exchange Commission at 1-800-732-0330 for further information on the operation of the public reference rooms. Our Securities and Exchange Commission filings, including the registration statement, are also available to you on the Securities and Exchange Commission's Web site located at www.sec.gov.

    As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934, and in accordance therewith will file periodic reports, proxy statements and other information with the Securities and Exchange Commission. Upon approval of the common stock for the quotation on the Nasdaq National Market, reports, proxy and information statements and other information may also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

                            HOB ENTERTAINMENT, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
                HOB Entertainment, Inc. and Subsidiaries.
                -----------------------------------------
Report of Independent Public Accountants..................................  F-3

Consolidated Balance Sheets as of December 28, 1997, December 27, 1998,
 June 27, 1999 and December 26, 1999 (unaudited)..........................  F-4

Consolidated Statements of Operations for the six months ended June 28,
 1998 (unaudited), June 27, 1999, December 27, 1998 (unaudited) and
 December 26, 1999 (unaudited)............................................  F-6

Consolidated Statements of Operations for the years ended December 29,
 1996, December 28, 1997, and December 27, 1998...........................  F-7

Consolidated Statements of Stockholders' Deficit for the years ended
 December 29, 1996, December 28, 1997, and December 27, 1998 and the six
 months ended June 27, 1999 and December 26, 1999 (unaudited).............  F-8

Consolidated Statements of Cash Flows for the six months ended June 28,
 1998 (unaudited), June 27, 1999, December 27, 1998 (unaudited) and
 December 26, 1999 (unaudited)............................................  F-9

Consolidated Statements of Cash Flows for the years ended December 29,
 1996, December 28, 1997, and December 27, 1998........................... F-10

Notes to Consolidated Financial Statements................................ F-11

                Universal Concerts, Inc. and Subsidiaries.
                ------------------------------------------
Report of Independent Accountants.........................................  U-1

Consolidated Balance Sheets as of June 20, 1998 and June 26, 1999.........  U-2

Consolidated Statements of Operations for the year ended June 21, 1997,
 June 20, 1998 and June 26, 1999..........................................  U-3

Consolidated Statements of Stockholders' Equity for the year ended June
 21, 1997, June 20, 1998 and June 26, 1999................................  U-4

Consolidated Statements of Cash Flows for the year ended June 21, 1997,
 June 20, 1998 and June 26, 1999..........................................  U-5

Notes to Consolidated Financial Statements................................  U-6

                 Universal/PACE Amphitheatres Group, L.P.
                 ----------------------------------------
Report of Independent Public Accountants..................................  P-1

Balance Sheets as of June 20, 1998 and June 26, 1999......................  P-2

Statements of Operations for the years ended June 21, 1997, June 20, 1998 and June 26, 1999........................................................  P-3

Statements of Partners' Capital for the years ended June 21, 1997, June
 20, 1998 and June 26, 1999...............................................  P-4

Statements of Cash Flows for the years ended June 21, 1997, June 20, 1998 and June 26, 1999........................................................  P-5

Notes to Financial Statements.............................................  P-6

                                                                           Page
                                                                           ----
                        Universal Concerts Canada
                        -------------------------
Auditors' Report.......................................................... C-1

Balance Sheets as of June 20, 1998 and June 26, 1999...................... C-2

Statements of Operations for the year ended December 31, 1996, the six month period ended June 21, 1997 and the years ended June 20, 1998 and
 June 26, 1999............................................................ C-3

Statements of Partners' Capital Accounts for the year ended December 31,
 1996, the six month period ended June 21, 1997 and the years ended June
 20, 1998 and June 26, 1999............................................... C-4

Statements of Cash Flows for the years ended December 31, 1996, June 20,
 1998 and June 26, 1999 and the six month period ended June 21, 1997...... C-5

Notes to Consolidated Financial Statements................................ C-6

                          Ticketmaster Southeast
                          ----------------------
Report of Independent Public Accountants.................................. T-1

Balance Sheets as of January 31, 1997 and December 17, 1997............... T-2

Statements of Income for the year ended January 31, 1997 and the period ended December 19, 1997.................................................. T-3

Statements of Venturers' Capital for the year ended January 31, 1997 and the period ended December 19, 1997....................................... T-4

Statements of Cash Flows for the year ended January 31, 1997 and the period ended December 19, 1997........................................... T-5

Notes to Financial Statements............................................. T-6

                           Fey Concerts Company
                           --------------------

Report of Independent Public Accountants.................................. Y-1

Balance Sheet as of June 21, 1997......................................... Y-2

Statement of Operations for the year ended June 21, 1997.................. Y-3

Statement of Partners' Deficit for the year ended June 21, 1997........... Y-4

Statement of Cash Flows for the year ended June 21, 1997.................. Y-5

Notes to Financial Statements............................................. Y-6

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To HOB Entertainment, Inc.:

    We have audited the accompanying consolidated balance sheets of HOB Entertainment, Inc. (a Delaware corporation) and subsidiaries as of December 28, 1997, December 27, 1998 and June 27, 1999, and the related consolidated statements of operations, stockholders' deficit and cash flows for each of the three years in the period ended December 27, 1998 and the six months ended June 27, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of HOB Entertainment, Inc. and subsidiaries as of December 28, 1997, December 27, 1998 and June 27, 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 27, 1998 and the six months ended June 27, 1999, in conformity with accounting principles generally accepted in the United States.

    As explained in Note 2 to the financial statements, effective December 29, 1997, the Company changed its method of accounting for venue pre-opening costs to conform with Statement of Position 98-5.

Arthur Andersen LLP

Los Angeles, California
February 16, 2000

                    HOB ENTERTAINMENT, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                              December 28, December 27,  June 27,   December 26,
                                  1997         1998        1999         1999
                              ------------ ------------ ----------- ------------
                                                                    (unaudited)
           ASSETS
           ------
CURRENT ASSETS:
  Cash and cash
   equivalents..............  $    71,000  $ 3,652,000  $ 1,426,000 $ 35,993,000
  Accounts receivable, net
   of allowance for doubtful
   accounts of $222,000,
   $280,000, $401,000 and
   $326,000.................    1,114,000    1,967,000    3,170,000    6,105,000
  Due from affiliates.......      314,000      262,000      212,000    1,871,000
  Inventories...............    1,383,000    1,296,000    1,833,000    2,303,000
  Prepaid expenses..........    1,288,000      787,000    2,070,000    5,360,000
  Restricted cash...........          --     4,444,000          --           --
                              -----------  -----------  ----------- ------------
   Total current assets.....    4,170,000   12,408,000    8,711,000   51,632,000

RESTRICTED CASH.............      986,000          --           --           --

PROPERTY AND EQUIPMENT,
 net........................   72,276,000   72,366,000   75,541,000  106,701,000

INVESTMENTS IN
 UNCONSOLIDATED
 PARTNERSHIPS...............    4,379,000    3,840,000          --    39,283,000

GOODWILL, net of accumulated
 amortization of
 $1,662,000.................          --           --           --   112,348,000
OTHER ASSETS, net of
 accumulated amortization of
 $3,668,000, $256,000,
 $339,000, and $1,095,000...    2,145,000      915,000    1,285,000   13,310,000
                              -----------  -----------  ----------- ------------
   Total assets.............  $83,956,000  $89,529,000  $85,537,000 $323,274,000
                              ===========  ===========  =========== ============



  The accompanying notes are an integral part of these consolidated financial statements.

                    HOB ENTERTAINMENT, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                          December 28,  December 27,    June 27,     December 26,
                              1997          1998          1999           1999
                          ------------  ------------  -------------  -------------
                                                                      (unaudited)
    LIABILITIES AND
  STOCKHOLDERS' DEFICIT
  ----------------------
CURRENT LIABILITIES:
  Accounts payable......  $  3,240,000  $  4,180,000  $   5,873,000  $   4,982,000
  Accrued expenses and
   other................     7,160,000     7,254,000      7,090,000     29,825,000
  Current portion of
   long term debt.......       372,000       939,000      4,049,000        594,000
  Deferred revenue......     2,901,000     2,623,000      3,163,000     11,819,000
                          ------------  ------------  -------------  -------------
   Total current
    liabilities.........    13,673,000    14,996,000     20,175,000     47,220,000
NON-CURRENT LIABILITIES:
  Deferred revenue, net
   of current portion...           --            --             --       7,816,000
  Long term debt, net of
   current portion......    11,084,000     9,939,000      9,796,000     71,976,000
  Other long-term
   liabilities..........     2,824,000       118,000        264,000      1,773,000
                          ------------  ------------  -------------  -------------
   Total liabilities....    27,581,000    25,053,000     30,235,000    128,785,000
COMMITMENTS AND
 CONTINGENCIES
MINORITY INTEREST.......     9,498,000     8,941,000      8,712,000      8,532,000
REDEEMABLE PREFERRED
 STOCK
  12% Senior redeemable
   preferred stock, $.01
   par value, 81,125
   shares authorized and
   49,375 shares issued
   and outstanding,
   including liquidation
   preference of
   $51,128,151..........           --            --             --      41,734,000
CONVERTIBLE PREFERRED
 STOCK:
  10% Senior convertible
   preferred stock, $.01
   par value, 22,000
   shares authorized and
   20,000 shares issued
   and outstanding,
   including liquidation
   preference of
   $20,592,000..........           --            --             --      15,767,000
  Convertible Class D-3
   non-voting preferred
   stock, $.01 par
   value, 10,904,872
   shares authorized and
   7,577,712 shares
   issued and
   outstanding,
   including liquidation
   preference of
   $12,639,000..........           --            --             --      12,203,000
  Convertible Class D-2
   preferred stock,
   $.01 par value
   73,379,630 shares
   authorized and
   42,190,807 shares
   issued and
   outstanding,
   including liquidation
   preference of
   $70,371,000..........           --            --             --      67,944,000
  Convertible Class D-1
   preferred stock,
   $.01 par value,
   29,166,667 shares
   authorized and
   16,892,148 shares
   issued and
   outstanding,
   including liquidation
   preferences of
   $21,093,000,
   $22,090,000 and
   $23,031,000 .........           --     19,966,000     21,234,000     22,403,000
  Convertible Class C
   preferred stock,
   $.01 par value,
   15,069,588 shares
   authorized, and
   10,836,356 shares
   issued and
   outstanding,
   including liquidation
   preferences of
   $35,241,000,
   $38,217,000,
   $39,799,000 and
   $41,446,000..........    35,065,000    38,080,000     39,681,000     41,348,000
  Convertible Class B
   preferred stock,
   $.01 par value,
   21,700,404 shares
   authorized, and
   20,491,329 shares
   issued and
   outstanding,
   including liquidation
   preference of
   $61,474,000..........    60,244,000    60,618,000     60,760,000     60,901,000
  Convertible Class A
   preferred stock,
   $.01 par value,
   15,488,672 shares
   authorized, and
   13,683,596 shares
   issued and
   outstanding,
   including liquidation
   preference of
   $27,367,000..........    25,257,000    25,470,000     25,578,000     25,686,000
                          ------------  ------------  -------------  -------------
   Total preferred
    stock...............   120,566,000   144,134,000    147,253,000    287,986,000
STOCKHOLDERS' DEFICIT:
  Common stock, $.0001
   par value,
   72,680,543,
   114,054,991,
   114,054,991 and
   200,000,000 shares
   authorized, and
   3,383,500 shares
   issued and
   outstanding..........         1,000         1,000          1,000          1,000
  Additional paid in
   capital..............     7,866,000     7,938,000      7,938,000     21,956,000
  Accumulated deficit...   (81,556,000)  (96,538,000)  (108,602,000)  (123,986,000)
                          ------------  ------------  -------------  -------------
   Total stockholders'
    deficit.............   (73,689,000)  (88,599,000)  (100,663,000)  (102,029,000)
                          ------------  ------------  -------------  -------------
   Total liabilities,
    minority interest,
    preferred stock, and
    stockholders'
    deficit.............  $ 83,956,000  $ 89,529,000  $  85,537,000  $ 323,274,000
                          ============  ============  =============  =============

  The accompanying notes are an integral part of these consolidated financial statements.

                    HOB ENTERTAINMENT, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                       For the Six Months Ended
                          -----------------------------------------------------
                           June 28,      June 27,    December 27,  December 26,
                             1998          1999          1998          1999
                          -----------  ------------  ------------  ------------
                          (unaudited)                 (unaudited)   (unaudited)
REVENUES................. $42,709,000  $ 52,003,000  $45,074,000   $107,263,000

EXPENSES:
  Operating expenses.....  38,777,000    47,824,000   40,643,000     99,554,000
  General and
   administrative........   4,774,000     5,130,000    4,629,000      6,958,000
  Depreciation and
   amortization .........   2,584,000     2,751,000    2,489,000      5,166,000
  Venue pre-opening
   costs.................         --        814,000      332,000            --
  Other expenses, net....      64,000       394,000      885,000        473,000
                          -----------  ------------  -----------   ------------
OPERATING LOSS...........  (3,490,000)   (4,910,000)  (3,904,000)    (4,888,000)

OTHER INCOME (LOSS):
  Interest income........     130,000        16,000      223,000        306,000
  Interest expense.......  (1,101,000)     (666,000)    (821,000)    (3,111,000)
  Equity in (loss) income
   of unconsolidated
   partnerships..........     (48,000)   (3,614,000)     (72,000)       633,000
  Minority interest in
   loss of consolidated
   partnership...........     323,000       229,000      234,000        180,000
                          -----------  ------------  -----------   ------------

LOSS BEFORE CUMULATIVE
 EFFECT OF CHANGE IN
 ACCOUNTING PRINCIPLE....  (4,186,000)   (8,945,000)  (4,340,000)    (6,880,000)
  Cumulative write-off of
   unamortized venue pre-
   opening costs.........  (1,839,000)          --           --             --
                          -----------  ------------  -----------   ------------
NET LOSS................. $(6,025,000) $ (8,945,000) $(4,340,000)  $ (6,880,000)
                          ===========  ============  ===========   ============
NET LOSS APPLICABLE TO
 COMMON SHAREHOLDERS..... $(7,797,000) $(12,064,000) $(7,185,000)  $(15,384,000)
                          ===========  ============  ===========   ============
BASIC AND DILUTED LOSS
 PER SHARE:
  Loss before cumulative
   effect of change in
   accounting principle.. $     (1.76) $      (3.57) $     (2.12)  $      (4.55)
  Cumulative effect of
   change in accounting
   principle ............       (0.54)          --           --             --
                          -----------  ------------  -----------   ------------
  Net loss............... $     (2.30) $      (3.57) $     (2.12)  $      (4.55)
                          ===========  ============  ===========   ============
BASIC AND DILUTED
 WEIGHTED AVERAGE NUMBER
 OF SHARES OUTSTANDING...   3,383,500     3,383,500    3,383,500      3,383,500


    The accompanying notes are an integral part of these consolidated financial statements.

                    HOB ENTERTAINMENT, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                               For the Years Ended
                                      ----------------------------------------
                                      December 29,  December 28,  December 27,
                                          1996          1997          1998
                                      ------------  ------------  ------------
REVENUES............................. $ 36,108,000  $ 69,548,000  $ 87,783,000

EXPENSES:
  Operating expenses.................   32,565,000    63,610,000    79,420,000
  General and administrative.........   14,519,000    13,091,000     9,403,000
  Depreciation and amortization......    2,436,000     7,395,000     5,073,000
  Venue pre-opening costs............          --            --        332,000
  Other expenses, net................   13,673,000     3,636,000       949,000
                                      ------------  ------------  ------------
OPERATING LOSS.......................  (27,085,000)  (18,184,000)   (7,394,000)

OTHER INCOME (LOSS):
  Interest income....................      596,000       324,000       353,000
  Interest expense...................     (325,000)   (1,310,000)   (1,922,000)
  Equity in loss of unconsolidated
   partnerships......................          --       (222,000)     (120,000)
  Minority interest in loss of
   consolidated partnership..........          --        502,000       557,000
                                      ------------  ------------  ------------
LOSS BEFORE CUMULATIVE EFFECT OF
 CHANGE IN ACCOUNTING PRINCIPLE......  (26,814,000)  (18,890,000)   (8,526,000)

  Cumulative write-off of unamortized
   venue pre-opening costs...........          --            --     (1,839,000)
                                      ------------  ------------  ------------
NET LOSS............................. $(26,814,000) $(18,890,000) $(10,365,000)
                                      ============  ============  ============
NET LOSS APPLICABLE TO COMMON
 SHAREHOLDERS........................ $(27,455,000) $(22,322,000) $(14,982,000)
                                      ============  ============  ============
BASIC AND DILUTED LOSS PER SHARE:
  Loss before cumulative effect of
   change in accounting principle.... $      (8.20) $      (6.66) $      (3.89)
  Cumulative effect of change in
   accounting principle..............          --            --          (0.54)
                                      ------------  ------------  ------------
  Net loss........................... $      (8.20) $      (6.66) $      (4.43)
                                      ============  ============  ============
BASIC AND DILUTED WEIGHTED AVERAGE
 NUMBER OF SHARES OUTSTANDING........    3,347,667     3,353,752     3,383,500


    The accompanying notes are an integral part of these consolidated financial statements.

                    HOB ENTERTAINMENT, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT

 For the Years Ended December 29, 1996, December 28, 1997 and December 27, 1998 and for the Six Months Ended June 27, 1999 and December 26, 1999 (unaudited)

                            Common Stock
                          ---------------- Additional                                   Total
                          Number of  Par     Paid-In     Accumulated     Deferred   Stockholders'
                           Shares   Value    Capital       Deficit     Compensation    Deficit
                          --------- ------ -----------  -------------  ------------ -------------
BALANCE, December 31,
 1995...................  3,347,667 $1,000 $   931,000  $ (31,779,000)  $(160,000)  $ (31,007,000)
  Deferred compensation
   expense..............        --     --          --             --       95,000          95,000
  Stock option
   cancellation.........        --     --      (65,000)           --       65,000             --
  Accretion of preferred
   stock................        --     --           --       (641,000)        --         (641,000)
  Capital contribution..        --     --    3,400,000            --          --        3,400,000
  Net loss..............        --     --          --     (26,814,000)        --      (26,814,000)
                          --------- ------ -----------  -------------   ---------   -------------
BALANCE, December 29,
 1996...................  3,347,667  1,000   4,266,000    (59,234,000)        --      (54,967,000)
  Exercise of stock
   options..............     27,500    --          --             --          --              --
  Issuance of common
   stock................      8,333    --          --             --          --              --
  Accretion of preferred
   stock................        --     --          --      (3,432,000)        --       (3,432,000)
  Capital contribution..        --     --    3,600,000            --          --        3,600,000
  Net loss..............        --     --          --     (18,890,000)        --      (18,890,000)
                          --------- ------ -----------  -------------   ---------   -------------
BALANCE, December 28,
 1997...................  3,383,500  1,000   7,866,000    (81,556,000)        --      (73,689,000)
  Accretion of preferred
   stock................        --     --          --      (4,617,000)        --       (4,617,000)
  Fair market value of
   warrants issued......        --     --       72,000            --                       72,000
  Net loss..............        --     --          --     (10,365,000)        --      (10,365,000)
                          --------- ------ -----------  -------------   ---------   -------------
BALANCE, December 27,
 1998...................  3,383,500  1,000   7,938,000    (96,538,000)        --      (88,599,000)
  Accretion of preferred
   stock................        --     --          --      (3,119,000)        --       (3,119,000)
  Net loss..............        --     --          --      (8,945,000)        --       (8,945,000)
                          --------- ------ -----------  -------------   ---------   -------------
BALANCE, June 27, 1999..  3,383,500  1,000   7,938,000   (108,602,000)        --     (100,663,000)
  Accretion of preferred
   stock and dividends..        --     --          --      (8,504,000)        --       (8,504,000)
  Fair market value of
   warrants issued in
   connection with:
   Acquisition of UCI...        --     --    1,914,000            --          --        1,914,000
   Issuance of new
   classes of preferred
    stock...............        --     --   12,104,000            --          --       12,104,000
  Net loss..............        --     --          --      (6,880,000)        --       (6,880,000)
                          --------- ------ -----------  -------------   ---------   -------------
BALANCE, December 26,
 1999 (unaudited) ......  3,383,500 $1,000 $21,956,000  $(123,986,000)  $     --    $(102,029,000)
                          ========= ====== ===========  =============   =========   =============

  The accompanying notes are an integral part of these consolidated financial statements.

                    HOB ENTERTAINMENT, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                     For the Six Months Ended
                         ----------------------------------------------------
                          June 28,     June 27,    December 27,  December 26,
                            1998         1999          1998          1999
                         -----------  -----------  ------------  ------------
                         (unaudited)               (unaudited)   (unaudited)
CASH FLOWS FROM
 OPERATING ACTIVITIES:
Net loss...............  $(6,025,000) $(8,945,000) $(4,340,000)  $ (6,880,000)
Adjustments to
 reconcile net loss to
 net cash (used in)
 provided by operating
 activities--
  Depreciation and
   amortization........    2,584,000    2,751,000    2,489,000      5,166,000
  Amortization of debt
   issuance costs......          --        43,000       45,000        559,000
  Cumulative write-off
   of unamortized venue
   pre-opening costs...    1,839,000          --           --             --
  Minority interest....     (323,000)    (229,000)    (234,000)      (180,000)
  Equity in loss
   (income) of
   unconsolidated
   partnership.........       48,000    3,614,000       72,000       (633,000)
Changes in operating
 assets and
 liabilities--
  (Increase) decrease
   in accounts
   receivable..........     (902,000)  (1,203,000)      49,000        (51,000)
  (Increase) decrease
   in due from
   affiliates..........       (4,000)      50,000       56,000       (469,000)
  Decrease (increase)
   in inventories......      170,000     (537,000)     (83,000)      (455,000)
  (Increase) decrease
   in prepaid expenses
   and other current
   assets..............   (5,274,000)   3,161,000    1,331,000      2,355,000
  Increase (decrease)
   in accounts
   payable.............       65,000    1,693,000      875,000     (2,561,000)
  Increase (decrease)
   in accrued expenses
   and other long-term
   liabilities.........      807,000      (18,000)  (3,419,000)     4,618,000
  Increase (decrease)
   in deferred
   revenue.............      973,000      540,000   (1,251,000)    (4,684,000)
                         -----------  -----------  -----------   ------------
   Net cash (used in)
    provided by
    operating
    activities.........   (6,042,000)     920,000   (4,410,000)    (3,215,000)
                         -----------  -----------  -----------   ------------
CASH FLOWS FROM
 INVESTING ACTIVITIES:
Purchase of UCI, net of
 cash acquired.........          --           --           --    (158,739,000)
Additions to property
 and equipment.........   (2,505,000)  (5,284,000)  (2,473,000)    (3,308,000)
Restricted cash
 deposited in escrow...      986,000          --           --             --
Investment in
 intangible and other
 assets................     (731,000)    (655,000)     (36,000)      (314,000)
Cash distributions from
 unconsolidated
 partnerships..........      228,000      226,000      191,000        229,000
                         -----------  -----------  -----------   ------------
   Net cash used in
    investing
    activities.........   (2,022,000)  (5,713,000)  (2,318,000)  (162,132,000)
                         -----------  -----------  -----------   ------------
CASH FLOWS FROM
 FINANCING ACTIVITIES:
Net proceeds from
 issuance of preferred
 stock.................          --           --    18,951,000    146,247,000
Net proceeds from
 issuance of debt......   10,305,000    5,937,000    1,123,000     61,521,000
Debt repayments........   (1,054,000)  (3,370,000) (10,952,000)    (7,854,000)
                         -----------  -----------  -----------   ------------
   Net cash provided by
    financing
    activities.........    9,251,000    2,567,000    9,122,000    199,914,000
                         -----------  -----------  -----------   ------------
NET INCREASE (DECREASE)
 IN CASH AND CASH
 EQUIVALENTS...........    1,187,000   (2,226,000)   2,394,000     34,567,000
CASH AND CASH
 EQUIVALENTS, beginning
 of period.............       71,000    3,652,000    1,258,000      1,426,000
                         -----------  -----------  -----------   ------------
CASH AND CASH
 EQUIVALENTS, end of
 period................  $ 1,258,000  $ 1,426,000  $ 3,652,000   $ 35,993,000
                         ===========  ===========  ===========   ============

  The accompanying notes are an integral part of these consolidated financial statements.

                    HOB ENTERTAINMENT, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                For the Years Ended
                                       ----------------------------------------
                                       December 29,  December 28,  December 27,
                                           1996          1997          1998
                                       ------------  ------------  ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss.............................  $(26,814,000) $(18,890,000) $(10,365,000)
Adjustments to reconcile net loss to
 net cash used in operating
 activities--
  Depreciation and amortization......     2,436,000     7,395,000     5,073,000
  Amortization of debt issuance
   costs.............................           --         30,000        45,000
  Cumulative write-off of unamortized
   venue pre-opening costs...........           --            --      1,839,000
  Options granted for compensation...        95,000           --            --
  Gain on sale of abandoned venue
   development.......................           --       (834,000)          --
  Minority interest..................           --       (502,000)     (557,000)
  Equity in loss of unconsolidated
   partnership.......................           --        222,000       120,000
Changes in operating assets and
 liabilities--
  Increase in accounts receivable....      (326,000)     (715,000)     (853,000)
  (Increase) decrease in due from
   affiliates........................       (16,000)      (91,000)       52,000
  (Increase) decrease in
   inventories.......................      (562,000)      (39,000)       87,000
  Increase in prepaid expenses and
   other current assets..............    (1,521,000)   (2,983,000)   (3,943,000)
  Increase (decrease) in accounts
   payable...........................     7,205,000    (6,965,000)      940,000
  Increase (decrease) in accrued
   expenses and other long-term
   liabilities.......................     5,402,000     4,214,000    (2,612,000)
  Increase (decrease) in deferred
   revenue...........................       288,000     1,149,000      (278,000)
                                       ------------  ------------  ------------
     Net cash used in operating
      activities.....................   (13,813,000)  (18,009,000)  (10,452,000)
                                       ------------  ------------  ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of building.......           --      3,187,000           --
Additions to property and equipment..   (34,575,000)  (15,670,000)   (4,978,000)
Restricted cash deposited in escrow..      (615,000)    2,379,000       986,000
Investment in unconsolidated
 partnership.........................           --     (5,000,000)          --
Investment in intangible and other
 assets..............................           --        283,000      (767,000)
Cash (contributions) distributions
 from unconsolidated partnership.....      (146,000)      399,000       419,000
                                       ------------  ------------  ------------
     Net cash used in investing
      activities.....................   (35,336,000)  (14,422,000)   (4,340,000)
                                       ------------  ------------  ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from issuance of
 preferred stock.....................     5,473,000    10,311,000    18,951,000
Net proceeds from issuance of debt...    22,250,000     9,459,000    11,428,000
Debt repayment.......................      (104,000)     (460,000)  (12,006,000)
Contributions from stockholders......     3,400,000     3,600,000           --
Repurchase of Convertible Class A
 preferred stock.....................    (4,311,000)          --            --
Contributions received from minority
 interest............................     5,000,000           --            --
                                       ------------  ------------  ------------
     Net cash provided by financing
      activities.....................    31,708,000    22,910,000    18,373,000
                                       ------------  ------------  ------------
NET (DECREASE) INCREASE IN CASH AND
 CASH EQUIVALENTS....................   (17,441,000)   (9,521,000)    3,581,000
CASH AND CASH EQUIVALENTS, beginning
 of period...........................    27,033,000     9,592,000        71,000
                                       ------------  ------------  ------------
CASH AND CASH EQUIVALENTS, end of
 period..............................  $  9,592,000  $     71,000  $  3,652,000
                                       ============  ============  ============

  The accompanying notes are an integral part of these consolidated financial statements.

                    HOB ENTERTAINMENT, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    (Information as of December 26, 1999 and for the six month periods ended
      June 28, 1998, December 27, 1998 and December 26, 1999 is unaudited)

1. BUSINESS, ORGANIZATION, AND BUSINESS RISKS:

    HOB Entertainment, Inc. (the "Company") is a leading live music entertainment company which operates seven House of Blues(R) clubs and eleven amphitheatre and theatre concert venues, has exclusive booking arrangements with nine other amphitheatre, theatre and arena concert venues, digitally captures live music performances for distribution through a variety of channels (currently the Internet), and operates certain other complementary businesses.

    The Company was incorporated in Texas on March 25, 1992, and reincorporated in Delaware on December 4, 1992. The Company opened House of Blues(R) clubs which integrate a live music hall, restaurant, bar and a specialty retail store in Cambridge (1992), New Orleans (1994), Los Angeles (1994), Chicago (1996), Myrtle Beach (1997), Orlando (1997) and Las Vegas (March 1999). The Company is considering sites for additional live music venues in North America and internationally.

    On September 10, 1999, the Company acquired Universal Concerts Inc. ("UCI") from Universal Studios, Inc. ("USI") (see Note 3). UCI is a leading venue operator, venue developer, promoter and producer in live music entertainment. It owns, operates, or has exclusive booking arrangements with 20 premier amphitheatres and theater venues in the United States and Canada, either solely or with a partner, and promotes live music entertainment in third party concerts, venues and clubs throughout North America. UCI changed its name to HOB Concerts, Inc. ("Concerts") following its acquisition.

 Risks of Business

    As an operator and developer of its live entertainment club and concert venues, the Company is subject to various business risks. The live entertainment industry is highly competitive with respect to price, service, location and quality and is subject to changes in consumer spending, consumer tastes, demographic trends and other economic conditions. The Company is also subject to risks with respect to the Company's plan to develop additional club, theatre and amphitheatre locations, including the risk that sufficient capital will not be available to fund future development, risk of cost overruns, labor shortages and unforeseeable construction difficulties such as engineering or zoning problems. Management believes that it has an adequate plan to address the business risks associated with the Company's current operations and development plans.

    The market for distributing music content over the Internet and other digital distribution media is evolving and is subject to a high degree of uncertainty with respect to its revenue and income potential. The growth of the digital market for live music is dependent in part on access to content distribution rights, the development and rollout of broadband connectivity to households, on intellectual property laws and changes therein, on governmental regulation, and on other factors which are outside of the Company's control.

    The Company has incurred net losses in each year of operation since its inception. The Company's ability to conduct and expand its operations has been dependent on the continued issuance of preferred stock and debt financing. Management intends to raise additional capital to finance continued expected net losses as well as the expansion of the Company.

                    HOB ENTERTAINMENT, INC. AND SUBSIDIARIES

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Unaudited Information as of December 26, 1999

    The accompanying unaudited consolidated financial statements as of December 26, 1999 and for the six month periods ending June 27, 1998, December 27, 1998 and December 26, 1999 reflect all adjustments which are, in the opinion of management, necessary for the fair presentation of the financial statements for such interim periods. Such adjustments consist only of normal recurring items. Interim results are not necessarily indicative of results for a full year.

 Fiscal Year

    The Company had adopted a fifty-two/fifty-three week accounting year, ending on the Sunday nearest to December 31 of each year. In 1999, the Company changed its fiscal year to end on the Sunday nearest to June 30 of each year.

 Principles of Consolidation

    The consolidated financial statements include the accounts of all wholly-owned, majority-owned or controlled subsidiary companies and partnerships (See
Note 5). All significant intercompany accounts and transactions have been eliminated.

    The Company uses the equity basis of accounting for investments in which it has an ownership interest between 20% and 50% and where the Company has the ability to exercise significant influence but not control. The Company also accounts for investments under the equity basis of accounting when it owns more than a 50% interest but has only temporary control over the investment (See
Note 4).

 Use of Estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Revenue Recognition

    Admissions revenue is recognized on the date of the performance. Cash received for advance ticket sales is recorded as deferred revenue until the related event occurs. Revenue from food and beverage operations at the venues is recognized upon provision of goods and services to customers. Concerts outsources its food and beverage concessions to third parties and receives a percentage of food and beverage revenue generated. The Company receives certain advances upon entering into such agreements, which are initially recorded as deferred revenue and are then recognized as revenue as they are earned over the term of the contract. Merchandise revenue is recognized when goods are sold.

    In consideration for exclusive publicity rights granted at certain venues or events, the Company receives sponsorship fees. Sponsorship fees that are not related to any single event are classified as deferred revenue and are amortized on a straight-line basis over the term of the related contract.

                    HOB ENTERTAINMENT, INC. AND SUBSIDIARIES

 Advertising

    Advertising costs are expensed as incurred. Advertising expenses included in operating expense were $3,427,000, $2,846,000, $5,515,000, $2,155,000 and
$5,347,000 (unaudited) for the years ended December 29, 1996, December 28, 1997 and December 27, 1998 and the six month periods ended June 27, 1999, and December 26, 1999, respectively.

 Cash and Cash Equivalents

    Cash and cash equivalents represent all highly liquid debt instruments purchased which have original maturities of three months or less. The fair market value of the Company's cash equivalents approximated cost at each balance sheet date.

 Inventories

    Inventories consist primarily of retail merchandise, food and beverages and are stated at the lower of cost determined on a first-in, first-out ("FIFO") basis or market.

 Prepaid Expenses

    Prepaid expenses consist primarily of artist advances and other costs directly related to future events. Such costs are charged to operations upon occurrence of the related event.

 Restricted Cash

    Restricted cash included amounts deposited and held in escrow (i) to fund certain costs related to the facility constructed in Orlando, (ii) in accordance with the agreement with House of Blues Development Corp and (iii) for an appellate bond related to certain litigation (see Note 10).

 Property and Equipment

    Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets of 15 to 39 years for amphitheatres, buildings and art, and 3 to 10 years for furniture, artifacts, and office and computer equipment. Leasehold improvements are amortized on a straight-line basis over the lesser of the estimated useful life of the improvements or the expected life of the lease.

    Major renewals and betterments are capitalized in the property account, while maintenance and repairs, which do not significantly improve or extend the lives of the respective assets, are expensed as incurred.

    The cost and accumulated depreciation for property and equipment sold, retired or otherwise disposed of are relieved from the accounts and resulting gains and losses are reflected in income.

 Goodwill and Other Assets

    Goodwill represents the preliminary unallocated excess of the cost of the acquisition of UCI over the fair market value of the net identifiable assets acquired and is amortized on a straight-line basis over twenty years. Goodwill amortization was approximately $1,662,000 (unaudited) for the period from September 11, 1999 through December 26, 1999.

                    HOB ENTERTAINMENT, INC. AND SUBSIDIARIES

    Trademarks are amortized over five years using the straight-line method. Other assets include debt issuance costs, which are amortized using the effective interest method over the respective term of the debt.

 Long Lived Assets

    The Company accounts for long-lived assets under Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", which requires that impaired long-lived assets be carried at the lower of carrying amount or fair value and that an evaluation of an individual property for possible impairment must be performed whenever events or changes in circumstances indicate that an impairment may have occurred. The Company believes that there were no such events or changes in circumstances during the periods reported.

 Preferred Stock Issued with Warrants

    When the Company issues preferred stock with warrants, it allocates the proceeds from issuance between the preferred stock and the warrants based on the fair value of the warrants on the date of issuance including the Company's estimate of any additional warrants issuable for no consideration based upon the preferred stock remaining outstanding as of certain dates. The preferred stock balance is accreted from its initial allocated value to its redemption value on its mandatory redemption date using the effective interest method.

 Pre-opening Costs

    In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5 ("SOP 98-5"), "Reporting on the Costs of Start-Up Activities." SOP 98-5 requires that entities expense costs of start-up activities (pre-opening, pre-operating and organizational costs) as those costs are incurred and requires the write-off of any unamortized balances upon adoption.

    The Company adopted SOP 98-5 at the beginning of its fiscal year in 1998 (December 29, 1997) and wrote off any unamortized venue pre-opening costs. The amounts written off have been presented as a cumulative effect of change in accounting principle in the consolidated statement of operations.

 Income Taxes

    The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). SFAS 109 specifies an asset and liability approach, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events which have been recognized in the Company's financial statements. In addition, SFAS 109 requires that deferred tax assets be reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax asset will not be realized.

    Deferred income taxes reflect the tax consequences on future years of temporary differences between the tax basis of assets and liabilities and their financial reporting basis and the potential benefits of certain tax carryforwards. The Company had losses for both book and tax purposes in each of the periods presented and, accordingly, recorded no provision for federal taxes and minimal state taxes.

                    HOB ENTERTAINMENT, INC. AND SUBSIDIARIES

 Earnings (Loss) Per Share

    Basic earnings (loss) per share is computed by dividing net income (loss) available to common stockholders (net loss less accretion and dividends on preferred stock) by the weighted average number of common shares outstanding for the period. Diluted earnings (loss) per share is not separately presented as the Company has a loss before cumulative effect of change in accounting principle for each period presented and accordingly any calculation of diluted loss per share would be antidilutive. Therefore, securities consisting of options, warrants, and preferred stock that could potentially dilute basic earnings (loss) per share are not included in the calculation of basic earnings
(loss) per share. The weighted average number of such potentially dilutive shares are as follows:

         For the years ended                    For the six month period ended
--------------------------------------- ----------------------------------------------
December 29,  December 28, December 27,  June 28,   June 27, December 27, December 26,
    1996          1997         1998        1998       1999       1998         1999
------------  ------------ ------------ ----------- -------- ------------ ------------
                                        (unaudited)          (unaudited)  (unaudited)
                                (shares in thousands)
 41,372          54,991       69,912      61,770     81,730     78,054      127,651

 Concentration and Seasonality

    As of the six month period ended December 26, 1999, one vendor processed over 67% of the Company's ticket sales revenue. Management does not believe that this concentration poses a risk, as other vendors would be available to provide this service at comparable terms.

    The Concert operations and revenues are seasonal in nature, with higher revenue generated in the second and third calendar quarters. The Company's outdoor venues are primarily utilized during the warmer months and generally do not generate significant revenue during the winter.

 Prior Year Reclassifications

    Certain amounts in prior years' consolidated financial statements have been reclassified to conform with the current presentation.

3. BUSINESS ACQUISITION:

    As discussed in Note 1, on September 10, 1999, the Company acquired UCI for approximately $174 million in cash and assumed liabilities (net of working capital adjustments). The Company also issued warrants to USI to purchase 1,636,047 shares of the Non-Voting Common Stock of the Company and entered into certain strategic commitments and lease agreements related to the Universal Amphitheater with USI.

    The results of operations of UCI have been included in the Company's financial statements from the date of acquisition. The acquisition was accounted for by the purchase method; accordingly, the purchase price has been allocated to the net assets acquired based on their fair values. The purchase price in excess of the fair value of the net assets of $114,010,000 represents goodwill which is being amortized over its estimated useful life of 20 years. The purchase price allocation is preliminary and is subject to adjustments. Purchase accounting will be completed within the one year timeframe allowed by Accounting Principles Board Opinion No. 16 "Business Combinations."

    The following unaudited pro forma summary represents the consolidated results for the year ended December 27, 1998 and the six-month periods ended June 27, 1999 and December 26, 1999 as if the acquisition had occurred at the beginning of the earliest period presented after giving effect

                    HOB ENTERTAINMENT, INC. AND SUBSIDIARIES to certain preliminary adjustments, including amortization of goodwill, depreciation of assets revalued to fair market value and interest expense on the acquisition debt. These pro forma results have been included for comparative purposes only and do not purport to be indicative of what would have occurred had the acquisition been made as of that date or of results which may occur in the future.

                                           For the Year    For the Six Months
                                              Ended              Ended
                                           ------------ ------------------------
                                           December 27,  June 27,   December 26,
                                               1998        1999         1999
                                           ------------ ----------- ------------
                                           (unaudited)  (unaudited) (unaudited)
                                                      (in thousands)
   Revenues..............................   $ 203,872    $ 120,499    $163,426
   Net loss before cumulative effect of
    change in accounting principle.......   $ (13,272)   $ (18,790)   $ (2,219)
   Net loss..............................   $ (15,111)   $ (18,790)   $ (2,219)
   Basic and diluted loss per share
    before cumulative effect of change in
    accounting principle.................   $   (9.63)   $   (8.99)   $  (5.51)
   Basic and diluted loss per share......   $  (10.17)   $   (8.99)   $  (5.51)

4. INVESTMENTS IN UNCONSOLIDATED PARTNERSHIPS:

    In 1997, the Company invested $5,000,000 in a limited partnership with a stockholder and a third party in exchange for a 23.76% equity interest. The Company's ownership interest may be diluted if the Company does not contribute additional capital to the partnership. The partnership has developed, and has licensed Loews Corporation to operate, a House of Blues hotel in Chicago. The Company accounts for its 23.76% interest in this limited partnership under the equity method of accounting. During the six month period ended June 27, 1999, the Company's share of cumulative losses exceeded its $5 million investment. Because the Company is not contractually obligated to invest additional funds in the partnership, the Company stopped recognizing its share of losses when its investment was written down to zero.

    In September 1999, the Company acquired the joint venture interests described below in connection with the acquisition of UCI (see Note 3). The fair value of these interests exceeded the equity in the underlying assets by $19,653,000 at December 26, 1999. The excess amounts are being amortized on a straight-line basis over 20 years. Amortization included in the six months ended December 26, 1999 was $304,000 and is included in equity in income (loss) of unconsolidated partnerships.

      HOB Concerts Canada Ltd., a wholly-owned subsidiary of the Company has a 50% interest in House of Blues Concerts Canada, which owns and operates two facilities, and promotes and produces live music events in Canada. The Company accounts for its 50% interest under the equity method of accounting.

      HOB Concerts/PACE Amphitheatres Group, LP ("HOB/PACE") is a partnership between the Company and PACE Entertainment Corporation (now a wholly-owned subsidiary of SFX Entertainment, Inc.) that is an operator and developer of amphitheatres in Atlanta and Dallas. The Company owns a 67.5% equity interest in HOB/PACE--a 32.5% general partnership interest and a 35% limited partnership interest in consideration for contributing certain amounts to HOB/PACE. Although the Company is currently managing HOB/PACE, its control over the partnership is deemed temporary per the partnership agreement and as such the Company accounts for its 67.5% interest under the equity method of accounting.

                    HOB ENTERTAINMENT, INC. AND SUBSIDIARIES

5. INVESTMENT IN CONSOLIDATED PARTNERSHIP:

    In 1996, subsidiaries of the Company became general and limited partners in a partnership to solely own and lease to the Company the building that houses the Chicago club. The Company has a 30% ownership interest in the partnership. The Company also arranged and guarantees the partnership's debt. The other limited partners consist of the Company's stockholders or their affiliates.

    The Chicago club has a lease agreement with the partnership and is required to pay rent consisting of both minimum lease rental payments and contingent rental payments based on a percentage of sales. The lease term is for an initial period of 20 years with three ten-year renewal options. Due to the special purpose nature of the lease, the Company's general partner role, and the absence of investment from unrelated parties, the Company consolidates the results of the partnership. In January 2000, the Company purchased the partnership interest of one of the two other partners for approximately $7.3 million consisting of $6.0 million in cash and 802,409 shares of Class D-2 preferred stock. As a result, the Company's ownership percentage increased to 65%.

6. PROPERTY AND EQUIPMENT:

    Property and equipment consist of the following:

                            December 28,  December 27,    June 27,    December 26,
                                1997          1998          1999          1999
                            ------------  ------------  ------------  ------------
                                                                      (unaudited)
   Land.................... $   157,000   $    157,000  $    157,000    $1,017,000
   Building and leasehold
    improvements...........  61,778,000     63,423,000    68,428,000    93,971,000
   Art and artifacts.......   4,134,000      4,272,000     4,121,000     4,151,000
   Furniture and
    equipment..............   6,613,000     11,041,000    13,567,000    18,993,000
   Office and computers....   4,561,000      4,979,000     5,463,000     6,161,000
   Construction in
    progress...............   4,405,000      2,826,000       804,000     2,847,000
                            -----------   ------------  ------------  ------------
                             81,648,000     86,698,000    92,540,000   127,140,000
   Less: accumulated
    depreciation and
    amortization...........  (9,372,000)   (14,332,000)  (16,999,000)  (20,439,000)
                            -----------   ------------  ------------  ------------
                            $72,276,000   $ 72,366,000  $ 75,541,000  $106,701,000
                            ===========   ============  ============  ============

7. ACCRUED EXPENSES AND OTHER:

    Accrued expenses and other consist of the following:

                              December 28, December 27,  June 27,  December 26,
                                  1997         1998        1999        1999
                              ------------ ------------ ---------- ------------
                                                                   (unaudited)
   Payroll-related costs....  $ 2,069,000  $ 1,568,000  $2,349,000 $ 4,885,000
   Performance and talent...          --           --          --   11,362,000
   Property, sales and other
    taxes...................    1,024,000    1,311,000   1,555,000   1,499,000
   Litigation and
    settlements.............    2,580,000    3,000,000     220,000   1,502,000
   Other....................    1,487,000    1,375,000   2,966,000  10,577,000
                              -----------  -----------  ---------- -----------
                              $ 7,160,000  $ 7,254,000  $7,090,000 $29,825,000
                              ===========  ===========  ========== ===========

                    HOB ENTERTAINMENT, INC. AND SUBSIDIARIES

8. INCOME TAXES:

    The provision for income taxes for the years ended December 29, 1996, December 28, 1997, and December 27, 1998 and the six months ended June 27, 1999 and December 26, 1999 resulted in effective tax rates of zero percent. The reasons for the effective tax rate being different than the statutory United States federal tax rate are summarized as follows:

                          December 29, December 28, December 27, June 27, December 26,
                              1996         1997         1998       1999       1999
                          ------------ ------------ ------------ -------- ------------
                                                                          (unaudited)
Assumed United States
 federal tax rate.......      (34)%        (34)%        (34)%      (34)%      (34)%
State income tax, net of
 federal tax effect.....       (6)          (6)          (6)        (6)        (6)
Effect of valuation
 allowance..............       40           40           40         40         40
                              ---          ---          ---        ---        ---
Effective tax rate......       -- %         -- %         -- %       -- %       -- %
                              ===          ===          ===        ===        ===

    The significant deferred tax assets and liabilities, as determined under the provisions of SFAS 109, and the change in those assets and liabilities, are as follows:

                           December 28,  December 27,   June 27,    December 26,
                               1997          1998         1999          1999
                           ------------  ------------  -----------  ------------
                                                                    (unaudited)
Gross deferred tax asset:
  Net operating loss
   carryforwards.........  $ 22,325,000  $ 25,650,000  $28,825,000  $33,500,000
  Venue pre-opening
   costs.................     1,557,000     1,332,000    1,450,000    1,006,000
  Depreciation...........        66,000           --       289,000      352,000
  Other..................       697,000     3,313,000    3,952,000   15,709,000
                           ------------  ------------  -----------  -----------
                             24,645,000    30,295,000   34,516,000   50,567,000
Gross deferred tax
 liability:
  Depreciation...........           --        (25,000)         --           --
                           ------------  ------------  -----------  -----------
                             24,645,000    30,270,000   34,516,000   50,567,000
Valuation allowance......   (24,645,000)  (30,270,000) (34,516,000) (50,567,000)
                           ------------  ------------  -----------  -----------
                           $        --   $        --   $       --   $       --
                           ============  ============  ===========  ===========

    Because of the uncertainty of the realization of the net deferred tax asset caused by historical operating losses, the Company recorded a valuation reserve equal to its net deferred tax asset at December 28, 1997, December 27, 1998, June 27, 1999 and December 26, 1999.

    The Company had approximately $55,814,000, $64,125,000, $72,064,000 and
$83,750,000 (unaudited) in net operating loss carryforwards for federal income tax purposes at December 28, 1997, December 27, 1998, June 27, 1999 and December 26, 1999, respectively. The net operating loss carryforwards will expire in fiscal years 2007 through 2019 if not previously utilized. In the event of certain changes in ownership of the Company, as defined in the Internal Revenue Code, existing net operating loss carryforwards would be subject to limitation.

                    HOB ENTERTAINMENT, INC. AND SUBSIDIARIES

9.  DEBT:

    Debt consists of the following:

                             December 28,  December 27,   June 27,    December 26,
                                 1997          1998         1999          1999
                             ------------  ------------  -----------  ------------
                                                                      (unaudited)
   Revolving line of
    credit(a)..............  $   560,000   $       --    $       --   $       --
   Mortgage note
    payable(b).............      850,000       807,000       795,000          --
   Mortgage note
    payable(c).............    8,907,000     8,768,000     8,693,000    8,613,000
   Mortgage note
    payable(d).............      695,000       618,000           --           --
   Revolving line of
    credit(e)..............          --            --      3,002,000          --
   Mortgage note
    payable(f).............          --            --            --       889,000
   Term loan/revolving line
    of credit(g)...........          --            --            --    60,000,000
   Other...................      444,000       685,000     1,355,000    3,068,000
                             -----------   -----------   -----------  -----------
                              11,456,000    10,878,000    13,845,000   72,570,000
   Less current
    maturities.............     (372,000)     (939,000)   (4,049,000)    (594,000)
                             -----------   -----------   -----------  -----------
                             $11,084,000   $ 9,939,000   $ 9,796,000  $71,976,000
                             ===========   ===========   ===========  ===========

--------
(a) Revolving line of credit of $2,500,000 bearing interest at the prime rate plus 1% (9.5% and 8.75% at December 28, 1997 and December 27, 1998, respectively), due May 1999, collateralized by certain property and equipment. Subsequent to December 27, 1998, this revolving line of credit was replaced with a new facility (see (e)).

(b) Mortgage note payable bearing interest at the prime rate plus 1% (9.5%, 8.75% and 8.75% at December 28, 1997, December 27, 1998 and June 27, 1999,
    respectively), payable in monthly installments of $4,000 plus interest, and a final payment of $795,000 due June 30, 1999, collateralized by a building. Subsequent to June 27, 1999, the Company extended the due date of the note and replaced it with a new mortgage note payable (see (f)).

(c) Mortgage note payable bearing interest at 11.18%, principal and interest payable in monthly installments of $94,000 through April 2004, collateralized by land and a building.

(d) Mortgage note payable bearing interest at 8.5%, principal and interest payable in monthly installments of $11,000 through November 2004, collateralized by land and a building. Subsequent to December 27, 1998 the mortgage note was repaid with proceeds from a new revolving line of credit (see (e)).

(e) Revolving line of credit of $15,000,000 bearing interest at 8.25% was entered into in March 1999. The initial availability was $10,000,000, increasing to $15,000,000 upon satisfaction of certain conditions precedent. Upon closing the facility, the Company utilized $2,009,000 to repay the existing revolving line of credit and a mortgage note payable (see (a) and (d)).

    Financial covenants under the facility provided that the Company maintain certain levels of cash flows and that certain ratios of debt to cash flows were not exceeded. The Company was in compliance with the covenants as of June 27, 1999. Additional provisions under the facility provided that, among other things, interest outstanding be paid monthly at the prime rate plus 1/2 percent and a commitment fee equal to 1/2 of 1 percent per annum of the unused portion of the line be paid quarterly. Certain of the Company's assets were pledged as collateral under the facility. This facility was replaced with a new facility in September 1999 (see (g)).

(f) Mortgage note payable bearing interest at 8% and collateralized by a building was entered into in September 1999. Monthly principal payments of $5,656 plus interest will be paid over a 59-month period with the remaining principal balance due in September 2004. Proceeds from this loan were used to replace an existing mortgage (see (b)).

                    HOB ENTERTAINMENT, INC. AND SUBSIDIARIES

(g) Term loan financing of $60 million and a revolving credit line of $25 million were entered into in September 1999. The proceeds were used to fund the acquisition of UCI (see Note 3) and repay the facility entered into in March 1999 (see (e)). As of December 26, 1999, $25 million of the revolving credit line was available.

    Financial covenants under the facility provide that the Company maintains certain levels of adjusted interest expense coverage ratios and leverage ratios as defined in the agreement. The Company was in compliance with the covenants as of December 26, 1999. Additional provisions under the facility provide that, among other things, interest outstanding be paid quarterly at varying spreads over one of four base rates (which resulted in a rate of 9.79% percent at December 26, 1999) and a commitment fee equal to 0.75 % per annum of the unused portion of the line be paid quarterly. Certain of the Company's assets are pledged as collateral under the facility.

    Approximate principal payments due on long-term debt as of June 27, 1999 and December 26, 1999 are as follows:

                                                         June 27,   December 26,
                                                           1999         1999
                                                        ----------- ------------
                                                                    (unaudited)
   Fiscal Year
     2000.............................................. $ 4,049,000 $   594,000
     2001..............................................   1,147,000   1,866,000
     2002..............................................     361,000   6,287,000
     2003..............................................     338,000  10,384,000
     2004..............................................     258,000  19,897,000
     Thereafter........................................   7,692,000  33,542,000
                                                        ----------- -----------
                                                        $13,845,000 $72,570,000
                                                        =========== ===========

    The fair value of the Company's mortgage debt is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities. Rates on the Company's mortgage debt approximate current market rates, and as such, the carrying value approximates fair value.

10. COMMITMENTS AND CONTINGENCIES:

 Litigation

    In 1997, the Company expensed $2.9 million in connection with a breach of contract lawsuit. During 1998, the Company was required to escrow $4.4 million to secure an appellate bond in connection with its appeal of this judgement. On December 28, 1998, the matter was settled for $2.6 million and the balance of the escrow was returned to the Company.

    In April 1999, the contractor of a UCI amphitheatre sued UCI for $5.4 million plus other costs. In March 2000, the parties agreed to a tentative settlement.

    In January 2000, a competitor of Concerts filed a lawsuit against the Company for monetary damages of not less than $5 million with respect to the operation of the Greek Theater.

    A stockholder of the Company and limited partner in the consolidated partnership (See Note 5) has made threats of legal action against the Company relating to certain transactions between the Company and such stockholder. No lawsuits have been filed to date, and the Company intends to defend any such lawsuits if filed.

                    HOB ENTERTAINMENT, INC. AND SUBSIDIARIES

    The Company and its subsidiaries are parties to various other legal proceedings arising in the ordinary course of business. Management believes, based upon the advice of legal counsel responsible for the review of such matters, that there is no proceeding, either threatened or pending, against the Company or its subsidiaries that could result in a material adverse effect on the results of operations or the financial condition of the Company.

 Operating Lease Agreements

    The Company has entered into various operating lease agreements for land and buildings for entertainment venues and office space. Total rent expense for the years ended December 29, 1996, December 28, 1997 and December 27, 1998 and the six month period ended June 27, 1999 and December 26, 1999 was $1,330,000, $2,563,000, $3,480,000, $2,875,000 and $3,218,000 (unaudited), respectively.
Future minimum lease payments at June 27, 1999 and December 26, 1999, relating to the Company's non-cancelable operating leases, are as follows:

                                                         June 27,   December 26,
                                                           1999         1999
                                                        ----------- ------------
                                                                    (unaudited)
   Fiscal Year
     2000.............................................. $ 4,526,000 $  3,297,000
     2001..............................................   4,626,000    5,579,000
     2002..............................................   4,544,000    5,457,000
     2003..............................................   4,271,000    9,313,000
     2004..............................................   4,275,000    9,320,000
     Thereafter........................................  53,878,000  116,387,000
                                                        ----------- ------------
                                                        $76,120,000 $149,353,000
                                                        =========== ============

    Certain entertainment venue property leases require base and/or additional contingent rental payments based upon a percentage of gross sales above a minimum amount. Certain property leases have renewal options, which permit the Company to extend the basic lease for periods from five to thirty years beyond the original terms.

11. RELATED PARTY TRANSACTIONS:

    The Company has entered into the following transactions with its affiliates.

    In 1995, the Company entered into a Development Agreement (the "Agreement") with a Corporation, wholly-owned by a stockholder of the Company (the "Developer"). In 1997, the Company and Developer agreed to terminate the Agreement. Total development fees payable upon termination totaled $1,750,000, of which $1,000,000 was paid in cash in 1997 and $350,000 was paid in 1998. The remaining $400,000 is payable or convertible into the Company's Common Stock at the option of either party by December 1999. Subsequent to December 26, 1999, the Company has re-negotiated the settlement agreement with the Developer and has paid $250,000 in cash.

    The Company has entered into partnerships with stockholders and a party related to a stockholder (see Note 4 and 5). The Company also entered into other stock warrants and option transactions and borrowings with related parties, including as a result of financing activities (see Notes 9 and 12).

                    HOB ENTERTAINMENT, INC. AND SUBSIDIARIES

12. PREFERRED STOCK AND STOCKHOLDERS' EQUITY:

    As of June 27, 1999 the Company had outstanding four classes of Preferred Stock and one class of Common Stock. The classes of Preferred Stock were the Class A Preferred Stock, Class B Preferred Stock, Class C Preferred Stock and Class D-1 Preferred Stock. On September 10, 1999, the Company issued four additional classes of Preferred Stock and authorized a class of Non-Voting Common Stock. The four additional classes of Preferred Stock are the Class D-2 Preferred Stock, Class D-3 Preferred Stock, Senior Convertible Preferred Stock and 12% Senior Redeemable Preferred Stock. The Class A Preferred Stock, Class B Preferred Stock, Class C Preferred Stock, Class D-1 Preferred Stock, Class D-2 Preferred Stock and Class D-3 Preferred Stock are collectively referred to as the "Convertible Preferred Stock." The Class D-1 Preferred Stock, the Class D-2 Preferred Stock and the Class D-3 Preferred Stock are collectively referred to as the "Class D Preferred Stock."

    Holders of Convertible Preferred Stock are entitled to share ratably with the holders of the Common Stock, on an as-converted basis, in any dividends declared or paid by the Company. Holders of Senior Convertible Preferred Stock are entitled to cumulative dividends at the rate of 10% per annum on the original purchase price of the shares, compounded quarterly. Holders of 12% Senior Redeemable Preferred Stock are entitled to cumulative dividends at the rate of 12% per annum on the original purchase price of the shares, compounded quarterly. The dividend rate on the 12% Senior Redeemable Preferred Stock is subject to increase to as high as 18% in certain circumstances. All dividends are to be paid out of assets legally available for distribution.

    The Convertible Preferred Stock, other than the Class D-3 Preferred Stock, is convertible, at the option of the holder, into shares of Common Stock. The Class D-3 Preferred Stock is convertible, at the option of the holder, into shares of Non-Voting Common Stock. The conversion ratio for all Convertible Preferred Stock was one-to-one at December 26, 1999, and is subject to adjustment for the issuance of equity securities at a price per share less than prevailing fair market value, and, in the case of the Class D-2 Preferred Stock and the Class D-3 Preferred Stock, at a price per share less than the then applicable conversion value of such shares. In addition, the Senior Convertible Preferred Stock is convertible, at the option of the holder, into shares of either Class D-2 Preferred Stock, Class D-3 Preferred Stock or 12% Senior Redeemable Preferred Stock. The conversion ratio for conversions into shares of Class D-2 Preferred Stock or Class D-3 Preferred Stock was approximately one-to-617.3 and for conversions into shares of 12% Senior Redeemable Preferred Stock was one-to-one at December 26, 1999. Upon conversion of shares of Senior Convertible Preferred Stock into shares of 12% Senior Redeemable Preferred Stock, the Company is required to issue to the holder warrants to purchase Common Stock at a ratio of 1,636,047 warrants for each $10,000,000 of liquidation preference converted, or any portion thereof. The Convertible Preferred Stock, other than the Class D-3 Preferred Stock, automatically converts to Common Stock, and the Class D-3 Preferred Stock automatically converts to Non-Voting Common Stock, upon the closing of a Qualified Public Offering or a Qualified Sale, each as defined in the Company's certificate of incorporation. The Senior Convertible Preferred Stock automatically converts into Class D-2 Preferred Stock, Class D-3 Preferred Stock or 12% Senior Redeemable Preferred Stock upon the earlier of the consummation of a Qualified Public Offering, as defined in the Company's certificate of incorporation, or 350 days from the date of the issuance of the shares of Senior Convertible Preferred Stock.

    The Class A Preferred Stock and B Preferred Stock have an initial liquidation preference of $2.00 and $3.00, respectively. The Class C Preferred Stock has an initial liquidation preference of $3.00, which increases quarterly by $0.075 on April 1, July 1, October 1 and January 1 of each year. The Class D-1 Preferred Stock has an initial liquidation preference of $1.20 which increases at the

                    HOB ENTERTAINMENT, INC. AND SUBSIDIARIES rate of 10% per annum compounded annually. The Class D-2 Preferred Stock and Class D-3 Preferred Stock have an initial liquidation preference of $1.62 which increases at the rate of 10% per annum compounded annually.

    At any time on or after July 1, 2005, the holders of a majority of the outstanding shares of Class A Preferred Stock and Class B Preferred Stock, voting together as a single class, have the right to request the Company to redeem all of their outstanding shares of Class A Preferred Stock or Class B Preferred Stock, as applicable. The Class A and Class B stockholders' redemption rights are subject to the prior retirement of any outstanding shares of Senior Convertible Preferred Stock and 12% Senior Redeemable Preferred Stock, and are subject to the rights of the holders of Class D Preferred Stock and Class C Preferred Stock, which require the Company to first redeem the shares of Class D and Class C Preferred Stock, together with the applicable redemption premium.

    At any time on or after January 1, 2005, the holders of a majority of the outstanding shares of Class C Preferred Stock have the right to require the Company to redeem all of their outstanding shares of Class C Preferred Stock. The Class C stockholders' redemption rights are subject to the prior retirement of any outstanding shares of Senior Convertible Preferred Stock and 12% Senior Redeemable Preferred Stock, and are subject to the rights of the holders of Class D Preferred Stock which require the Company to first redeem the shares of Class D Preferred Stock, together with the applicable redemption premium.

    At any time on or after July 1, 2004, the holders of a majority of the Class D-1 Preferred Stock have the right to require the Company to redeem all of their outstanding shares of Class D-1 Preferred Stock. The Class D-1 Stockholders' redemption rights are subject to the prior retirement of any outstanding shares of Senior Convertible Preferred Stock and 12% Senior Redeemable Preferred Stock and are subject to the rights of the holders of Class D-2 Preferred Stock and Class D-3 Preferred Stock which require the Company to first redeem the shares of Class D-2 Preferred Stock and Class D-3 Preferred Stock, together with the applicable redemption premium.

    At any time on or after July 1, 2004, the holders of a majority of the Class D-2 Preferred Stock and Class D-3 Preferred Stock, voting together as a single class, have the right to request the Company to redeem all of their outstanding shares of Class D-2 Preferred Stock or Class D-3 Preferred Stock, as applicable. The Class D-2 and Class D-3 stockholders redemption rights are subject to the prior retirement of any outstanding shares of Senior Convertible Preferred Stock and 12% Senior Redeemable Preferred Stock, together with the applicable redemption premium.

    The Senior Convertible Preferred Stock is redeemable at the option of the Company at any time at the original purchase price per share. The 12% Senior Convertible Preferred Stock is redeemable at the option of the Company at any time, is mandatorily redeemable in full at September 30, 2010 and in part upon the occurrence of certain equity security offerings by the Company and in the event of certain asset sales by the Company, and is redeemable at the option of the holder in the event of a Change of Control (as defined in the Company's certificate of incorporation), in each case at the original purchase price per share plus accrued but unpaid dividends and the applicable redemption premium.

  The Company will be increasing the carrying amount of the Convertible Preferred Stock, the Senior Convertible Preferred Stock and the 12% Senior Redeemable Preferred Stock by periodic accretions, using the effective interest method, such that the carrying amount of such shares will equal (i) in the case of the Convertible Preferred Stock, the redemption amount at the date the shares become redeemable at the option of the holder, (ii) in the case of the Senior Convertible Preferred Stock, the redemption amount at the date the shares of Class D Preferred Stock into which

                    HOB ENTERTAINMENT, INC. AND SUBSIDIARIES the Senior Convertible Preferred Stock is convertible become redeemable at the option of the holder, and (iii) in the case of the 12% Senior Redeemable Preferred Stock, the redemption amount at the mandatory redemption date. Further, the Company had stock issuance expenses, which were recorded as a reduction of the stock proceeds.

    Certain holders of the Common and Preferred Stock of the Company have registration rights, rights of first refusal on disposition of shares by other holders and contractual preemptive rights.

    As of June 27, 1999, there were reserved for issuance under a stock option agreement 212,963 shares of Class A Preferred Stock with an exercise price of $2.00 per share. These options have subsequently expired.

 Warrants and Options

    In connection with various transactions, the Company has issued and has outstanding as of December 26, 1999 the following warrants and options to purchase shares of the Company's Common Stock.

                                                     No. of   Warrant/
                                                     Common    Option  Exercise
             Related Transaction               Year  Stock*    Price    Period
             -------------------               ---- --------- -------- --------
Issued in connection with the development of
 the Chicago club venue....................... 1996   334,000  $3.00   10 years
Issued in connection with the Company's
 agreement with Barefoot Blues Partnership
 relating to the Myrtle Beach club venue...... 1996   100,000  $3.00   10 years
Issued to purchasers of the Company's
 convertible notes that were issued in
 contemplation of the Class C Preferred Stock
 offering..................................... 1996   194,715  $3.00    3 years
Issued to investors in connection with the
 Class C Preferred Stock offering............. 1997 2,014,407  $3.00    3 years
Issued to a financial advisor in connection
 with the Class C Preferred Stock offering.... 1997   200,000  $3.00    5 years
Issued in connection with the partnership
 agreement which operates the hotel adjacent
 to the House of Blues club in Chicago (see
 Note 4)...................................... 1997   262,500  $3.00    3 years
Issued in connection with a $9,000,000
 mortgage loan obtained by the Company's
 investment (see Note 9). These warrants were
 adjusted due to anti-dilution provisions of
 the warrants, upon issuance of the Class D
 Preferred Stock.............................. 1997   400,000  $3.00   10 years
Issued in connection with the development of
 the Myrtle Beach and Orlando club venues
 granted to the Developer (see Note 11)....... 1997   100,000  $3.00   10 years
                                               1997    37,500  $1.20    5 years
Issued to USI in connection with the
 acquisition of UCI (see Note 3).............. 1999 1,636,047  $ .01   10 years
Issued in connection with the issuance of 12%
 Senior Redeemable Preferred Stock............ 1999 8,077,984  $ .01   10 years
Issued in connection with the issuance of
 Senior Convertible Preferred Stock........... 1999 1,636,048  $ .01   10 years
Issued in connection with the acquisition of
 UCI (see Note 3)............................. 1999 2,675,000  $1.62   10 years

--------
* The number of shares of Common Stock for which these warrants are exercisable is subject to adjustment in the event of specified dilutive transactions or events.

                    HOB ENTERTAINMENT, INC. AND SUBSIDIARIES

    As of December 27, 1998 and December 26, 1999, there were outstanding options to purchase 100,000 shares of the Company's Common Stock under the Company's 1993 stock option plan (See Note 13) that were issued to a non-employee spokesperson of the Company. Further, in connection with the Company's settlement of certain matters with a former Company executive and current shareholder, options were issued which allow for that individual to purchase shares of the Company's Common Stock as follows: 1,296,296 shares at $3.00 each, 1,000,000 shares at $2.50 each, and 500,000 shares at $5.00 each. Also, in connection with severance settlements with former executives, common stock options of 100,000 shares at $3.00 and 25,000 shares at $2.00 were issued.

    Subsequent to December 26, 1999 the Company issued additional warrants to purchase 3,338,871 shares of Common Stock to holders of the Senior Convertible Preferred Stock and additional warrants to purchase 157,767 shares of Common Stock to holders of the 12% Senior Redeemable Preferred Stock in connection with contractual obligations to those holders. In addition, in February 2000 the Company issued warrants to purchase 476,090 shares of Common Stock to purchasers of 12% Senior Convertible Preferred Stock. Furthermore, the Company is required to issue to the holders of Senior Convertible Preferred Stock additional warrants to purchase an aggregate 686,299 shares of Common Stock if the Senior Convertible Preferred Stock is not redeemed or converted on or before June 6, 2000 and additional warrants to purchase an aggregate of 1,703,332 shares of Common Stock if the Senior Convertible Preferred Stock is not redeemed or converted on or before August 25, 2000. Finally, in February 2000 warrants to purchase 497,867 shares of Common Stock that were issued in connection with the Class C Preferred Stock offering expired.

                    HOB ENTERTAINMENT, INC. AND SUBSIDIARIES

13. STOCK OPTION PLAN:

    The Company adopted a stock option plan (the "Option Plan") during 1993. The Option Plan allows for a committee selected by the Board of Directors to grant stock options to certain employees at a price not less than 100% of the fair value of the Company's Common Stock, as defined by the Option Plan (incentive stock options), or issue nonqualified stock options pursuant to the Option Plan. The Option Plan prescribes general terms for the exercise of options and option periods subject to the condition that all options terminate not more than ten years from the date of grant. Options granted generally vest over four-year periods unless otherwise specified in the option grant. On December 14, 1998, the Company repriced existing employee options to $1.20 per share, which was not less than the fair market value of the Company's Common Stock on that date.

    Information regarding stock options awarded under the Option Plan is as follows:

                          December 29,    December 28,     December 27,                        December 26,
                              1996            1997             1998         June 27, 1999          1999
                         --------------- ---------------- ---------------- ----------------- ----------------
                         Wtd. Avg.  Ex.  Wtd. Avg.   Ex.  Wtd. Avg.   Ex.  Wtd. Avg.    Ex.  Wtd. Avg.   Ex.
                          Shares   Price  Shares    Price  Shares    Price   Shares    Price   Shares   Price
                         --------- ----- ---------  ----- ---------  ----- ----------  ----- ---------- -----
                                                                                               (unaudited)
Options outstanding at
 beginning of year...... 1,209,000 $2.00 6,923,000  $1.67 8,575,000  $1.73  8,219,000  $1.63 13,128,000 $1.43
Granted................. 5,714,000  1.59 1,755,000   1.94   315,000   1.86  5,507,000   1.20 14,245,000  1.44
Exercised...............       --    --    (28,000)   .01       --     --         --     --         --    --
Canceled................       --    --    (75,000)  1.20  (671,000)  3.00   (598,000)  2.09        --    --
                         --------- ----- ---------  ----- ---------  ----- ----------  ----- ---------- -----
Options outstanding at
 end of year............ 6,923,000 $1.67 8,575,000  $1.73 8,219,000  $1.63 13,128,000  $1.43 27,373,000 $1.44
                         ========= ===== =========  ===== =========  ===== ==========  ===== ========== =====
Options exercisable at
 end of year............ 4,751,000 $1.56 6,105,000  $1.64 7,151,000  $1.64  7,516,000  $1.59  8,325,000 $1.56
                         ========= ===== =========  ===== =========  ===== ==========  ===== ========== =====
Weighted average fair
 value of options
 granted................           $ .39            $ .56            $ .37             $ .21            $ .12
                                   =====            =====            =====             =====            =====

    The following summarizes the exercise price per share, the number of shares outstanding and exercisable, and the weighted average remaining contractual life of options exercisable at June 27, 1999 and December 26, 1999:

                                         June 27, 1999               December 26, 1999 (unaudited)
                              ----------------------------------- -----------------------------------
                                                       Wtd. Avg.                           Wtd. Avg.
                                                       Remaining                           Remaining
                                Shares      Shares    Contractual   Shares      Shares    Contractual
   Exercise Price Per Share   Outstanding Exercisable    Life     Outstanding Exercisable    Life
   ------------------------   ----------- ----------- ----------- ----------- ----------- -----------
     $0.01.................      101,000     101,000     5.04        101,000     101,000     4.55
      1.20.................   10,864,000   5,336,000     8.34     16,979,000   6,020,000     8.50
      1.50.................       40,000      40,000     4.84         40,000      40,000     4.34
      1.62.................          --          --       --       8,130,000     125,000     9.78
      2.00.................      491,000     491,000     3.53        491,000     491,000     3.03
      2.50.................      270,000     270,000     7.27        270,000     270,000     6.77
      3.00.................    1,362,000   1,278,000     6.24      1,362,000   1,278,000     5.74
                              ----------   ---------              ----------   ---------
                              13,128,000   7,516,000              27,373,000   8,325,000
                              ==========   =========              ==========   =========

                    HOB ENTERTAINMENT, INC. AND SUBSIDIARIES

    The Company accounts for the Option Plan under APB Opinion No. 25 "Accounting for Stock Issued for Employees," under which compensation cost is not recognized for options issued at the market value of the Common Stock at the date of the grant. Had compensation cost for the Option Plan been determined consistent with Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), the Company's net loss would have been increased to the following pro forma amounts:

                                                                     For the Six Months
                                  For the Years Ended                       Ended
                         ----------------------------------------  ------------------------
                         December 29,  December 28,  December 27,   June 27,    December 26
                             1996          1997          1998         1999         1999
                         ------------  ------------  ------------  -----------  -----------
                                                                                (unaudited)
Net loss--as reported... $(26,814,000) $(18,890,000) $(10,365,000) $(8,945,000) $(6,880,000)
Net loss--pro forma..... $(28,156,000) $(19,582,000) $(10,764,000) $(9,341,000) $(7,727,000)
Net loss per share--as
 reported .............. $      (8.20) $      (6.66) $      (4.43) $     (3.57) $     (4.55)
Net loss per share--
 pro forma.............. $      (8.60) $      (6.86) $      (4.55) $     (3.68) $     (4.80)

    Because the SFAS 123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

    The fair value of each option grant was estimated on the date of grant using the minimum value method with the following weighted average assumptions for grants in 1996, 1997, 1998, and in the six months ended June 27, 1999 and December 26, 1999, respectively: risk-free interest rates of 6.33%, 6.33%, 6.49%, 4.93% and 6.08%, expected lives of five years, and payment of no dividends.

14. EMPLOYEE BENEFIT PLAN:

    Effective January 1, 1996, the Company adopted the HOB Entertainment, Inc. 401(k) Plan to provide deferred compensation benefits for all eligible employees. Each year, participants may elect to contribute a fixed dollar amount or percentage not to exceed 15 percent of compensation, as defined, subject to Internal Revenue Code limitations. The Company may make qualified non-elective contributions to certain eligible participants for each 401(k) Plan year. There were no contributions made by the Company for the years ended December 29, 1996, December 28, 1997, and December 27, 1998 and for the six month periods ended June 27, 1999 and December 26, 1999.

                    HOB ENTERTAINMENT, INC. AND SUBSIDIARIES

15. SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

    Supplemental disclosure of cash flow information and noncash investing and financing activities for the years ended December 29, 1996, December 28, 1997 and December 27, 1998 and the six months period ended June 27, 1999 and December 26, 1999 are as follows:

                                      Year Ended                 Six Months Ended
                         ------------------------------------- ---------------------
                         December 29,  December   December 27, June 27, December 26,
                             1996      28, 1997       1998       1999       1999
                         ------------ ----------- ------------ -------- ------------
                                                                        (unaudited)
Cash flow information:
 Cash paid for
  interest..............  $  173,000  $ 1,213,000  $1,939,000  $592,000  $1,799,000
Noncash investing and
 financing activities:
 Repayment of
  convertible notes
  payable through
  issuance of preferred
  stock.................  $      --   $22,000,000  $      --   $    --   $      --
 Contribution of
  building by minority
  interest..............  $5,000,000  $       --   $      --   $    --   $      --
 Repurchase of Class A
  Convertible Preferred
  Stock through issuance
  of a note payable.....  $    7,000  $       --   $      --   $    --   $      --

16. SEGMENT REPORTING

    The Company has three reportable segments: Clubs, Concerts and Digital. The Clubs division operates seven integrated live music halls, restaurants, bars and specialty retail stores which are located in the United States. The Concerts division owns, operates or has exclusive booking arrangements with 20 amphitheatres, theatres and arena concert venues and also promotes live entertainment events in the United States and Canada. The Digital division captures live music performances and currently distributes live music-related content primarily through the Internet. The Company acquired UCI on September 10, 1999 (see Note 3).

    The Company's reportable operating segments have been determined in accordance with the Company's internal management structure, which is organized based on operating activities. The accounting policies of the operating segments are the same as those described in the summary of significant accounting policies (see Note 2). The Company evaluates performance based upon several factors, of which the primary two financial measures are attributed revenue and EBITDA. Attributed revenue is the Company's total consolidated revenues plus the Company's share of the revenues from joint ventures which it manages and accounts for under the equity method. EBITDA is operating income plus depreciation and amortization, plus venue pre-opening costs, plus the Company's attributed share of the EBITDA from joint ventures which we manage and account for under the equity method. Intersegment sales and transfers are not significant, except that the Digital and Clubs divisions have allocated 50% of the artist compensation and any incremental event costs to the Company's Digital division of a performance (primarily artist compensation) where an artist performance in a club was digitally captured for distribution through a number of distribution channels, including the Internet. Corporate overhead is allocated to the segments based upon the relative time and associated costs incurred with respect to each segment.

                    HOB ENTERTAINMENT, INC. AND SUBSIDIARIES

    Summarized financial information concerning the Company's reportable segments are shown in the following table. The "Other" column includes corporate related items, results of insignificant operations and, as it relates to segment profit (loss), income and expense not allocated to reportable segments.

                          For the six months ended December 26, 1999 (unaudited)
                         ------------------------------------------------------------
                           Clubs      Concerts     Digital      Other        Total
                         ----------  ------------ ----------- ----------  -----------
                                          (amounts in thousands)
Total attributed
 revenues............... $   57,374  $    61,526  $      302  $       82  $   119,284
  Less attributed
   revenues from managed
   unconsolidated joint
   ventures.............        --       (12,021)        --          --       (12,021)
                         ----------  -----------  ----------  ----------  -----------
Total revenues as
 reported...............     57,374       49,505         302          82      107,263
                         ----------  -----------  ----------  ----------  -----------

EBITDA..................      1,643        5,283      (4,599)     (1,283)       1,044
  Less: Depreciation and
   amortization.........     (2,618)      (2,227)       (225)        (96)      (5,166)
  Venue pre-opening
   costs................        --           --          --          --           --
  Attributed EBITDA from
       managed
       unconsolidated
       joint ventures...        --          (766)        --          --          (766)
                         ----------  -----------  ----------  ----------  -----------
  Operating (loss)
   income...............       (975)       2,290      (4,824)     (1,379)      (4,888)
                         ----------  -----------  ----------  ----------  -----------
  Capital expenditures..      1,449          997         312         550        3,308

                                   As of December 26, 1999 (unaudited)
                         ------------------------------------------------------------
                                          (amounts in thousands)
Total assets............     58,404      202,523         725      61,622      323,274
Investments in
 unconsolidated
 partnerships...........        --        39,283         --          --        39,283

                              For the six months ended
                           December 27, 1998 (unaudited)
                           ---------------------------------
                            Clubs   Digital  Other    Total
                           -------  -------  ------  -------
                               (amounts in thousands)
Total revenues as
 reported................. $41,879  $   159  $3,036  $45,074
                           -------  -------  ------  -------

EBITDA....................     171   (1,644)    390   (1,083)
  Less: Depreciation and
   amortization...........  (2,158)    (108)   (223)  (2,489)
  Venue pre-opening
   costs..................    (332)     --      --      (332)
                           -------  -------  ------  -------
  Operating (loss)
   income.................  (2,319)  (1,752)    167   (3,904)
                           -------  -------  ------  -------
  Capital expenditures....   2,160        1     312    2,473

                              As of December 27, 1998
                                    (unaudited)
                           ---------------------------------
                               (amounts in thousands)
Total assets..............  49,109        7  40,413   89,529
Investments in
 unconsolidated
 partnerships.............     --       --    3,840    3,840

                    HOB ENTERTAINMENT, INC. AND SUBSIDIARIES

                           For the six months ended June
                                      27, 1999
                           ---------------------------------
                            Clubs   Digital  Other    Total
                           -------  -------  ------  -------
                               (amounts in thousands)
Total revenues as
 reported................. $51,712  $   141  $  150  $52,003
                           -------  -------  ------  -------

EBITDA....................   2,261   (2,863)   (743)  (1,345)
  Less: Depreciation and
   amortization...........  (2,519)    (160)    (72)  (2,751)
  Venue pre-opening
   costs..................    (814)     --      --      (814)
                           -------  -------  ------  -------
  Operating (loss)
   income.................  (1,072)  (3,023)   (815)  (4,910)
                           -------  -------  ------  -------
  Capital expenditures....   4,569      488     227    5,284

                                As of June 27, 1999
                           ---------------------------------
                               (amounts in thousands)
Total assets..............  60,641      477  24,419   85,537
Investments in
 unconsolidated
 partnerships.............     --       --      --       --

                           For the six months ended June
                                28, 1998 (unaudited)
                           ---------------------------------
                            Clubs   Digital  Other    Total
                           -------  -------  ------  -------
                               (amounts in thousands)
Total revenues as
 reported................. $41,800  $   115  $  794  $42,709
                           -------  -------  ------  -------
EBITDA....................     965   (1,574)   (297)    (906)
  Less: Depreciation and
   amortization...........  (2,451)     (64)    (69)  (2,584)
  Venue pre-opening
   costs..................     --       --      --       --
                           -------  -------  ------  -------
  Operating (loss)
   income.................  (1,486)  (1,638)   (366)  (3,490)
                           -------  -------  ------  -------
  Capital expenditures....   2,291        6     208    2,505


                                As of June 28, 1998
                                    (unaudited)
                           ---------------------------------
                               (amounts in thousands)
Total assets..............  50,653        6  38,117   88,776
Investments in
 unconsolidated
 partnerships.............     --       --    4,103    4,103
                                 For the year ended
                                 December 27, 1998
                           ---------------------------------
                            Clubs   Digital  Other    Total
                           -------  -------  ------  -------
                               (amounts in thousands)
Total revenues as
 reported................. $83,679  $   274  $3,830  $87,783
                           -------  -------  ------  -------

EBITDA....................   1,136   (3,218)     93   (1,989)
  Less: Depreciation and
   amortization...........  (4,609)    (172)   (292)  (5,073)
  Venue pre-opening
   costs..................    (332)     --      --      (332)
                           -------  -------  ------  -------
  Operating (loss)
   income.................  (3,805)  (3,390)   (199)  (7,394)
                           -------  -------  ------  -------
  Capital expenditures....   4,451        7     520    4,978


                              As of December 27, 1998
                           ---------------------------------
                               (amounts in thousands)
Total assets..............  49,109        7  40,413   89,529
Investments in
 unconsolidated
 partnerships.............     --       --    3,840    3,840

    Prior to December 28, 1997, the Digital Division had insignificant operations and it is impracticable to break out the segment data.

                    HOB ENTERTAINMENT, INC. AND SUBSIDIARIES

    Revenues from Canada are generated principally from an unconsolidated equity investment reported under the Concerts business segment. There is no material reliance on any single customer.

17. DETAIL OF OTHER FINANCIAL STATEMENTS ACCOUNTS

    Allowance for doubtful accounts:

                               December 29, December 28, December 27, June 27,
                                   1996         1997         1998       1999
                               ------------ ------------ ------------ ---------
Beginning balance............     $  --       $    --     $ 222,000   $ 280,000
Charged to costs and expenses
 ............................        --        222,000      280,000     329,000
Actual write-
 offs/recoveries.............        --            --     (222,000)   (208,000)
                                  ------      --------    ---------   ---------
Ending balance...............     $  --       $222,000    $ 280,000   $ 401,000
                                  ======      ========    =========   =========

18. SUBSEQUENT EVENTS (unaudited) (also see Notes 10 and 12)

    As a result of the transactions discussed in Notes 10 and 12 and certain other transactions, subsequent to December 26, 1999 the Company issued approximately 4.7 million shares of Class D-2 preferred stock, 3 thousand shares of 12% senior redeemable preferred stock and warrants to purchase 4 million shares of common stock in connection with certain strategic arrangements, capital raising activities and settlement of obligations. Net proceeds received from the above issuances were approximately $7.6 million.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of Universal Concerts, Inc.

    In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, shareholder's equity and cash flows present fairly, in all material respects, the financial position of Universal Concerts, Inc. and its subsidiaries (the "Company") at June 20, 1998 and June 26, 1999, and the results of their operations and their cash flows for each of the three years in the period ended June 26, 1999 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP
Century City, California
August 30, 1999
 (except for Note 11, which
 is as of September 13, 1999)

                            UNIVERSAL CONCERTS, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                         June 20,    June 26,
                                                           1998        1999
                                                        ----------- -----------
                        ASSETS
                        ------
CURRENT ASSETS:
  Cash and cash equivalents............................ $ 2,250,000 $ 4,019,000
  Accounts receivable..................................   2,291,000   2,558,000
  Receivables from affiliates..........................   9,283,000         --
  Prepaids and other current assets....................   3,941,000   4,803,000
                                                        ----------- -----------
    Total current assets...............................  17,765,000  11,380,000
                                                        ----------- -----------
INVESTMENTS IN UNCONSOLIDATED AFFILIATED COMPANIES.....  10,147,000  14,417,000
PROPERTY AND EQUIPMENT, NET............................  17,448,000  25,236,000
GOODWILL...............................................   3,725,000  11,763,000
OTHER ASSETS...........................................     595,000   3,416,000
                                                        ----------- -----------
    Total assets....................................... $49,680,000 $66,212,000
                                                        =========== ===========
         LIABILITIES AND SHAREHOLDER'S EQUITY
         ------------------------------------
CURRENT LIABILITIES:
  Accounts payable and accrued expenses................ $ 8,710,000 $11,611,000
  Payables to affiliates...............................         --    6,497,000
  Ticketmaster advance, current portion................     900,000     900,000
  Notes payable, current portion.......................     166,000     722,000
  Deferred revenue, current portion....................  19,600,000  19,418,000
                                                        ----------- -----------
    Total current liabilities..........................  29,376,000  39,148,000
                                                        ----------- -----------
DEFERRED REVENUE.......................................     556,000   1,102,000
TICKETMASTER ADVANCE...................................   3,787,000   2,961,000
NOTES PAYABLE..........................................   2,450,000   4,885,000
                                                        ----------- -----------
    Total liabilities..................................  36,169,000  48,096,000
                                                        ----------- -----------
COMMITMENTS AND CONTINGENCIES (Note 9)
SHAREHOLDER'S EQUITY:
  Common stock, no par value; authorized 100,000
   shares; issued and outstanding 100 shares...........         100         100
  Retained earnings....................................  13,510,900  18,115,900
                                                        ----------- -----------
    Total shareholder's equity.........................  13,511,000  18,116,000
                                                        ----------- -----------
    Total liabilities and shareholder's equity......... $49,680,000 $66,212,000
                                                        =========== ===========

   The accompanying notes are an integral part of these financial statements.

                            UNIVERSAL CONCERTS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                For the Year Ended
                                       --------------------------------------
                                        June 21,     June 20,      June 26,
                                          1997         1998          1999
                                       -----------  -----------  ------------
REVENUES.............................. $61,002,000  $77,491,000  $148,255,000

OPERATING EXPENSES:
  Cost of revenues....................  47,146,000   62,743,000   121,885,000
  Selling, general and administrative
   expenses...........................  14,522,000   13,625,000    21,081,000
  Depreciation and amortization.......   1,212,000    1,293,000     2,309,000
                                       -----------  -----------  ------------
                                        62,880,000   77,661,000   145,275,000
                                       -----------  -----------  ------------
INCOME (LOSS) FROM OPERATIONS.........  (1,878,000)    (170,000)    2,980,000

Equity in earnings of unconsolidated
 affiliates...........................   5,682,000    5,573,000     4,844,000
Other income, net.....................     195,000      107,000        14,000
Interest expense......................    (136,000)    (268,000)     (410,000)
Gain on sale of unconsolidated
 affiliates...........................         --     7,994,000           --
                                       -----------  -----------  ------------
  Income before provision for income
   taxes..............................   3,863,000   13,236,000     7,428,000

Provision for income taxes............   1,468,000    5,030,000     2,823,000
                                       -----------  -----------  ------------
NET INCOME............................ $ 2,395,000  $ 8,206,000  $  4,605,000
                                       ===========  ===========  ============


   The accompanying notes are an integral part of these financial statements.

                            UNIVERSAL CONCERTS, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY

                                    Common Stock                      Total
                               ----------------------  Retained   Shareholder's
                               Shares Paid-In-Capital  Earnings      Equity
                               ------ --------------- ----------- -------------
BALANCE at June 23, 1996......  100        $100       $ 2,909,900  $ 2,910,000
  Net income for the period
   ended
   June 21, 1997..............   --         --          2,395,000    2,395,000
                                ---        ----       -----------  -----------

BALANCE at June 21, 1997......  100         100         5,304,900    5,305,000
  Net income for the period
   ended
   June 20, 1998..............   --         --          8,206,000    8,206,000
                                ---        ----       -----------  -----------

BALANCE at June 20, 1998......  100         100        13,510,900   13,511,000
  Net income for the period
   ended
   June 26, 1999..............   --         --          4,605,000    4,605,000
                                ---        ----       -----------  -----------

BALANCE at June 26, 1999......  100        $100       $18,115,900  $18,116,000
                                ===        ====       ===========  ===========


   The accompanying notes are an integral part of these financial statements.

                            UNIVERSAL CONCERTS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                For The Year Ended
                                       ---------------------------------------
                                        June 21,      June 20,      June 26,
                                          1997          1998          1999
                                       -----------  ------------  ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income...........................  $ 2,395,000  $  8,206,000  $  4,605,000
Adjustments to reconcile net income
 to net cash provided by operating
 activities:
  Depreciation and amortization......    1,212,000     1,293,000     2,309,000
  Gain on sale of unconsolidated
   affiliates........................          --     (7,994,000)          --
  Equity in earnings of
   unconsolidated affiliates, less
   dividends received................   (2,942,000)   (3,762,000)   (4,269,000)
  Ticketmaster recoupment of cash
   advances..........................          --       (140,000)     (983,000)
  Other noncash items, net...........      152,000        93,000       (66,000)
Changes in assets and liabilities,
 net of effects of businesses
 acquired:
  Accounts receivable................      220,000     2,360,000      (142,000)
  Prepaid assets and other current
   assets............................    1,356,000       320,000      (759,000)
  Other assets.......................      884,000      (127,000)   (3,306,000)
  Accounts payable and accrued
   expenses..........................    1,006,000        43,000     2,668,000
  Deferred revenue...................   (2,204,000)    8,681,000       309,000
                                       -----------  ------------  ------------
    Net cash provided by operating
     activities......................    2,079,000     8,973,000       366,000
                                       -----------  ------------  ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures.................     (375,000)   (7,914,000)   (8,043,000)
Acquisitions of business, net of cash
 acquired............................          --        842,000    (7,574,000)
Proceeds from sale of unconsolidated
 affiliates..........................          --      9,500,000           --
Repayments of loans to affiliates....    2,914,000     2,914,000           --
                                       -----------  ------------  ------------
    Net cash (used in) provided by
     investing activities............    2,539,000     5,342,000   (15,617,000)
                                       -----------  ------------  ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net advances (repayments) from (to)
 related parties.....................   (4,386,000)  (19,698,000)   15,780,000
Proceeds from Ticketmaster advance...      353,000     5,500,000           --
Proceeds from notes payable..........          --            --      1,540,000
Repayments of notes payable..........     (275,000)     (326,000)     (300,000)
                                       -----------  ------------  ------------
    Net cash provided by (used in)
     financing activities............   (4,308,000)  (14,524,000)   17,020,000
                                       -----------  ------------  ------------
NET INCREASE (DECREASE) IN CASH AND
 CASH EQUIVALENTS....................      310,000      (209,000)    1,769,000
CASH AND CASH EQUIVALENTS AT
 BEGINNING OF PERIOD.................    2,149,000     2,459,000     2,250,000
                                       -----------  ------------  ------------
CASH AND CASH EQUIVALENTS AT END OF
 PERIOD..............................  $ 2,459,000  $  2,250,000  $  4,019,000
                                       ===========  ============  ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION

Cash paid during the year for:
  Interest...........................  $   116,000  $    140,000  $    133,000
  Taxes..............................  $   112,000  $    123,000  $    121,000

   The accompanying notes are an integral part of these financial statements.

                            UNIVERSAL CONCERTS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. DESCRIPTION OF THE BUSINESS

    Universal Concerts, Inc. (the "Company") is a wholly owned subsidiary of Universal Studios Holding Corp. ("Universal"), whose ultimate parent company is The Seagram Company Ltd. ("Seagram"). The Company is a leading promoter, producer, venue developer, and venue operator in the live entertainment industry and is the second largest venue operator and promoter of music concerts in the United States and the largest promoter of concerts in Canada. The Company currently owns, operates or has exclusive booking arrangements with 18 premier amphitheatre and theater venues in the United States and Canada, either solely or with a partner, and promotes additional venues and concert clubs throughout North America. The Company promotes live entertainment events in ten states across the country and in Canada through Universal Concerts Denver, Universal Concerts Northwest, and Universal Concerts Canada.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Principles of Consolidation

    The accompanying consolidated financial statements include the accounts of the Company and all majority owned subsidiaries.

    The Company has investments in unconsolidated affiliates, owned 20% or more, accounted for under the equity method of accounting. Under the equity method, the original investment is recorded at cost of acquisition and adjusted for the Company's share of undistributed earnings or losses and dividends.

    All significant intercompany transactions and balances have been eliminated.

 Cash and Cash Equivalents

    The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

 Accounts Receivable

    The Company's accounts receivable consist primarily of amounts due from food and merchandise concessionaires. These amounts are stated at fair value and are typically collected proximate to the dates of the related performance. The remaining amounts are expected to be realized within one year. Certain other accounts receivable are periodically reviewed for collectibility and allowances for doubtful accounts are recorded as required. Management considers these accounts to be fully collectible, and no allowance for doubtful amounts is maintained.

 Prepaid Expenses

    Prepaid expenses consist primarily of artist advances and other costs directly related to future events. Such costs are charged to operations upon occurrence of the related event.

 Property and Equipment

    Property and equipment is stated at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method based upon the estimated useful lives of the

                            UNIVERSAL CONCERTS, INC.

assets. Leasehold improvements are amortized over the shorter of the estimated useful life or the life of the lease. The Company has no capital leases. Depreciation and amortization periods by asset category are as follows:

     Amphitheatres and buildings.........  15-39 years
     Furniture and equipment.............  3-10 years
     Leasehold improvements..............  Shorter of useful life or lease term

    Maintenance and repairs are charged to expense as incurred while renewals and improvements are capitalized. Upon the sale or retirement of property and equipment, the accounts are relieved of the cost and the related accumulated depreciation, with any resulting gain or loss included in the Statement of Operations.

 Goodwill

    Goodwill represents the unallocated excess of the cost of purchased businesses over the fair market value of the net assets acquired and is amortized on a straight-line basis over fifteen years. Accumulated amortization was $1,183,000 and $1,951,000 at June 20, 1998 and June 26, 1999, respectively.

 Long-Lived Assets

    The carrying value of long-lived assets, primarily consisting of investments, property and equipment, and goodwill is periodically reviewed by management. The Company reviews the carrying value of long-lived assets for impairment whenever events or changes in circumstances indicate the carrying value may not be recoverable. Determination of any impairment would include a comparison of estimated undiscounted future cash flows anticipated to be generated during the remaining life of the long-lived asset to the net carrying value of the long-lived asset.

 Revenue Recognition

    Event revenue from the presentation and production of an event is recognized on the date of the performance. Advance ticket sales are recorded as deferred revenue until the related event occurs.

    In consideration for the exclusive rights granted at certain venues, the Company receives an annual sponsorship fee. Sponsorship fees that are not related to any single event are classified as deferred revenue and are amortized on a straight-line basis over the operating season during the term of the related contract.

    The Company's operations and revenues are largely seasonal in nature, with higher revenues generated in the first and fourth fiscal quarters. The Company's outdoor venues are primarily utilized during the warmer months and generally do not generate significant revenue during the winter.

 Advertising Costs

    Advertising costs are expensed as incurred and consist primarily of print costs. Advertising expense was approximately $3,755,000, $5,540,000 and $8,194,000 for the years ended June 21, 1997, June 20, 1998 and June 26, 1999, respectively.

                            UNIVERSAL CONCERTS, INC.

 Allocations from Universal

    The Company operates as a separate company. Direct and indirect costs are allocated to the Company from Universal relate primarily to accounting and human resource functions, as well as occupancy costs and other general and administrative functions performed directly on behalf of and for the benefit of the Company. Costs for such services have been reflected in the financial statements on the basis of activity or utilization, estimated support provided to the Company, or other methods management believes to be reasonable.

 Income Taxes

    The Company is included in the consolidated tax return of Universal. All income taxes are paid by Universal. Income taxes are allocated to the Company by Universal and Seagram using an effective tax rate of 38% for all periods presented.

 Use of Estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Concentrations of Risk

    The Company is highly dependent on one vendor for ticket sale processing. This vendor processes over 85% of the Company's ticket sale volume. A disruption in the operations of this vendor could cause a delay in the Company's sale of tickets which would adversely affect operating results.

 Fair Value of Financial Instruments

    The carrying amount of accounts receivable, receivables from affiliates, accounts payable and accrued liabilities, payables to affiliates, and the current portion of Ticketmaster advances and notes payable approximate fair value because of the short maturities of these instruments. The Company has estimated the fair value of certain other long-term debt instruments (Notes 6 and 7) based upon Universal's prevailing average borrowing rate.

 New Accounting Pronouncements

    In April 1998, the American Institute of Certified Public Accountants Accounting Standards Executive Committee issued Statement of Position ("SOP") 98-5, "Reporting on the Costs of Start-Up Activities". This SOP provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start-up activities and organization costs to be expensed as incurred. Initial application of this SOP will be reported as a cumulative change in accounting principles, as described in Accounting Principles Board Opinion No. 20, "Accounting Changes". The SOP is effective for the Company for the year ending June 24, 2000. The Company will adopt the SOP in fiscal year 2000. Adoption of this SOP will require the Company to write-off unamortized start-up costs, related primarily to costs associated with the building of the Coors Amphitheatre in San Diego, CA, of approximately $310,000 as of June 26, 1999. Start-up costs are currently amortized over five years.

                            UNIVERSAL CONCERTS, INC.

 Reclassifications

    Certain prior year balances have been reclassified to conform to current year presentation.

3. DETAILS OF BALANCE SHEET

 (Payables) Receivables (to) from Affiliates

                                                         June 20,   June 26,
                                                           1998       1999
                                                        ---------- -----------
   Seagram companies................................... $9,250,000 $(7,687,000)
   Unconsolidated affiliated companies.................     33,000   1,190,000
                                                        ---------- -----------
                                                        $9,283,000 $(6,497,000)
                                                        ========== ===========

 Prepaid Expenses and Other Current Assets

                                                            June 20,   June 26,
                                                              1998       1999
                                                           ---------- ----------
   Artist advances........................................ $1,773,000 $2,701,000
   Prepaid rent...........................................  1,523,000  1,518,000
   Other..................................................    645,000    584,000
                                                           ---------- ----------
                                                           $3,941,000 $4,803,000
                                                           ========== ==========

 Property and Equipment

                                                        June 20,     June 26,
                                                          1998         1999
                                                       -----------  -----------
   Land............................................... $   600,000  $   600,000
   Amphitheatres, buildings and improvements..........  12,603,000   20,504,000
   Furniture and equipment............................   2,135,000    3,611,000
   Leasehold improvements.............................   4,831,000    4,783,000
                                                       -----------  -----------
                                                        20,169,000   29,498,000
   Less, accumulated depreciation.....................  (2,721,000)  (4,262,000)
                                                       -----------  -----------
                                                       $17,448,000  $25,236,000
                                                       ===========  ===========

    Buildings include construction-in-progress of $9,763,000 for the Coors Amphitheatre (Note 9) at June 20, 1998. There was no construction-in-progress at June 26, 1999.

 Accounts Payable and Accrued Expenses

                                                          June 20,   June 26,
                                                            1998       1999
                                                         ---------- -----------
   Accounts payable..................................... $1,434,000 $ 1,119,000
   Accrued compensation.................................  1,310,000   1,677,000
   Accrued show expenses................................  3,723,000   2,926,000
   Other accrued expenses...............................  2,243,000   5,889,000
                                                         ---------- -----------
                                                         $8,710,000 $11,611,000
                                                         ========== ===========

                            UNIVERSAL CONCERTS, INC.

4. INVESTMENTS IN UNCONSOLIDATED AFFILIATED COMPANIES

 June 21, 1997

    Investments in unconsolidated affiliated companies include a 50% interest in Universal Concerts Canada ("UCC"), a 50% interest in the Fey Concert Company ("Fey"), a 33 1/3% share of Ticketmaster-Southeast, Inc. ("Ticketmaster-SE") and a 67.5% interest in Universal/Pace Amphitheatres Group, L.P. ("Pace"). UCC is a partnership between Molson Breweries and Universal Concerts Canada, Ltd. (a wholly owned subsidiary of the Company) that promotes, produces and commercially exploits concerts in Canada. Fey is a partnership between the Company and Every Dog Has Its Day, Inc. to engage in the business of promoting, producing and commercially exploiting concerts and public attractions at the Fiddler's Green Amphitheatre and other venues in the Denver, Colorado area. Ticketmaster-SE is a joint venture between the Company, Ticketmaster Georgia, Inc., and Seats, Inc. that provides computerized ticketing services to promoters of concerts, sporting and other events in the states of Georgia, North Carolina and South Carolina. Pace is a partnership between the Company and PACE Entertainment that is an operator and developer of amphitheaters in Atlanta and Dallas.

    The Company's interest in Pace consists of a 32.5% general partnership interest and a 35% limited partnership interest in consideration for providing financial services related to the construction of amphitheatres. Pace allocates revenues and all costs with the exception of depreciation and pre-opening cost amortization, as applicable, to the partners in accordance with their interest in the partnership. Depreciation and pre-opening cost amortization are allocated only to the general partners. Although the Company currently manages Pace, its control of the partnership is deemed temporary per the partnership agreement and as such the Company accounts for its 67.5% interest under the equity method of accounting.

 June 20, 1998

    Investments include UCC and Pace as described above.

    In August 1997, the Company purchased the remaining 50% interest in Fey Concert Company ("Fey"), thereby assuming 100% control of Fey, for $3,050,000. The Company recorded $2,881,000 in goodwill related to this acquisition.

    In December 1997, the Company sold its entire investment of 33 1/3% share of Ticketmaster-Southeast, Inc. ("Ticketmaster-SE") for $9,500,000. The results for the year ended June 20, 1998 reflect a $7,994,000 gain from the sale.

 June 26, 1998

    Investments include UCC and Pace as described above.

                            UNIVERSAL CONCERTS, INC.

 Summarized Balance Sheet Information of Investments

                                                         June 20,    June 26,
                                                           1998        1999
                                                        ----------- -----------
   Current assets...................................... $19,002,000 $21,481,000
   Non-current assets..................................  28,387,000  27,936,000
                                                        ----------- -----------
     Total assets...................................... $47,389,000 $49,417,000
                                                        =========== ===========
   Current liabilities................................. $21,833,000 $22,420,000
   Non-current liabilities.............................  10,383,000   5,355,000
   Shareholder's equity................................  15,173,000  21,642,000
                                                        ----------- -----------
     Total liabilities and shareholder's equity........ $47,389,000 $49,417,000
                                                        =========== ===========
   The Company's proportionate share of net assets..... $ 9,427,000 $13,447,000
                                                        =========== ===========

 Summarized Statement of Operations

                                           June 21,     June 20,     June 26,
                                             1997         1998         1999
                                         ------------ ------------ ------------
   Revenue.............................. $142,034,000 $126,129,000 $106,708,000
   Gross profit......................... $ 26,930,000 $ 21,183,000 $ 25,093,000
   Income from operations............... $  9,879,000 $  8,377,000 $  6,688,000
   Net income........................... $  9,380,000 $  8,197,000 $  6,759,000

    The difference between the carrying amount of the investment and underlying equity in net assets is due primarily to the allocation of depreciation and preopening costs amortization at Pace to the general partners only.

    The Company's share of undistributed earnings of affiliated companies included in consolidated retained earnings was $6,312,000, $8,386,000 and $12,635,000 at June 21, 1997, June 20, 1998, and June 26, 1999, respectively.

    The Company received dividends of $1,792,000, $1,485,000, and $0 for the periods ended June 21, 1997, June 20, 1998, and June 26, 1999, respectively.

5. ACQUISITION

    In December 1998, Universal Concerts acquired Bill Silva Presents, the dominant promoter of live entertainment in the San Diego market. With the acquisition, the Company gained booking rights to the Cox Arena and the Open Air Theater for five years with an option to renew for another five. In addition to the San Diego operations, the Company also purchased Andy Hewitt's and Bill Silva's non-San Diego businesses which consisted of exclusive booking rights to The Joint, a concert club at the Hard Rock Hotel in Las Vegas, and the non-symphony booking rights to the Hollywood Bowl in Los Angeles (collectively the "acquisition"). The purchase price for the acquisition was approximately $14,000,000 and is subject to contingent price adjustments based on future earnings, which will be recorded when the contingency is resolved, over the next five to seven years.

    The acquisition, accounted for under the purchase method, was financed with cash payments and short-term payables of approximately $7,607,000 and $445,000. The Company recorded approximately $8,325,000 in goodwill related to this acquisition. No additional consideration was paid for the period ended June 26, 1999. Additionally, certain contingent payments have acceleration clauses if a change in the beneficial ownership of the Company of more than 50% occurs.

                            UNIVERSAL CONCERTS, INC.

 Pro Forma Results of Operations (unaudited)

    The following unaudited pro forma consolidated results of operations have been prepared as if the acquisition had occurred as of the beginning of fiscal 1999 and 1998:

                                                        June 20,     June 26,
                                                          1998         1999
                                                      ------------ ------------
   Revenues.......................................... $101,322,000 $160,356,000
   Income from operations............................ $    220,000 $  3,038,000
   Net income........................................ $  8,421,000 $  4,575,000

6. TICKETMASTER ADVANCE

    In September 1997, the Company received $5,500,000 (the "advance") upon entering into an exclusive agreement with Ticketmaster for the right to sell tickets to events promoted by the Company. The agreement expires December 31, 2002. Ticketmaster collects a $.50 service charge for each ticket sold to Company promoted events. This service charge is a recoupment of Ticketmaster's initial advance with a minimum annual recoupment of $900,000. The advance is noninterest bearing; however, the Company has imputed interest expense at 6.0% per annum, which approximates Seagram's outside borrowing rate at the date the advance was received. The unamortized discount is recorded as a deferred exclusivity bonus and is amortized into revenue on a straight line basis over the term of the advance. As of June 20, 1998 and June 26, 1999, the deferred exclusivity bonus balance was approximately $663,000 and $516,000, respectively.

7. NOTES PAYABLE

                                                         June 20,    June 26,
                                                           1998        1999
                                                        ----------  ----------
Trade note payable, due in quarterly installments at
 varying amounts between $95,000 and $470,000 totaling
 $1,950,000, comprising principle and interest through
 September 30, 2008, bearing interest at 6.68% per
 annum(1).............................................  $1,509,000  $1,446,000
Trade note payable, due in annual installments of
 $200,000 comprising principle and interest through
 December 31, 2008, bearing interest at 6.10% per
 annum(3).............................................         --    1,506,000
Trade note payable, due in varying amounts totaling
 $1,750,000, comprising principal and interest through
 May 1, 2007, bearing interest at 6.10% per
 annum(1)(3)..........................................         --    1,353,000
Trade note payable, due in quarterly installments of
 $37,500, comprising principle and interest through
 July 1, 2004, bearing interest at
 6.68% per annum(1)...................................     741,000     640,000
Trade note payable, due in annual installments of
 $43,000, comprising principle and interest through
 July 1, 2008, bearing interest at
 6.10% per annum(3)...................................         --      330,000
Trade note payable, due in annual installments of
 $50,000, comprising principle and interest through
 May 1, 2004, bearing interest at 6.68% per annum(1)..     241,000     207,000
Contract payable, due in full on August 23, 1999(2)...     125,000     125,000
                                                        ----------  ----------
                                                         2,616,000   5,607,000
Less: current portion.................................    (166,000)   (722,000)
                                                        ----------  ----------
                                                        $2,450,000  $4,885,000
                                                        ==========  ==========

--------
(1) The debt instrument is non-interest bearing; however, the Company estimated and recorded the fair value of the note based on issuance at the prevailing average borrowing rate.

                            UNIVERSAL CONCERTS, INC.

(2) This debt instrument is non-interest bearing and represents the Company's final payment for its acquisition of Fey (Note 4).

(3) The note is repaid through the recoupment of certain revenues. The Company has assumed ratable annual recoupments over the term of the note.

    The maturities of notes payable as of June 26, 1999 are as follows:

      2000........................................................... $  722,000
      2001...........................................................    533,000
      2002...........................................................    579,000
      2003...........................................................    627,000
      2004...........................................................    841,000
      Thereafter.....................................................  2,305,000

8. RELATED PARTY TRANSACTIONS

    Universal and certain of its subsidiaries have provided services to the Company. The costs allocated from Universal and Seagram are not necessarily representative of the costs the Company would incur if the Company was a stand-alone entity. The principal related-party allocations are summarized below:

                                                           June 20,   June 26,
                                                             1998       1999
                                                          ---------- ----------
   Allocations from Universal:
   Corporate overhead(a)................................. $  894,000 $  700,000
   Information technology overhead(b)....................    776,000  1,665,000
   Studio facility overhead(c)...........................    150,000    576,000
   Insurance(d)..........................................  1,010,000  1,297,000
   Depreciation(e).......................................    122,000        --
   Taxes (Note 9)........................................  5,080,000  2,802,000
                                                          ---------- ----------
     Total............................................... $8,032,000 $7,040,000
                                                          ========== ==========

--------
(a) Includes allocations for certain corporate services, such as executive management, finance, legal and tax consulting and return preparation. These costs were allocated based upon certain employee annual compensation costs and tangible assets of Universal Concerts, Inc.
(b) Information technology usage and support costs were allocated based on the percentage of consolidated revenues of Universal.
(c) Universal's studio facility overhead allocation is based on the percentage of consolidated revenues of Universal.
(d) Costs charged for insurance have been based upon Universal's actual costs and Universal Concerts, Inc.'s proportional payroll, revenues and insured assets, with adjustments for loss experience.
(e) Depreciation was allocated to Universal Concerts, Inc. on a monthly basis based on the useful lives of the assets for the period ended June 20, 1998. There was no depreciation allocation for the period ended June 26, 1999.

    Allocations from Universal, excluding facility usage charges, are included in selling, general and administrative expenses in the Consolidated Statement of Operations.

    Universal provides the Company with the use of a rent-free venue facility at Universal Studios Hollywood.

                            UNIVERSAL CONCERTS, INC.

    Universal Concerts, Inc. has participated in Universal's centralized cash management system. Working capital requirements of Universal Concerts, Inc. have been met and the majority of intercompany transactions have been effected through receivables from or payables to affiliates. Universal Concerts, Inc. has had no external sources of financing, such as available lines of credit, as would be necessary to operate as a stand-alone company. Intercompany advances, not including the intercompany tax account, consisted of a receivable of $14,793,000 at June 20, 1998 and payables of $1,226,000, $7,510,000,
$14,018,000, and $5,195,000 at September 19, 1998, December 19, 1998, March 20,
1999, and June 26, 1999, respectively. On a pro forma basis, using Universal's average borrowing rate of 6.1%, the Company would have incurred interest expense of $278,000 for the year ended June 26, 1999 related to their intercompany advances.

    Employees of Universal Concerts, Inc. and its equity investments have been paid directly by Universal and some have participated in incentive compensation and other employee plans of Universal. The salary and related costs, incentive compensation and costs of other employee plans have been charged to Universal Concerts, Inc. based upon actual costs incurred by Universal.

    Universal Concerts, Inc. has been charged for certain payments, principally professional fees, based on the actual amounts paid by Universal for such services.

    In June 1999, the Company loaned $1,190,000 to Universal Concerts Canada. This receivable is included in net payables to affiliates.

9. TAXES

    The Company is included in the consolidated tax return of Universal. Income taxes are allocated to the Company by Universal and Seagram using an effective tax rate of 38% for all periods presented. Included in receivables (payables) from (to) affiliates are current taxes payable of $5,543,000 and $2,492,000 and deferred taxes payable of $664,000 and $754,000 at June 20, 1998 and June 26, 1999, respectively. Significant temporary differences include primarily depreciation, deferred revenue, accrued liabilities and various investments accounted for under the equity method.

    The following is pro forma income statement data for the year ended June 26, 1999 reflecting a tax provision on the separate return basis:

   Income before provision for income taxes........................ $ 7,374,000
   Provision for income taxes......................................  (3,050,000)
                                                                    -----------
   Net income...................................................... $ 4,324,000
                                                                    ===========

10. COMMITMENTS AND CONTINGENCIES

 Operating Leases

    The Company has certain non-cancelable operating leases with respect to venues, office space and land. These lease terms range from four to ten years. Certain leases provide for contingent rentals, generally based upon a percentage of gross venue revenues, as defined by the respective lease agreements. Future minimum lease obligations have not been reduced by related future minimum sublease rentals of approximately $402,000, $149,000, and $0 as of June 21, 1997, June 20, 1998, and June 26, 1999, respectively, to be received over the term of the sublease.

                            UNIVERSAL CONCERTS, INC.

    Rent expense pertaining to all operating leases as of:

                                                 June 21,   June 20,   June 26,
                                                   1997       1998       1999
                                                ---------- ---------- ----------
   Minimum rentals............................. $  161,000 $  240,000 $  936,000
   Contingent rentals..........................  1,201,000    926,000  1,849,000
   Other.......................................        --       9,000        --
                                                ---------- ---------- ----------
                                                $1,362,000 $1,175,000 $2,785,000
                                                ========== ========== ==========

    Minimum rental expense on operating leases at June 26, 1999 is as follows:

      2000........................................................... $1,179,000
      2001...........................................................    856,000
      2002...........................................................    779,000
      2003...........................................................    650,000
      2004...........................................................    650,000
      Thereafter.....................................................  2,900,000

 Purchase Commitments

    The Company had commitments of approximately $8,628,000 as of June 20, 1998 principally for the purchase or construction of property, plant and equipment.

 Guarantees

    The Company has guaranteed annual maximum rent obligations of $230,000 for a venue.

 Litigation

    The Company is involved in certain lawsuits, claims and inquiries. Management and its legal counsel believe the resolution of these matters will not have a material adverse effect on the financial position or results of operations of the Company.

11. SUBSEQUENT EVENT

    In September 1999, Universal Studios, Inc. and Universal Studios Canada Ltd. finalized a stock purchase agreement with HOB Entertainment, Inc. ("HOB") to sell the Company for a combination of cash and warrants to purchase non-voting common stock of HOB. Under the proposed terms of the sale, Universal will retain ownership of the Universal Amphitheatre and lease this venue to HOB.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Partners of
Universal/PACE Amphitheatres Group, L.P.:

    We have audited the accompanying balance sheets of Universal/PACE Amphitheatres Group, L.P. as of June 20, 1998 and June 26, 1999, and the related statements of operations, partners' capital and cash flows for each of the three years in the period ended June 26, 1999. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Universal/PACE Amphitheatres Group, L.P. as of June 20,1998 and June 26, 1999, and the results of its operations and its cash flows for each of the three years in the period ended June 26, 1999, in conformity with accounting principles generally accepted in the United States.

Arthur Andersen LLP

Los Angeles, California
February 16, 2000

                    UNIVERSAL/PACE AMPHITHEATRES GROUP, L.P.

                                 BALANCE SHEETS

                                                          June 20,    June 26,
                                                            1998        1999
                                                         ----------- -----------
                         ASSETS
                         ------
CURRENT ASSETS:
  Cash and cash equivalents............................. $ 5,886,000 $13,449,000
  Accounts receivable, net of allowance for doubtful
   accounts of $0 and $77,000...........................   1,278,000   1,194,000
  Prepaid expenses and other............................   1,595,000      67,000
                                                         ----------- -----------
    Total current assets................................   8,759,000  14,710,000
NOTE RECEIVABLE, net of current portion.................     192,000     182,000
PROPERTY AND EQUIPMENT, net.............................  13,621,000  13,609,000
OTHER ASSETS............................................      90,000      94,000
                                                         ----------- -----------
    Total assets........................................ $22,662,000 $28,595,000
                                                         =========== ===========

           LIABILITIES AND PARTNERS' CAPITAL
           ---------------------------------

CURRENT LIABILITIES:
  Accounts payable...................................... $ 1,413,000 $   791,000
  Due to related parties................................     449,000     368,000
  Accrued expenses......................................     664,000     841,000
  Note payable..........................................      30,000      32,000
  Advances..............................................     286,000     143,000
  Deferred revenue......................................   8,314,000  10,657,000
  Other current liabilities.............................     290,000     240,000
                                                         ----------- -----------
    Total current liabilities...........................  11,446,000  13,072,000

NON-CURRENT LIABILITIES:
  Note payable, net of current portion..................     552,000     520,000
  Advances, net of current portion......................     143,000         --
                                                         ----------- -----------
    Total liabilities...................................  12,141,000  13,592,000

COMMITMENTS AND CONTINGENCIES

PARTNERS' CAPITAL:
  PACE Entertainment, Inc...............................   2,072,000   3,423,000
  Universal Concerts II, Inc............................   8,449,000  11,580,000
                                                         ----------- -----------
    Total partners' capital.............................  10,521,000  15,003,000
                                                         ----------- -----------
    Total liabilities and partners' capital............. $22,662,000 $28,595,000
                                                         =========== ===========

   The accompanying notes are an integral part of these financial statements.

                    UNIVERSAL/PACE AMPHITHEATRES GROUP, L.P.

                            STATEMENTS OF OPERATIONS

                                                   For the Years Ended
                                           -------------------------------------
                                            June 21,     June 20,     June 26,
                                              1997         1998         1999
                                           -----------  -----------  -----------
REVENUES.................................. $23,584,000  $30,785,000  $33,695,000

EXPENSES:
  Operating expenses......................  16,079,000   22,530,000   23,683,000
  Selling, general and administrative.....   2,901,000    2,591,000    3,127,000
  Depreciation and amortization...........     586,000      594,000      603,000
  Other...................................   1,306,000    1,792,000    1,871,000
                                           -----------  -----------  -----------
                                            20,872,000   27,507,000   29,284,000
                                           -----------  -----------  -----------
OPERATING INCOME..........................   2,712,000    3,278,000    4,411,000

INTEREST (EXPENSE) INCOME, net............    (488,000)    (202,000)      71,000
                                           -----------  -----------  -----------

NET INCOME................................ $ 2,224,000  $ 3,076,000  $ 4,482,000
                                           ===========  ===========  ===========


   The accompanying notes are an integral part of these financial statements.

                    UNIVERSAL/PACE AMPHITHEATRES GROUP, L.P.

                        STATEMENTS OF PARTNERS' CAPITAL

                                                          Limited
                                    General Partners      Partner
                                ------------------------ ----------
                                    PACE      Universal  Universal
                                Entertainment  Concerts   Concerts
                                    Corp.      II, Inc.   II, Inc.     Total
                                ------------- ---------- ---------- -----------
BALANCE at June 22, 1996.......  $  556,000   $  556,000 $4,109,000 $ 5,221,000
  Net Income...................     620,000      620,000    984,000   2,224,000
                                 ----------   ---------- ---------- -----------
BALANCE at June 21, 1997.......   1,176,000    1,176,000  5,093,000   7,445,000
  Net Income...................     896,000      896,000  1,284,000   3,076,000
                                 ----------   ---------- ---------- -----------
BALANCE at June 20, 1998.......   2,072,000    2,072,000  6,377,000  10,521,000
  Net Income...................   1,351,000    1,351,000  1,780,000   4,482,000
                                 ----------   ---------- ---------- -----------
BALANCE at June 26, 1999.......  $3,423,000   $3,423,000 $8,157,000 $15,003,000
                                 ==========   ========== ========== ===========



   The accompanying notes are an integral part of these financial statements.

                    UNIVERSAL/PACE AMPHITHEATRES GROUP, L.P.

                            STATEMENTS OF CASH FLOWS

                                                 For the Years Ended
                                         -------------------------------------
                                          June 21,     June 20,     June 26,
                                            1997         1998         1999
                                         -----------  -----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income.............................  $ 2,224,000  $ 3,076,000  $ 4,482,000
Adjustments to reconcile net income to
 net cash provided by operating
 activities--
  Depreciation and amortization........      586,000      594,000      603,000
Changes in operating assets and
 liabilities--
  (Increase) decrease in accounts
   receivable..........................     (759,000)     367,000       84,000
  Decrease (increase) in prepaid
   expenses and other assets...........      526,000   (1,398,000)   1,524,000
  Increase (decrease) in accounts
   payable.............................      266,000    1,009,000     (622,000)
  Increase (decrease) in due to related
   parties.............................      159,000     (413,000)     (81,000)
  (Decrease) increase in accrued
   expenses............................     (500,000)      56,000      177,000
  Decrease in advances.................     (286,000)    (287,000)    (286,000)
  Increase (decrease) in other current
   liabilities.........................          --       286,000      (50,000)
  Increase in deferred revenue.........    1,036,000    4,243,000    2,343,000
                                         -----------  -----------  -----------
    Net cash provided by operating
     activities........................    3,252,000    7,533,000    8,174,000
                                         -----------  -----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
Notes receivable collected from third
 parties...............................       10,000       10,000       10,000
Additions to property and equipment....     (342,000)    (419,000)    (591,000)
                                         -----------  -----------  -----------
    Net cash used in investing
     activities........................     (332,000)    (409,000)    (581,000)
                                         -----------  -----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on note payable...............   (2,942,000)  (2,941,000)     (30,000)
                                         -----------  -----------  -----------
    Net cash used in financing
     activities........................   (2,942,000)  (2,941,000)     (30,000)
                                         -----------  -----------  -----------
NET (DECREASE) INCREASE IN CASH AND
 CASH EQUIVALENTS......................      (22,000)   4,183,000    7,563,000
CASH AND CASH EQUIVALENTS, beginning of
 period................................    1,725,000    1,703,000    5,886,000
                                         -----------  -----------  -----------
CASH AND CASH EQUIVALENTS, end of
 period................................  $ 1,703,000  $ 5,886,000  $13,449,000
                                         ===========  ===========  ===========
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest.................  $   625,000  $   368,000  $    31,000
                                         ===========  ===========  ===========

   The accompanying notes are an integral part of these financial statements.

                    UNIVERSAL/PACE AMPHITHEATRES GROUP, L.P.

                         NOTES TO FINANCIAL STATEMENTS

                                 June 26, 1999

1. DESCRIPTION OF BUSINESS

    In January, 1988, a predecessor of Universal Concerts II, Inc., a wholly-owned subsidiary of Universal Concerts, Inc. ("UCI"), and PACE Entertainment Corporation ("PACE"), now a wholly-owned subsidiary of SFX Entertainment, Inc., entered into a limited partnership agreement to form Universal/PACE Amphitheatres Group, L.P. (the "Partnership"), a Delaware partnership, to develop, manage and operate two amphitheatres, the Lakewood Amphitheatre in Atlanta, Georgia and the Starplex Amphitheatre in Dallas, Texas. The Partnership also promotes, produces and commercially exploits concerts in these areas. The Partnership has been managed by UCI. If certain criteria are met as defined in the Agreement, control of the partnership may be transferred to PACE.

    The Partnership interests as of June 20, 1998 and June 26, 1999 are as follows:

                                                                      Interest
                                                                      --------
     PACE Entertainment Corporation--general partnership interest....   32.5%
     Universal Concerts II, Inc.--general partnership interest.......   32.5%
     Universal Concerts II, Inc.--limited partnership interest.......   35.0%
                                                                       ------
                                                                       100.0%
                                                                       ======

    Under the Agreement of Limited Partnership of Universal/PACE Amphitheatres Group, L.P. ("the Agreement"), UCI was required to fund certain amounts to the partnership. In consideration for such funding, UCI was granted a 35% limited partnership interest in the Partnership.

    Furthermore, UCI subsequently changed its name to HOB Concerts, Inc. in September 1999 when UCI was acquired by HOB Entertainment, Inc.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Fiscal Year

    The Partnership has adopted a fifty-two/fifty-three week accounting year. The periods ending June 21, 1997 and June 20, 1998 are fifty-two week years and the period ending June 26, 1999 is a fifty-three week year.

 Use of Estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Revenue Recognition

    Admission revenue from the presentation and production of an event is recognized on the date of the performance. Advance ticket sales are recorded as deferred revenue until the related event occurs. The Partnership outsources its food and beverage concessions to third parties and receives a percentage of food and beverage revenue generated. The Partnership receives certain advances upon entering into such agreements, which are initially recorded as deferred revenue and are then recognized as revenue as they are earned over the terms of the contracts.

                    UNIVERSAL/PACE AMPHITHEATRES GROUP, L.P.

                                 June 26, 1999


    The Partnership receives an annual sponsorship fee, in consideration for the exclusive rights granted at certain venues. Sponsorship fees that are not related to any single event are classified as deferred revenue and are amortized on a straight-line basis over the operating season during the term of the related contract.

 Advertising Expenses

    Advertising costs are expensed as incurred. Advertising expenses, included in operating expense, were $1,059,000, $1,374,000 and $1,090,000 for the years ended June 20, 1997, June 21, 1998, and June 26, 1999.

 Cash and Cash Equivalents

    Cash and cash equivalents represent all highly liquid debt instruments purchased which have original maturities of three months or less. The fair market value of the Partnership's cash equivalents approximated cost at each balance sheet date.

 Accounts Receivable

    Accounts receivable are due principally from food and merchandise concessionaires. These amounts are typically collected proximate to the date of the related performance. Certain other accounts receivable, arising from the normal course of business, are reviewed for collectibility and allowances for doubtful accounts are recorded as required.

 Property and Equipment

    Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets of seven years for furniture and equipment and five years for all other assets. Leasehold improvements are amortized on a straight-line basis over the estimated useful life of the improvement or the length of the lease, whichever is shorter. When property is sold or otherwise disposed of, the cost and related accumulated depreciation is removed from the accounts, and any resulting gain or loss is included in income. The costs of normal maintenance and repairs are charged to expense when incurred.

    The Partnership accounts for long-lived assets under Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," which requires that impaired long-lived assets be carried at the lower of carrying amount or fair value. The Partnership reviews the carrying value of long-lived assets for impairment whenever events or changes in circumstances indicate the carrying value may not be recoverable. Measurement of any impairment would include a comparison of estimated future cash flows anticipated to be generated during the remaining life of the long-lived asset to the net carrying value of the long-lived asset.

 Concentration Risk and Seasonality

    One vendor processes over 90% of the Partnership's ticket sale volume. Management does not believe that this concentration poses a risk, as other vendors are available to provide this service at comparable terms.

                    UNIVERSAL/PACE AMPHITHEATRES GROUP, L.P.

                                 June 26, 1999


    The Partnership's operations and revenues are largely seasonal in nature, with higher revenues generated in the first and fourth fiscal quarters. The Partnership's outdoor venues are primarily utilized during the warmer months and generally do not generate significant revenue during the winter.

 Income Taxes

    No provision has been made in the accompanying financial statements for federal or state income taxes as the liability for such income taxes is the responsibility of the Partners.

 Allocation of Net Income and Losses

    Net income and losses before depreciation and amortization of the Partnership are allocated based on the economic interest of the Partners (see
Note 1). Depreciation and amortization expense is allocated equally between the General Partners.

 Fair Value of Financial Instruments

    The carrying values of short-term receivables and payables approximate their estimated fair values because of the short maturity of these instruments.

3. PROPERTY AND EQUIPMENT

    Property and equipment, stated at cost, are comprised of the following:

                                                       June 20,     June 26,
                                                         1998         1999
                                                      -----------  -----------
   Furniture and equipment........................... $ 2,738,000  $ 2,812,000
   Leasehold improvements............................  18,550,000   18,797,000
   Construction in progress..........................         --       270,000
                                                      -----------  -----------
                                                       21,288,000   21,879,000
   Less: accumulated depreciation and amortization...  (7,667,000)  (8,270,000)
                                                      -----------  -----------
                                                      $13,621,000  $13,609,000
                                                      ===========  ===========

4. NOTE RECEIVABLE

    The Company has a non-interest bearing note receivable consisting of 15 annual installments of $27,000. The annual imputed interest rate on the note is 8.17%. The note will mature in July 2009. The current portion of the notes receivable balance is included in prepaid and other current assets. Interest income for the period ended June 21, 1997, June 20, 1998, and June 26, 1999, was $18,000, $17,000 and $16,000, respectively.

                    UNIVERSAL/PACE AMPHITHEATRES GROUP, L.P.

                                 June 26, 1999


5. ACCRUED EXPENSES

    Accrued expenses are comprised of the following:

                                                            June 20,  June 26,
                                                              1998      1999
                                                            --------- --------
     Performance and talent................................ $ 218,000 $268,000
     Other.................................................   446,000  573,000
                                                            --------- --------
                                                            $ 664,000 $841,000
                                                            ========= ========

6. NOTE PAYABLE

    The Company has a non-interest bearing note payable consisting of 15 annually installments of $77,000. The imputed interest on the note is 8.17% annually. The note will mature in July 2009. Interest expense for the period ended June 21, 1997, June 20, 1998, and June 26, 1999, was $51,000, $49,000 and
$47,000, respectively.

    Annual future minimum maturities of debt are as follows:

     2000.............................................................. $ 32,000
     2001..............................................................   35,000
     2002..............................................................   38,000
     2003..............................................................   41,000
     2004..............................................................   44,000
     Thereafter........................................................  362,000
                                                                        --------
       Total........................................................... $552,000
                                                                        ========

7. RELATED PARTY TRANSACTIONS

    UCI advanced certain costs and expenses on behalf of the Partnership that are later reimbursed at cost. These costs include payroll, insurance premiums, and certain administrative allocations. Advances from UCI for the years ended June 21, 1997, June 20, 1998, and June 26, 1999 are as follows:

                                                     June 21, June 20, June 26,
                                                       1997     1998     1999
                                                     -------- -------- --------
   Payroll.......................................... $735,000 $659,000 $882,000
   Insurance........................................  151,000  159,000  226,000
   Administrative allocations.......................   24,000   31,000   31,000

    The Partnership pays a management fee to the General Partners. Management fee was $170,000, $89,000 and $77,000 for the period ended June 21, 1997, June 20, 1998, and June 26, 1999, respectively.

    The amount payable to UCI on June 20, 1998 and June 26, 1999 was $390,000, and $318,000, respectively. The amount payable to PACE on June 20, 1998 and June 26, 1999 was $59,000 and $50,000 at June 20, 1998 and June 26, 1999,
respectively.

                    UNIVERSAL/PACE AMPHITHEATRES GROUP, L.P.

                                 June 26, 1999


8. COMMITMENTS AND CONTINGENCIES

 Operating Lease Agreements

    The Partnership has entered into various operating lease agreements for land and buildings for entertainment venues and office space. Total rent expense, included in operating expenses for the years ended June 21, 1997, June 20, 1998 and June 26, 1999, was $707,000, $1,099,000 and $1,093,000,
respectively. Future minimum lease payments at June 26, 1999, relating to the Partnership's non-cancelable operating leases through 2034, are as follows:

     2000............................................................ $  470,000
     2001............................................................    470,000
     2002............................................................    470,000
     2003............................................................    470,000
     2004............................................................    520,000
     Thereafter......................................................  6,973,000
                                                                      ----------
       Total......................................................... $9,373,000
                                                                      ==========

    Certain property leases require base and/or additional contingent rental payments based upon a percentage of gross sales above a minimum amount. Certain property leases have renewal options, which permit the Partnership to extend the basic lease for periods from five to ten years beyond the original terms.

                                AUDITORS' REPORT

To the Directors of
Universal Concerts Canada
(a partnership)

    We have audited the balance sheets of Universal Concerts Canada as at June 20, 1998 and June 26, 1999 and the statements of operations, partners' capital accounts and cash flows for the year ended December 31, 1996, six-month period ended June 21, 1997 and for the years ended June 20, 1998 and June 26, 1999. These financial statements are the responsibility of the partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

    In our opinion, these financial statements present fairly, in all material respects, the financial position of the partnership as at June 20, 1998 and June 26, 1999 and the results of its operations and its cash flows for the year ended December 31, 1996, six-month period ended June 21, 1997 and for the years ended June 20, 1998 and June 26, 1999 in accordance with Canadian generally accepted accounting principles.


PricewaterhouseCoopers LLP
Chartered Accountants
Mississauga, Ontario, Canada
September 3, 1999 (except for
 Note 11 which is at February
 17, 2000)

                           UNIVERSAL CONCERTS CANADA

                                 BALANCE SHEETS

                                                             June 20, June 26,
                                                               1998     1999
                                                             -------- --------
                                                             (in thousands of
                                                             Canadian dollars)
                           ASSETS
                           ------
CURRENT ASSETS
  Cash and cash equivalents................................. $10,259  $ 4,774
  Accounts receivable.......................................   1,444    1,695
  Due from partners.........................................     378      197
  Artists advances and deferred production costs............   2,195    3,067
  Prepaid and other current assets..........................     257      217
                                                             -------  -------
                                                              14,533    9,950

GOODWILL--net of accumulated amortization of $1,097 (1998--
 $722)......................................................   4,940    4,564

CAPITAL ASSETS (note 3).....................................  16,344   16,084
                                                             -------  -------
                                                             $35,817  $30,598
                                                             =======  =======
             LIABILITIES AND PARTNERS' CAPITAL
             ---------------------------------

CURRENT LIABILITIES
  Accounts payable and accrued liabilities.................. $ 3,786  $ 2,314
  Due to partners...........................................      27      165
  Deferred revenue..........................................  10,952    9,008
  Advance from partner (note 4).............................     --     1,750
  Long-term debt, current portion (note 5)..................     500      500
                                                             -------  -------
                                                              15,265   13,737

DEFERRED INCOME (note 6)....................................     737      605

LONG-TERM DEBT (note 5).....................................  13,500    6,500

PARTNERS' CAPITAL...........................................   6,315    9,756
                                                             -------  -------
                                                             $35,817  $30,598
                                                             =======  =======
COMMITMENTS AND CONTINGENCIES (note 9)

   The accompanying notes are an integral part of these financial statements.

                           UNIVERSAL CONCERTS CANADA

                            STATEMENTS OF OPERATIONS

                                              Six-month
                                 Year ended  period ended Year ended Year ended
                                December 31,   June 21,    June 20,   June 26,
                                    1996         1997        1998       1999
                                ------------ ------------ ---------- ----------
                                      (in thousands of Canadian dollars)
REVENUES
  Concerts.....................   $65,713      $41,931     $110,286   $116,340
  Related party sponsorship
   fees (note 7)...............     2,176          685        1,498      1,600
                                  -------      -------     --------   --------
                                   67,889       42,616      111,784    117,940
                                  -------      -------     --------   --------
OPERATING EXPENSES
  Cost of revenues.............    58,510       38,040       98,992    104,878
  General and administrative...     4,484        3,252        6,469      6,093
  Depreciation and
   amortization................     1,162          951        1,700      1,388
  Related party services fee
   (note 7)....................     1,479          743        1,498      1,600
                                  -------      -------     --------   --------
                                   65,635       42,986      108,659    113,959
                                  -------      -------     --------   --------
NET INCOME (LOSS)..............   $ 2,254      $  (370)    $  3,125   $  3,981
                                  =======      =======     ========   ========


   The accompanying notes are an integral part of these financial statements.

                           UNIVERSAL CONCERTS CANADA

                    STATEMENTS OF PARTNERS' CAPITAL ACCOUNTS

                                                           Universal
                                                Molson      Concerts
                                               Breweries  Canada, Ltd.  Total
                                               ---------  ------------ --------
                                                  (in thousands of Canadian
                                                          dollars)
PARTNERS' CAPITAL--January 1, 1996............ $ 14,982      $  --     $ 14,982
  Capital contributions.......................    1,771         --        1,771
  Partner draws (note 5)......................  (13,447)        --      (13,447)
  Income allocated to partners................    1,127       1,127       2,254
                                               --------      ------    --------

PARTNERS' CAPITAL--December 31, 1996..........    4,433       1,127       5,560
  Loss allocated to partners..................     (185)       (185)       (370)
                                               --------      ------    --------

PARTNERS' CAPITAL--June 21, 1997..............    4,248         942       5,190
  Partner draws (note 5)......................   (2,000)        --       (2,000)
  Income allocated to partners................    1,563       1,562       3,125
                                               --------      ------    --------

PARTNERS' CAPITAL--June 20, 1998..............    3,811       2,504       6,315
  Partner draws (note 5)......................     (540)        --         (540)
  Income allocated to partners................    1,990       1,991       3,981
                                               --------      ------    --------

PARTNERS' CAPITAL--June 26, 1999.............. $  5,261      $4,495    $  9,756
                                               ========      ======    ========



   The accompanying notes are an integral part of these financial statements.

                           UNIVERSAL CONCERTS CANADA

                            STATEMENTS OF CASH FLOWS

                                              Six-month
                                 Year ended  period ended Year ended Year ended
                                December 31,   June 21,    June 20,   June 26,
                                    1996         1997        1998       1999
                                ------------ ------------ ---------- ----------
                                      (in thousands of Canadian dollars)
CASH PROVIDED BY (USED IN)
 OPERATING ACTIVITIES
Net income (loss).............    $  2,254     $  (370)    $ 3,125    $ 3,981
Adjustments to reconcile net
 income to net cash provided
 by operating activities
  Depreciation and
   amortization...............       1,162         951       1,700      1,388
Changes in assets and
 liabilities
  Accounts receivable.........        (944)        622        (497)      (251)
  Due from and to partners....      (1,387)        395         101        319
  Prepaid expenses and artist
   advances...................         248      (1,280)     (1,003)      (832)
  Deferred revenue and
   income.....................         147       8,117       2,612     (2,076)
  Accounts payable and accrued
   liabilities................         299       2,023         127     (1,361)
  Repayment of liabilities
   assumed on acquisition of
   business...................      (1,080)       (133)       (426)      (111)
                                  --------     -------     -------    -------
                                       699      10,325       5,739      1,057
                                  --------     -------     -------    -------
INVESTING ACTIVITIES
Capital expenditures..........      (1,711)       (102)       (444)      (752)
Acquisition of business (note
 8)...........................      (2,818)        --          --         --
                                  --------     -------     -------    -------
                                    (4,529)       (102)       (444)     (752)
                                  --------     -------     -------    -------
FINANCING ACTIVITIES
Proceeds from borrowings......      15,000         --          --       2,290
Repayment of borrowings.......         --       (2,500)     (1,000)    (7,540)
Capital contributions from
 partner......................       1,771         --          --         --
Partner draws.................     (13,447)        --       (2,000)      (540)
                                  --------     -------     -------    -------
                                     3,324      (2,500)     (3,000)    (5,790)
                                  --------     -------     -------    -------
INCREASE (DECREASE) IN CASH
 AND CASH EQUIVALENTS.........        (506)      7,723       2,295     (5,485)
CASH AND CASH EQUIVALENTS--
 BEGINNING OF PERIOD..........         747         241       7,964     10,259
                                  --------     -------     -------    -------
CASH AND CASH EQUIVALENTS--END
 OF PERIOD....................         241       7,964      10,259      4,774
                                  ========     =======     =======    =======

         There was no interest paid or income taxes paid in any period.

   The accompanying notes are an integral part of these financial statements.

                           UNIVERSAL CONCERTS CANADA

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        June 20, 1998 and June 26, 1999


1. DESCRIPTION OF THE BUSINESS

    The Universal Concerts Canada partnership was formed on August 1, 1990 (under the laws of Ontario) between Molson Breweries and Universal Concerts Canada, Ltd. to promote, produce and commercially exploit concerts in Canada. Effective January 1, 1996, an Amended and Restated Partnership Agreement extended the partnership until December 31, 2010. Under this Partnership Agreement, cash distributions to partners are restricted until certain loans to Canadian Breweries Inc., a subsidiary of Molson Breweries, are repaid.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Partnership

    These financial statements present the financial position, operations, and cash flows of the partnership and accordingly do not include the assets, liabilities, revenue and expenses of the partners. No provision has been made in these financial statements for any income or capital taxes which may be assessable to or recoverable by the partners on their share of the net income or loss, if any, of the partnership. No amounts have been charged by the partners against income for salaries, interest or other similar compensation other than as described in note 7.

 US GAAP reconciliation

    The financial statements of the partnership have been prepared in accordance with generally accepted accounting principles (GAAP) as applied in Canada. There are no material differences between net income for the years ended June 20, 1998 and June 26, 1999 reported under Canadian GAAP and the net income for the same years which would be reported by applying US GAAP. There are also no material differences in the balance sheets as at June 20, 1998 and June 26, 1999 reported under Canadian GAAP and the balance sheets that would be reported by applying US GAAP. As a result of the transaction referred to in note 11, these financial statements have been reconciled to US GAAP for two fiscal years for purposes of complying with the requirements of the Securities and Exchange Commission (SEC).

 Cash and cash equivalents

    The partnership considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

 Concentration of risk

    The partnership's accounts receivable comprise primarily amounts due from ticket sale vendors. These amounts are carried at fair values and are generally collected proximate to the related performance or event. The partnership is highly dependent on one vendor for ticket sale processing. A disruption in the operations of this vendor could cause a delay in the partnership's sale of tickets and would adversely affect operating results.

                           UNIVERSAL CONCERTS CANADA

                        June 20, 1998 and June 26, 1999

 Capital assets

    Capital assets are stated at cost, less accumulated amortization. Amortization is computed using a straight-line basis at annual rates sufficient to write off the cost of the assets over their estimated useful lives as follows:

   Furniture and equipment..........................                  1-5 years
   Computer hardware................................                    3 years
   Molson Amphitheatre .............................
     Building ......................................                   35 years
     Seating........................................                   10 years
     Equipment......................................                 5-10 years
   Leasehold improvements........................... over the term of the lease

    Construction in progress is not depreciated until the construction is substantially completed and the facility is ready for its intended use.

 Revenue recognition

    Revenue from ticket sales is recognized on the date of the performance. Advance ticket sales received by the partnership are recorded as deferred revenue until the related event occurs.

    In consideration for the exclusive rights received under the Partnership Agreement, one of the partners has agreed to pay the partnership an annual fee in accordance with the terms of the Partnership Agreement. Sponsorship fee revenue is recognized in accordance with the terms of the Amended and Restated Partnership Agreement as described in Note 7.

 Goodwill

    Goodwill represents the excess of the cost of purchased businesses over the fair value of the net assets acquired. Goodwill arising from acquisitions is amortized on a straight-line basis over its estimated useful life of 15 years. The partnership evaluates the carrying value of goodwill for possible impairment on an annual basis by estimating future net undiscounted cash flows. Goodwill would be written down as a charge against income for any permanent impairment in value.

 Artist advances and production cost

    Advances paid to artists prior to the date of the performance are recorded as artist advances. These costs are charged to cost of revenues upon occurrence of the related performance. Production costs directly related to a future performance are deferred and charged to cost of revenues upon occurrence of the related performance.

 Advertising costs

    Advertising costs are expensed as incurred and consist primarily of print and other media costs.

 Use of estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts

                           UNIVERSAL CONCERTS CANADA

                        June 20, 1998 and June 26, 1999

of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses for the period reported. Actual results could differ from those estimates.

3. CAPITAL ASSETS

                                                                 June    June
                                                                  20,     26,
                                                                 1998    1999
                                                                ------- -------
                                                                 (in thousands
                                                                  of Canadian
                                                                   dollars)
   Cost
     Amphitheatre building and improvements.................... $16,297 $16,407
     Furniture and equipment...................................   2,477   2,542
     Computer hardware.........................................     360     417
     Leasehold improvements....................................     440     561
     Construction in progress..................................     --      394
                                                                ------- -------
                                                                 19,574  20,321
                                                                ------- -------
   Accumulated depreciation
     Amphitheatre building and improvements....................   1,794   2,310
     Furniture and equipment...................................   1,065   1,391
     Computer hardware.........................................     264     325
     Leasehold improvements....................................     107     211
                                                                ------- -------
                                                                  3,230   4,237
                                                                ------- -------
   Net book value.............................................. $16,344 $16,084
                                                                ======= =======

    The partnership is in the process of renovating a concert facility in Vancouver. Costs of $393,708 have been incurred as of June 26, 1999 with costs to complete the project estimated at $3,106,000.

4. ADVANCE FROM PARTNER

    This advance from Universal Concerts Canada, Ltd. is non-interest bearing and is without specific terms of repayment. This advance ranks second in priority to the CBI promissory note (note 5).

5. LONG-TERM DEBT

                                                              1998     1999
                                                             -------  ------
                                                             (in thousands
                                                              of Canadian
                                                                dollars)
   Promissory note, non-interest-bearing, due June 30,
    2026(1)................................................. $12,000  $5,500
   Loan, non-interest-bearing, unsecured, due July 26,
    2001(2).................................................   2,000   1,500
                                                             -------  ------
                                                              14,000   7,000
   Current portion..........................................    (500)   (500)
                                                             -------  ------
                                                             $13,500  $6,500
                                                             =======  ======

                           UNIVERSAL CONCERTS CANADA

                         June 20 1998 and June 26, 1999

--------
(1) The promissory note is due to Canadian Breweries Inc. (CBI), a subsidiary of Molson Breweries, and is unsecured. The agreement requires that this promissory note is repaid out of available cash from the partnership. The following is a summary of the movement in the CBI promissory notes during the periods:

                                              1996    1997     1998     1999
                                             ------- -------  -------  -------
                                                (in thousands of Canadian
                                                        dollars)
      Balance--Beginning of period.......... $   --  $15,000  $12,500  $12,000
      Arising on payment of partner draws...  12,500     --     2,000      540
      Cash borrowings.......................   2,500     --       --       --
      Repayment of debt.....................     --   (2,500)  (2,500)  (7,040)
                                             ------- -------  -------  -------
      Balance--End of period................ $15,000 $12,500  $12,000  $ 5,500
                                             ======= =======  =======  =======

(2) Minimum principal repayment requirements on long-term debt during the next five years ended June 30 are as follows:

                                                                   (in thousands
                                                                    of Canadian
                                                                     dollars)
      2000........................................................     $ 500
      2001........................................................       500
      2002........................................................       500

    The fiscal 2000 repayment of $500,000 was made in July 1999.

    The partnership also has an unused US$2,000,000 operating facility which is guaranteed by one of the partners. Interest is payable monthly at prime or US base rate, depending upon the currency in which the funds were borrowed.

6. DEFERRED INCOME

    Amounts received under a concession agreement expiring in 2004 have been deferred and are amortized into income over the term of the agreement. Both the concessionaire and the partnership have the right under certain circumstances to terminate this agreement prior to its expiry, which would result in the repayment of the balance of deferred income to the concessionaire.

7. RELATED PARTY TRANSACTIONS

 Sponsorship fee revenue

    In accordance with the terms of the Amended and Restated Partnership Agreement, $1,599,956 (year ended December 31, 1996--$2,176,100; six months ended June 21, 1997--$685,000; year ended June 20, 1998--$1,498,238) was recorded as income during the period by the partnership from Molson Breweries in consideration of the exclusive sponsorship rights received. These sponsorship fees have been recorded at their exchange amounts, which is the amount of the consideration established and agreed to by the related parties.

 Service fee expense

    The partnership has entered into an agreement with Universal Concerts, Inc., an affiliated company of one of the partners, to provide specified services with respect to the promotion and

                           UNIVERSAL CONCERTS CANADA

                        June 20, 1998 and June 26, 1999

production by the partnership of concerts in Canada, including the Molson Amphitheatre. In consideration for the services to be rendered, the partnership has agreed to pay various fees over the life of the partnership. During the period, $1,599,956 (year ended December 31, 1996--$1,478,600; six months ended June 21, 1997--$742,500; year ended June 20, 1998--$1,498,238) was recorded by the partnership in respect of these services. These service fees have been recorded at their exchange amounts, which is the amount of consideration established and agreed to by the related parties.

 Revenues and expenses

    Included in revenues and expenses are ticket sales to a partner of $1,486,100 (year ended December 31, 1996--$626,000; six months ended June 21, 1997--$684,000; year ended June 20, 1998--$1,134,000) and operating lease payments to a partner of $472,500 (year ended June 20, 1998--$150,000). These transactions have been recorded at their exchange amounts.

8. ACQUISITION

    Effective July 26, 1996, the partnership acquired certain assets relating to the promotion and production of concerts in Canada.

    The acquisition was accounted for using the purchase method and the results of operations are included from the date of acquisition. The assets acquired at fair values are as follows:

                                                                   (in thousands
                                                                    of Canadian
                                                                     dollars)
     Capital assets...............................................    $  350
     Event licence................................................     1,084
     Goodwill.....................................................     5,634
                                                                      ------
                                                                      $7,068
                                                                      ======

    The consideration paid, including costs relating to the acquisition of $317,575, comprised:

                                                                   (in thousands
                                                                    of Canadian
                                                                     dollars)
     Cash.........................................................    $2,818
     Debt.........................................................     2,500
     Liabilities assumed..........................................     1,750
                                                                      ------
                                                                      $7,068
                                                                      ======

9. COMMITMENTS AND CONTINGENCIES

    The partnership has entered into various operating leases, the largest of which is a ground lease agreement with Ontario Place Corporation for the land on which the Molson Amphitheatre is located. The term of the ground lease, should all of the options to renew be exercised, is 35 years. In addition to basic rent, the lease provides for participation rent payable based on percentages of gross revenues, as defined, attributable to the operation of the amphitheatre.

                           UNIVERSAL CONCERTS CANADA

                        June 20, 1998 and June 26, 1999


    Minimum annual lease payments for basic rent on all leases are as follows:

                                                                   (in thousands
                                                                    of Canadian
                                                                     dollars)
      2000........................................................    $1,115
      2001........................................................       732
      2002........................................................       825
      2003........................................................       825
      2004........................................................       825
      Thereafter..................................................    12,500

    The partnership has entered into an agreement with a company to operate a concert facility in Vancouver, Canada. The partnership has provided an indemnification to the landlord in the event that the company defaults on the lease payments of the concert facility. At June 26, 1999, total future minimum lease payments over the ten-year term of the lease guaranteed by the partnership amounted to $3,379,000.

    The partnership is involved in litigation and claims which arise in the normal course of business. In the opinion of management, any liability that may arise from such contingencies would not have a significant adverse effect on the financial position of the partnership.

10. FAIR VALUES OF FINANCIAL INSTRUMENTS

    The estimated fair values of the partnership's cash and cash equivalents, accounts receivable, due from partners, accounts payable and accrued liabilities and due to partners approximate their carrying amounts due to the relatively short period to maturity of these instruments.

    The estimated fair value of the long-term debt due to CBI is not readily determinable since the Amended and Restated Partnership Agreement requires this related party note be repaid out of available cash flows. The estimated fair value of the advance due to Universal Concerts Canada, Ltd. is not readily determinable since this non-interest bearing related party loan has no fixed terms of repayment.

    The estimated fair value of the non-interest bearing loan due July 26, 2001 is $1,408,000. This estimated fair value is based on the present value of cash flows using rates for borrowings with similar terms and conditions currently available to the partnership.

11. SUBSEQUENT EVENT

    In September 1999, Universal Studios, Inc., the ultimate parent company of Universal Concerts Canada, Ltd., finalized a stock purchase agreement with HOB Entertainment, Inc. (HOB) to sell the company for a combination of cash and warrants to purchase non-voting common stock of HOB.

    Subsequent to this transaction, Universal Concerts Canada continues to operate as a partnership and the Amended and Restated Partnership Agreement and all other particular agreements between the partnership, Universal Concerts Canada, Ltd. and Molson Breweries continued in effect.

12. COMPARATIVE AMOUNTS

  Certain prior year figures have been reclassified to conform to the current year's presentation.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Venturers
Ticketmaster Southeast (A Joint Venture):

    We have audited the accompanying balance sheets of Ticketmaster Southeast (a joint venture) as of January 31, 1997 and December 19, 1997 and the related statements of income, venturers' capital and cash flows for the year ended January 31, 1997 and period from February 1, 1997 to December 19, 1997. These financial statements are the responsibility of Ticketmaster Southeast's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ticketmaster Southeast (a joint venture) as of January 31, 1997 and December 19, 1997 and the results of its operations and its cash flows for the year ended January 31, 1997 and period from February 1, 1997 to December 19, 1997 in conformity with generally accepted accounting principles.

KPMG LLP
Los Angeles, California
February 18, 2000

                             TICKETMASTER SOUTHEAST
                               (A Joint Venture)

                                 BALANCE SHEETS

                                                        January 31, December 19,
                                                           1997         1997
                                                        ----------- ------------


                        ASSETS
                        ------
CURRENT ASSETS:
  Cash and cash equivalents...........................  $2,629,405   1,818,561
  Accounts receivable, ticket sales...................     887,040     835,447
  Accounts receivable, trade..........................      70,635      56,327
  Amount due from affiliates..........................     503,282     658,348
  Prepaid expenses....................................      69,918      85,241
                                                        ----------   ---------
   Total current assets...............................   4,160,280   3,453,924
                                                        ----------   ---------
NONCURRENT ASSETS:
  Equipment and leasehold improvements, net...........     622,673   1,158,858
  Other assets........................................      73,134      66,745
  Contract rights, net of accumulated amortization of
   $6,342,274 at January 31, 1997 and $7,035,165 at
   December 19, 1997..................................   2,448,477   1,755,587
                                                        ----------   ---------
   Total noncurrent assets............................   3,144,284   2,981,190
                                                        ----------   ---------
                                                        $7,304,564   6,435,114
                                                        ==========   =========


          LIABILITIES AND VENTURERS' CAPITAL
          ----------------------------------
CURRENT LIABILITIES:
  Accounts payable, trade.............................  $   97,319      90,018
  Accounts payable, clients...........................   2,732,424   2,186,360
  Accrued expenses....................................     225,504     482,703
  Other...............................................     209,272     170,126
                                                        ----------   ---------
   Total current liabilities..........................   3,264,519   2,929,207
VENTURERS' CAPITAL....................................   4,040,045   3,505,907
                                                        ----------   ---------
                                                        $7,304,564   6,435,114
                                                        ==========   =========



                See accompanying notes to financial statements.

                             TICKETMASTER SOUTHEAST
                               (A Joint Venture)

                              STATEMENTS OF INCOME

                                                                    Period from
                                                                    February 1,
                                                        Year ended    1997 to
                                                        January 31, December 19,
                                                           1997         1997
                                                        ----------- ------------
Revenue:
  Ticket operations.................................... $13,022,427  14,970,325
  Other................................................     626,308     748,165
                                                        -----------  ----------
                                                         13,648,735  15,718,490
                                                        -----------  ----------
Costs and expenses:
  Direct operating costs...............................   4,630,447   5,153,709
  Call center..........................................   2,523,250   2,714,155
  Data processing services.............................   1,267,999   1,199,138
  Sales and marketing..................................     293,693     218,513
  General and administrative...........................   1,920,794   1,833,193
                                                        -----------  ----------
                                                         10,636,183  11,118,708
                                                        -----------  ----------
    Income before depreciation and amortization........   3,012,552   4,599,782
Depreciation...........................................     259,827     286,029
Amortization of contract rights........................     783,514     692,891
                                                        -----------  ----------
    Net income......................................... $ 1,969,211   3,620,862
                                                        ===========  ==========




                See accompanying notes to financial statements.

                             TICKETMASTER SOUTHEAST
                               (A Joint Venture)

                        STATEMENTS OF VENTURERS' CAPITAL

                        Year ended January 31, 1997 and
               period from February 1, 1997 to December 19, 1997

                               Ticketmaster     MCA
                                 Georgia,     Tickets,     Seats,
                                   Inc.         Inc.        Inc.       Total
                               ------------  ----------  ----------  ----------
Venturers' capital, January
 31, 1996..................... $ 1,689,031    1,689,031     612,772   3,990,834
                               -----------   ----------  ----------  ----------
Net income:
  Income before amortization
   of contract rights.........     917,575      917,575     917,575   2,752,725
  Amortization of contract
   rights at inception........    (112,145)    (112,145)    (27,448)   (251,738)
  Amortization of contract
   rights subsequently
   acquired...................    (234,908)    (234,908)    (61,960)   (531,776)
                               -----------   ----------  ----------  ----------
    Net income................     570,522      570,522     828,167   1,969,211
Distribution to venturers.....    (640,000)    (640,000)   (640,000) (1,920,000)
                               -----------   ----------  ----------  ----------
Venturers' capital, January
 31, 1997.....................   1,619,553    1,619,553     800,939   4,040,045
                               -----------   ----------  ----------  ----------
Net income:
  Income before amortization
   of contract rights.........   1,823,493    1,437,879   1,052,380   4,313,752
  Amortization of contract
   rights at inception........    (106,513)     (98,534)    (17,579)   (222,626)
  Amortization of contract
   rights subsequently
   acquired...................    (224,992)    (208,139)    (37,133)   (470,264)
                               -----------   ----------  ----------  ----------
    Net income................   1,491,988    1,131,206     997,668   3,620,862
                               -----------   ----------  ----------  ----------
Distribution to venturers.....  (2,020,000)  (1,385,000)   (750,000) (4,155,000)
Acquisition (disposal) of
 interest in joint venture....   1,048,607          --   (1,048,607)        --
                               -----------   ----------  ----------  ----------
Venturers' capital, December
 19, 1997..................... $ 2,140,148    1,365,759         --    3,505,907
                               ===========   ==========  ==========  ==========


                See accompanying notes to financial statements.

                             TICKETMASTER SOUTHEAST
                               (A Joint Venture)

                            STATEMENTS OF CASH FLOWS

                                                                  Period from
                                                                  February 1,
                                                     Year ended     1997 to
                                                     January 31,  December 19,
                                                        1997          1997
                                                     -----------  ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income.......................................... $ 1,969,211    3,620,862
Adjustments to reconcile net income to net cash
 provided by
 operating activities:
  Depreciation and amortization of contract rights..   1,043,341      978,920
  Changes in operating assets and liabilities:
    Accounts receivable.............................    (360,131)      65,901
    Prepaid expenses................................      30,990      (15,323)
    Other assets....................................      (6,235)       6,389
    Due from/to affiliates..........................    (143,495)    (155,066)
    Accounts payable................................     469,876     (553,364)
    Accrued expenses................................    (290,454)     257,199
    Deferred income.................................     165,598      (39,146)
                                                     -----------  -----------
      Net cash provided by operating activities.....   2,878,701    4,166,372
CASH FLOWS USED IN INVESTING ACTIVITIES--purchases
 of
 equipment and leasehold improvements, net..........    (398,004)    (822,216)
CASH FLOWS USED IN FINANCING ACTIVITIES--
 distribution to venturers..........................  (1,920,000)  (4,155,000)
                                                     -----------  -----------
NET INCREASE (DECREASE) in cash and cash
 equivalents........................................     560,697     (810,844)
CASH AND CASH EQUIVALENTS, beginning of period......   2,068,708    2,629,405
                                                     -----------  -----------
CASH AND CASH EQUIVALENTS, end of period............ $ 2,629,405    1,818,561
                                                     ===========  ===========



                See accompanying notes to financial statements.

                             TICKETMASTER SOUTHEAST
                               (A Joint Venture)

                         NOTES TO FINANCIAL STATEMENTS

                     January 31, 1997 and December 19, 1997

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 (a) Organization and Financial Statement Presentation

    Ticketmaster Southeast (Joint Venture) is a joint venture between Ticketmaster Georgia, Inc. (TMGA), a Georgia corporation, and MCA Tickets, Inc.
(MCA), a California corporation. The Joint Venture commenced operations on March 15, 1990 for the purpose of providing computerized ticketing services to promoters of concerts, sporting and other events in the states of Georgia, North Carolina and South Carolina. In September 1999, Seats, Inc. (Seats) sold its interest in the Joint Venture to TMGA for $9.5 million. Additionally, on December 19, 1997, TMGA acquired MCA's 33% Joint Venture interest for $9.5 million (unaudited--note 7).

    These financial statements have been prepared to reflect Venturers' capital as of, and results of operations up to, December 19, 1997, prior to the time TMGA acquired its 100% interest. The accompanying financial statements have been prepared using the Joint Venture's cost basis in assets acquired. No step up in assets acquired resulting from purchase transactions amongst the Venture partners has been reflected in these financial statements.

 (b) Revenue Recognition

    Income from ticket operations and mailing income from handling charges relating to phone sales are recognized on the accrual basis as tickets are sold.

 (c) Depreciation and Amortization

    Equipment and leasehold improvements are stated at cost. Depreciation of computers, furniture and equipment is computed using the straight-line method over the estimated useful lives of the related assets. Amortization of leasehold improvements is computed using the straight-line method over the shorter of the estimated useful lives of the assets or the remaining term of the lease. Amortization of contract rights to provide computerized ticketing services to specific venues is computed on a straight-line basis over the terms of the contracts.

 (d) Income Taxes

    No provision has been made for federal and state income taxes, since these taxes are the responsibility of the Joint Venturers.

 (e) Cash and Cash Equivalents

    For purposes of the statements of cash flows, the Joint Venture considers all highly liquid temporary investments purchased with a maturity of three months or less to be cash equivalents.

    Cash and cash equivalents include $150,000 which is held in escrow as required by agreement with a client to guarantee certain future amounts owed to this client as a result of future ticket sales.

                             TICKETMASTER SOUTHEAST
                               (A Joint Venture)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


 (f) Concentration of Credit Risk

    The Joint Venture places its cash equivalents principally in money market accounts with its banks. The money market investments are diverse and generally short-term and, therefore, bear minimal risk. The Company has not experienced any losses on its money market investments.

    Accounts receivable are very short-term and represent balances from many customers. Concentration of credit risk is considered minimal and bad debts have not been significant. The Company does not require collateral or other security to support credit sales.

 (g) Fair Value of Financial Instruments

    The carrying amount of the Company's financial instruments, which principally include cash, accounts receivable, accounts payable and accrued expenses, approximates fair value due to the relatively short maturity of such instruments.

 (h) Use of Estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 (i) Long-Lived Assets

    The Company accounts for long-lived assets, including intangibles, at amortized cost. As part of an ongoing review of the valuation and amortization of long-lived assets, management assesses the carrying value of such assets if facts and circumstances suggest that it may be impaired. If this review indicates that the assets will not be recoverable, as determined by a nondiscounted cash flow analysis over the remaining amortization period, the carrying value of the assets would be reduced to estimated fair market value, usually based on discounted cash flows.

 (j) New Accounting Pronouncements

    Effective January 1, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards to measure all changes in equity that result from transactions and other economic events other than transactions with owners. Comprehensive income is the total of net earnings and all other nonowner changes in equity. Except for net earnings, the Company does not have any transactions and other economic events that qualify as comprehensive income as defined under SFAS No. 130. Accordingly, the adoption of SFAS No. 130 did not affect the Company's financial position, results of operations or financial statement presentation.

                             TICKETMASTER SOUTHEAST
                               (A Joint Venture)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


2. EQUIPMENT AND LEASEHOLD IMPROVEMENTS

    Equipment and leasehold improvements at January 31, 1997 and December 19, 1997 are summarized as follows:

                                                        January    December 19,
                                                        31, 1997       1997
                                                       ----------  ------------
   Telephone and computer equipment................... $1,036,602   1,490,294
   Furniture and equipment............................     53,362      83,155
   Leasehold improvements.............................    157,301     183,311
                                                       ----------   ---------
                                                        1,247,265   1,756,760
   Less accumulated depreciation and amortization.....   (624,592)   (597,902)
                                                       ----------   ---------
                                                       $  622,673   1,158,858
                                                       ==========   =========

3.CONTRACT RIGHTS

    Initial capital contributions of $2.5 million each by TMGA and MCA were used to acquire from Seats a 67% interest in certain contract rights to provide computerized ticketing services to the Atlanta Braves, the Atlanta Hawks and the Omni Coliseum for a period of five years from March 15, 1990. The remaining 33% interest in these contract rights was contributed to the Joint Venture by Seats at their cost basis of $434,375.

    As provided in the Joint Venture agreement, TMGA and MCA each contributed an additional $1,500,000 in the fiscal year ended January 31, 1994 which was used to extend the Seats' contract rights for an additional five-year period through March 14, 2000. As part of this transaction, Seats recorded their interest in these contract rights at their cost basis of $434,375, a noncash transaction. The cost of these contract rights has been recorded as an asset (contract rights), and is being amortized by the straight-line method over the remaining term of the Joint Venture agreement.

    Income or loss before amortization of Seats' contract rights is shared equally by the Joint Venturers. Amortization of Seats' contract rights is charged to the capital accounts of TMGA, MCA and Seats in proportion to their cost basis.

4.COMMITMENTS

    The Joint Venture leases office space, equipment and a suite under various operating leases which expire at various dates through 2001. At December 19, 1997, future minimum lease payments required under these leases are as follows:

   Twelve months ending December 19:
     1998........................................................... $  440,100
     1999...........................................................    428,800
     2000...........................................................    150,600
     2001...........................................................     47,700
                                                                     ----------
                                                                     $1,067,200
                                                                     ==========

                             TICKETMASTER SOUTHEAST
                               (A Joint Venture)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


    Rental expense under operating leases amounted to approximately $340,000 for the year ended January 31, 1997 and $300,000 for the period ended December 19, 1997.

    Future minimum lease payments do not include contingent rentals that may be required for the Joint Venture's pro rata share of certain operating expenses associated with office space leases. No contingent rental payments were paid in 1997.

5.RELATED PARTY TRANSACTIONS

    TMGA receives compensation from the Joint Venture in consideration of its services as managing partner. By agreement, the amount of such compensation is $60,000 per year with automatic increases of 10% every other year during the term TMGA serves as managing partner. Managing fees under this agreement were $79,255 for the year ended January 31, 1997 and $70,630 for the period from February 1, 1997 to December 19, 1997.

    Purchases of equipment and reimbursements for other services from Ticketmaster Corporation and its affiliates amounted to approximately $1,250,000 during the year ended January 31, 1997 and $639,730 for the period from February 1, 1997 to December 19, 1997.

6.EMPLOYEE BENEFIT PLAN

    Ticketmaster Corporation has a 401(k) Plan (The Plan) sponsored by Ticketmaster Corporation. The Plan contains an employer match feature of 25% of the employee's contribution up to a maximum of 6% of the employee's compensation. The Joint Venturer's contribution was $16,893 during the year ended January 31, 1997 and $13,776 for the period from February 1, 1997 to December 19, 1997.

7.SUBSEQUENT EVENT--UNAUDITED

    On December 19, 1997, TMGA acquired MCA's Joint Venture interest for $9.5 million, thus increasing TMGA's interest in the Joint Venture to 100%.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Partners of
Fey Concert Company:

    We have audited the accompanying balance sheet of Fey Concert Company (a Colorado general partnership) (the "Partnership") as of June 21, 1997, and the related statements of operations, partners' deficit and cash flows for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Fey Concert Company as of June 21, 1997, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States.

Arthur Andersen LLP

Los Angeles, California,
February 16, 2000

                              FEY CONCERT COMPANY

                                 BALANCE SHEET

                              As of June 21, 1997

                              ASSETS
                              ------

CURRENT ASSETS:
  Cash and cash equivalents........................................ $3,804,000
  Accounts receivable, net of allowance for doubtful accounts of
   $551,000........................................................  1,050,000
  Prepaid expenses and other current assets........................    304,000
                                                                    ----------
    Total current assets...........................................  5,158,000

PROPERTY AND EQUIPMENT, net........................................    223,000
                                                                    ----------
    Total assets................................................... $5,381,000
                                                                    ==========

                 LIABILITIES AND PARTNERS' DEFICIT
                 ---------------------------------

CURRENT LIABILITIES:
  Accounts payable................................................. $  105,000
  Accrued expenses.................................................  1,278,000
  Deferred revenue.................................................  4,646,000
                                                                    ----------
    Total current liabilities......................................  6,029,000
                                                                    ----------

COMMITMENTS AND CONTINGENCIES

PARTNERS' DEFICIT..................................................   (648,000)
                                                                    ----------
    Total liabilities and partners' deficit........................ $5,381,000
                                                                    ==========


    The accompanying notes are an integral part of this financial statement.

                              FEY CONCERT COMPANY

                            STATEMENT OF OPERATIONS

                        For the Year Ended June 21, 1997

REVENUES........................................................... $29,370,000

EXPENSES:
  Operating expenses...............................................  23,179,000
  Selling, general and administrative..............................   4,410,000
  Depreciation and amortization....................................      43,000
                                                                    -----------
                                                                     27,632,000
                                                                    -----------
OPERATING INCOME...................................................   1,738,000
OTHER INCOME.......................................................     113,000
                                                                    -----------
NET INCOME......................................................... $ 1,851,000
                                                                    ===========



    The accompanying notes are an integral part of this financial statement.

                              FEY CONCERT COMPANY

                         STATEMENT OF PARTNERS' DEFICIT

                        For the Year Ended June 21, 1997

BALANCE, June 22, 1996............................................ $(1,257,000)
  Distributions to partners.......................................  (1,083,000)
  Advances to partner.............................................    (159,000)
  Net income......................................................   1,851,000
                                                                   -----------
BALANCE, June 21, 1997............................................ $  (648,000)
                                                                   ===========




    The accompanying notes are an integral part of this financial statement.

                              FEY CONCERT COMPANY

                            STATEMENT OF CASH FLOWS

                        For the Year Ended June 21, 1997

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income........................................................ $ 1,851,000
Adjustments to reconcile net income to net cash provided by
 operating activities-- Depreciation and amortization.............      43,000
Changes in operating assets and liabilities--
  Increase in receivables.........................................    (377,000)
  Increase in prepaid expenses and other current assets...........    (199,000)
  Decrease in accounts payable....................................    (102,000)
  Decrease in accrued expenses....................................    (481,000)
  Increase in deferred revenue....................................   1,172,000
                                                                   -----------
    Net cash provided by operating activities.....................   1,907,000
                                                                   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment...............................    (116,000)
                                                                   -----------
    Net cash used in investing activities.........................    (116,000)
                                                                   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
Distributions to partners.........................................  (1,083,000)
Advances to partner...............................................    (159,000)
                                                                   -----------
    Net cash used in financing activities.........................  (1,242,000)
                                                                   -----------
NET INCREASE IN CASH AND CASH EQUIVALENTS.........................     549,000
CASH AND CASH EQUIVALENTS, beginning of period....................   3,255,000
                                                                   -----------
CASH AND CASH EQUIVALENTS, end of period.......................... $ 3,804,000
                                                                   ===========



    The accompanying notes are an integral part of this financial statement.

                              FEY CONCERT COMPANY

                         NOTES TO FINANCIAL STATEMENTS

                                 June 21, 1997

1. DESCRIPTION OF BUSINESS:

    In October, 1991, a predecessor of Universal Concerts, Inc. ("UCI") and Every Dog Has Its Day, Inc. ("EDHID") entered into a general partnership agreement to form Fey Concert Company (the "Partnership"), a Colorado general partnership, to engage in the business of promoting, producing and commercially exploiting concerts and public attractions at the Fiddler's Green Amphitheatre and other venues in the Denver, Colorado area. UCI is the managing partner of the Partnership.

    The Partnership interests as of June 21, 1997 was as follows:

                                                                        Interest
                                                                        --------
     UCI--general partnership interest.................................   50.0%
     EDHID--general partnership interest...............................   50.0%
                                                                         ------
                                                                         100.0%
                                                                         ======

    In August 1997, UCI purchased EDHID's general partnership interest in the Partnership for $3,050,000.

    In September 1999, UCI subsequently changed its name to HOB Concerts, Inc. when UCI was acquired by HOB Entertainment, Inc.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Fiscal Year

    The Partnership has adopted a fifty-two/fifty-three week accounting year. The period ending June 21, 1997 is a fifty-two week year.

 Use of Estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Revenue Recognition

    Admission revenue from the presentation and production of an event is recognized on the date of the performance. Advance ticket sales are recorded as deferred revenue until the related event occurs. The Partnership outsources its food and beverage concessions to third parties and receives a percentage of food and beverage revenue generated.

    In consideration for the exclusive rights granted at certain venues, the Partnership receives an annual sponsorship fee. Sponsorship fees that are not related to any single event are classified as deferred revenue and are amortized on a straight-line basis over the operating season during the term of the related contract.

                              FEY CONCERT COMPANY

                                 June 21, 1997


 Advertising

    Advertising costs are expensed as incurred. Advertising expenses, included in operating expenses were, $2,025,000 for the year ended June 21, 1997.

 Cash and Cash Equivalents

    Cash and cash equivalents represent all highly liquid debt instruments purchased which have original maturities of three months or less. The fair market value of the Partnership's cash equivalents approximated cost at the balance sheet date.

 Accounts Receivable

    Accounts receivable are due principally from food and merchandise concessionaires and sponsorship. These amounts are typically collected proximate to the date of the related performance. Certain other accounts receivable, arising from the normal course of business, are reviewed for collectibility and allowances for doubtful accounts are recorded as required.

 Property and Equipment

    Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets of seven years for furniture and equipment and three to five years for all other assets. Leasehold improvements are amortized on a straight-line basis over the estimated useful life of the improvement or the length of the lease, whichever is shorter. When property is sold or otherwise disposed of, the cost and related accumulated depreciation is removed from the accounts, and any resulting gain or loss is included in income. The costs of normal maintenance and repairs are charged to expense when incurred.

    The Partnership accounts for long-lived assets under Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," which requires that impaired long-lived assets be carried at the lower of carrying amount or fair value. The Partnership reviews the carrying value of long-lived assets for impairment whenever events or changes in circumstances indicate the carrying value may not be recoverable. Measurement of any impairment would include a comparison of estimated future cash flows anticipated to be generated during the remaining life of the long-lived asset to the net carrying value of the long-lived asset.

 Concentration and Seasonality

    One vendor processes approximately 90% of the Partnership's ticket sale volume. Management does not believe that this concentration poses a risk, as other vendors are available to provide this service at comparable terms.

    The Partnership's operations are somewhat seasonal in nature, with higher revenues generated in the first and fourth fiscal quarters.

                              FEY CONCERT COMPANY

                                 June 21, 1997


 Income Taxes

    No provision has been made in the accompanying financial statements for federal or state income taxes as the liability for such income taxes is the responsibility of the Partners.

 Fair Value of Financial Instruments

    The carrying values of short-term receivables and payables approximate their estimated fair values because of the short maturity of these instruments.

3. PROPERTY AND EQUIPMENT:

    Property and equipment, stated at cost, as of June 21, 1997 are comprised of the following:

     Furniture and equipment......................................... $  72,000
     Leasehold improvements..........................................   293,000
     Computers and other assets......................................    76,000
                                                                      ---------
                                                                        441,000
     Less: accumulated depreciation and
      amortization...................................................  (218,000)
                                                                      ---------
                                                                      $ 223,000
                                                                      =========

4. ACCRUED EXPENSES:

    Accrued expenses as of June 21, 1997 are comprised of the following:

     Performance and talent........................................ $  612,000
     Other.........................................................    666,000
                                                                    ----------
                                                                    $1,278,000
                                                                    ==========

5. RELATED PARTY TRANSACTIONS:

    UCI advanced certain costs and expenses on behalf of the Partnership that are later reimbursed at cost. These costs include payroll, insurance premiums, and certain administrative allocations. Advances from UCI for the year ended June 21, 1997 were as follows:

     Payroll.......................................................... $735,000
     Insurance........................................................  151,000
     Administrative allocations.......................................   24,000

    Amounts payable to UCI on June 21, 1997 was $125,000.

    The Partnership made certain advances to EDHID. As of June 21, 1997, advances of $500,000 was included in the EDHID partner's capital account, of which $159,000 were advanced during the year ended June 21, 1997.
Subsequently, the advances were effectively repaid, as a reduction of EDHID's selling price of its interest in the Partnership (see Note 1).

                              FEY CONCERT COMPANY

                                 June 21, 1997


6. COMMITMENTS AND CONTINGENCIES:

 Operating Lease Agreements

    The Partnership has entered into various operating lease agreements for office space and entertainment venues. Total rent expense for the year ended June 21, 1997, was $1,508,000. Future minimum lease payments at June 21, 1997, relating to the Partnership's non-cancelable operating leases, are as follows:

     1998............................................................ $  251,000
     1999............................................................    231,000
     2000............................................................    223,000
     2001............................................................    127,000
     2002............................................................    127,000
     Thereafter......................................................  1,283,000
                                                                      ----------
       Total......................................................... $2,242,000
                                                                      ==========

 Guarantees

    The Partnership has guaranteed annual maximum rent obligations of $230,000 through August 2000 for one of its venues.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

   No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                                ---------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   1
Risk Factors.............................................................   7
Special Note Regarding Forward-Looking Statements........................  20
Use of Proceeds..........................................................  21
Dividend Policy..........................................................  21
Capitalization...........................................................  22
Dilution.................................................................  24
Selected Consolidated Financial Data.....................................  25
Unaudited Pro Forma Consolidated Financial Statements....................  28
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  34
Live Music Industry Overview.............................................  47
Business.................................................................  52
Management...............................................................  79
Principal Stockholders...................................................  86
Certain Transactions.....................................................  88
Description of Capital Stock.............................................  89
Shares Eligible for Future Sale..........................................  92
Underwriting.............................................................  94
Legal Matters............................................................  96
Experts..................................................................  96
Additional Information...................................................  97
Index to Financial Statements............................................ F-1

                                ---------------

   Through and including      , 2000 (the 25th day after the date of this
prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriting and with respect to an unsold allotment or subscription.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                        Shares

                            HOB Entertainment, Inc.

                                  Common Stock

                                ---------------

                            [LOGO OF HOUSE OF BLUES]

                                ---------------

                              Goldman, Sachs & Co.

                              Merrill Lynch & Co.

                          Donaldson, Lufkin & Jenrette

                             Prudential Securities

                      Representatives of the Underwriters

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

    The following table sets forth the costs and expenses, other than the underwriting discount, payable by the Registrant in connection with the sale of the Common Stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fees and the Nasdaq National Market listing fee.

                                                                       Amount to
                                                                        Be Paid
                                                                       ---------
SEC registration fee..................................................  $26,400
NASD filing fee.......................................................   10,500
Nasdaq National Market listing fee....................................       *
Legal fees and expenses...............................................       *
Accounting fees and expenses..........................................       *
Printing and engraving................................................       *
Blue sky fees and expenses (including legal fees).....................       *
Transfer agent fees...................................................       *
Miscellaneous.........................................................       *
                                                                        -------
  Total...............................................................       *
                                                                        =======

--------
* To be provided by amendment.

Item 14. Indemnification of Directors and Officers

    Our certificate of incorporation in effect as of the date hereof, and our amended and restated certificate of incorporation to be in effect upon the closing of this offering (collectively, the "Certificate") provides that, except to the extent prohibited by the Delaware General Corporation Law, as amended (the "DGCL"), the Registrant's directors shall not be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as directors of the Registrant. Under the DGCL, the directors have a fiduciary duty to the Registrant which is not eliminated by this provision of the Certificate and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. In addition, each director will continue to be subject to liability under the DGCL for breach of the director's duty of loyalty to the Registrant, for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by the DGCL. This provision also does not affect the directors' responsibilities under any other laws, such as the Federal securities laws. The Registrant may obtain liability insurance for its officers and directors.

    Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under
Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's bylaws, any agreement, a vote of stockholders or otherwise. The Certificate eliminates the personal liability of directors to the fullest extent permitted by Section 102(b)(7) of the DGCL and provides that the Registrant may fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

Item 15. Recent Sales of Unregistered Securities

    (a) On July 31, 1998, the Registrant issued 16,666,667 shares of its Class D-1 Preferred Stock to Chase/HOB 1998 (GC), L.L.C. and 225,481 shares of its Class D-1 Preferred Stock to certain existing stockholders of the Registrant who are accredited investors pursuant to preemptive rights to purchase such shares. The aggregate offering price of these securities was $20,270,578.

    (b) On September 10, 1999, the Registrant issued (i) 15,432,099 shares of its Class D-2 Preferred Stock, 15,000 shares of its 12% Senior Redeemable Preferred Stock, 5,050 shares of its 10% Senior Convertible Preferred Stock and warrants to purchase 2,867,173 shares of its Common Stock to Chase/HOB 1999
(GC), L.L.C., (ii) 9,259,259 shares of its Class D-2 Preferred Stock,
5,000 shares of its 10% Senior Convertible Preferred Stock and warrants to purchase 409,012 shares of its Common Stock to S.A. Blues Partners, L.P.,
(iii)15,068,991 shares of its Class D-2 Preferred Stock, 4,931 shares of its 10% Senior Convertible Preferred Stock, 4,882 shares of its 12% Senior Redeemable Preferred Stock and warrants to purchase 1,202,100 shares of its Common Stock to J.H. Whitney III, L.P., (iv) 363,108 shares of its Class D-2 Preferred Stock, 119 shares of its 10% Senior Convertible Preferred Stock, 118 shares of its 12% Senior Redeemable Preferred Stock and warrants to purchase 1,202,100 shares of Common Stock to Whitney Strategic Partners III, L.P., (v) , 10, 000 shares of its 12% Senior Redeemable Preferred Stock and warrants to purchase 1,668,000 shares of its Common Stock to J.H. Whitney Market Value Fund, L.P., (vi) 2,067,350 shares of its Class D-2 Preferred Stock, 7,577,712 shares of its Class D-3 Preferred Stock, 9,375 shares of its 12% Senior Redeemable Preferred Stock, 4,900 shares of its 10% Senior Convertible Preferred Stock and warrants to purchase 1,934,626 shares of its Common Stock to First Union Investors, Inc., (vii) 5,000 shares of its 12% Senior Redeemable Preferred Stock and warrants to purchase 818,024 shares of its Common Stock to Ares Leveraged Investment Fund, L.P. and (viii) 5,000 shares of its 12% Senior Redeemable Preferred Stock and warrants to purchase 818,024 shares of its Common Stock to Ares Leveraged Investment Fund, L.P. The aggregate offering price of these securities was $150,000,000.

    (c) On January 31, 2000, the Registrant issued options to purchase 2,675,000 shares of its Common Stock in consideration of advisory services performed in connection with the Company's acquisition of HOB Concerts, Inc. and its affiliates.

    (d) On January 5, 2000, the Registrant issued 802,469 shares of its Class D-2 Preferred Stock to two existing stockholders of the Registrant in connection with the settlement of a contractual obligation.

    (e) On January 24, 2000, the registrant issued warrants to purchase 3,338,871 shares of its Common Stock to holders of its Senior Convertible Preferred Stock. These warrants were required to be issued pursuant to the terms of the purchase agreement under which the 10% Senior Convertible Preferred Stock was sold. No additional consideration was received for these warrants.

    (f) On February 11 and February 25, 2000 the Registrant issued and sold 2,996,513 shares of its Class D-2 Preferred Stock, 2,910 shares of its 12% Senior Redeemable Preferred Stock and warrants to purchase 476,090 shares of its Common Stock to certain existing stockholders of the Company pursuant to preemptive rights to purchase such shares and to new investors. The aggregate offering price of these securities was $7,764,210.

    (g) On February 25, 2000, the Registrant issued warrants to purchase 157,767 shares of its Common Stock to holders of its 12% Senior Redeemable Preferred Stock. These warrants were required to be issued pursuant to the terms of the warrants issued with the 12% Senior Redeemable Preferred Stock on September 10, 1999. No additional consideration was received for these warrants.

    (h) On February 24, 2000, the Registrant issued 8,694 shares of its Common Stock upon the exercise of options therefor. The aggregate consideration received these securities was $26,082.

    (i) As of March 13, 2000, the Registrant had issued options exercisable for shares (net of cancellations) of its common stock pursuant to its 1993
Stock Option Plan. Of this amount, options for      shares of its common stock
had been exercised as of March 13, 2000.

    The sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, or, with respect to compensatory issuances to employees and directors, Rule 701 promulgated under
Section 3(b) of the Securities Act as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients of securities in each of the foregoing transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the instruments representing such securities issued in such transactions.

Item 16. Exhibits and Financial Statement Schedules

    (a) Exhibits.

 Number                               Description
 ------                               -----------
  *1.1  Form of Underwriting Agreement.

  *3.1 Form of Amended and Restated Certificate of Incorporation to be in effect upon the closing of this offering.

  *3.2 Form of Amended and Restated Bylaws to be in effect upon the closing of this offering.

  *4.1  Specimen Common Stock Certificate.

  *5.1  Opinion of Latham & Watkins.

  10.1  Amended and Restated 1993 Stock Option Plan.

  10.2  Amendment to Amended and Restated 1993 Stock Option Plan.

  10.3  Second Amendment to Amended and Restated 1993 Stock Option Plan.

 *10.4  2000 Equity Participation Plan.

 *10.5  2000 Employee Stock Purchase Plan.

  10.6  Form of Warrant Agreement for investors purchasing Senior Convertible
         Preferred Stock.

  10.7  Form of Warrant Agreement for investors purchasing 12% Senior
         Redeemable Preferred Stock.

  10.8  Amended and Restated Registration Rights Agreement.

 *10.9 Form of Indemnification Agreement between HOB Entertainment, Inc. and directors, executive officers and other key employees.

  *10.10 Employment Agreement by and between HOB Entertainment, Inc. and
          Gregory A. Trojan.

  *10.11 Employment Agreement by and between HOB Entertainment, Inc. and
          Joseph C. Kaczorowski.

  *10.12 Employment Agreement by and between HOB Entertainment, Inc. and Daniel
          L. Fishkin.

   10.13 Employment Agreement, dated as of May 1999, by and between HOB
          Entertainment, Inc. and Lou Mann.
   10.14 Employment Agreement, dated as of March 8, 1999, by and between Universal Studios, Inc. and Jay Marciano, as assumed by HOB
          Entertainment, Inc.

   10.15 Purchase Agreement, dated as of July 21, 1999, by and among HOB
          Entertainment, Inc. and certain investors.

   10.16 Supplement to Purchase Agreement, dated as of September 7, 1999, by and among HOB Entertainment, Inc. and certain investors.

 +*10.17 Strategic Alliance Agreement, dated as of September 10, 1999, by and between Universal Music Group, Inc. and HOB Entertainment, Inc.

 +*10.18 Stock Purchase Agreement, dated as of December 17, 1998, by and among
          Universal Concerts, Inc., William J. Silva and Andrew Hewitt.

 +*10.19 Operating Agreement, dated as of December 17, 1998, by and among William J. Silva, Andrew Hewitt, WJS III, Inc. and The Andrew Hewitt
          Corporation.

   10.20 Loan Agreement, dated as of May 1, 1997, by and between Carbon Capital
          Mortgage Partners, L.P. and HOB Marina City Partners, L.P.

   10.21 Contract of Guaranty, dated as of May 1, 1997, by HOB Entertainment,
          Inc. to Carbon Capital Mortgage Partners, L.P.

   10.22 Agreement of Limited Partnership of HOB Marina City Partners, L.P., dated as of January 29, 1996, by and among HOB Marina City, Inc.,
          Niki Development, Corp., Platinum Blues Chicago, LLC and HOB Chicago,
          Inc.

   10.23 First Amendment to Agreement of Limited Partnership of HOB Marina City
          Partners, L.P., dated as of December 20, 1996, by and among HOB
          Marina City, Inc., Niki Development, Corp., Platinum Blues Chicago,
          LLC and HOB Chicago, Inc.

   10.24 Second Amendment to Agreement of Limited Partnership of HOB Marina
          City Partners, L.P., dated as of May 1, 1997, by and among HOB Marina
          City, Inc., Niki Development, Corp., Platinum Blues Chicago, LLC and
          HOB Chicago, Inc.

   10.25 Third Amendment to Agreement of Limited Partnership of HOB Marina City
          Partners, L.P., dated as of January 5, 2000, made by HOB Marina City,
          Inc., as general partner.

   10.26 Purchase Agreement, dated as of January 5, 2000, by and between Platinum Blues Chicago, LLC and HOB Chicago, Inc.

   10.27 Advisory Agreement, dated as of January 31, 2000, by and between Wm.
          Christopher Gorog, HOB Entertainment, Inc. and certain investors.

   10.28 Stock Option Agreement, dated as of January 31, 2000, by and between
          HOB Entertainment, Inc. and Wm. Christopher Gorog.

   10.29 Contribution Agreement, dated as of January 31, 2000, by and among HOB
          Entertainment, Inc. and certain investors.

 +*10.30 Lease Agreement, dated as of September 14, 1998, by and between Mandalay Corp. and House of Blues Las Vegas Restaurant Corp.

   10.31 Standard Industrial Lease, dated as of April 10, 1992, by and between
          William L. Penzner, Trustee of William L. Penzner Trust and Rama
          Media Investments, Inc., a Tennessee Corporation, or Assignee.

   10.32 First Amendment to Standard Industrial Lease, dated as of September
          19, 1992, by and between Rama Media Investments, Inc., and William L.
          Penzner.

   10.33 Second Amendment to Lease, dated as of June 15, 1993, by and between William L. Penzner and House of Blues Los Angeles Restaurant Corp.

   10.34 Assignment of Interests Under Lease Agreement, dated as of May 12,
          1993, by and between Rama Media Investments, Inc. and House of Blues
          Los Angeles Restaurant Corp.
   10.35 Ratification and Memorandum of Lease Agreement, dated as of October
          21, 1998, by and between Penzner Iverson Family Trust, and House of
          Blues Los Angeles Restaurant Corp.

   10.36 Lease Agreement, dated as of October 14, 1992, by and between Beni
          Toledano and House of Blues Partnership Management Corporation.

   10.37 Amendment to Lease Agreement, dated as of December 20, 1993, by and among Beni Toledano and Jacqueline G. Toledano and House of Blues New
          Orleans Restaurant Corp.

   10.38 Second Amendment to Lease Agreement, dated as of January 20, 1994, by and among Beni Toledano and Jacqueline G. Toledano and House of Blues
          New Orleans Restaurant Corp.

   10.39 Third Amendment to Lease Agreement, dated as of November 26, 1997, by and among Beni Toledano and Jacqueline G. Toledano and House of Blues
          New Orleans Restaurant Corp.

   10.40 Lease Agreement, dated as of January 29, 1996, by and between HOB
          Marina City Partners, L.P. and HOB Chicago, Inc.

   10.41 Amendment to Lease Agreement, dated as of August 20, 1996, by and between HOB Marina City Partners, L.P. and HOB Chicago, Inc.

   10.42 Second Amendment to Lease Agreement, dated as of May 1, 1997, by and between HOB Marina City Partners, L.P. and HOB Chicago, Inc.

 +*10.43 Universal Amphitheatre Lease, dated as of September 10, 1999, by and between Universal Studios, Inc. and Hilltop Concerts, Inc.

 +*10.44 Ground Lease Agreement, dated as of September 4, 1997, by and between
          Los Alisos Company and Universal Concerts, Inc.

 +*10.45 Sublease Agreement, dated as of September 4, 1997, by and between the City of Chula Vista and Universal Concerts, Inc.

 +*10.46 Tri-Party Agreement, dated as of September 4, 1997, by and among Los
          Alisos Company, Universal Concerts, Inc. and the City of Chula Vista.

   10.47 Agreement, dated as of October 10, 1988, by and between The City of Atlanta and MCA Concerts, Inc.

   10.48 First Amendment to Agreement, dated as of July 14, 1989, by and between The City of Atlanta and MCA Concerts, Inc.

   10.49 Second Amendment to Agreement, dated as of June 1989, by and between The City of Atlanta and MCA Concerts, Inc.

   10.50 Third Amendment to Agreement, dated as of July 1989, by and between The City of Atlanta and MCA Concerts, Inc.

   10.51 Fourth Amendment to Agreement, dated as of March 1993, by and between The City of Atlanta and MCA Concerts, Inc.

 +*10.52 Lease and Use Agreement, dated as of December 9, 1987, by and between City of Dallas and Pace Entertainment Group, Inc.

 +*10.53 Amendment to Lease and Use Agreement, dated as of June 14, 1989, by and between City of Dallas and MCA/Pace Amphitheatres Group, L.P.

   10.54 Real Property Purchase Agreement, dated as of October 6, 1993, by and among Champs de Brionne Winery Associates, Summer Music Theater,
          Inc., Vincent E. Bryan, Carol A. Bryan and MCA Concerts, Inc.

 +*10.55 Ground Lease, dated as of August 15, 1994, by and among Her Majesty the Queen in Right of Ontario, MCA Concerts Canada and Ontario Place
          Corporation.

 +*10.56 Amended and Restated Partnership Agreement, dated as of January 1,
          1996, by and between Molson Breweries and MCA Concerts Canada.
 +*10.57 Agreement of Limited Partnership, dated as of January 22, 1988, by and between MCA Concerts II, Inc. and PACE.

 +*10.58 Amendment No. 1 to the Agreement of Limited Partnership, dated as of
          March 2, 1988, by and between MCA Concerts II, Inc. and PACE.

 +*10.59 Amendment No. 2 to the Agreement of Limited Partnership, dated as of
          May 11, 1989, by and between MCA Concerts II, Inc. and PACE.

 +*10.60 Amendment No. 3 to the Agreement of Limited Partnership, dated as of
          May 12, 1989, by and between MCA Concerts II, Inc. and PACE.

 +*10.61 Amendment No. 4 to the Agreement of Limited Partnership, dated as of
          January 23, 1990, by and between MCA Concerts II, Inc. and PACE.

 +*10.62 Master Licensed User Agreement, dated as of December 5, 1997, by and between Ticketmaster Ticketing Co., Inc. and Universal Concerts, Inc.

 +*10.63 Licensing Agreement, dated as of February 18, 1992, by and among Daniel Aykroyd, Judith Pisano and Isaac Tigrett.

   10.64 Amendment No. 1 to Licensing Agreement dated February 18, 1992, dated as of June 16, 1993, by and among Daniel Aykroyd, Judith Pisano and
          Isaac Tigrett.

   10.65 Amendment No. 2 to Licensing Agreement dated February 18, 1992, dated as of May 1, 1996, by and among Daniel Aykroyd, Judith Pisano and
          Isaac Tigrett.

 +*10.66 Agreement, dated as of April 4, 1992, by and among Daniel Aykroyd,
          Judith Pisano and Isaac Tigrett.

   10.67 Waiver and Consent Agreement, dated as of February 18, 1992, by and among Daniel Aykroyd, Judith Pisano and Isaac Tigrett.

   10.68 Amendment to Waiver and Consent Agreement, dated as of June 23, 1993, by and among Daniel Aykroyd, Judith Pisano and Isaac Tigrett.

   10.69 Release Agreement, dated as of June 4, 1993, by and among Daniel
          Aykroyd, Isaac Tigrett, House of Blues, Inc., House of Blues Brands
          Corp. and House of Blues Cambridge Restaurant Corp.

   10.70 Guaranty Supplement, dated as of May 14, 1998, by and among Dan
          Aykroyd, Judith Pisano, Isaac Tigrett and HOB Entertainment, Inc.

   10.71 Assignment, dated as of July 7, 1998, by and between Daniel E. Aykroyd and Applied Action Research Corporation.

   10.72 Indemnification Agreement, dated as of July 31, 1998, by and between HOB Entertainment, Inc. and Chase Venture Capital Associates, L.P.

   21.1  Subsidiaries of the Registrant.

   23.1  Consent of Arthur Andersen, LLP.

   23.2  Consent of PricewaterhouseCoopers LLP.

  23.3 Consent of KPMG, LLP.

  23.4 Consent of PricewaterhouseCoopers LLP.

 *23.5 Consent of Latham & Watkins (included in Exhibit 5.1).

  24.1 Powers of Attorney (See signature page on Form S-1).

  27.1 Financial Data Schedule.

--------
+ Registrant will request confidential treatment pursuant to Rule 406 for a portion of the referenced exhibit and will separately file such exhibit with the Commission.
*  To be supplied by amendment.

Item 17. Undertakings

    The undersigned Registrant hereby undertakes to provide to the Underwriter at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424 (b)(1) or
  (4), or 497(h) under the Securities Act of 1933, shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Los Angeles, State of California, on this 14th day of March, 2000.

                                          HOB ENTERTAINMENT, INC.

                                                  /s/ Gregory A. Trojan
                                          By: _________________________________
                                             Name: Gregory A. Trojan
                                             Title: Chief Executive Officer

                               POWERS OF ATTORNEY

    Each person whose signature appears below constitutes and appoints Gregory
A. Trojan, Joseph C. Kaczorowski and Peter J. Cyffka, and each of them, as attorney-in-fact with the power of substitution, for him or her in any and all capacities, to sign any amendment to this registration statement (including post-effective amendments and registration statements filed pursuant to Rule 462 and otherwise), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact, and each of them individually, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact or each of them individually, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

             Signature                           Title                    Date
             ---------                           -----                    ----
      /s/ Gregory A. Trojan          President, Chief Executive      March 14, 2000
____________________________________ Officer and Director
         Gregory A. Trojan           (Principal Executive Officer)

    /s/ Joseph C. Kaczorowski        Executive Vice President,       March 14, 2000
____________________________________ Chief Financial Officer,
       Joseph C. Kaczorowski         Treasurer and Secretary
                                     (Principal Financial
                                     Officer)

       /s/ Peter J. Cyffka           Senior Vice President,          March 14, 2000
____________________________________ Finance and Accounting and
          Peter J. Cyffka            Chief Accounting Officer
                                     (Principal Accounting
                                     Officer)

      /s/ David L. Ferguson          Chairman of the Board of        March 14, 2000
____________________________________ Directors
         David L. Ferguson

     /s/ Andre J. Filipowski         Director                        March 14, 2000
____________________________________
        Andrew J. Filipowski

             Signature                           Title                    Date
             ---------                           -----                    ----

 /s/ Christopher Goldsbury, Jr.      Director                        March 14, 2000
____________________________________
     Christopher Goldsbury, Jr.

      /s/ Daniel E. Aykroyd          Director                        March 14, 2000
____________________________________
         Daniel E. Aykroyd

      /s/ Jeffrey C. Walker          Director                        March 14, 2000
____________________________________
         Jeffrey C. Walker

        /s/ Ken Halliday             Director                        March 14, 2000
____________________________________
            Ken Halliday

      /s/ William Laverack           Director                        March 14, 2000
____________________________________
          William Laverack

          /s/ James Cook             Director                        March 14, 2000
____________________________________
             James Cook

    /s/ Wm. Christopher Gorog        Director                        March 14, 2000
____________________________________
       Wm. Christopher Gorog

                                 EXHIBIT INDEX

 Number                                Description
 ------                                -----------
   *1.1  Form of Underwriting Agreement.

   *3.1 Form of Amended and Restated Certificate of Incorporation to be in effect upon the closing of this offering.

   *3.2 Form of Amended and Restated Bylaws to be in effect upon the closing of this offering.

   *4.1  Specimen Common Stock Certificate.

   *5.1  Opinion of Latham & Watkins.

   10.1  Amended and Restated 1993 Stock Option Plan.

   10.2  Amendment to Amended and Restated 1993 Stock Option Plan.

   10.3  Second Amendment to Amended and Restated 1993 Stock Option Plan.

  *10.4  2000 Equity Participation Plan.

  *10.5  2000 Employee Stock Purchase Plan.

   10.6  Form of Warrant Agreement for investors purchasing Senior Convertible
          Preferred Stock.

   10.7  Form of Warrant Agreement for investors purchasing 12% Senior
          Redeemable Preferred Stock.

   10.8  Amended and Restated Registration Rights Agreement.

  *10.9 Form of Indemnification Agreement between HOB Entertainment, Inc. and directors, executive officers and other Key employees.

  *10.10 Employment Agreement by and between HOB Entertainment, Inc. and
          Gregory A. Trojan.

  *10.11 Employment Agreement by and between HOB Entertainment, Inc. and
          Joseph C. Kaczorowski.

  *10.12 Employment Agreement by and between HOB Entertainment, Inc. and Daniel
          L. Fishkin.

   10.13 Employment Agreement, dated as of May 1999, by and between HOB
          Entertainment, Inc. and Lou Mann.
   10.14 Employment Agreement, dated as of March 8, 1999, by and between Universal Studios, Inc. and Jay Marciano, as assumed by HOB
          Entertainment, Inc.

   10.15 Purchase Agreement, dated as of July 21, 1999, by and among HOB
          Entertainment, Inc. and certain investors.

   10.16 Supplement to Purchase Agreement, dated as of September 7, 1999, by and among HOB Entertainment, Inc. and certain investors.

 +*10.17 Strategic Alliance Agreement, dated as of September 10, 1999, by and between Universal Music Group, Inc. and HOB Entertainment, Inc.

 +*10.18 Stock Purchase Agreement, dated as of December 17, 1998, by and among
          Universal Concerts, Inc., William J. Silva and Andrew Hewitt.

 +*10.19 Operating Agreement, dated as of December 17, 1998, by and among William J. Silva, Andrew Hewitt, WJS III, Inc. and The Andrew Hewitt
          Corporation.

   10.20 Loan Agreement, dated as of May 1, 1997, by and between Carbon Capital
          Mortgage Partners, L.P. and HOB Marina City Partners, L.P.

   10.21 Contract of Guaranty, dated as of May 1, 1997, by HOB Entertainment,
          Inc. to Carbon Capital Mortgage Partners, L.P.

   10.22 Agreement of Limited Partnership of HOB Marina City Partners, L.P., dated as of January 29, 1996, by and among HOB Marina City, Inc.,
          Niki Development, Corp., Platinum Blues Chicago, LLC and HOB Chicago,
          Inc.

   10.23 First Amendment to Agreement of Limited Partnership of HOB Marina City
          Partners, L.P., dated as of December 20, 1996, by and among HOB
          Marina City, Inc., Niki Development, Corp., Platinum Blues Chicago,
          LLC and HOB Chicago, Inc.

   10.24 Second Amendment to Agreement of Limited Partnership of HOB Marina
          City Partners, L.P., dated as of May 1, 1997, by and among HOB Marina
          City, Inc., Niki Development, Corp., Platinum Blues Chicago, LLC and
          HOB Chicago, Inc.

   10.25 Third Amendment to Agreement of Limited Partnership of HOB Marina City
          Partners, L.P., dated as of January 5, 2000, made by HOB Marina City,
          Inc., as general partner.

   10.26 Purchase Agreement, dated as of January 5, 2000, by and between Platinum Blues Chicago, LLC and HOB Chicago, Inc.

   10.27 Advisory Agreement, dated as of January 31, 2000, by and between Wm.
          Christopher Gorog, HOB Entertainment, Inc. and certain investors.

   10.28 Stock Option Agreement, dated as of January 31, 2000, by and between
          HOB Entertainment, Inc. and Wm. Christopher Gorog.

   10.29 Contribution Agreement, dated as of January 31, 2000, by and among HOB
          Entertainment, Inc. and certain investors.

 +*10.30 Lease Agreement, dated as of September 14, 1998, by and between Mandalay Corp. and House of Blues Las Vegas Restaurant Corp.

   10.31 Standard Industrial Lease, dated as of April 10, 1992, by and between
          William L. Penzner, Trustee of William L. Penzner Trust and Rama
          Media Investments, Inc., a Tennessee Corporation, or Assignee.

   10.32 First Amendment to Standard Industrial Lease, dated as of September
          19, 1992, by and between Rama Media Investments, Inc., and William L.
          Penzner.

   10.33 Second Amendment to Lease, dated as of June 15, 1993, by and between William L. Penzner and House of Blues Los Angeles Restaurant Corp.

   10.34 Assignment of Interests Under Lease Agreement, dated as of May 12,
          1993, by and between Rama Media Investments, Inc. and House of Blues
          Los Angeles Restaurant Corp.
   10.35 Ratification and Memorandum of Lease Agreement, dated as of October
          21, 1998, by and between Penzner Iverson Family Trust, and House of
          Blues Los Angeles Restaurant Corp.

   10.36 Lease Agreement, dated as of October 14, 1992, by and between Beni
          Toledano and House of Blues Partnership Management Corporation.

   10.37 Amendment to Lease Agreement, dated as of December 20, 1993, by and among Beni Toledano and Jacqueline G. Toledano and House of Blues New
          Orleans Restaurant Corp.

   10.38 Second Amendment to Lease Agreement, dated as of January 20, 1994, by and among Beni Toledano and Jacqueline G. Toledano and House of Blues
          New Orleans Restaurant Corp.

   10.39 Third Amendment to Lease Agreement, dated as of November 26, 1997, by and among Beni Toledano and Jacqueline G. Toledano and House of Blues
          New Orleans Restaurant Corp.

   10.40 Lease Agreement, dated as of January 29, 1996, by and between HOB
          Marina City Partners, L.P. and HOB Chicago, Inc.

   10.41 Amendment to Lease Agreement, dated as of August 20, 1996, by and between HOB Marina City Partners, L.P. and HOB Chicago, Inc.

   10.42 Second Amendment to Lease Agreement, dated as of May 1, 1997, by and between HOB Marina City Partners, L.P. and HOB Chicago, Inc.

 +*10.43 Universal Amphitheatre Lease, dated as of September 10, 1999, by and between Universal Studios, Inc. and Hilltop Concerts, Inc.

 +*10.44 Ground Lease Agreement, dated as of September 4, 1997, by and between
          Los Alisos Company and Universal Concerts, Inc.

 +*10.45 Sublease Agreement, dated as of September 4, 1997, by and between the City of Chula Vista and Universal Concerts, Inc.

 +*10.46 Tri-Party Agreement, dated as of September 4, 1997, by and among Los
          Alisos Company, Universal Concerts, Inc. and the City of Chula Vista.

   10.47 Agreement, dated as of October 10, 1988, by and between The City of Atlanta and MCA Concerts, Inc.

   10.48 First Amendment to Agreement, dated as of July 14, 1989, by and between The City of Atlanta and MCA Concerts, Inc.

   10.49 Second Amendment to Agreement, dated as of June 1989, by and between The City of Atlanta and MCA Concerts, Inc.

   10.50 Third Amendment to Agreement, dated as of July 1989, by and between The City of Atlanta and MCA Concerts, Inc.

   10.51 Fourth Amendment to Agreement, dated as of March 1993, by and between The City of Atlanta and MCA Concerts, Inc.

 +*10.52 Lease and Use Agreement, dated as of December 9, 1987, by and between City of Dallas and Pace Entertainment Group, Inc.

 +*10.53 Amendment to Lease and Use Agreement, dated as of June 14, 1989, by and between City of Dallas and MCA/Pace Amphitheatres Group, L.P.

   10.54 Real Property Purchase Agreement, dated as of October 6, 1993, by and among Champs de Brionne Winery Associates, Summer Music Theater,
          Inc., Vincent E. Bryan, Carol A. Bryan and MCA Concerts, Inc.

 +*10.55 Ground Lease, dated as of August 15, 1994, by and among Her Majesty the Queen in Right of Ontario, MCA Concerts Canada and Ontario Place
          Corporation.

 +*10.56 Amended and Restated Partnership Agreement, dated as of January 1,
          1996, by and between Molson Breweries and MCA Concerts Canada.
 **10.57 Agreement of Limited Partnership, dated as of January 22, 1988, by and between MCA Concerts II, Inc. and PACE.

 **10.58 Amendment No. 1 to the Agreement of Limited Partnership, dated as of
          March 2, 1988, by and between MCA Concerts II, Inc. and PACE.

 **10.59 Amendment No. 2 to the Agreement of Limited Partnership, dated as of
          May 11, 1989, by and between MCA Concerts II, Inc. and PACE.

 **10.60 Amendment No. 3 to the Agreement of Limited Partnership, dated as of
          May 12, 1989, by and between MCA Concerts II, Inc. and PACE.

 **10.61 Amendment No. 4 to the Agreement of Limited Partnership, dated as of
          January 23, 1990, by and between MCA Concerts II, Inc. and PACE.

 **10.62 Master Licensed User Agreement, dated as of December 5, 1997, by and between Ticketmaster Ticketing Co., Inc. and Universal Concerts, Inc.

 +*10.63 Licensing Agreement, dated as of February 18, 1992, by and among Daniel Aykroyd, Judith Pisano and Isaac Tigrett.

   10.64 Amendment No. 1 to Licensing Agreement dated February 18, 1992, dated as of June 16, 1993, by and among Daniel Aykroyd, Judith Pisano and
          Isaac Tigrett.

   10.65 Amendment No. 2 to Licensing Agreement dated February 18, 1992, dated as of May 1, 1996, by and among Daniel Aykroyd, Judith Pisano and
          Isaac Tigrett.

 +*10.66 Agreement, dated as of April 4, 1992, by and among Daniel Aykroyd,
          Judith Pisano and Isaac Tigrett.

   10.67 Waiver and Consent Agreement, dated as of February 18, 1992, by and among Daniel Aykroyd, Judith Pisano and Isaac Tigrett.

   10.68 Amendment to Waiver and Consent Agreement, dated as of June 23, 1993, by and among Daniel Aykroyd, Judith Pisano and Isaac Tigrett.

   10.69 Release Agreement, dated as of June 4, 1993, by and among Daniel
          Aykroyd, Isaac Tigrett, House of Blues, Inc., House of Blues Brands
          Corp. and House of Blues Cambridge Restaurant Corp.

   10.70 Guaranty Supplement, dated as of May 14, 1998, by and among Dan
          Aykroyd, Judith Pisano, Isaac Tigrett and HOB Entertainment, Inc.

   10.71 Assignment, dated as of July 7, 1998, by and between Daniel E. Aykroyd and Applied Action Research Corporation.

   10.72 Indemnification Agreement, dated as of July 31, 1998, by and between HOB Entertainment, Inc. and Chase Venture Capital Associates, L.P.

   21.1  Subsidiaries of the Registrant.

   23.1  Consent of Arthur Andersen, LLP.

   23.2  Consent of PricewaterhouseCoopers LLP.

   23.3  Consent of KPMG, LLP.

   23.4  Consent of PricewaterhouseCoopers LLP.

  *23.5  Consent of Latham & Watkins (included in Exhibit 5.1).

   24.1  Powers of Attorney (See signature page on Form S-1).

   27.1  Financial Data Schedule.

--------
+ Registrant will request confidential treatment pursuant to Rule 406 for a portion of the referenced exhibit and will separately file such exhibit with the Commission.
*  To be supplied by amendment.